UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
TheStreet, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

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	(4)	Proposed maximum aggregate value of transaction:
$87,300,000
	(5)	Total fee paid:
$10,581

☐	Fee paid previously with preliminary materials.

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TheStreet, Inc.
14 Wall Street, 15th Floor
New York, NY 10005

[•], 2019

Dear Fellow Stockholder,

I am pleased to invite you to attend a Special Meeting of Stockholders of TheStreet, Inc. (“TheStreet”). The meeting will be held at [•], Eastern Standard Time, on [•], 2019, at the offices of Orrick, Herrington & Sutcliffe LLP, 51 West 52nd Street, New York, New York 10019.

At the Special Meeting, you will be asked to approve the sale of our business-to-business, or B2B, content and products, which includes The Deal and BoardEx (the “B2B Business”), pursuant to a Membership Interest Purchase Agreement, dated as of December 6, 2018, by and between TheStreet and Euromoney Institutional Investor PLC (“Euromoney”), for $87.3 million in cash (the “Sale”), subject to adjustment, including based on the working capital, cash and outstanding indebtedness of the B2B Business as of the closing. The Sale will be structured as a purchase by Euromoney of all of the membership interests of The Deal, L.L.C., a wholly owned subsidiary of TheStreet. At the closing of the Sale, approximately $0.6 million of the purchase price will be deposited into an escrow account to cover purchase price adjustment payments, if any, and as security for the performance of our tax indemnification obligations under the Membership Interest Purchase Agreement. The Board of Directors of TheStreet has approved the Membership Interest Purchase Agreement and the transactions contemplated thereby.

We are soliciting proxies for use at the Special Meeting of TheStreet’s stockholders to consider and vote upon proposals to (i) approve the Sale on the terms and subject to the conditions set forth in the Membership Interest Purchase Agreement as required by Delaware law, (ii) approve an amendment to TheStreet’s restated certificate of incorporation to effect a reverse stock split of our common stock, by a ratio of not less than 1-for-[•] and not more than 1-for-[•], and a proportionate reduction in the number of authorized shares of common stock, such ratio and the implementation and timing of such reverse stock split to be determined in the discretion of our Board of Directors, (iii) approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to certain of TheStreet’s named executive officers as a result of the consummation of the Sale, including the agreements and understandings pursuant to which such compensation may be paid or become payable, and (iv) adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal to approve the Sale. The reverse stock split will be abandoned by our Board of Directors and not implemented if the Sale does not close. Our Board of Directors unanimously recommends that you vote “FOR” each of the foregoing proposals.

Your vote is very important. The approval of the Sale on the terms and subject to the conditions set forth in the Membership Interest Purchase Agreement and the approval of an amendment to TheStreet’s restated certificate of incorporation to effect a reverse stock split of our common stock each require the affirmative vote of the holders of a majority of the outstanding common stock of TheStreet entitled to vote on the matter. The approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to certain of TheStreet’s named executive officers as a result of the consummation of the Sale, including the agreements and understandings pursuant to which such compensation may be paid or become payable, and the adjournment of the Special Meeting, if necessary to solicit additional proxies if there are not sufficient votes in favor of the proposal to approve the Sale, each require approval by the affirmative vote of the holders of a majority of the common stock of TheStreet present in person or by proxy and entitled to vote on the matter at the Special Meeting. The Sale is not contingent upon approval of the other proposals by TheStreet’s stockholders. Whether or not you plan to attend the Special Meeting, please vote your shares through the Internet, by telephone or by signing and returning the enclosed proxy card as soon as possible to make sure that your shares of common stock of TheStreet are represented at the Special Meeting.

The accompanying proxy statement provides you with detailed information about the proposed Sale, the Special Meeting and the other business to be considered by TheStreet’s stockholders. We encourage you to read the entire proxy statement and the Membership Interest Purchase Agreement carefully. A copy of the Membership Interest Purchase Agreement is attached as Annex A to the accompanying proxy statement. You may also obtain more information about TheStreet from documents we have filed with the U.S. Securities and Exchange Commission.

On behalf of the Board of Directors of TheStreet, we would like to thank you for being a stockholder and express our appreciation for your ongoing support and continued interest in TheStreet.

Very truly yours,

David Callaway
Chief Executive Officer

TheStreet, Inc.
14 Wall Street, 15th Floor
New York, NY 10005

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [•], 2019

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of TheStreet, Inc. (“TheStreet” or the “Company”) will be held on [•], [•], 2019, at [•], Eastern Standard Time, at the offices of Orrick, Herrington & Sutcliffe LLP, 51 West 52nd Street, New York, New York 10019. A proxy card and a proxy statement for the Special Meeting are enclosed.

The purpose of the Special Meeting is to consider and act upon the following proposals:

1.	To approve the sale by TheStreet of all of the membership interests of The Deal, L.L.C. on the terms and subject to the conditions set forth in the Membership Interest Purchase Agreement, dated as of December 6, 2018, by and between TheStreet and Euromoney Institutional Investor PLC (“Euromoney”), for $87.3 million in cash, subject to adjustment as specified therein (the “Sale”);
2.	To approve an amendment to TheStreet’s restated certificate of incorporation to effect a reverse stock split of TheStreet’s common stock, by a ratio of not less than 1-for-[•] and not more than 1-for-[•], and a proportionate reduction in the number of authorized shares of common stock (the stock split together with the reduction are referred to herein as the “Reverse Stock Split”), such ratio and the implementation and timing of such Reverse Stock Split to be determined in the discretion of the Board of Directors of TheStreet;
3.	To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to certain of TheStreet’s named executive officers as a result of the consummation of the transactions contemplated by the Membership Interest Purchase Agreement, including the agreements and understandings pursuant to which such compensation may be paid or become payable; and
4.	To approve an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal to approve the Sale.

The Board of Directors of TheStreet unanimously determined that the Membership Interest Purchase Agreement and the transactions contemplated thereby, including the Sale, are in the best interests of TheStreet and its stockholders, approved the Membership Interest Purchase Agreement and the transactions contemplated thereby, including the Sale, and recommends that you vote “FOR” the approval of the Sale on the terms and subject to the conditions set forth in the Membership Interest Purchase Agreement, “FOR” the approval of an amendment to TheStreet’s restated certificate of incorporation to effect a Reverse Stock Split, “FOR” the approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to certain of TheStreet’s named executive officers as a result of the consummation of the Sale, including the agreements and understandings pursuant to which such compensation may be paid or become payable and “FOR” an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal to approve the Sale.

Only holders of record of shares of TheStreet’s common stock at the close of business on [•], 2019, are entitled to notice of, and to vote at, the Special Meeting and any postponements or adjournments thereof. At the close of business on the record date, TheStreet had [•] shares of common stock outstanding and entitled to vote.

Everyone attending the Special Meeting will be required to present valid picture identification, such as a driver’s license or passport, as more fully described elsewhere in the accompanying proxy statement.

Your vote is very important. While the B2B Business comprises approximately half of TheStreet’s current revenues and assets, given the magnitude of the purchase price relative to TheStreet’s current market capitalization, the Sale may constitute the sale of substantially all of the property and assets of TheStreet under Section 271 of the Delaware General Corporation Law and we are therefore seeking the approval of the Sale by TheStreet’s stockholders by adopting a resolution as described in the accompanying proxy statement under “Proposal No. 1: The Sale Proposal—Stockholder Approval of the Sale Proposal.” Proposal Nos. 1 and 2 each require the approval by the affirmative vote of the holders of a majority of the outstanding common stock of TheStreet entitled to vote on the matter. Proposal Nos. 3 and 4 each require approval by the affirmative vote of the holders of a majority of TheStreet’s common stock present in person or by proxy and entitled to vote on the matter at the Special Meeting. The approval of the Sale pursuant to Proposal No. 1 is not contingent upon approval of the other proposals by TheStreet’s stockholders. The amendment to TheStreet’s restated certificate of incorporation to effect a Reverse Stock Split proposed to be approved in Proposal No. 2 will be abandoned by our Board of Directors and not implemented if the Sale is not approved pursuant to Proposal No. 1 or if the Sale does not close.

All stockholders of TheStreet are cordially invited to attend the Special Meeting in person. However, even if you plan to attend the Special Meeting in person, we request that you complete, date, sign and return the enclosed proxy card in the postage-paid envelope or vote your shares by telephone or through the Internet as instructed in these materials as promptly as possible prior to the Special Meeting to ensure that your shares of TheStreet’s common stock will be represented at the Special Meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, all of your shares will be voted “FOR” Proposal Nos. 1, 2, 3 and 4. If you fail to return your proxy card as instructed on the enclosed proxy card or fail to submit your proxy by telephone or through the Internet and do not vote in person at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as an “AGAINST” vote with respect to Proposal Nos. 1 and 2, but will have no effect with respect to the vote on Proposal Nos. 3 and 4. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

The accompanying proxy statement provides you with detailed information about the Sale and the other business to be considered by you at the Special Meeting. We encourage you to read the accompanying proxy statement, including all documents incorporated by reference into the accompanying proxy statement, and its annexes carefully and in their entirety. If you have any questions concerning the Sale, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or additional proxy cards, please contact our proxy solicitor:

Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Phone number for banks and brokerage firms: (203) 658-9400
Phone number for shareholders: (800) 662-5200
Email: tst.info@morrowsodali.com

By Order of the Board of Directors,

Heather Mars
Secretary of the Company
New York, New York

[•], 2019

IMPORTANT: If you hold shares of common stock of TheStreet through an account with a broker, dealer, bank or other nominee please follow the instructions you receive from them to vote your shares.

TheStreet, Inc.
14 Wall Street, 15th Floor
New York, NY 10005

PROXY STATEMENT FOR
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [•], 2019

This proxy statement and related proxy solicitation materials are being first mailed, sent or given on or about [•], 2019, to stockholders of TheStreet, Inc. (“TheStreet” or the “Company”) in connection with the solicitation of proxies by the Board of Directors of TheStreet (the “Board of Directors”) for a special meeting of TheStreet’s stockholders and any adjournment or postponement thereof (the “Special Meeting”) for the purposes set forth in the accompanying Notice of Special Meeting. The Special Meeting will be held on [•], [•], 2019, at [•], Eastern Standard Time, at the offices of Orrick, Herrington & Sutcliffe LLP, 51 West 52nd Street, New York, New York 10019. The Board of Directors encourages you to read this proxy statement, including all documents incorporated by reference, and its annexes carefully and in their entirety, and to take the opportunity to submit a proxy to vote your shares on the matters to be decided at the Special Meeting.

Only holders of record of shares of TheStreet’s common stock at the close of business on [•], 2019, are entitled to notice of, and to vote at, the Special Meeting and any postponements or adjournments thereof. At the close of business on the record date, TheStreet had [•] shares of common stock outstanding and entitled to vote. Everyone attending the Special Meeting will be required to present valid picture identification, such as a driver’s license or passport, as more fully described elsewhere in this proxy statement.

If you have any questions concerning the Special Meeting or this proxy statement, or would like additional copies of the proxy statement or additional proxy cards, please contact our proxy solicitor:

Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Phone number for banks and brokerage firms: (203) 658-9400
Phone number for shareholders: (800) 662-5200
Email: tst.info@morrowsodali.com

The date of this proxy statement is [•], 2019.

i

ANNEX A	Membership Interest Purchase Agreement
ANNEX B	Opinion of Moelis & Company LLC
ANNEX C	Form of Certificate of Amendment of Restated Certificate of Incorporation of TheStreet, Inc.

ii

SUMMARY OF TERMS OF THE SALE

This summary highlights selected information from this proxy statement. It may not contain all of the information that is important to you with respect to the Sale (as defined below) or any other matter described in this proxy statement. We urge you to carefully read this proxy statement, as well as the documents attached to, referred to or incorporated by reference into this proxy statement, to fully understand the Sale Proposal (as defined below). In particular, you should read the Purchase Agreement (as defined below), which is described elsewhere in this proxy statement and is attached hereto as Annex A. For a list of documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find Additional Information; Incorporation by Reference” beginning on page 105.

In this proxy statement, references to (i) “TheStreet,” the “Company,” “we,” “our” or “us” refer to TheStreet, Inc. and its subsidiaries, (ii) the “Board” or the “Board of Directors” refer to the Board of Directors of TheStreet and (iii) “Euromoney” refers to Euromoney Institutional Investor PLC unless, in each case, otherwise indicated or the context otherwise requires.

Overview of the Sale

TheStreet is a leading financial news and information provider. Our business-to-business (“B2B Business”) and business-to-consumer (“B2C Business”) content and products provide individual and institutional investors, advisors and dealmakers with actionable information from the worlds of finance and business. The B2B Business products, including The Deal and BoardEx (each as defined below), provide dealmakers, their advisers, institutional investors and corporate executives with news, data and analysis of mergers and acquisitions and changes in corporate control, relationship mapping services, and competitive bank rate data. The B2B Business derives revenue primarily from subscription products, events/conferences and information services.

In September 2012, we acquired The Deal, L.L.C. (“The Deal”), which began as a broadsheet newspaper for retail investors and transformed its business into a digital subscription model that delivers sophisticated coverage primarily to institutional investors on changes in corporate control, including mergers and acquisitions, private equity, corporate activism and restructuring. The Deal is a trusted information source for organizations seeking to generate deal flow, improve client intelligence and enhance market knowledge. It provides full access to proprietary commentary, analysis and data produced every day by our editors and journalists and content feeds can be customized based on each client’s job function, deal focus and workflow. Content can be delivered via email, mobile, web or existing corporate platform. The Deal is headquartered in New York and has offices in London, England, San Francisco, California, Washington DC and Chennai, India.

In April 2013, we also acquired The DealFlow Report, The Life Settlements Report and the PrivateRaise database from DealFlow Media, Inc. to further broaden the information and services available to institutional investors. These newsletters and this database, and the employees providing their content, have been incorporated into The Deal.

In October 2014, we acquired Management Diagnostics Limited, the developer of the leading relationship capital management service BoardEx (collectively, “BoardEx”). Founded in 1999, BoardEx is an institutional relationship capital management database and platform and currently holds in-depth profiles of almost one million of the world’s most important business leaders. BoardEx’s proprietary software shows the relationships between and among these individuals and a user and his/her contacts. Clients, including investment banks, consultancies, executive search firms, law firms and universities, use BoardEx to leverage their relationships and facilitate business and corporate development initiatives. BoardEx is headquartered in London, England and has locations in New York and Chennai, India.

On December 6, 2018, TheStreet entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Euromoney, pursuant to which Euromoney, upon the terms and subject to the conditions set forth in the Purchase Agreement, will acquire the B2B Business for $87.3 million in cash (the “Purchase Price”), subject to adjustment, including based on the working capital, cash and outstanding indebtedness of the B2B Business as of the closing of the Sale (such acquisition of the B2B Business being referred to herein as the “Sale”). The Sale will be structured as a purchase by Euromoney of all of the membership interests of The Deal, L.L.C., a Delaware limited liability company and wholly owned subsidiary of TheStreet. At the closing of the Sale, approximately $0.6 million of the Purchase Price will be deposited into an escrow account to cover Purchase Price adjustment payments, if any, and as security for the performance of TheStreet’s tax indemnification obligations under the Purchase Agreement.

Following the completion of the Sale, TheStreet will continue to own and operate the B2C Business, which is led by our namesake website, TheStreet.com, and includes free content and houses our premium subscription products that target varying segments of the retail investing public. TheStreet will maintain the same corporate functions as it had prior to the completion of the Sale. Given the reduction in size of TheStreet’s overall headcount and operations following the closing of the Sale, TheStreet intends to take actions to bring overhead costs in line with post-closing operations by reducing its corporate and public company costs following the completion of the Sale, including by reducing the number of directors on the Board of Directors. Additionally, TheStreet has announced that David Callaway, our current Chief Executive Officer and member of the Board, will be resigning at the closing of the Sale and that Eric Lundberg will be appointed as Chief Executive Officer, while also continuing as Chief Financial Officer, and Margaret de Luna will be appointed as President and Chief Operating Officer following the completion of the Sale. TheStreet will continue to execute on its business plan for the B2C Business, while it also considers all its potential strategic options with respect to TheStreet following the Sale, which include, but are not limited to, selling all or a portion of the B2C Business. For additional information, see the sections entitled “Proposal No. 1: The Sale Proposal—Agreements Related to the Sale—The Purchase Agreement” beginning on page 49 and “—Activities of TheStreet Following the Sale” beginning on page 33.

Parties to the Sale

TheStreet, Inc.

TheStreet is a leading financial news and information provider. TheStreet was founded in 1996 as a limited liability company and reorganized as a C corporation in 1998. TheStreet’s principal executive offices are located at 14 Wall Street, New York, New York 10005, and its telephone number is (212) 321-5000. TheStreet’s website address is www.t.st. Information contained on, or that can be accessed through, our website is not incorporated by reference into this proxy statement, and you should not consider information on our website to be part of this proxy statement. TheStreet’s common stock is listed on the Nasdaq Capital Market under the trading symbol “TST.” Additional information regarding TheStreet is included in documents incorporated by reference into this proxy statement. For additional information, see the section entitled “Where You Can Find Additional Information; Incorporation by Reference” beginning on page 105.

Euromoney Institutional Investor PLC

Euromoney Institutional Investor PLC is a global, multi-brand information business which provides critical data, price reporting, insight, analysis and must-attend events to financial services, commodities, telecoms and legal markets. Euromoney’s principal executive offices are located at 8 Bouverie Street, London EC4Y 8AX, and its telephone number is +44 (0)20 7779 8888. Euromoney is listed on the London Stock Exchange and is a member of the FTSE 250 share index.

Reasons for the Sale

The Board of Directors considered a number of factors before deciding to enter into the Purchase Agreement, including, among other factors, the price to be paid by Euromoney for the B2B Business, the scope of the sale process with respect to the B2B Business that led to entering into the Purchase Agreement, the future business prospects of the B2B Business, including the costs to remain competitive and grow, and the terms and conditions of the Purchase Agreement. For additional information, see the section entitled “Proposal No. 1: The Sale Proposal—Recommendation of the Board of Directors and its Reasons for the Sale” beginning on page 30.

Use of Proceeds and Activities of TheStreet Following the Sale

At the closing of the Sale, TheStreet, and not TheStreet’s stockholders, initially will receive the proceeds from the Sale. However, TheStreet expects that a substantial portion of the net proceeds from the Sale, along with a portion of its current cash on hand, will be distributed to TheStreet’s stockholders. We estimate that our cash on hand following the closing of the Sale and payment of certain Sale-related costs and expenses will be approximately $115-120 million in the aggregate. Although the Board of Directors has not made any final determination, the Board is evaluating the various ways to complete this distribution, including, among other factors, the timing and amount of such distribution.

A distribution to TheStreet’s stockholders will likely have an adverse effect on the market price of TheStreet’s common stock following such distribution. In such an event, TheStreet may not be able to meet the $1.00 minimum bid price requirement of the Nasdaq Capital Market unless we effect a reverse stock split to increase the per share market price of our common stock. Therefore, the Board of Directors may determine to effect the Reverse Stock Split in order to maintain our listing on the Nasdaq Capital Market. For additional information regarding the Reverse Stock Split, see the section entitled “Proposal No. 2: The Reverse Stock Split Proposal” beginning on page 93. If the Sale does not close, the Board of Directors will abandon the Reverse Stock Split and it will not be implemented.

Following the completion of the Sale, TheStreet will continue to be a public company and, immediately after the consummation of the Sale, all of TheStreet’s revenues will be generated by the B2C Business. The Sale will have no effect on the number of shares or the attributes of shares of TheStreet’s common stock held by TheStreet’s stockholders. The Board of Directors continues to consider all its potential strategic options with respect to TheStreet following the Sale, which include, but are not limited to, selling all or a portion of the B2C Business and continuing to operate TheStreet with materially reduced corporate expenses. For additional information, see the sections entitled “Proposal No. 1: The Sale Proposal—Activities of TheStreet Following the Sale” beginning on page 33, “Unaudited Pro Forma Consolidated Financial Statements” beginning on page 65 and “Unaudited Consolidated Financial Statements of the B2B Business” beginning on page 72.

Recommendation of the Board of Directors

The Board of Directors unanimously determined that the Purchase Agreement and the transactions contemplated thereby, including the Sale, are in the best interests of TheStreet and its stockholders, approved the Purchase Agreement and the transactions contemplated thereby, including the Sale, and recommends that you vote:

•	“FOR” the proposal to approve the sale of the B2B Business on the terms and subject to the conditions set forth in the Purchase Agreement (the “Sale Proposal”);
•	“FOR” the proposal to approve an amendment to TheStreet’s restated certificate of incorporation to effect a Reverse Stock Split of TheStreet’s common stock, by a ratio of not less than 1-for-[•] and not more than 1-for-[•], and a proportionate reduction in the number of authorized shares of common stock, such ratio and the implementation and timing of such Reverse Stock Split to be determined in the discretion of the Board of Directors (the “Reverse Stock Split Proposal”);
•	“FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to certain of TheStreet’s named executive officers as a result of the consummation of the Sale, including the agreements and understandings pursuant to which such compensation may be paid or become payable (the “Sale-Related Compensation Proposal”); and
•	“FOR” an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Sale Proposal (the “Adjournment Proposal”).

The Sale Proposal, the Reverse Stock Split Proposal, the Sale-Related Compensation Proposal and the Adjournment Proposal are collectively referred to herein as the “Proposals.”

For a discussion of factors that the Board of Directors considered in deciding to recommend the approval of the Sale Proposal, see the section entitled “Proposal No. 1: The Sale Proposal—Recommendation of the Board of Directors and its Reasons for the Sale” beginning on page 30.

Opinion of TheStreet’s Financial Advisor

In connection with the Sale, the Company’s Board of Directors received a written opinion, dated December 4, 2018, from the Company’s financial advisor, Moelis & Company LLC, referred to as Moelis, as to the fairness, from a financial point of view and as of the date of such opinion, of the consideration to be received in the Sale pursuant to the Agreement by the Company. The full text of Moelis’ written opinion dated December 4, 2018, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Company’s Board of Directors (solely in its capacity as such) in its evaluation of the Sale. Moelis’

opinion is limited solely to the fairness, from a financial point of view, of the consideration to be received by the Company in the Sale pursuant to the Purchase Agreement, and does not address the Company’s underlying business decision to effect the Sale or the relative merits of the Sale as compared to any alternative business strategies or transactions that might be available with respect to the Company. Moelis’ opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the Sale or any other matter.

Conditions to the Completion of the Sale

We expect to complete the Sale as soon as possible following the approval of the Sale Proposal at the Special Meeting. The parties’ obligations to effect the Sale are subject to the satisfaction or, to the extent permitted, waiver of various conditions, including, among others, the following:

•	the approval of the Sale Proposal by TheStreet’s stockholders (the “Requisite Stockholder Approval”);
•	the transfer and assignment of certain assets used in the B2B Business described in the Purchase Agreement from TheStreet to The Deal, L.L.C. or one of its subsidiaries;
•	the absence of any law, governmental order or pending action of any governmental authority preventing or seeking to prevent the consummation of the Sale;
•	the absence of a material adverse effect on the B2B Business;
•	subject to certain materiality exceptions, the accuracy of the representations and warranties of each of the parties to the Purchase Agreement; and
•	the compliance in all material respects by the parties with the covenants contained in the Purchase Agreement.

For additional information, see the section entitled “Proposal No. 1: The Sale Proposal—Agreements Related to the Sale—The Purchase Agreement—Conditions to the Completion of the Sale” beginning on page 58.

Governmental and Regulatory Approvals

TheStreet and Euromoney have mutually determined that the Sale does not require notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). They have further determined that no antitrust or competition law approvals are required to be applied for or obtained in any jurisdiction outside the United States.

No Solicitation; Other Offers

In the Purchase Agreement, TheStreet has agreed, subject to certain exceptions, that prior to the completion of the Sale, TheStreet and its subsidiaries will not, and will instruct and use its reasonable best efforts to cause its and their respective representatives not to, among other things, directly or indirectly:

•	solicit, initiate or knowingly facilitate or encourage any Competing Proposal (see “Proposal No. 1: The Sale Proposal—Agreements Related to the Sale—The Purchase Agreement—Conditions to the Completion of the Sale” for the definition of “Competing Proposal”), or the making of any proposal that would reasonably be expected to lead to a Competing Proposal;
•	conduct or participate in any negotiations with or furnish or afford access to any non-public information relating to the B2B Business (including the business, properties, assets, books or records of the B2B Business or any of TheStreet’s subsidiaries comprising the B2B Business) to any third party that is seeking to make, or has made, any Competing Proposal;
•	engage in discussions with any person with respect to any Competing Proposal;
•	approve or recommend any Competing Proposal;
•	enter into any letter of intent or similar agreement providing for or relating to any Competing Proposal, or enter into any agreement requiring TheStreet to abandon, terminate or fail to consummate the transactions contemplated by the Purchase Agreement or breach its obligations thereunder; or
•	propose or agree to do any of the foregoing.

The restrictions set forth above do not, however, prohibit TheStreet from furnishing information regarding TheStreet and the B2B Business to, or engaging in discussions or negotiations with, a person making a bona fide, unsolicited Competing Proposal in writing prior to the receipt of the Requisite Stockholder Approval if (i) the Board of Directors determines in good faith, after consultation with TheStreet’s outside legal and financial advisors, that such Competing Proposal constitutes or could reasonably be expected to result in a Superior Proposal (see “Proposal No. 1: The Sale Proposal—Agreements Related to the Sale—The Purchase Agreement—Conditions to the Completion of the Sale” for the definition of “Superior Proposal”); (ii) resolves that the failure to take such action with respect to such Competing Proposal would be a violation of the directors’ fiduciary duties under applicable law; and (iii) TheStreet enters into a confidentiality agreement with such person with terms comparable to the terms of the confidentiality agreement between TheStreet and Euromoney.

Further, the restrictions set forth above do not prohibit the Board of Directors from changing, qualifying, withholding or withdrawing TheStreet’s recommendation that its stockholders approve the Sale Proposal in a manner adverse to Euromoney (a “Change of Recommendation”), if, prior to the receipt of the Requisite Stockholder Approval, the Board of Directors concludes in good faith, after consultation with TheStreet’s outside legal and financial advisors, that the failure of the Board of Directors to change, qualify, withhold or withdraw such recommendation would be reasonably likely to be a violation of the directors’ fiduciary duties to TheStreet’s stockholders under applicable law, provided that, subject to limited exceptions, TheStreet offers to negotiate in good faith with Euromoney any adjustments to the terms and conditions of the Purchase Agreement proposed by Euromoney before the Board of Directors takes such action and the Board of Directors resolves that, after taking into account any such adjustments proposed by Euromoney, the Competing Proposal remains a Superior Proposal.

Notwithstanding the foregoing limitations, if the Board of Directors concludes, after consultation with TheStreet’s outside legal and financial advisors, that a Competing Proposal constitutes a Superior Proposal, and TheStreet has otherwise complied with its obligations described above and in the section entitled “Proposal No. 1: The Sale Proposal—Agreements Related to the Sale—No Solicitation,” then the Board of Directors may cause TheStreet or any of its subsidiaries to enter into a binding written agreement with respect to such Superior Proposal and terminate the Purchase Agreement as described below under “—Termination of the Purchase Agreement; Termination Fee.”

Agreements Related to the Sale

In connection with the Sale, TheStreet and Euromoney have agreed, pursuant to the terms of the Purchase Agreement, to enter into the Transition Services Agreement, the Intellectual Property Assignment Agreement, the Non-Solicitation and Non-Competition Agreement and the Escrow Agreement. The Transition Services Agreement provides for TheStreet to provide certain services requested by Euromoney with respect to the B2B Business following the closing of the Sale. The Intellectual Property Assignment Agreement provides for the transfer by TheStreet to The Deal, L.L.C. of certain intellectual property used in the B2B Business. The Non-Solicitation and Non-Competition Agreement provides that until the second anniversary of the closing of the Sale, TheStreet will not, subject to certain exceptions, (i) directly or indirectly solicit or hire any Continuing Employee (see “Proposal No. 1: The Sale Proposal—Employment Matters” for the definition of “Continuing Employee”) of the B2B Business after the closing of the Sale or (ii) directly or indirectly engage in any activity that competes with the B2B Business or acquire any entity, person or business that competes with the B2B Business. At the closing of the Sale, approximately $0.6 million of the Purchase Price will be deposited into an escrow account pursuant to the Escrow Agreement to cover Purchase Price adjustment payments, if any, and as security for the performance of our tax indemnification obligations under the Purchase Agreement.

For additional information regarding these agreements and the Purchase Agreement, see the section entitled “Proposal No. 1: The Sale Proposal—Agreements Related to the Sale” beginning on page 49.

Termination of the Purchase Agreement; Termination Fee

Generally, the Purchase Agreement and the transactions contemplated thereby may be terminated prior to closing of the Sale:

•	by the mutual written consent of TheStreet and Euromoney;
•	by written notice to Euromoney or TheStreet from the other party, if:

•	the closing of the Sale does not occur by June 5, 2019 (the “Termination Date”), unless the primary reason for the closing not occurring by such date was caused by the other party’s willful breach of the Purchase Agreement;
•	there is an incurable breach of the other party’s representations and warranties or covenants that would prevent the closing conditions related to such other party’s representations and warranties or covenants from being satisfied within 30 days after receipt by such other party of notice from the terminating party of such breach;
•	the consummation of any of the transactions contemplated by the Purchase Agreement, including the Sale, is permanently enjoined or prohibited by the terms of a final, non-appealable order of a court of competent jurisdiction, unless the other party’s breach of any representation, warranty or covenant is the cause of, or resulted in, the issuance, promulgation or enforcement of such order; or
•	the failure to obtain the Requisite Stockholder Approval of the Sale Proposal at the Special Meeting or at any adjournment or postponement thereof;
•	by Euromoney, if:
•	the Board of Directors makes a Change of Recommendation or TheStreet recommends a Competing Proposal to its stockholders; or
•	by TheStreet, if:
•	all of the conditions to the obligations of Euromoney to effect the closing have been satisfied and Euromoney fails to effect the closing by the third business day after the later of delivery of notice thereof by TheStreet and the date on which the closing otherwise would have occurred; or
•	the Board of Directors has concluded in good faith, after consultation with TheStreet’s outside legal and financial advisors, that a Competing Proposal is a Superior Proposal and has authorized TheStreet to enter into a definitive agreement with respect to a Superior Proposal; provided that TheStreet enters into such definitive agreement with respect to a Superior Proposal concurrently with the termination of the Purchase Agreement and, prior to or concurrently with the termination of the Purchase Agreement, pays Euromoney the termination fee described below.

The Purchase Agreement provides that TheStreet will be required to pay Euromoney a termination fee of approximately $2.6 million in the event the Purchase Agreement is terminated under the following circumstances:

•	if TheStreet terminates the Purchase Agreement in order to enter into a definitive agreement with respect to a Superior Proposal;
•	if Euromoney terminates the Purchase Agreement because the Board of Directors made a Change of Recommendation or TheStreet recommended a Competing Proposal to its stockholders; or
•	if all three of the following events occur:
•	prior to the termination of the Purchase Agreement, any Competing Proposal is publicly proposed or publicly disclosed and not publicly withdrawn at the time of the Special Meeting;
•	the Purchase Agreement has been terminated (i) by TheStreet if the closing has not occurred by the Termination Date (but only if at such time Euromoney would not be prohibited from terminating the Purchase Agreement because its willful breach is the primary reason for the closing not occurring on or before such date), (ii) by Euromoney if TheStreet has incurably breached the Purchase Agreement or because the closing has not occurred on or before the Termination Date (but only if at such time Euromoney’s willful breach is not the primary reason for the closing not occurring on or before such date) or (iii) by either TheStreet or Euromoney if the Requisite Stockholder Approval of the Sale Proposal has not been obtained at the Special Meeting or at any adjournment or postponement thereof; and
•	within 12 months after such termination, TheStreet enters into and consummates any definitive agreement providing for a Qualifying Transaction (see “Proposal No. 1: The Sale

Proposal—Agreements Related to the Sale—The Purchase Agreement— Termination of the Purchase Agreement; Termination Fees” for the definition of “Qualifying Transaction”).

For additional information, see the section entitled “Proposal No. 1: The Sale Proposal—Agreements Related to the Sale—The Purchase Agreement—Termination of the Purchase Agreement; Termination Fee” beginning on page 60.

Indemnification by TheStreet

The Purchase Agreement contains indemnification provisions pursuant to which TheStreet has agreed to indemnify and hold harmless Euromoney and its affiliates (including after the closing the Sale, The Deal, L.L.C. and its subsidiaries), from and against (i) certain specified tax matters with respect to the B2B Business, (ii) any liability under the Worker Adjustment Retraining and Notification Act of 1988, as amended (“WARN Act”), or similar layoff notice laws with respect to employees of the B2B Business and (iii) all losses relating to an employee benefit plan of TheStreet in which an employee of the B2B Business participates or is covered. For additional information, see the section entitled “Proposal No. 1: The Sale Proposal—Agreements Related to the Sale—The Purchase Agreement—Indemnification and Insurance” beginning on page 52.

Material U.S. Federal Income Tax Consequences of the Sale

The proposed Sale is entirely a corporate action undertaken by TheStreet. TheStreet’s U.S. stockholders should not realize any gain or loss for U.S. federal income tax purposes as a result of the Sale. For additional information, see the section entitled “Proposal No. 1: The Sale Proposal—Material U.S. Federal Income Tax Consequences of the Sale” beginning on page 42.

No Appraisal Rights

Under Section 262 of the Delaware General Corporation Law (the “DGCL”), appraisal rights are not available to any stockholder in connection with the Sale, regardless of whether such stockholder votes for or against the approval of the Sale Proposal.

Risk Factors Related to the Sale

The Sale, including the possibility that the Sale may not be completed, involves a number of risks to TheStreet and its stockholders, including the following:

•	the announcement and pendency of the Sale, whether or not completed, may adversely affect the B2B Business and the B2C Business;
•	if we fail to complete the Sale, our business and financial performance may be adversely affected;
•	you are not guaranteed any of the proceeds from the Sale, and the amount of capital distributed to stockholders as a result of the Sale may be less than expected. Furthermore, there can be no assurance about the method, timing or amounts of any such distribution;
•	our directors and executive officers may have interests in the Sale other than, or in addition to, the interests of our stockholders generally;
•	the Purchase Agreement limits our ability to pursue alternatives to the Sale;
•	if the Sale is completed, we will no longer be engaged in the B2B Business and our future results of operations will differ materially from our previous results;
•	we will continue to incur the expenses of complying with public company reporting requirements following the closing of the Sale;
•	if a substantial portion of the net proceeds from the Sale along with a portion of TheStreet’s current cash on hand are distributed to TheStreet’s stockholders following the closing of the Sale, the market price of TheStreet’s common stock will likely be adversely affected and we may fail to satisfy the continued listing standards of the Nasdaq Capital Market, which could result in the delisting of our common stock;
•	following the closing of the Sale, we will be subject to two-year non-competition and non-solicitation covenants under the Non-Solicitation and Non-Competition Agreement, which may limit our ability to operate the B2C Business in certain respects or sell the B2C Business to certain third parties; and

•	strategic divestitures and contingent liabilities from businesses that we sell could adversely affect our results of operations and financial condition.

For additional information regarding the risk factors related to the Sale and the operation of the B2C Business by TheStreet following the closing of the Sale, see the section entitled “Risk Factors” beginning on page 17.

The Special Meeting

Time, Date and Place. The Special Meeting will be held on [•], 2019, at [•], Eastern Standard Time, at the offices of Orrick, Herrington & Sutcliffe LLP, 51 West 52nd Street, New York, New York 10019.

Matters to be Considered at the Special Meeting. At the Special Meeting, holders of TheStreet’s common stock as of the record date will consider and vote upon:

•	the Sale Proposal;
•	the Reverse Stock Split Proposal;
•	the Sale-Related Compensation Proposal; and
•	the Adjournment Proposal.

Record Date. Holders of TheStreet’s common stock as of the close of business on [•], 2019, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting and any postponements or adjournments of the Special Meeting.

Required Vote. The approval of the Sale Proposal and the Reverse Stock Split Proposal each require the affirmative vote of the holders of a majority of the outstanding common stock of TheStreet entitled to vote on the matter at the Special Meeting (meaning that of the shares of common stock outstanding on the record date for the Special Meeting, a majority of them must be voted “FOR” these proposals for the two proposals to be approved). The approval of the Sale-Related Compensation Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of TheStreet’s common stock present in person or by proxy and entitled to vote on the matter at the Special Meeting (meaning that of the shares of common stock represented at the Special Meeting and entitled to vote, a majority of them must be voted “FOR” these proposals for them to be approved).

The approval of the Sale Proposal is not contingent upon approval of the other Proposals by TheStreet’s stockholders. If the Sale Proposal is not approved or if the Sale does not close, the Board of Directors will abandon the Reverse Stock Split and it will not be implemented even if the Reverse Stock Split Proposal is approved by our stockholders at the Special Meeting.

For additional information regarding the Special Meeting, see the section entitled “Questions and Answers about the Sale and the Special Meeting” beginning on page 9.

QUESTIONS AND ANSWERS ABOUT THE SALE AND THE SPECIAL MEETING

The following are some questions that you, as a stockholder of TheStreet, may have regarding the Sale and the Special Meeting, together with brief answers to those questions. We urge you to read carefully the remainder of this proxy statement, including the annexes and other documents referred to or incorporated by reference in this proxy statement, because the information in this section may not provide all of the information that might be important to you with respect to the Sale and the Special Meeting.

Q.	What is the Sale?
A.	On December 6, 2018, TheStreet entered into the Purchase Agreement with Euromoney, pursuant to which Euromoney will acquire, upon the terms and subject to the conditions of the Purchase Agreement, the B2B Business by acquiring all of the membership interests of The Deal, L.L.C. from TheStreet, for $87.3 million in cash to be paid to TheStreet upon the closing of the Sale, subject to adjustment, including based on the working capital, cash and outstanding indebtedness of the B2B Business as of the closing. At the closing of the Sale, approximately $0.6 million of the Purchase Price will be deposited into an escrow account to cover Purchase Price adjustment payments, if any, and as security for the performance of our tax indemnification obligations under the Purchase Agreement. A complete copy of the Purchase Agreement is attached to this proxy statement as Annex A.
Q.	Why is TheStreet proposing to effect the Sale?
A.	In the course of reaching its decision to approve the Sale, the Board of Directors considered, among other factors, the price to be paid by Euromoney for the B2B Business, the scope of the sale process with respect to the B2B Business that led to entering into the Purchase Agreement, the future business prospects of the B2B Business, including the costs to remain competitive and grow, and the terms and conditions of the Purchase Agreement. For additional information, see the section entitled “Proposal No. 1: The Sale Proposal—Recommendation of the Board of Directors and its Reasons for the Sale” beginning on page 30.
Q.	Why am I receiving these materials?
A.	While the B2B Business comprises approximately half of TheStreet’s current revenues and assets, given the magnitude of the Purchase Price relative to TheStreet’s current market capitalization, the Sale may constitute the sale of substantially all of TheStreet’s property and assets under Section 271 of the DGCL and we are therefore seeking the approval of the Sale by TheStreet’s stockholders. TheStreet is sending these materials to you to help you decide how to vote your shares of TheStreet’s common stock with respect to the proposed Sale and the other matters to be considered at the Special Meeting. This proxy statement contains important information about the Sale, the Special Meeting and the other Proposals, and you should read it carefully.
Q.	How would the proceeds from the Sale be used?
A.	At the closing of the Sale, TheStreet, and not TheStreet’s stockholders, initially will receive the proceeds from the Sale. However, TheStreet expects that a substantial portion of the net proceeds from the Sale, along with a portion of its current cash on hand, will be distributed to TheStreet’s stockholders. We estimate that our cash on hand following the closing of the Sale and payment of certain Sale-related costs and expenses will be approximately $115-120 million in the aggregate. Although the Board of Directors has not made any final determination, the Board is evaluating the various ways to complete this distribution, including, among other factors, the timing and amount of such distribution.
Q.	How will TheStreet’s stockholders be affected by the Sale and how will the Sale affect TheStreet’s B2C Business?
A.	The Sale will have no effect on the number of shares or the attributes of shares of TheStreet’s common stock held by TheStreet’s stockholders. However, TheStreet’s business will undergo significant changes in connection with the Sale as its post-closing operations will consist solely of its B2C Business. As such, TheStreet will continue to own and operate the B2C Business, which is led by our namesake website, TheStreet.com, and includes free content and houses our premium subscription products that target varying segments of the retail investing public and generates revenue primarily from premium subscription products and advertising. Given the reduction in size of TheStreet’s overall business following the closing of the Sale, our management intends to take actions to bring overhead costs in line with post-closing operations by reducing its corporate and public company costs following the completion of the Sale. At the same time, the Board of Directors will continue to explore strategic options for the B2C Business. For additional information on our business plan for the B2C Business, see the section entitled “Proposal No. 1: The Sale Proposal—Activities of TheStreet Following the Sale” beginning on page 33 and elsewhere throughout this proxy statement.

As discussed elsewhere in this proxy statement, if the Sale is completed, TheStreet expects that a substantial portion of the net proceeds from the Sale, along with a portion of its current cash on hand, will be distributed to TheStreet’s stockholders. Although the Board of Directors has not made any final determination with respect to the amount and timing of any such distribution, a distribution to TheStreet’s stockholders will likely have an adverse effect on the market price of TheStreet’s common stock following such distribution, in which event the Board of Directors may determine to effect the Reverse Stock Split. For additional information regarding the Reverse Stock Split, see the section entitled “Proposal No. 2: The Reverse Stock Split Proposal” beginning on page 93.

Q.	Are there any risks associated with the Sale?
A.	Yes. You should carefully review the section entitled “Risk Factors” beginning on page 17, which presents risks and uncertainties related to the Sale, the B2B Business and the operations of the B2C Business following the completion of the Sale or in the event the Purchase Agreement is terminated prior to completion of the Sale.
Q.	What stockholder approval is required to complete the Sale?
A.	As a condition to the completion of the Sale, TheStreet’s stockholders must approve the Sale Proposal, which requires the affirmative vote of the holders of a majority of the outstanding common stock of TheStreet entitled to vote on the matter at the Special Meeting (meaning that of the shares of common stock outstanding on the record date for the Special Meeting, a majority of them must be voted “FOR” the Sale Proposal for it to be approved). The Sale is not contingent upon approval of the other Proposals by TheStreet’s stockholders.

In addition to the approval of the Sale Proposal by TheStreet’s stockholders, each of the other conditions to the completion of the Sale contained in the Purchase Agreement must be satisfied or waived. For additional information, see the section entitled “Proposal No. 1: The Sale Proposal—Agreements Related to the Sale—The Purchase Agreement—Conditions to the Completion of the Sale” beginning on page 58.

Q.	What will happen if the Sale is not approved by TheStreet’s stockholders or is not completed for any other reason?
A.	If the Sale is not approved by TheStreet’s stockholders, or if the Sale is not completed for any other reason, (i) TheStreet may be required to pay a termination fee of approximately $2.6 million to Euromoney under certain circumstances, (ii) TheStreet may have difficulty recouping the costs incurred in connection with negotiating the Sale, (iii) TheStreet’s relationships with its customers, suppliers and employees may be damaged and its business may be harmed and (iv) the market price for TheStreet’s common stock may decline.

If the Sale is not completed, TheStreet may explore other potential transactions, including a sale of the B2B Business or the B2C Business to another party on such terms as the Board of Directors may approve. The terms of an alternative transaction may be less favorable to TheStreet than the terms of the Sale and there can be no assurance that TheStreet will be able to reach agreement with or complete an alternative transaction with another party.

Notwithstanding approval of the Sale by TheStreet’s stockholders at the Special Meeting, the Board of Directors may, subject to the terms and conditions of the Purchase Agreement, abandon the Sale without further action by the stockholders.

Q.	Are there any other proposals to be considered and approved at the Special Meeting?
A.	Yes. In addition to the Sale Proposal, TheStreet is also asking its stockholders to approve the Reverse Stock Split Proposal, which requires the affirmative vote of the holders of a majority of TheStreet’s common stock outstanding and entitled to vote on the matter at the Special Meeting (meaning that of the shares of common stock outstanding on the record date for the Special Meeting, a majority of them must be voted “FOR” the

Reverse Stock Split Proposal for it to be approved), and the Sale-Related Compensation Proposal and the Adjournment Proposal, each of which requires the affirmative vote of the holders of a majority of TheStreet’s common stock present in person or by proxy and entitled to vote on the matter at the Special Meeting (meaning that of the shares of common stock represented at the Special Meeting and entitled to vote, a majority of them must be voted “FOR” these proposals for them to be approved). If the Sale Proposal is not approved or if the Sale does not close, the Board of Directors will abandon the Reverse Stock Split and it will not be implemented even if the Reverse Stock Split Proposal is approved by our stockholders at the Special Meeting.

Q.	Why is TheStreet seeking to have its stockholders approve an amendment to TheStreet’s restated certificate of incorporation to effect a Reverse Stock Split?
A.	As discussed elsewhere in this proxy statement, if the Sale is completed, TheStreet expects that a substantial portion of the net proceeds from the Sale, along with a portion of its current cash on hand, will be distributed to TheStreet’s stockholders. Although the Board of Directors has not made any final determination with respect to the amount and timing of any such distribution, a distribution to TheStreet’s stockholders will likely have an adverse effect on the market price of TheStreet’s common stock following such distribution. In such an event, TheStreet may not be able to meet the $1.00 minimum bid price requirement of the Nasdaq Capital Market unless we effect a reverse stock split to increase the per share market price of our common stock. Therefore, the Board of Directors may determine to effect the Reverse Stock Split in order to maintain our listing on the Nasdaq Capital Market. For additional information regarding the Reverse Stock Split, see the section entitled “Proposal No. 2: The Reverse Stock Split Proposal” beginning on page 93.
Q.	Why am I being asked to cast a non-binding, advisory vote to approve the Sale-Related Compensation Proposal and what will happen if such proposal is not approved at the Special Meeting?
A.	In accordance with the rules promulgated under Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), TheStreet is providing its stockholders with the opportunity to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to certain of TheStreet’s named executive officers as a result of the consummation of the Sale, including the agreements and understandings pursuant to which such compensation may be paid or become payable.

Approval of the Sale-Related Compensation Proposal is not a condition to the completion of the Sale. This non-binding proposal is merely an advisory vote and will not be binding on TheStreet, the Board of Directors or Euromoney. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Sale is completed, certain of our named executive officers may become eligible to receive certain payments, under certain circumstances. For additional information, see the sections entitled “Proposal No. 1: The Sale Proposal—Interests of Certain Persons in the Sale” beginning on page 44 and “Proposal No. 3: The Sale-Related Compensation Proposal” beginning on page 99.

Q:	How does the Board of Directors recommend that TheStreet’s stockholders vote with respect to each of the Proposals?
A:	The Board of Directors unanimously determined that the Purchase Agreement and the transactions contemplated thereby, including the Sale, are in the best interests of TheStreet and its stockholders, approved the Purchase Agreement and the transactions contemplated thereby, including the Sale, and recommends that you vote “FOR” the Sale Proposal, “FOR” the Reverse Stock Split Proposal, “FOR” the Sale-Related Compensation Proposal and “FOR” the Adjournment Proposal.

For a discussion of factors that the Board of Directors considered in deciding to recommend the approval of the Sale Proposal, see the section entitled “Proposal No. 1: The Sale Proposal—Recommendation of the Board of Directors and its Reasons for the Sale” beginning on page 30.

Q.	When is the closing of the Sale expected to occur?
A.	If the Sale Proposal is approved by TheStreet’s stockholders and all other conditions to the completion of the Sale are satisfied or waived on a timely basis, the closing of the Sale is expected to occur in the first quarter of 2019.

Q:	Will TheStreet continue to be publicly traded following the Sale?
A:	Yes. TheStreet will continue to be subject to the rules and regulations of the SEC and the Nasdaq Capital Market whether or not the Sale closes.

Following the Sale, TheStreet’s primary assets will be the B2C Business, approximately $115-120 million in cash and cash equivalents and approximately $73 million in U.S. federal net operating loss carryforwards. Following the Sale, TheStreet’s remaining liabilities will consist of the liabilities associated with the B2C Business. Following the completion of the Sale, the B2B Business will be owned and operated by Euromoney, and TheStreet will have no interest in, and will receive no income from, the B2B Business.

Even though TheStreet currently satisfies the continued listing standards for the Nasdaq Capital Market, following the completion of the Sale and the expected distribution to TheStreet’s stockholders discussed elsewhere in this proxy statement, TheStreet may fail to satisfy the continued listing standards of the Nasdaq Capital Market. In the event that TheStreet is unable to satisfy the continued listing standards of the Nasdaq Capital Market, TheStreet’s common stock may be delisted from that market. Any delisting of TheStreet’s common stock from the Nasdaq Capital Market could adversely affect TheStreet’s ability to attract new investors, decrease the liquidity of its outstanding shares of common stock, reduce its flexibility to raise additional capital, reduce the price at which its common stock trades and increase the transaction costs inherent in trading such shares with overall negative effects for TheStreet’s stockholders. In addition, delisting of TheStreet’s common stock could deter broker-dealers from making a market in or otherwise seeking or generating interest in the common stock, and might deter certain institutions and persons from investing in securities of TheStreet at all. For these reasons and others, delisting could adversely affect the price of TheStreet’s common stock and its business, financial condition and results of operations. See also the response to “—Why is TheStreet seeking to have its stockholders approve an amendment to TheStreet’s restated certificate of incorporation to effect a Reverse Stock Split?” above.

Q:	Will TheStreet’s ticker symbol change following the Sale?
A:	Following the Sale, TheStreet’s common stock will continue to be traded on the Nasdaq Capital Market and is expected to continue trading under the symbol “TST.”
Q.	What are the U.S. federal income tax consequences of the Sale to U.S. stockholders?
A.	The proposed Sale is entirely a corporate action undertaken by TheStreet. TheStreet’s U.S. stockholders should not realize any gain or loss for U.S. federal income tax purposes as a result of the Sale. For additional information, see the section entitled “Proposal No. 1: The Sale Proposal—Material U.S. Federal Income Tax Consequences of the Sale” beginning on page 42.
Q.	Do I have appraisal rights in connection with the Sale?
A.	No. Under Section 262 of the DGCL, appraisal rights are not available to any stockholder in connection with the Sale, regardless of whether such stockholder votes for or against the approval of the Sale Proposal.
Q.	When and where will the Special Meeting take place?
A.	The Special Meeting will be held on [•], 2019, at [•], Eastern Standard Time, at the offices of Orrick, Herrington & Sutcliffe LLP, 51 West 52nd Street, New York, New York 10019.
Q.	Who can attend and vote at the Special Meeting?
A.	Holders of common stock of TheStreet as of the close of business on [•], 2019, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting. Each share of TheStreet’s common stock is entitled to one vote on all matters that come before the meeting. At the close of business on the record date, there were [•] shares of TheStreet’s common stock issued and outstanding.

Q:	What do I need to do now and how do I vote?
A:	TheStreet encourages you to read this proxy statement carefully, including its annexes, and to consider how the Sale and the actions contemplated by each of the Proposals may affect you.

If your shares of TheStreet’s common stock are registered directly in your name with TheStreet’s transfer agent, you are considered, with respect to those shares, to be the “stockholder of record,” and the proxy materials and proxy card are being sent directly to you by TheStreet. There are four methods by which you may vote your shares at the Special Meeting:

•	Vote in Person. You may vote your shares in person at the Special Meeting (if you satisfy the admission requirements, as described below). Even if you plan to attend the Special Meeting in person, we encourage you to vote in advance by telephone, through the Internet or by mail so that your vote will be counted in the event you later decide not to attend the Special Meeting.
•	Vote by Telephone. You may vote your shares 24 hours a day by calling the telephone number listed on the proxy card and following the instructions provided by the recorded message any time up until 11:59 p.m., Eastern Standard Time, on [•], 2019.
•	Vote by Internet. You may vote your shares 24 hours a day by logging onto the secure website included on the proxy card and following the instructions provided any time up until 11:59 p.m., Eastern Standard Time, on [•], 2019.
•	Vote by Mail. You may vote by completing, signing, dating and promptly returning the proxy card in the postage-paid return envelope provided with the proxy materials for receipt prior to the Special Meeting.

Everyone attending the Special Meeting will be required to present valid picture identification, such as a driver’s license or passport. If your shares are held through an account with a broker, dealer, bank or other nominee, you will need a recent brokerage account statement or letter from your broker, dealer, bank or other nominee reflecting stock ownership as of the record date. If you do not have valid picture identification and, if applicable, a recent brokerage account statement or letter from your broker, dealer, bank or other nominee reflecting stock ownership as of the record date, you may not be admitted to the Special Meeting.

No cameras (including cell phone cameras), recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Special Meeting.

Q:	If my shares of TheStreet’s common stock are held in “street name” by my broker, dealer, bank or other nominee, will my broker, dealer, bank or nominee vote my shares for me and may I vote in person?
A:	If your shares of TheStreet’s common stock are held through an account with a broker, dealer, bank or nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card. You must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, dealer, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to TheStreet.

As the beneficial owner, you are also invited to attend the Special Meeting in person. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Special Meeting unless you obtain a “legal proxy” from the broker, dealer, bank or other nominee that holds your shares giving you the right to vote the shares in person at the Special Meeting.

Q.	What happens if I do not sign and return my proxy card or vote by telephone, through the Internet or in person at the Special Meeting or I do not otherwise provide proxy instructions?
A.	If you are a stockholder of record of TheStreet’s common stock and you do not sign and return your proxy card or vote by telephone, through the Internet or in person, your shares will not be voted at the Special Meeting and will not be counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the Special Meeting. Assuming the presence of a quorum, the failure to return your proxy card or otherwise vote your shares at the Special Meeting will have the same effect as voting “AGAINST” the Sale Proposal and the Reverse Stock Split Proposal and your failure to take action will have no effect on the outcome of the Sale-Related Compensation Proposal or the Adjournment Proposal.

If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as present for the purpose of determining the presence of a quorum for the Special Meeting and all of your shares will be voted “FOR” each proposal.

Q.	What if I abstain from voting?
A.	If you attend the Special Meeting or submit a proxy card, but affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum for the Special Meeting, but will not be voted at the Special Meeting. As a result, your abstention will have the same effect as voting “AGAINST” each proposal.
Q.	What is a “broker non-vote?”
A.	“Broker non-votes” are shares held in “street name” by brokers, dealers, banks and other nominees that are present or represented by proxy at the Special Meeting, but with respect to which the broker, dealer, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, dealer, bank or nominee does not have discretionary voting power on such proposal. Because brokers, dealers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to the Sale Proposal, the Reverse Stock Split Proposal, the Sale-Related Compensation Proposal or the Adjournment Proposal described in this proxy statement, if a beneficial owner of shares of TheStreet’s common stock held in “street name” does not give voting instructions to the broker, dealer, bank or other nominee, then those shares will not be counted as present in person or by proxy at the Special Meeting with respect to those proposals. If you fail to issue voting instructions to your broker, dealer, bank or other nominee, it will have the same effect as a vote “AGAINST” the Sale Proposal and the Reverse Stock Split Proposal. The failure to issue voting instructions to your broker, dealer, bank or other nominee will have no effect on the outcome of the Sale-Related Compensation Proposal or the Adjournment Proposal.
Q:	May I revoke or change my vote after I have provided proxy instructions?
A:	Yes. You may revoke or change your vote at any time before your proxy is voted at the Special Meeting. You can do this in one of three ways: (i) delivering written notice to the Secretary of the Company at TheStreet’s principal executive offices, (ii) executing and delivering a proxy bearing a later date to the Secretary of the Company at TheStreet’s principal executive office or (iii) voting in person at the Special Meeting. Your attendance at the Special Meeting without further action on your part will not automatically revoke your proxy. If you have instructed your broker, dealer, bank or other nominee to vote your shares, you must follow directions received from your broker, dealer, bank or other nominee in order to change those instructions.
Q.	What constitutes a quorum for the Special Meeting?
A.	Holders of a majority of shares of TheStreet’s common stock entitled to vote at the Special Meeting must be present at the Special Meeting, in person or by proxy, to constitute a quorum, which is necessary to conduct the Special Meeting. Your shares will be counted toward the quorum if you submit a properly executed proxy or vote at the Special Meeting. In addition, abstentions and broker non-votes will be treated as present for the purpose of determining the presence of a quorum for the transaction of business at the Special Meeting. If there is no quorum, then either the chairman of the meeting or the holders of a majority in voting power of the shares of common stock that are entitled to vote at the meeting, present in person or by proxy, may adjourn the meeting until a quorum is present or represented.
Q:	Who is paying for this proxy solicitation?
A:	TheStreet will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. TheStreet will bear any fees paid to the SEC. TheStreet may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners for their reasonable expenses in forwarding solicitation material to such beneficial owners. TheStreet’s directors, officers and other regular employees may also solicit proxies in person or by other means of communication. Such directors, officers and other regular employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Q.	What does it mean if I received more than one proxy card?
A.	If you received more than one proxy card, your shares are likely registered in more than one name or are held in more than one account. These should each be voted and returned separately in order to ensure that all of your shares of TheStreet’s common stock are voted.
Q.	Will I receive any payment for my shares of TheStreet’s common stock in connection with the Sale?
A.	No. The proceeds from the Sale will be paid directly to TheStreet, not to TheStreet’s stockholders. For additional information, see the response to “—How would the proceeds from the Sale be used?” above.
Q:	Will a proxy solicitor be used?
A:	Yes. TheStreet has engaged Morrow Sodali LLC to assist in the solicitation of proxies and to provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $10,000.
Q.	Whom should I contact if I have any questions about the Sale or the Special Meeting?
A.	If you have any questions about the Sale or the Special Meeting, or if you need assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement or the enclosed proxy card, please contact Morrow Sodali LLC, our proxy solicitor, at the address and telephone number listed below:

Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Phone number for banks and brokerage firms: (203) 658-9400
Phone number for shareholders: (800) 662-5200
Email: tst.info@morrowsodali.com

If your shares are held through an account with a broker, dealer, bank or other nominee, you should call your broker, dealer, bank or other nominee for additional information.

Cautionary Statement Regarding Forward-Looking Statements

This proxy statement and the other documents referred to or incorporated by reference into this proxy statement contain or may contain “forward-looking statements” of TheStreet within the meaning of Section 21E of the Exchange Act. For this purpose, any statements contained herein, other than statements of historical fact, may be forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Statements that include words such as “may”, “will”, “project”, “might”, “expect”, “believe”, “anticipate”, “intend”, “could”, “would”, “estimate”, “continue” or “pursue” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement and the other documents referred to or incorporated by reference herein and relate to a variety of matters, including but not limited to, (i) the timing and anticipated completion of the proposed Sale; (ii) the benefits expected to result from the proposed Sale; (iii) the tax consequences of the Sale; (iv) the prospects for the B2C Business; (v) the projections of future financial performance of the B2B Business; and (vi) other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of our management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement and those that are referred to or incorporated by reference into this proxy statement. Additional factors that could cause actual results to differ materially from those described in forward-looking statements contained herein include, but are not limited to:

•	potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Sale;
•	unexpected costs, charges or expenses relating to or resulting from the Sale;
•	litigation or adverse judgments relating to the Sale;
•	risks relating to the completion of the proposed Sale, including the risk that the Requisite Stockholder Approval might not be obtained in a timely manner or at all, or other conditions to the completion of the Sale not being satisfied;
•	potential business strategies, including acquisitions or dispositions of assets or businesses;
•	any changes in general economic or industry-specific conditions;
•	our ability to meet the Nasdaq Capital Market’s continued listing requirements for our common stock;
•	the factors discussed under the heading “Risk Factors” in this proxy statement; and
•	the factors discussed under the heading “Item 1A. Risk Factors” in TheStreet’s Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated herein by reference.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement or, in the case of documents referred to in this proxy statement, as of the date of those documents. The Company disclaims any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this proxy statement or to reflect the occurrence of unanticipated events, except as required by law.

Risk Factors

In addition to the other information included and referred to in this proxy statement, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors before deciding how to vote your shares of the common stock of TheStreet at the Special Meeting. These factors should be considered in conjunction with the other information included in this proxy statement and the risk factors described in TheStreet’s other filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated herein by reference. See “Where You Can Find More Information; Incorporation by Reference” beginning on page 105. If any of the risks described below, incorporated by reference or otherwise referred to in this proxy statement actually materialize, the business, financial condition, results of operations, or prospects of TheStreet, or the stock price of TheStreet, could be materially and adversely affected.

Risks Related to the Sale

The announcement and pendency of the Sale, whether or not completed, may adversely affect the B2B Business and the B2C Business.

The announcement and pendency of the Sale may adversely affect the trading price of our common stock, our business or our relationships with clients, customers, suppliers and employees. Third parties may be unwilling to enter into material agreements with respect to the B2B Business or the B2C Business. New or existing customers, suppliers and business partners may prefer to enter into agreements with our competitors who have not expressed an intention to sell their business because customers, suppliers and business partners may perceive that such new relationships are likely to be more stable. Additionally, employees working in the B2B Business or the B2C Business may become concerned about the future of the B2B Business or the B2C Business, as applicable, and lose focus or seek other employment. In addition, while the completion of the Sale is pending, we may be unable to attract and retain key personnel and our management’s focus and attention and employee resources may be diverted from operational matters.

If we fail to complete the Sale, our business and financial performance may be adversely affected.

The completion of the Sale is subject to the satisfaction or waiver of various conditions, including the approval of the Sale by our stockholders and the absence of a material adverse effect on the B2B Business, which may not be satisfied in a timely manner or at all.

If the Sale is not completed, we may have difficulty recouping the costs incurred in connection with negotiating the Sale. Our directors, executive officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the Sale, and we will have incurred significant third-party transaction costs, in each case, without any commensurate benefit, which may have a material and adverse effect on our stock price and results of operations.

In addition, if the Sale is not completed, the Board of Directors, in discharging its fiduciary obligations to our stockholders, may evaluate other strategic options including, but not limited to, continuing to operate the B2B Business for the foreseeable future or an alternative sale transaction relating to the B2B Business or the B2C Business. An alternative sale transaction, if available, may yield lower consideration than the proposed Sale, be on less favorable terms and conditions than those contained in the Purchase Agreement and involve significant delay. Any future sale of all or substantially all of the assets of TheStreet or other transactions may be subject to further stockholder approval.

Finally, if the Sale is not completed, the announcement of the termination of the Purchase Agreement may adversely affect our relationships with customers, suppliers and employees, which could have a material adverse effect on our ability to effectively operate the B2B Business or the B2C Business, and we may be required to pay a termination fee of approximately $2.6 million to Euromoney under certain circumstances, each of which could have further adverse effects on our business, results of operations and the trading price of our common stock.

You are not guaranteed any of the proceeds from the Sale, and the amount of capital distributed to stockholders as a result of the Sale may be less than expected. Furthermore, there can be no assurance about the method, timing or amounts of any such distribution.

The proceeds from the Sale will be received by TheStreet, not our stockholders. As discussed elsewhere in this proxy statement, TheStreet expects that a substantial portion of the net proceeds from the Sale, along with a portion of its current cash on hand, will be distributed to TheStreet’s stockholders. Although the Board of Directors has not made any final determination, the Board is evaluating the various ways to complete this distribution. The amounts and timing of any such distribution will depend upon numerous factors, including the tax consequences of the distribution, and the Board of Directors may determine to utilize all or a portion of the proceeds from the Sale for other purposes or otherwise delay the contemplated distribution. Accordingly, you should not vote in favor of the Sale based upon the assumption that you will receive any portion of the net proceeds from the Sale.

Our directors and executive officers may have interests in the Sale other than, or in addition to, the interests of our stockholders generally.

Our directors and executive officers may have interests in the Sale that are different from, or are in addition to, the interests of our stockholders generally. As described in more detail below in the section entitled “Proposal No. 1: The Sale Proposal—Interests of Certain Persons in the Sale” beginning on page 44, these interests include, among other things:

•	accelerated vesting, upon the effective time of the Sale, of the equity awards, held by non-employee directors and executive officers;
•	cash severance payments and benefits under individual Transaction Severance Agreements upon certain types of terminations of employment occurring prior to or following the Sale;
•	new compensation arrangements for certain executive officers that will become effective upon the closing of the Sale;
•	a new employment agreement between Jeffrey Davis, President of the B2B Business, and a subsidiary of Euromoney that will become effective upon the closing of the Sale; and
•	stay bonuses for certain of our executive officers, which will be paid upon the closing of the Sale.

The Board of Directors was aware of these interests and considered them, among other matters, in approving the Purchase Agreement.

The Purchase Agreement limits our ability to pursue alternatives to the Sale.

The Purchase Agreement contains provisions that may make it more difficult for us to sell TheStreet or all, or a significant part, of the B2B Business to any party other than Euromoney. These provisions include the prohibition on our ability to solicit competing proposals and the requirement that we pay Euromoney a termination fee of approximately $2.6 million if we terminate the Purchase Agreement to enter into a definitive agreement with respect to a Superior Proposal. For additional information, see the sections entitled “Proposal No. 1: The Sale Proposal—Agreements Related to the Sale—The Purchase Agreement—No Solicitation; Other Offers” beginning on page 56 and “—Termination of the Purchase Agreement; Termination Fee” beginning on page 60.

These provisions could make it less advantageous for a third party that might have an interest in acquiring TheStreet or all of or a significant part of the B2B Business to consider or propose an alternative transaction, even if that party were prepared to pay consideration with a higher value than the consideration to be paid by Euromoney.

Risks Related to TheStreet and the B2C Business if the Sale is Completed

If the Sale is completed, we will no longer be engaged in the B2B Business and our future results of operations will differ materially from our previous results.

The B2B Business generated approximately 50% of our total revenue for the year ended December 31, 2017, and approximately 48% of our total revenue for the nine months ended September 30, 2018. Accordingly, if the Sale is completed, our future financial results will differ materially from our previous results. In addition, if the Sale is completed, our future financial results will be dependent solely on our B2C Business. Any downturn in our B2C Business following the closing of the Sale, or if we fail to bring overhead costs in line with our reduced operations following the closing of the Sale, could have a material adverse effect on our future operating results and financial condition and could materially and adversely affect the market price or trading volume of our common stock.

We will continue to incur the expenses of complying with public company reporting requirements following the closing of the Sale.

After the closing of the Sale, we will continue to be required to comply with the applicable reporting requirements of the Exchange Act. The expense of complying with these requirements will represent a greater percentage of our revenues and overall operating expenses post-closing than they did prior to the Sale because of our reduced operations following the completion of the Sale.

If a substantial portion of the net proceeds from the Sale along with a portion of TheStreet’s current cash on hand are distributed to TheStreet’s stockholders following the closing of the Sale, the market price of TheStreet’s common stock will likely be adversely affected and we may fail to satisfy the continued listing standards of the Nasdaq Capital Market, which could result in the delisting of our common stock.

The continued listing standards of the Nasdaq Capital Market include, among other things, requirements that we maintain certain levels of stockholders’ equity, net income from continuing operations or market capitalization and a minimum trading price. Even though we currently satisfy these requirements, following the closing of the Sale, we intend to distribute a substantial portion of the net proceeds from the Sale along with a portion of TheStreet’s current cash on hand to TheStreet’s stockholders. A distribution to TheStreet’s stockholders will likely have an adverse effect on the market price of TheStreet’s common stock following such distribution. In such an event, TheStreet may not be able to meet the $1.00 minimum bid price requirement of the Nasdaq Capital Market unless we effect a reverse stock split to increase the per share market price of our common stock. Therefore, the Board of Directors may determine to effect the Reverse Stock Split in order to maintain our listing on the Nasdaq Capital Market. We cannot assure you, however, that a reverse stock split will accomplish this objective for any meaningful period of time, if at all. While it is expected that the reduction in the number of outstanding shares of common stock resulting from a reverse stock split would proportionally increase the market price of our common stock, we cannot assure you that a reverse stock split will increase the market price of our common stock by a multiple of the reverse stock split ratio chosen by the Board of Directors in its sole discretion, or result in any permanent or sustained increase in the market price of our common stock, which is dependent upon many factors, including our business and financial performance, general market conditions, and prospects for future success. For additional information regarding the Reverse Stock Split, see the section entitled “Proposal No. 2: The Reverse Stock Split Proposal” beginning on page 93.

In the event that we are unable to satisfy these continued listing standards, our common stock may be delisted from the Nasdaq Capital Market. Any delisting of our common stock from such market could adversely affect our ability to attract new investors, decrease the liquidity of our outstanding shares of common stock, reduce our flexibility to raise additional capital, reduce the price at which our common stock trades and increase the transaction costs inherent in trading such shares with overall negative effects for our stockholders. In addition, delisting of our common stock could deter broker-dealers from making a market in or otherwise seeking or generating interest in our common stock, and might deter certain institutions and persons from investing in our securities at all. For these reasons and others, delisting could adversely affect the price of our common stock and our business, financial condition and results of operations.

Following the closing of the Sale, we will be subject to two-year non-solicitation and non-competition covenants under the Non-Solicitation and Non-Competition Agreement, which may limit our ability to operate the B2C Business in certain respects or sell the B2C Business to certain third parties.

Following the closing of the Sale, we will be subject to two-year non-solicitation and non-competition covenants made in the Non-Solicitation and Non-Competition Agreement, as more fully described in “Proposal No. 1: The Sale Proposal—Agreements Related to the Sale—The Non-Solicitation and Non-Competition Agreement.” During such two-year period, we will be restricted from (i) providing coverage to institutional investors, lawyers and other customers on changes in corporate control, including mergers and acquisitions, private equity, corporate activism and restructuring, and related services and including products and services as available as at the date of the Non-Solicitation and Non-Competition Agreement through the service currently known as “The Deal” and (ii) providing relationship capital management services and director, officer and deal-maker data and related services and including products and services as available at the date of the Non-Solicitation and Non-Competition Agreement through the service currently known as “BoardEx.” In addition, subject to certain exceptions, we will be restricted from acquiring any entity, person or business engaged in any such B2B Business activities and from directly or indirectly soliciting or hiring any Continuing Employee of the B2B Business who is employed by Euromoney or The Deal, L.L.C. or any of their respective subsidiaries after the closing of the Sale.

While we do not currently believe these limitations negatively affect our B2C Business, certain third-party acquirers of the B2C Business would be subject to these limitations for a limited period of time, which may limit our opportunities with respect to a future sale transaction of the B2C Business or TheStreet as a whole during such time that may otherwise be favorable to TheStreet’s stockholders.

Strategic divestitures and contingent liabilities from businesses that we sell could adversely affect our results of operations and financial condition.

In addition to the proposed Sale, we have in the past sold and may continue to sell businesses, including all or a portion of the B2C Business, that we consider no longer part of our strategic vision, such as our sale in June 2018 of the RateWatch business. The sale of any such business could result in a financial loss or write-down of goodwill, or both, which could have a material adverse effect on our results for the financial reporting period during which such sale occurs. In addition, in connection with such divestitures, we have retained, and may in the future retain responsibility for some of the known and unknown contingent liabilities related to certain divestitures such as lawsuits, tax liabilities and intellectual property matters.

PROPOSAL NO. 1:

THE SALE PROPOSAL

The discussion of the Sale in this proxy statement is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached to this proxy statement as Annex A and hereby incorporated by reference into this proxy statement. We encourage you to read the Purchase Agreement carefully and in its entirety, as it is the legal document that governs the Sale.

Overview of the Sale

On December 6, 2018, TheStreet entered into the Purchase Agreement with Euromoney, pursuant to which Euromoney will acquire, upon the terms and subject to the conditions of the Purchase Agreement, the B2B Business by acquiring all of the membership interests of The Deal, L.L.C., a wholly owned subsidiary of TheStreet, from TheStreet for $87.3 million in cash, subject to adjustment, including based on the working capital, cash and outstanding indebtedness of the B2B Business as of the closing of the Sale. At the closing of the Sale, approximately $0.6 million of the Purchase Price will be deposited into an escrow account to cover potential Purchase Price adjustment payments, if any, and as security for the performance of our tax indemnification obligations under the Purchase Agreement.

Parties to the Sale

TheStreet, Inc.

TheStreet is a leading financial news and information provider. The B2B Business and B2C Business content and products provide individual and institutional investors, advisors and dealmakers with actionable information from the worlds of finance and business. The B2B Business products, including The Deal and BoardEx, provide dealmakers, their advisers, institutional investors and corporate executives with news, data and analysis of mergers and acquisitions and changes in corporate control, relationship mapping services, and competitive bank rate data. The B2B Business derives revenue primarily from subscription products, events/conferences and information services.

In September 2012, we acquired The Deal, which began as a broadsheet newspaper for retail investors and transformed its business into a digital subscription model that delivers sophisticated coverage primarily to institutional investors on changes in corporate control, including mergers and acquisitions, private equity, corporate activism and restructuring. The Deal is a trusted information source for organizations seeking to generate deal flow, improve client intelligence and enhance market knowledge. It provides full access to proprietary commentary, analysis and data produced every day by our editors and journalists and content feeds can be customized based on each client’s job function, deal focus and workflow. Content can be delivered via email, mobile, web or existing corporate platform. The Deal is headquartered in New York and has offices in London, England, San Francisco, California, Washington DC and Chennai, India.

In April 2013, we also acquired The DealFlow Report, The Life Settlements Report and the PrivateRaise database from DealFlow Media, Inc. to further broaden the information and services available to institutional investors. These newsletters and this database, and the employees providing their content, have been incorporated into The Deal.

In October 2014, we acquired Management Diagnostics Limited, the developer of the leading relationship capital management service BoardEx. Founded in 1999, BoardEx is an institutional relationship capital management database and platform and currently holds in-depth profiles of almost one million of the world’s most important business leaders. BoardEx’s proprietary software shows the relationships between and among these individuals and a user and his/her contacts. Clients, including investment banks, consultancies, executive search firms, law firms and universities, use BoardEx to leverage their relationships and facilitate business and corporate development initiatives. BoardEx is headquartered in London, England and has locations in New York and Chennai, India.

TheStreet was founded in 1996 as a limited liability company and reorganized as a C corporation in 1998. TheStreet’s principal executive offices are located at 14 Wall Street, New York, New York 10005, and its telephone number is (212) 321-5000. TheStreet’s website address is www.t.st. Information contained on, or that can be accessed through, our website is not incorporated by reference into this proxy statement, and you should not consider information on our website to be part of this proxy statement. TheStreet’s common stock is listed on the Nasdaq Capital Market under the trading symbol “TST.” Additional information regarding TheStreet is included in documents incorporated by reference into this proxy statement. For additional information, see the section entitled “Where You Can Find Additional Information; Incorporation by Reference” beginning on page 105.

Euromoney Institutional Investor PLC

Euromoney Institutional Investor PLC is a global, multi-brand information business which provides critical data, price reporting, insight, analysis and must-attend events to financial services, commodities, telecoms and legal markets. Euromoney’s principal executive offices are located at 8 Bouverie Street, London EC4Y 8AX, and its telephone number is +44 (0)20 7779 8888. Euromoney is listed on the London Stock Exchange and is a member of the FTSE 250 share index.

Background of the Sale

The following chronology summarizes the key meetings and events that led to the signing of the Purchase Agreement. This chronology does not purport to catalogue every conversation among the Strategic Committee (as defined below), the Board of Directors or the representatives of TheStreet, and other parties.

From time to time, the Board of Directors and our senior management team review and evaluate strategic opportunities and alternatives as part of a long-term strategy to increase stockholder value. Such opportunities and alternatives include remaining as a stand-alone entity, potential acquisitions of companies, businesses or assets that align with our strategic objectives and potential dispositions of one or more of our businesses.

The Board’s consideration of strategic opportunities and alternatives took on a renewed focus following the realignment of our capital structure in November of 2017, with the Board determining to review, among other things, our mix of businesses with a view to possibly unlocking the value the Board believed was in our portfolio as well as possibly growing our businesses through acquisitions. On November 16, 2017, the Board held a meeting at which the Board discussed possible strategies in this regard and decided that we should pursue a potential divestiture of our RateWatch business which business the Board viewed as a non-core asset of TheStreet.

At a regularly scheduled meeting held on December 14, 2017, the Board approved the formation of a Strategic Committee of the Board (the “Strategic Committee”) to oversee the effort to potentially divest our RateWatch business. The Board appointed Kevin Rendino, Bowers Espy, Stephen Zacharias and Larry Kramer to the Strategic Committee and appointed Mr. Rendino as Chairman effective January 1, 2018. Ultimately, in June 2018 TheStreet successfully divested its RateWatch business for a sale price of $33.5 million.

At the December 14, 2017 meeting, the Board also reviewed in-depth TheStreet’s corporate strategy and business plan. The directors also discussed whether to engage in a review of possible strategic options to maximize value for stockholders and whether to engage a financial advisor to advise the Board with respect to such a process. Subsequently, Mr. Rendino and other members of the Strategic Committee led a process to identify a financial advisor with the requisite skills and expertise to so advise the Board. During January and February of 2018, Mr. Rendino, other members of the Strategic Committee and members of senior management met with representatives of several highly respected financial advisory firms, including Moelis. In late February 2018, the Strategic Committee determined to recommend to the Board that TheStreet engage Moelis as financial advisor.

On February 8, 2018, Messrs. Rendino and Kramer and David Callaway, TheStreet’s Chief Executive Officer, spoke by phone with the Chief Executive Officer of Company A, a leading media company. In the course of this discussion, the Chief Executive Officer of Company A asked whether Company A could sign a non-disclosure agreement with us and receive non-public information about TheStreet. Subsequently, we entered into such a non-disclosure agreement and provided limited non-public information to Company A.

On February 25, 2018, our Board held a meeting to further discuss whether to engage in a review of possible strategic options to maximize value for stockholders. The directors also discussed expanding the authority of the Strategic Committee to oversee this process. Also attending the meeting were representatives of Orrick, Herrington & Sutcliffe LLP, outside legal counsel to TheStreet, which we refer to as “Orrick.” The representatives of Orrick discussed with the members of the Board their fiduciary duties in connection with this process.

On March 1, 2018, the Board held a regularly scheduled meeting and received updates on TheStreet’s business initiatives and 2017 financial results for TheStreet as a whole and for each of TheStreet’s operating segments, including the B2B Business and the B2C Business. The Board approved expanding the scope of the Strategic Committee to also include a broader review and exploration of TheStreet’s strategic options, code named Project Boulevard, to maximize value for all stockholders. The directors agreed that although Project Boulevard would be important to pursue, management must stay focused on, and continue to execute, TheStreet’s strategic plan, which plan had been leading to some improvement in financial results for TheStreet, including in both of the B2B and B2C Businesses. The Board also received an update from Mr. Rendino with respect to the meetings held with financial advisors and discussed the Strategic Committee’s recommendation that TheStreet engage Moelis, subject to agreement on acceptable engagement terms, including fee structure, to provide financial advice in connection with this review and exploration by the Board and the Strategic Committee. The Board requested that Mr. Rendino negotiate on behalf of TheStreet an appropriate engagement letter with Moelis.

Moelis was formally engaged by us at the end of March 2018. Thereafter, the Strategic Committee held, with some exceptions, weekly updates with representatives of Moelis to discuss the status of, and to provide direction to these representatives with respect to, Project Boulevard. Mr. Callaway and Eric Lundberg, TheStreet’s Chief Financial Officer, joined most of these calls.

During March and April of 2018, detailed information was provided by TheStreet to Moelis to enable Moelis to undertake a review of certain of TheStreet’s strategic options, including through various presentations by TheStreet’s management to Moelis. On April 10, 2018, at a regularly scheduled meeting of the Board, representatives of Moelis presented to the Board their views on certain strategic options for TheStreet, including organic growth and bolt-on acquisitions for certain business units, as well as a sale of TheStreet as a whole to a strategic or financial buyer or a sale of either or both of the B2B Business and the B2C Business to distinct buyers. Representatives of Moelis discussed various considerations associated with each alternative described. The representatives of Moelis observed that selling the B2B Business and the B2C Business separately, or even parts of them, might yield higher values since potential acquirers could purchase only the asset they wished to acquire. Following this presentation, the Board reviewed and discussed the strategic options available to TheStreet and authorized TheStreet’s management and Moelis to explore a possible sale of TheStreet as a whole or one or more of its underlying business units and instructed senior management to continue to execute on TheStreet’s strategic plan.

On May 17, 2018, the Board held a regularly scheduled meeting during which representatives of Moelis and Orrick joined to discuss Project Boulevard. Representatives of Moelis provided an update on their work and reviewed a list of potential strategic acquirers and potential financial sponsors to be contacted. Orrick also reviewed with the Board their legal duties with respect to reviewing a potential transaction, noted that Board members should direct all inquiries to Mr. Rendino as Chair of the Strategic Committee and responded to questions from the Board. The Board also met in executive session without management to review potential conflicts and review the process to be followed for the strategic review.

On May 18, 2018, the Compensation Committee of the Board approved retention arrangements for our named executive officers and certain non-executive Company employees who would likely be involved with or affected by Project Boulevard.

At the direction of the Strategic Committee, representatives of Moelis undertook an outreach program beginning after the May 17, 2018 Board meeting to potential acquirers of TheStreet as a whole or its underlying business units. During this process, more than 80 parties were contacted to gauge their potential interest. These parties consisted of public and private strategic parties and financial sponsors in the internet, media, information services and software industries. Of those contacted, 21 strategic parties, including Euromoney, and 7 financial sponsors and other buyer types executed and negotiated confidentiality and non-solicitation agreements (that, in some instances, included a standstill agreement), undertook due diligence (including being granted access to an electronic due diligence data site containing confidential information about TheStreet), received a confidential information presentation concerning TheStreet and the B2B and B2C Businesses, and received a bid instruction letter requesting that they deliver, by July 16, 2018, formal preliminary, non-binding indications of interest to purchase TheStreet in its entirety or one of its underlying business units.

During July and August of 2018, management presentations were made to, and follow-up discussions led by Moelis at the direction of the Strategic Committee were held with, nine potential parties, including Euromoney.

In response to the request for non-binding indications of interest, Moelis, on behalf of TheStreet, received two non-binding indications of interest from parties interested in acquiring all of the outstanding equity of TheStreet for cash: Company B’s proposal which valued TheStreet at $54 million on an enterprise value basis and Euromoney’s proposal which valued TheStreet at $100 to $115 million on an enterprise value basis. Moelis also received two non-binding indications of interest from parties interested in acquiring only the B2B Business. Company C submitted a non-binding proposal for the acquisition of the B2B Business at an enterprise value of $55.0 to $65.0 million. Company D submitted a non-binding proposal for the acquisition of the B2B Business at an enterprise value of $50 million. Moelis received two non-binding indications of interest from parties interested in acquiring either the BoardEx or The Deal components of the B2B Business at enterprise values of $15 million and up to $28 million, respectively. Company C and Company D also expressed an interest in acquiring only the BoardEx component of the B2B Business.

All of the foregoing indications of interest were subject to completion of due diligence. Other than Euromoney, the parties submitting indications of interest with respect to the B2B Business conducted differing degrees of due diligence during the August 2018 to mid-September 2018 time period, which due diligence at times included calls or meetings between representatives of the bidder and representatives of the Company, sometimes including Mr. Lundberg and/or Mr. Davis, and representatives of Moelis. Euromoney’s due diligence effort continued through the time of execution and delivery of the Purchase Agreement, and included numerous such calls and meetings with our representatives, including Mr. Lundberg and/or Mr. Davis.

In response to the request for non-binding indications of interest mentioned above, as well as subsequent requests for refreshed bids, Moelis, on behalf of TheStreet, received non-binding indications of interest from parties interested in acquiring our B2C Business. Over the ensuing months, representatives of these parties have had numerous contacts with representatives of TheStreet, including James Cramer, a founder of TheStreet, Margaret de Luna, President of the B2C Business, and Mr. Lundberg as well as representatives of Moelis and Orrick. These parties also have conducted due diligence on our B2C Business. TheStreet is continuing to explore strategic options for our B2C Business, including discussions and diligence that remain ongoing as of the date of this proxy statement in an effort to maximize value for stockholders, and at the same time executing on our business plan for our B2C Business.

On July 30, 2018, the Strategic Committee held a meeting to discuss Project Boulevard with representatives of our management, Moelis and Orrick in attendance. The representatives of Moelis updated the members of the Strategic Committee on their outreach efforts and the indications of interest described in the preceding paragraphs. The representatives of Moelis reported, among other things, that Company A would not submit a bid for TheStreet as a whole and had advised Moelis that they could not offer a purchase price per share greater than the then current trading price of TheStreet’s common stock. The representatives of Moelis observed that Company A might have an interest in acquiring the B2C Business.

On July 30, 2018, Mr. Cramer and a representative of Moelis met with Andrew Rashbass, the Chief Executive Officer of Euromoney, to discuss our B2C Business.

On July 31, 2018, representatives of Euromoney, including Andrew Himsley, Global Head of Corporate Development for Euromoney, attended a management presentation concerning TheStreet, including the B2B and B2C Businesses. Participating in this presentation were representatives of TheStreet, including Mr. Callaway, Mr. Lundberg, Mr. Davis and Ms. de Luna.

On August 1, 2018, the Board held a meeting to discuss Project Boulevard with representatives of our management, Moelis and Orrick in attendance. The representatives of Moelis provided the members of the Board with a substantially similar update to what they had provided to the Strategic Committee on July 30, 2018.

On August 8, 2018, representatives of Euromoney, with Mr. Rashbass in attendance and certain Euromoney representatives participating by phone, held a meeting with members of our management, including Mr. Cramer, Ms. de Luna, Mr. Lundberg and representatives of Moelis to discuss our B2C Business.

On August 10, 2018, Mr. Himsley spoke by phone with a representative of Moelis and advised that Euromoney had reached a firm conclusion that our B2C Business was not a good fit for the business-to-business information focus of Euromoney and therefore Euromoney would not proceed with an acquisition transaction which included the B2C Business. Mr. Himsley further communicated that Euromoney would like to pursue an acquisition of the B2B Business only rather than acquiring TheStreet as a whole.

Later on August 10, 2018, Euromoney submitted a new non-binding indication of interest to acquire only the B2B Business at an enterprise valuation range of $80 to $95 million.

On August 13, 2018, the Strategic Committee held an update call with members of TheStreet’s management and representatives of Moelis and Orrick. Representatives of Moelis described the new indication of interest received from Euromoney for the acquisition of the B2B Business only and the status of other parties interested in the B2B Business. Representatives of Moelis then described the positive and negative considerations of the principal transaction alternatives available to TheStreet in light of Euromoney’s withdrawal of its proposal to acquire TheStreet as a whole and the lack of any other meaningful bids for the entire Company. Among the alternatives discussed were the following:

•	Sale of the B2B Business and concurrent sale of the residual public company (containing the B2C Business) to separate acquirers;
•	Sale of the B2B Business and concurrent sale of the B2C Business to separate acquirers with subsequent public company dissolution; and
•	Sale of the B2B Business with public company (containing the B2C Business) retained.

The Strategic Committee also discussed the need for management to prepare an updated business plan for the B2C Business as operated by TheStreet assuming that the B2B Business is sold and that a transaction involving the B2C Business does not occur.

On August 14, 2018, representatives of TheStreet management, BDO USA LLP, TheStreet’s tax and accounting advisors and Orrick discussed the tax implications associated with the various transaction structure alternatives and the availability of TheStreet’s NOLs to cover the taxable gain on the sale of both the B2B and B2C Businesses as well as the taxable gain on the recently completed sale of RateWatch.

In response to a request that Moelis had made to the parties interested in all or part of the B2B Business, including Euromoney, to submit refreshed non-binding indications of interest, on August 17, 2018 Company D submitted to Moelis a new non-binding proposal for either the acquisition of the B2B Business at an enterprise value of $55 million or the acquisition of the BoardEx component of the B2B Business at an enterprise value of $35 million.

On August 20, 2018, the Strategic Committee held an update call with members of TheStreet’s management and representatives of Moelis and Orrick. Representatives of Moelis described the new indication of interest received from Company D and indicated that they expected refreshed bids from Euromoney and Company C. The representatives of Moelis updated the members of the Strategic Committee on their outreach efforts.

On August 22, 2018, Euromoney submitted to Moelis a new non-binding indication of interest for the acquisition of the B2B Business reflecting an enterprise valuation of $88.5 million

On August 22, 2018, a representative of Moelis spoke with a representative of Company C. The representative of Company C advised that they were more interested in BoardEx than before but having learned more about The Deal, they were less interested in owning The Deal. Company C further advised that The Deal is not a strategic asset for Company C and might create some dyssynergies. The representative of Company C stated that they now valued BoardEx at a $40 million enterprise value (up from $35 million), but did not offer a value for The Deal.

On August 23, 2018, the Strategic Committee met with representatives of TheStreet’s management, Moelis and Orrick in attendance. Representatives of Moelis provided an update on Project Boulevard. Such representatives also discussed the updated proposal from Euromoney, including Euromoney’s request for four weeks of exclusivity. The Strategic Committee concluded that Euromoney’s exclusivity request should be rejected given the current stage of Project Boulevard and instructed Moelis to so inform Euromoney and advise Euromoney that it should confirm its non-binding indication of interest once it has completed its due diligence of the B2B Business, at which time the Strategic Committee would be willing to reconsider a request for exclusivity.

On September 4, 2018, the Strategic Committee held an update call with members of the Company’s management and representatives of Moelis and Orrick. Representatives of Moelis provided an update on Project Boulevard.

On September 7, 2018, Company C submitted to Moelis a refreshed non-binding indication of interest for the acquisition of the B2B Business at an enterprise value of $58 million.

On September 8, 2018, the Strategic Committee held an update call with members of TheStreet’s management and representatives of Moelis and Orrick. Representatives of Moelis described the refreshed non-binding indication of interest received from Company C and reviewed with the Strategic Committee the refreshed non-binding indications of interest received in August from Euromoney and Company D. The Strategic Committee then discussed next steps and determined that Moelis should contact Company C to invite Company C to submit its best and final non-binding indication of interest for the acquisition of the B2B Business.

In response, Company C submitted a new non-binding indication of interest on September 9, 2018 for the acquisition of the B2B Business at an enterprise value of $70 million, but subsequently withdrew its bid on September 10, 2018 after being informed by a representative of Moelis, as directed by the Strategic Committee, that the new non-binding indication of interest would not be accepted.

On September 10, 2018, a representative of Moelis spoke by phone with Mr. Himsley of Euromoney and urged that Euromoney complete its due diligence as soon as possible. Mr. Himsely assured the representative of Moelis that they were working as quickly as possible and nothing had changed to the negative in terms of their assessment of the B2B Business.

On September 11, 2018, Company D submitted to Moelis a refreshed non-binding indication of interest for an acquisition of the B2B Business at an enterprise value of $64 million.

On September 13, 2018, the Strategic Committee met, with representatives of TheStreet management, Moelis and Orrick in attendance, to discuss the status of bids for the B2B Business and decided to reject Company D’s refreshed non-binding indication of interest.

On September 17, 2018, Moelis received a non-binding indication of interest from a party interested in acquiring the BoardEx component of the B2B Business at enterprise values of $42.9 million.

On September 18, 2018, members of the Strategic Committee participated in an update call with representatives of TheStreet’s management and from Moelis and Orrick and received updates regarding potential bidders in the Project Boulevard process.

On September 19, 2018, members of the Compensation Committee and the Strategic Committee jointly met to review the impact of possible transaction scenarios on TheStreet’s equity plans and retention agreements.

On September 24, 2018, TheStreet received an updated indication of interest from Euromoney in which Euromoney affirmed its interest in acquiring the B2B Business at an enterprise valuation of $88.5 million, but with $1.5 million to be allocated, as a deduction from the purchase price, to certain anticipated capital expenditures for upgrade to the B2B Business’s technology platform.

On September 24, 2018, the Strategic Committee held an update call with members of the Company’s management and representatives of Moelis and Orrick. Representatives of Moelis informed the Strategic Committee that Euromoney had substantially completed its business due diligence and described Euromoney’s new non-binding indication of interest to acquire the B2B Business as outlined in the last paragraph. These representatives observed that, based on the Project Boulevard process to date, Euromoney continued to offer significantly more value for the B2B Business compared to all other non-binding indications of interest received at that time for the B2B Business. After discussion, the Strategic Committee instructed representatives of Moelis to seek clarification from Euromoney about certain aspects of its bid, including an explanation of why Euromoney’s purchase price should be reduced for costs relating to upgrades to the B2B Business’s technology platform.

On September 26, 2018, the Strategic Committee held an update call with members of the Company’s management and representatives of Moelis and Orrick. Representatives of Moelis reported on a call they had with Mr. Hinsley of Euromoney during which Mr. Himsley advised that Euromoney would consider a reduction in the amount Euromoney would deduct from its purchase price for technology platform upgrades. The members discussed at length Euromoney’s request for exclusivity and the need for management to prepare an updated business plan for our B2C Business as operated by the Company assuming that the B2B business is sold and that a transaction involving the B2C Business does not occur.

On September 28, 2018, Euromoney submitted to Moelis an updated non-binding indication of interest reaffirming its interest in acquiring the B2B Business at an enterprise valuation of $88.5 million, with the deduction for technology platform upgrades reduced to $750,000, resulting in a net enterprise valuation of $87.75 million. The updated bid also reflected certain clarifications requested by the Strategic Committee. Euromoney also provided a form of exclusivity agreement providing for a four week period of exclusivity.

On October 8, 2018, a meeting of the Strategic Committee was held, with representatives of the Company management, Moelis and Orrick in attendance, to discuss the latest non-binding indication of interest received from Euromoney and a draft exclusivity agreement that had been negotiated between the Company and Euromoney. A representative from Orrick discussed with the Strategic Committee, among other things, considerations related to approving exclusivity with Euromoney, the fact that a sale of the B2B Business would constitute a “change of control” for several purposes, including under the Company’s employee benefit plans and arrangements, the Board’s fiduciary duties and other legal considerations, an estimated timetable for execution of the sale and the process of dissolution in the event the Company were to sell its B2C Business in addition to the B2B Business.

On October 9, 2018, a further meeting of the Strategic Committee was held to continue discussions relating to the evaluation of Euromoney’s latest indication of interest and request for four weeks of exclusivity. During the meeting, representatives of Moelis discussed with the Strategic Committee TheStreet’s five-year projections for TheStreet prepared by TheStreet’s management and certain preliminary financial analyses. TheStreet, representatives of Moelis and the Strategic Committee further discussed the prospects of the B2C Business continuing as a standalone business, including the effect of transaction expenses, restructuring costs and employee-related costs on valuation. The Strategic Committee then discussed Euromoney’s request for four weeks of exclusivity, with representatives of Moelis noting that Euromoney had expressed concern about spending considerable resources in connection with the purchase of the B2B Business in the absence of exclusivity. Following discussion, the Strategic Committee concluded that entering into an exclusivity agreement with Euromoney would be in the best interests of TheStreet and its stockholders and recommended that the Board authorize TheStreet to enter into an exclusivity agreement with Euromoney.

On October 9, 2018, the Board held a meeting to consider Euromoney’s latest indication of interest and the Strategic Committee’s recommendation to enter into exclusivity with Euromoney. At this meeting, representatives of Moelis and Orrick made presentations substantially similar to those they made to the Strategic Committee on October 8 and 9, 2018. Following discussion, the Board accepted the Strategic Committee’s recommendation and authorized the Company to finalize and enter into an exclusivity agreement with Euromoney.

On October 9, 2018, a company which had very recently expressed an interest in acquiring the B2B Business submitted to Moelis a non-binding indication of interest to acquire the B2B Business at an enterprise valuation range of $32 to $36 million. Subsequently, at the direction of the Strategic Committee, representatives of Moelis informed this bidder that their indication of interest would not be accepted by the Strategic Committee.

On October 16, 2018, TheStreet entered into an exclusivity agreement with Euromoney (a) requiring that TheStreet cease all current discussions with anyone other than Euromoney concerning the B2B Business and (b) prohibiting TheStreet from soliciting, providing information to or negotiating with other potential buyers of the B2B Business for a period ending November 6, 2018, with a further extension to November 13, 2018 if Euromoney, at such time, was continuing to pursue the Sale in good faith and confirmed in writing that its enterprise value for the B2B Business had not changed. Additionally, to address Euromoney’s concerns that TheStreet would not be willing to sell the B2B Business in the absence of a deal to sell the B2C Business, TheStreet agreed to reimburse Euromoney for 75% of its reasonable out-of-pocket expenses (up to $500,000) incurred in pursuit of a purchase of the B2B Business in the event a definitive agreement with respect to the Sale was not entered into (subject to certain additional conditions). The exclusivity agreement expressly preserved TheStreet’s right to simultaneously explore the sale of its B2C Business.

Between October 16, 2018 and the execution of the Purchase Agreement on December 6, 2018, management and employees of TheStreet gathered due diligence information requested by Euromoney and its representatives and advisors and held several telephone conferences with Euromoney and its representatives and advisors regarding due diligence matters.

On October 19, 2018, representatives of Orrick delivered a draft of the Purchase Agreement to Clifford Chance US LLP, legal advisor to Euromoney (“Clifford Chance”). Thereafter, periodic drafts of the Purchase Agreement were exchanged between Orrick and Clifford Chance and several phone calls were held among representatives of the Company, Euromoney, Orrick and Clifford Chance to negotiate the terms of the Purchase Agreement.

On October 24, 2018, Mr. Davis met with Mr. Rashbass to discuss the B2B Business and his role going forward.

On November 21, 2018, representatives of Clifford Chance delivered Euromoney’s comments to the draft Purchase Agreement to Orrick. Points remaining open in the draft Purchase Agreement included the target amount and collar for purposes of the working capital adjustment, the amount to be placed in escrow in respect of any post-closing adjustment to the purchase price in Euromoney’s favor, certain obligations relating to treatment of debt-like items, Euromoney’s ability to terminate upon a change of recommendation by the Board with respect to the Sale, the amount of the termination fee payable to Euromoney in the event of a failure to consummate the Sale under specified circumstances and a tax indemnity requested by Euromoney (collectively, the “Key Open Points”).

On November 21, 2018, TheStreet agreed to extend Euromoney’s exclusivity period to November 28, 2018.

On November 24, 2018, representatives of TheStreet, Euromoney, Orrick, Clifford Chance, BDO and Ernst & Young LLP, Euromoney’s tax and accounting advisors, held a discussion regarding a pre-closing restructuring proposal made by Euromoney to address certain tax-related matters. Subsequently, the aforementioned parties exchanged information and held various telephone conferences to discuss the tax restructuring proposals, with the parties ultimately determining that the restructuring was not needed provided certain safeguards were put in place, including the filing of an election to treat BoardEx LLC, a New York limited liability company and wholly owned subsidiary of The Deal, L.L.C., as a disregarded entity for U.S. federal income tax purposes with an effective date that is before December 31, 2018.

On November 28, 2018, TheStreet agreed to further extend Euromoney’s exclusivity period to November 30, 2018.

On November 29, 2018, representatives of Orrick delivered a revised draft of the Purchase Agreement to Clifford Chance. On November 30, 2018, representatives of TheStreet and Euromoney held a telephone conference to discuss certain of the Key Open Points, with the parties agreeing to (a) an indemnity with respect to a discrete tax matter, with $520,000 be held in escrow for approximately one year as security for any corresponding tax liabilities, (b) a purchase price reduction of $450,000 to resolve various debt-like items, bringing the aggregate purchase price for the sale of the B2B Business to $87.3 million and (c) a working capital target amount of negative $10.6 million, with a 3% collar in each direction. Representatives of Orrick circulated an updated draft of the Purchase Agreement to Clifford Chance on December 1, 2018 reflecting the outcome of these business discussions.

On each of November 30, 2018, December 1, 2018 and December 2, 2018, Mr. Lundberg spoke by phone with Mr. Himsley to discuss certain of the Key Open Points.

On December 2, 2018, a joint meeting of the Strategic Committee and Board was held, with representatives of TheStreet management, Moelis and Orrick present, to discuss the status of the Sale so that, upon resolution of the remaining Key Open Points, the Strategic Committee and Board would be in a position to analyze any final changes to the terms of the Purchase Agreement and vote on the Sale. Representatives of Moelis summarized the nature of its relationships with Euromoney and the Board determined that no material conflicts existed that prevented TheStreet’s continued use of Moelis as its financial advisor in connection with its strategic review. Representatives of Moelis then provided an overview of the Sale process, highlighting the proposals received and the relative strength of the Euromoney proposal, and an update regarding certain financial aspects of the transaction based on various metrics. Following the presentation by Moelis, representatives of Orrick gave a presentation on the key terms of the Purchase Agreement and also provided a legal update as to fiduciary duties, regulatory requirements and timetable, the proxy process and the golden parachute advisory vote required to be included in the proxy statement relating to the Sale. Mr. Zacharias, Chairman of the Board’s Compensation Committee, then gave an overview of compensation-related considerations relevant to the Sale.

On December 2, 2018, representatives of Clifford Chance delivered an issues list to Orrick listing the remaining material open points in the Purchase Agreement, including the amount to be placed in escrow in respect of any post-closing adjustment to the purchase price in Euromoney’s favor, the treatment of cash, the component parts of working capital, pre-closing action with respect to specified information technology matters, Euromoney’s ability to terminate upon a change of recommendation by the Board with respect to the Sale, the amount of the termination fee payable to Euromoney in the event of a failure to consummate the Sale under specified circumstances and indemnification with respect to benefit plan matters and pre-closing taxes (collectively, the “Final Open Points”). On December 3, 2018, representatives of TheStreet, Euromoney, Orrick and Clifford Chance held a telephone conference to discuss the issues list and the Final Open Points. Following this discussion, on December 3, 2018, representatives of Orrick delivered an updated issues list to Clifford Chance describing TheStreet’s positions on the remaining Final Open Points to be negotiated, together with a revised draft of the Purchase Agreement reflecting those positions. On December 4, 2018, representatives of TheStreet, Euromoney, Orrick and Clifford Chance held a further telephone conference to resolve the Final Open Points. Following the December 4, 2018 telephone conference, the Final Open Points were largely resolved as follows:

•	$100,000 to be placed in escrow in respect of any post-closing adjustment to the purchase price in Euromoney’s favor, but not as the sole source of recovery;
•	A purchase price adjustment in TheStreet’s favor for cash held by the B2B Business at the consummation of the sale, subject to certain cash management requirements;
•	Agreement as to the inclusion of certain tax liabilities, as well as accrued vacation, in the calculation of working capital;
•	Agreement as to the use of commercially reasonable efforts to make certain improvements with respect to information technology matters prior to the consummation of the Sale;
•	The ability of Euromoney to terminate the Purchase Agreement upon a change of recommendation by the Board in exchange for agreement to a termination fee equal to 3% of enterprise value; and
•	Inclusion of indemnification with respect to WARN Act liabilities arising from the actions of TheStreet and with respect to TheStreet benefit plans not being transferred in connection with the Sale, in exchange for the removal of a broad indemnity for pre-closing taxes, with the more limited indemnity with respect to a discrete tax matter, with $520,000 be held in escrow for approximately one year as security for any corresponding tax liabilities, remaining.

On December 4, 2018, a joint meeting of the Strategic Committee and Board was held, with representatives of TheStreet management, Moelis and Orrick present, for purposes of updating the Strategic Committee and Board on the status of the Final Open Points and other issues relating to the Sale and voting on the Sale. Representatives of Orrick summarized key changes to the terms of the Purchase Agreement since the December 2, 2018 meeting. Also at this meeting, representatives of Moelis reviewed with the Board of Directors Moelis’s financial analysis regarding the consideration to be received in the Sale and then rendered Moelis’s oral opinion to the Board of Directors, which opinion was subsequently confirmed by delivery of a written opinion, dated December 4, 2018, addressed to the Board of Directors to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the cash consideration to be received in the Sale by TheStreet pursuant to the Purchase Agreement was fair, from a financial point of view, to TheStreet. For more information about Moelis’ analysis and opinion, see the section of this proxy statement captioned “—Opinion of TheStreet’s Financial Advisor.” After further discussion, the Strategic Committee unanimously recommended the approval of the Sale to the Board, and the Board unanimously (a) approved, among other things, the execution and delivery of the Purchase Agreement by TheStreet, including the Sale; (b) directed that the approval of the Sale, the Purchase Agreement and other actions and transactions contemplated by the Purchase Agreement be submitted to a vote at the Special Meeting; and (c) resolved to recommend that the stockholders of TheStreet vote in favor of the approval of the Sale, the Purchase Agreement and other actions and transactions contemplated by the Purchase Agreement.

Between December 4, 2018 and December 6, 2018, representatives of Orrick and Clifford Chance exchanged additional drafts of the Purchase Agreement and held telephone discussions both with and without representatives of TheStreet and Euromoney to finalize the Purchase Agreement, ancillary documents and disclosure schedules.

On December 6, 2018, TheStreet and Euromoney executed and delivered the Purchase Agreement, and both parties issued press releases announcing the entry into the Purchase Agreement.

Recommendation of the Board of Directors and its Reasons for the Sale

The Board of Directors, with the assistance of TheStreet’s outside legal counsel and financial advisor, evaluated the terms of the Purchase Agreement and the Sale. After careful consideration, the Board of Directors, in a meeting held on December 4, 2018, unanimously (i) determined that the Purchase Agreement and transactions contemplated by the Purchase Agreement, including the Sale, are in the best interests of TheStreet and our stockholders, (ii) approved the Purchase Agreement and the Sale and (iii) recommended that you vote “FOR” the Sale Proposal.

The Board of Directors considered a number of factors that it believed supported its decision to take the foregoing actions, including, but not limited to, the following:

Strategic Review Process. The Board of Directors considered the vigorous process discussed above in “—Background of the Sale” (which began in December 2017) through which a special committee of independent directors focused on returning maximum value to our stockholders by reviewing and exploring strategic options available to TheStreet, including the sale of TheStreet as a going-concern and separate sales of the B2B Business and B2C Business segments (the “Strategic Review Process”). The Board of Directors also considered the successful completion of the sale of the RateWatch business in June 2018. In this regard, the Board of Directors noted that TheStreet and its advisors contacted over 80 parties during the Strategic Review Process, executing confidentiality agreements with 28 potential bidders that expressed interest in a potential transaction, out of which TheStreet received proposals from two parties (including Euromoney, which subsequently withdrew its proposal) to acquire TheStreet, including both segments, and seven parties (including Euromoney) to acquire the B2B Business or certain component parts of the B2B Business. As part of the Strategic Review Process, TheStreet has also engaged in discussions with respect to a sale of its B2C Business segment. As of the date of the meeting of the Board of Directors, these discussions were, and remain, ongoing.

Certainty of Value. The Board of Directors considered the Purchase Price in cash to be received by TheStreet as consideration for the B2B Business in relation to (i) the historical earnings and financial performance of the B2B Business and (ii) the Board of Director’s estimate of the current and future prospects of the B2B Business. The Board of Directors further considered the fact that the form of consideration payable to TheStreet will be all cash, which will provide us with certainty of value and immediate liquidity, and maximum flexibility to return value to our stockholders, including pursuant to the contemplated distribution. The Board of Directors also considered the fact that TheStreet has the opportunity to shield all or substantially all of the taxable gain expected to be realized by TheStreet from the Sale through its existing net operating loss carryforwards, which included approximately $173 million of federal and state net operating loss carryforwards as of December 31, 2017, thereby limiting its federal income tax liability arising from the Sale. The Board of Directors believed this certainty of value was compelling compared to the long-term value creation potential of the B2B Business and that, based upon all of the other factors considered by the Board of Directors after discussion with TheStreet’s management, financial advisors and legal counsel, was the best reasonably attainable value for the B2B Business.

Prospects for the B2B Business and the retained B2C Business. The Board of Directors considered its familiarity with TheStreet’s business, financial condition, results of operations, intellectual property, marketing prowess, management and competitive position and prospects, as well as current industry, economic and stock and credit market conditions. The Board of Directors also considered certain other strategic options to the Sale, as well as the possibility of not engaging in a transaction at all. In that regard, the Board of Directors considered TheStreet’s long- and short-term strategic plan and initiatives, including proposals to enhance the overall performance of the B2B Business, its ability to remain competitive and grow, and certain financial projections for the B2B Business (as described under “—Certain Financial Projections” below). The Board of Directors also considered the benefits and potential risks, including execution risks, of pursuing other strategic options available to TheStreet. In addition, the Board of Directors considered the prospects and business plan for the retained B2C Business, including its focus on subscription revenue and expanding event revenue. The Board of Directors noted that TheStreet has reported improving metrics for its B2C subscription business over the last few quarters, including an increase in new orders, average price, bookings, conversion and renewal rates. Finally, the Board of Directors also considered that it will continue to explore strategic options for the B2C Business.

Ability to Consider Alternative Transactions and to Terminate the Purchase Agreement. The Board of Directors noted that, although the Purchase Agreement contains customary provisions prohibiting TheStreet from soliciting Competing Proposals from a third party for the B2B Business or engaging in negotiations or discussions regarding any Competing Proposal, if a majority of the entire Board of Directors concludes, after consultation with TheStreet’s outside legal and financial advisors, that a Competing Proposal constitutes a Superior Proposal that is more favorable from a financial point of view to TheStreet’s stockholders than the transactions contemplated by the Purchase Agreement, and TheStreet has otherwise complied with its obligations described below under the heading “—Agreements Related to the Sale—The Purchase Agreement—No Solicitation,” the Board of Directors is permitted to enter into a binding written agreement with respect to such Superior Proposal and terminate the Purchase Agreement (subject to the payment of the termination fee, as described below under the heading “—Agreements Related to the Sale—The Purchase Agreement—Termination of the Purchase Agreement; Termination Fees”). The Board of Directors also noted that the Purchase Agreement does not prohibit TheStreet from continued discussions regarding potential transactions with respect to the B2C Business.

Ability to Change Recommendation to Stockholders. The Board of Directors noted that the Purchase Agreement maintains the Board of Directors’ ability to change, qualify, withhold or withdraw TheStreet’s recommendation that its stockholders approve the Sale Proposal in a manner adverse to Euromoney if, prior to the receipt of the Requisite Stockholder Approval, the Board of Directors concludes in good faith, after consultation with TheStreet’s outside legal and financial advisors, that the failure of the Board of Directors to change, qualify, withhold or withdraw such recommendation would be reasonably likely to be a violation of the directors’ fiduciary duties to TheStreet’s stockholders under applicable law, provided that, subject to limited exceptions, TheStreet has otherwise complied with its obligations described below under the heading “—Agreements Related to the Sale—The Purchase Agreement—No Solicitation.”

Termination Fee. The Board of Directors considered the approximately $2.6 million termination fee to be paid to Euromoney if the Purchase Agreement is terminated under certain circumstances specified in the Purchase Agreement. The Board of Directors noted that the termination fee is equal to approximately 3% of the Purchase Price. The Board of Directors also noted that TheStreet has sufficient liquidity to pay the termination fee if and when it becomes necessary to do so. Accordingly, the Board of Directors believed that a termination fee of this size for the proposed Sale would not, in and of itself, unduly deter a third party from making a Superior Proposal or inhibit the Board of Directors from evaluating, negotiating and, if appropriate, terminating the Purchase Agreement and approving a Superior Proposal.

Remedies Available to TheStreet. The Board of Directors noted that TheStreet could terminate the Purchase Agreement if Euromoney were to breach or fail to perform any of Euromoney’s representations, warranties, covenants or other agreements contained in the Purchase Agreement, which breach has prevented or would prevent the satisfaction of any condition to the closing, or if all of the conditions to the obligations of Euromoney to effect the closing have been satisfied (other than those conditions which by their nature are to be satisfied at the closing) as of the date on which the closing otherwise should have occurred and Euromoney fails to consummate the closing within three business days following the date on which the closing otherwise should have occurred.

Terms of the Purchase Agreement. The Board of Directors considered the terms and conditions of the Purchase Agreement, including the limited number and nature of the conditions to Euromoney’s obligation to consummate the transaction and the likelihood that those conditions would be satisfied. In addition, the Board of Directors considered its belief that, after extensive negotiations with representatives of Euromoney, TheStreet obtained the highest price that Euromoney was willing to pay for the B2B Business. The Board of Directors also considered the numerous changes favorable to TheStreet in the terms and conditions of the Purchase Agreement from those initially proposed by Euromoney.

Likelihood of Completing the Sale. The Board of Directors considered the likelihood that the Sale will be completed, including its belief that there likely would not be regulatory impediments to the transaction nor would the Sale require notification under the HSR Act. The Board of Directors noted the fact that the closing is not conditioned upon Euromoney’s ability to raise funds to pay the Purchase Price and that Euromoney would not need to obtain approval for the transaction from its stockholders.

Identity of Purchaser. The Board of Directors considered the fact that Euromoney is a global, multi-brand information business which provides critical data, price reporting, insight, analysis and must-attend events to financial services, commodities, telecoms and legal markets. The Board of Directors noted that Euromoney had done an extensive due diligence review of the B2B Business and accordingly was very familiar with the institutional business and believed it highly complementary to Euromoney’s existing portfolio, serving a number of shared customer groups, particularly investors, banks and professional services firms.

Opinion of Moelis. The Board of Directors considered the opinion of Moelis, dated December 4, 2018, addressed to the Board of Directors as to the fairness, from a financial point of view and as of the date of such opinion and based upon and subject to the conditions and limitations set forth therein, of the consideration to be received in the Sale pursuant to the Purchase Agreement by the Company, as more fully described below under the caption “Opinion of TheStreet’s Financial Advisor.”

The Board of Directors also considered a variety of risks and other potentially negative factors concerning the Purchase Agreement and the transactions contemplated thereby, including, among others, the factors described under “Risk Factors” beginning on page 17 in addition to the following:

Future Growth and Risk Profile. The Board of Directors considered the fact that if the Sale is consummated, TheStreet and its stockholders will no longer participate in the future growth of the B2B Business, including any growth resulting from efforts already undertaken by TheStreet related to the continued development of the B2B Business. The Board of Directors believed that a sale of the B2B Business provided more certain value for TheStreet and its stockholders.

Risk of Non-Completion. The Board of Directors considered the possibility that the Sale may not be completed and the adverse effects that a failure to complete the Sale could have on TheStreet’s business, the market price for TheStreet’s common stock and TheStreet’s relationships with customers and employees, including the fact that (i) TheStreet’s directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the Sale, (ii) TheStreet will have incurred significant transaction costs, (iii) TheStreet’s prospects could be adversely affected, or may be perceived by the market as having been adversely affected, and (iv) TheStreet’s continuing business relationships may be disrupted.

Possible Disruption of the B2B Business. The Board of Directors considered the possible disruption to the B2B Business that might result from the announcement of the proposed Sale and the resulting distraction of the attention of TheStreet’s management and employees. The Board of Directors also considered the fact that the Purchase Agreement contains certain customary limitations regarding the operation of the B2B Business during the period between the signing of the Purchase Agreement and the completion of the Sale. See “—Agreements Related to the Sale—The Purchase Agreement—Covenants Relating to the Conduct of the B2B Business.” The Board of Directors believed that such limitations were customary for transactions similar to the Sale and appropriately tailored to the specific requirements of the operation of the B2B Business, and further that such limitations did not affect TheStreet’s continued operation of the B2C Business.

Non-Solicitation and Non-Competition Restrictions. The Board of Directors considered the non-solicitation and non-competition obligations that would be imposed on TheStreet as a result of the Sale. Based on the fact that TheStreet will have no institutional business operations post-closing and that TheStreet does not expect to pursue acquisitions in the field, the Board of Directors concluded that the restrictions in the Non-Solicitation and Non-Competition Agreement to be entered into at the closing were reasonable under the circumstances.

Tax Indemnification Obligations. The Board of Directors was aware that the Purchase Agreement imposed certain indemnification obligations on TheStreet relating to certain tax matters with respect to the B2B Business and that approximately $0.5 million of the Purchase Price would be placed into escrow until January 31, 2020, as security for Euromoney’s right to indemnification under the Purchase Agreement for any tax loss. The Board of Directors considered the nature of such tax indemnification obligations, including those in transactions similar to the Sale, and the risk of liability to Euromoney following the closing.

Possible Purchase Price Adjustments. The Board of Directors considered the net working capital target in the Purchase Agreement and the method in which the final calculation of closing date net working capital will be calculated. The Board of Directors also considered the risk that the final calculation of closing date net working capital may be disputed or result in a negative adjustment to the Purchase Price. The Board of Directors was further aware that approximately $0.1 million of the Purchase Price would be placed into escrow to cover potential Purchase Price adjustment payments, if any, including based on the final calculation of closing date net working capital and the cash and outstanding indebtedness of the B2B Business as of the closing.

Transaction Consideration Taxable. The Board of Directors considered that the cash consideration to be received by TheStreet would be taxable. In that regard, the Board of Directors noted that TheStreet had the opportunity to shield all or a portion of the taxable gains from the Sale through its existing net operating loss carryforwards.

Sale-Related Compensation Expenses. The Board of Directors considered: (i) the determination of the Compensation Committee of the Board of Directors to fully accelerate the vesting of all unvested equity awards covering shares of TheStreet’s common stock effective as of immediately prior to, and contingent upon, the closing of the Sale so that all employees holding unvested equity awards could participate in any distributions of net proceeds resulting from the Sale and available cash; (ii) the payment of certain transaction bonuses previously approved by the Compensation Committee; and (iii) the potential payment of severance benefits and other payments and benefits to TheStreet’s executive officers by TheStreet as described below in more detail in “—Interests of Certain Persons in the Sale.”

In addition to considering the factors described above, the Board of Directors was aware of and considered the interests that certain of our directors and executive officers may have with respect to the Sale that are different from, or in addition to, the interests of TheStreet’s stockholders generally, as discussed in the section below entitled “—Interests of Certain Persons in the Sale.”

The above discussion of the factors considered by the Board of Directors is not intended to be exhaustive, but does set forth certain material factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the Sale and the complexity of these matters, the Board of Directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have held varied views of the relative importance of the factors considered. The Board of Directors viewed its position and recommendation as being based on an overall review of the totality of the information available to it.

The Board of Directors recommends that our stockholders vote “FOR” the Sale Proposal.

Activities of TheStreet Following the Sale

Following the completion of the Sale, all of TheStreet’s revenues will be generated by the B2C Business, which is led by our namesake website, TheStreet.com, and includes free content and houses our premium subscription products that target varying segments of the retail investing public. As described elsewhere in this proxy statement, TheStreet expects to distribute a substantial portion of the net proceeds from the Sale, along with a portion of its current cash on hand, to TheStreet’s stockholders. Notwithstanding the foregoing, TheStreet will continue to execute on its business plan for the B2C Business, including its focus on subscription revenue and expanding event revenue. We have reported improving metrics for the B2C subscription business over the last few quarters, including an increase in new orders, average price, bookings, conversion and renewal rates. In addition, we expect to remain a public company that files reports with the SEC and to remain listed on the Nasdaq Capital Market. Given the reduction in size of TheStreet’s overall headcount and operations following the closing of the Sale, our management intends to take actions to bring overhead costs in line with post-closing operations by reducing its corporate and public company costs following the completion of the Sale, including by reducing the number of directors on the Board of Directors. Additionally, TheStreet has announced that David Callaway, our current Chief Executive Officer and member of the Board, will be resigning at the closing of the Sale and that Eric Lundberg will be appointed as Chief Executive Officer, while also continuing as Chief Financial Officer, and Margaret de Luna will be appointed as President and Chief Operating Officer following the completion of the Sale. At the same time, the Board of Directors will continue to consider all its potential options with respect to TheStreet following the Sale, which include, but are not limited to, selling all or a portion of the B2C Business.

Certain Financial Projections

TheStreet does not, as a matter of course, publicly disclose long-term forecasts or internal projections as to future revenues, earnings or other results, due to, among other reasons, the unpredictability of the underlying assumptions and estimates.

However, in connection with the Sale, TheStreet’s senior management prepared in May 2018, based on information available at that time, financial projections for the B2B Business, including The Deal and BoardEx segments, comprising revenue and Segment EBITDA for fiscal years 2018 through 2022. These projections were provided to Euromoney and other potential acquirors as part of a confidential information presentation, as well as to the Board and Moelis. In September 2018, TheStreet’s senior management provided, based on information available at that time, updated projections for the B2B Business, comprising revenue and Segment EBITDA for the 2018 fiscal year (the “September 2018 Update”), to Euromoney and other potential acquirors during the course of their due diligence process. In October 2018, TheStreet’s senior management provided, based on information available at that time, updated projections for the B2B Business for fiscal years 2019 through 2022 (the “October 2018 Update”) to the Board and, for use and reliance in connection with its analysis and opinion, Moelis. These updated projections in the October 2018 Update were not provided to Euromoney or any other potential acquiror of the B2B Business and included projections of additional financial measures, including projected EBITDA after allocation of corporate overhead for fiscal years 2018 through 2022, that were not included in the confidential information presentation or in the September 2018 Update provided to Euromoney and other potential acquirors.

The financial projections for the B2B Business were not prepared with a view toward public disclosure. However, TheStreet has included below a summary of the financial projections to provide you with access to certain non-public information that was furnished to Euromoney, the Board of Directors and other parties in connection with the Sale. The financial projections reflect numerous estimates and assumptions made by our senior management team with respect to general business and economic conditions and competitive, regulatory and other future events, as well as, among other things, matters related specifically to the recent operational performance, segment gross margins and anticipated development of the B2B Business, all of which are difficult to predict and inherently subjective and many of which are beyond our control. Please read the information set forth in the section below entitled “Important Information About the Financial Projections.”

B2B Business Financial Projections

The following table provides a summary of the B2B Business financial projections prepared in May 2018:

	2018E	2019E	2020E	2021E	2022E
	($ in millions)
Revenue:
The Deal	$12.3	$13.2	$14.7	$16.3	$18.0
BoardEx	13.5	15.9	19.6	23.2	26.7
Total revenue(1)	$25.8	$29.1	$34.3	$39.5	$44.8
Segment EBITDA:(2)(3)
The Deal	$3.5	$3.7	$4.7	$5.9	$7.0
BoardEx	4.0	5.2	7.0	9.1	11.3
Total Segment EBITDA(1)(4)	$7.5	$8.9	$11.6	$14.9	$18.2
Segment EBITDA Margin:(3)(5)
The Deal	28.2%	28.1%	31.8%	36.0%	38.6%
BoardEx	29.8%	32.4%	35.6%	39.1%	42.2%
(1)	Excludes RateWatch from 2018E.
(2)	TheStreet uses “Segment EBITDA” as a non-GAAP financial measure, which is defined as EBITDA less (or excluding) corporate allocations. For a definition of EBITDA, see note 5 to the following table under “Updated B2B Business Financial Projections.”
(3)	Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by TheStreet may not be comparable to similarly titled amounts used by other companies.
(4)	2018E Segment EBITDA includes $0.6 million of incremental investment in staffing.
(5)	TheStreet uses “Segment EBITDA Margin” as a non-GAAP financial measure, which is defined as Segment EBITDA divided by revenue.

Updated B2B Business Financial Projections

The following table provides a summary of the updated B2B Business financial projections for the 2018 fiscal year, which with regard to revenue and Segment EBITDA were included in the September 2018 Update provided to Euromoney and other potential acquirors of the B2B Business, and for fiscal years 2019 through 2022, which were included in the October 2018 Update provided to the Board and Moelis:

	2018E	2019E	2020E	2021E	2022E
	($ in millions)
Revenue:
The Deal	$12.3	$13.2	$14.8	$16.4	$18.2
BoardEx	13.5	16.3	20.0	23.6	27.3
Total revenue(1)	$25.9	$29.5	$34.7	$40.0	$45.5
Segment EBITDA:(2)(3)
The Deal	$3.8	$4.0	$5.1	$6.2	$7.5
BoardEx	5.0	5.9	7.7	9.8	12.1
Total Segment EBITDA(1)	$8.8	$9.9	$12.8	$16.0	$19.6
Segment EBITDA Margin:(3)(4)
The Deal	30.8%	30.2%	34.6%	38.2%	41.5%
BoardEx	37.1%	36.1%	38.4%	41.4%	44.2%

EBITDA:(3)(5)(6)
The Deal	$0.4	$0.5	$1.5	$2.6	$3.8
BoardEx	1.6	2.3	3.8	5.8	7.8
Total EBITDA(1)	$2.0	$2.8	$5.3	$8.4	$11.5
EBITDA Margin:(3)(6)(7)
The Deal	3.3%	4.1%	10.4%	16.1%	20.8%
BoardEx	11.9%	14.0%	18.9%	24.6%	28.4%
(1)	Excludes RateWatch.
(2)	TheStreet uses “Segment EBITDA” as a non-GAAP financial measure, which is defined as EBITDA less (or excluding) corporate allocations. For a definition of EBITDA, see note 5 below.
(3)	Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by TheStreet may not be comparable to similarly titled amounts used by other companies.
(4)	TheStreet uses “Segment EBITDA Margin” as a non-GAAP financial measure, which is defined as Segment EBITDA divided by revenue.
(5)	TheStreet uses “EBITDA” as a non-GAAP financial measure, which is defined as results based on GAAP adjusted to exclude interest, income taxes, depreciation and amortization after allocation of corporate overhead.
(6)	EBITDA and EBITDA Margin were not included in the September 2018 Update provided to Euromoney and other potential acquirors of the B2B Business.
(7)	TheStreet uses “EBITDA Margin” as a non-GAAP financial measure, which is defined as EBITDA divided by revenue.

Important Information About the Financial Projections

While the financial projections summarized in this section were prepared in good faith and management believes the assumptions on which the financial projections were based were reasonable for the scenarios considered, no assurance can be made regarding future events. Since the projections cover multiple years, such information by its nature becomes less predictive with each successive year. The estimates and assumptions underlying the financial projections involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond TheStreet’s and Euromoney’s control and will be beyond their control following the Sale. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results may differ materially from those reflected in the financial projections, whether or not the Sale is completed.

The financial projections summarized in this section were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements, or accounting principles generally accepted in the U.S. (“GAAP”). TheStreet’s senior management team prepared the financial projections in good faith and on a reasonable basis based on the best information available to TheStreet’s senior management team at the time such projections were prepared. The financial projections, however, are not actual results and should not be relied upon as being necessarily indicative of actual future results, and readers of this proxy statement are cautioned not to place undue reliance on the information provided in this “Certain Financial Projections” section of the proxy statement.

All of the financial projections summarized in this section were prepared by, and are the responsibility of, TheStreet’s senior management team, as indicated. BDO USA, LLP (“BDO”), TheStreet’s independent registered public accounting firm, did not provide any assistance in preparing the financial projections and has not examined, compiled or otherwise performed any procedures with respect to the financial projections and, accordingly, BDO has not expressed any opinion or given any other form of assurance with respect thereto and assumes no responsibility for the prospective financial information. The BDO report incorporated by reference into this proxy statement relates solely to the historical financial information of TheStreet. Such report does not extend to the financial projections and should not be read to do so.

By including in this proxy statement a summary of the financial projections, neither TheStreet nor any of its advisors or representatives has made or makes any representation to any person regarding the ultimate performance of the B2B Business compared to the information contained in the financial projections. TheStreet has made no representation to Euromoney, in the Purchase Agreement or otherwise, concerning the financial projections. The financial projections summarized in this section were prepared during the periods described above and have not been updated to reflect any changes since the date of their preparation or any actual results of the B2B Business. TheStreet undertakes no obligation, except as required by law, to update or otherwise revise the financial projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are not realized, or to reflect changes in general economic or industry conditions.

The inclusion of the financial projections in this proxy statement should not be regarded as an indication that TheStreet, the Board of Directors, Moelis or any party that received the financial projections then considered, or now considers, the financial projections to be necessarily predictive of actual future events, and the financial projections should not be relied upon as such.

The foregoing summary of the financial projections is not included in this proxy statement in order to induce any stockholder of TheStreet to vote in favor of the Sale Proposal or any other Proposals.

Opinion of TheStreet’s Financial Advisor

At the meeting of the Company’s Board of Directors on December 4, 2018 to evaluate and approve the Sale, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated December 4, 2018, addressed to the Company’s Board of Directors to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the consideration to be received in the Sale pursuant to the Purchase Agreement by the Company was fair, from a financial point of view, to the Company.

The full text of Moelis’ written opinion dated December 4, 2018, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Company’s Board of Directors (solely in its capacity as such) in its evaluation of the Sale. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the consideration to be received by the Company in the Sale pursuant to the Purchase Agreement and does not address the Company’s underlying business decision to effect the Sale or the relative merits of the Sale as compared to any alternative business strategies or transactions that might be available with respect to the Company. Moelis’ opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the Sale or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.

In arriving at its opinion, Moelis, among other things:

•	reviewed certain publicly available business and financial information relating to the B2B Business;
•	reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the B2B Business furnished to us by the Company, including financial projections provided to or discussed with Moelis by the Company’s management;
•	conducted discussions with members of senior management and representatives of the Company concerning the publicly available and internal information described in the foregoing, as well as the business and prospects of the B2B Business generally;
•	reviewed publicly available financial and stock market data of certain companies in lines of business that Moelis deemed relevant;
•	reviewed the financial terms of certain other transactions, to the extent publicly available, that Moelis deemed relevant;
•	reviewed a draft, dated December 3, 2018, of the Purchase Agreement;
•	participated in certain discussions and negotiations among representatives of the Company and Euromoney and their respective advisors; and
•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with Moelis’ review, with the Company’s consent, Moelis relied on the information supplied to, discussed with or reviewed by it for purposes of its opinion being complete and accurate in all material respects. Moelis did not assume any responsibility for, and Moelis did not undertake any, independent verification of any such information. With the Company’s consent, Moelis relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial projections referred to above, Moelis assumed, at the direction of the Company’s Board of Directors, that such financial information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the B2B Business. Moelis expressed no view as to the reasonableness of any financial projections or the assumptions on which they were based. With the Company’s consent, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor was Moelis furnished with any such evaluation or appraisal.

Moelis’ opinion did not address the Company’s underlying business decision to effect the Sale or the relative merits of the Sale as compared to any alternative business strategies or transactions that might be available to the Company or any legal, regulatory, tax or accounting matters. At the Company’s direction, Moelis was not asked to, nor did it, offer any opinion as to any terms of the Purchase Agreement or any aspect or implication of the Sale, except for the fairness of the consideration to be received in the Sale pursuant to the Purchase Agreement from a financial point of view to the Company. In that regard, Moelis’ opinion did not address the value, business, earnings, cash flow, assets, liabilities or prospects of the Company after giving effect to the consummation of the Sale (“RemainCo”), or any aspect or implication of the Sale relating to or affecting RemainCo, whether as a consequence of any effects resulting from the Sale that may adversely affect the value of RemainCo or otherwise, any potential impact on any price that may be achieved in any future sale transaction involving the Company or any allocation of the consideration among the assets to be sold in the Sale and any other assets of the Company. Moelis did not express any opinion as to fair value or the solvency of the Company following the closing of the Sale. In rendering its opinion, Moelis assumed, with the Company’s consent, that the final executed form of the Purchase Agreement will not differ in any material respect from the draft that Moelis reviewed, that the Sale will be consummated in accordance with its terms without any waiver or modification that could be material to its analysis, and that the parties to the Purchase Agreement will comply with all the material terms of the Purchase Agreement. Moelis assumed, with the Company’s consent, that all governmental, regulatory or other consents or approvals necessary for the completion of the Sale will be obtained, except to the extent that could not be material to its analysis.

Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of the opinion and Moelis assumed no responsibility to update its opinion for developments after the date hereof. As the Company was aware, the credit, financial and stock markets had been experiencing unusual volatility and Moelis expressed no opinion or view as to any potential effects of such volatility on the Company, the B2B Business or the Sale. Moelis’ opinion did not address the fairness of the Sale or any aspect or implication of the Sale to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company. In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Sale, or any class of such persons, relative to the consideration or otherwise.

The following is a summary of the material financial analyses presented by Moelis in connection with its opinion to the Board of Directors of the Company at its meeting held on December 4, 2018. Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

For purposes of its analyses, Moelis reviewed a number of financial metrics, including the following:

•	EBITDA — generally the amount of the relevant company’s or business’ earnings before interest, taxes, depreciation, amortization, and any one-time and non-recurring items for a specified time period.
•	Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company using the treasury stock method) plus the value as of such date of its net debt (the face amount of total debt and preferred stock, and book value of non-controlling interests, less the amount of cash and cash equivalents, as reflected on its most recently available balance sheet).

Unless the context indicates otherwise, (i) Enterprise Values used in the selected public companies analyses described below were calculated using the market price of the common stock of the selected companies listed below as of December 4, 2018 and (ii) the estimates of the future financial performance of the B2B Business relied upon for the financial analyses described below were based on the October 2018 Update of the Company’s financial projections for the B2B Business described above, which reflected the Company’s allocation of a portion of the Company’s overhead expense to the B2B Business.

Financial Analyses of the Company

Selected Public Companies Analysis.

Given the different business models, product offerings and financial profiles, Moelis selected different publicly traded companies for BoardEx and The Deal.

In connection with its analyses relating to BoardEx, Moelis reviewed financial and stock market information of the selected publicly traded companies noted below that are engaged in the business of providing financial information services. Moelis reviewed, among other things, Enterprise Values of the selected companies as a multiple of estimated EBITDA for the 2019 calendar year. Financial data for the selected companies were based on publicly available consensus research analysts’ estimates, public filings and other publicly available information. The selected companies and certain financial information reviewed by Moelis for the selected companies are summarized below:

(dollars in millions)
Selected Public Company	Enterprise Value	2019 EBITDA Margin	Enterprise Value / 2019E EBITDA
S&P Global Inc.	$48,067.4	50.6%	14.2x
Moody’s Corporation	$34,008.4	48.7%	14.6x
IHS Markit Ltd.	$27,587.6	41.9%	16.4x
Verisk Analytics, Inc.	$22,747.5	48.3%	18.4x
MSCI Inc.	$15,204.3	55.0%	17.9x
FactSet Research Systems Inc.	$9,267.1	36.7%	17.3x

In connection with its analyses relating to The Deal, Moelis reviewed financial and stock market information of the selected publicly traded companies noted below that are engaged in business to business publishing. Moelis excluded companies with events representing a majority of their revenues given their reduced comparability to companies with predominantly publishing revenues. Moelis reviewed, among other things, Enterprise Values of the selected companies as a multiple of estimated EBITDA for the 2019 calendar year. Financial data for the selected companies were based on publicly available consensus research analysts’ estimates, public filings and other publicly available information. The selected companies and certain financial information reviewed by Moelis for the selected companies are summarized below:

(dollars in millions)
Selected Public Company	Enterprise Value	2019 EBITDA Margin	Enterprise Value / 2019E EBITDA
Euromoney Institutional Investor PLC	$1,689.5	27.3%	12.1x
Centaur Media Plc	$87.0	14.5%	6.1x

The mean, median, high and low Enterprise Value to calendar year 2019E multiples for the selected companies used for Moelis’ analyses for BoardEx were 16.5x, 16.8x, 18.4x and 14.2x, respectively. The mean Enterprise Value to calendar year 2019E multiple for the selected companies used for Moelis’ analyses for The Deal was 9.1x. Moelis noted that BoardEx generally compared unfavorably to the selected companies due to its smaller scale and lower EBITDA margins. Moelis noted that Euromoney Institutional Investor PLC had greater diversity in its product offering, had exposure to a range of end markets and was significantly larger, and had greater EBITDA margins, than The Deal and that Centaur Media Plc also had a more diversified product offering with greater EBITDA margins, relative to The Deal.

Moelis then applied ranges of selected multiples derived from its selected companies analyses of 11.0x to 13.0x, reflecting an approximate 1.0x to 3.0x multiple discount for the reasons described above to the low multiple for the selected companies considered above for BoardEx, to the Company’s estimate of BoardEx’s 2019E EBITDA and 7.5x to 8.5x, reflecting an approximate 1.0x multiple discount for the reasons described above to the mean multiple for the selected companies considered above for The Deal, to the Company’s estimate of The Deal’s 2019E EBITDA. Financial data for BoardEx and The Deal were based on financial projections and other information and data provided by the Company’s management. This analysis indicated the following implied aggregate reference range for the B2B Business, as compared to the $87.3 million of Sale consideration:

Implied Reference Range	Sale Consideration
$29.2 million − $34.3 million	$87.3 million

Selected Precedent Transactions Analysis.

For its selected transactions analysis, Moelis also considered different sets of transactions for its consideration of BoardEx and The Deal.

In connection with its analyses relating to BoardEx, Moelis reviewed financial information of the following selected transactions involving target companies engaged in the business of providing financial information services to enterprise clients announced since 2012 and prior to delivery of Moelis’ opinion on December 4, 2018. Moelis generally reviewed announced transaction values for the selected transactions as a multiple, to the extent information was publicly available, of EBITDA for the latest 12 months or that was otherwise referenced in connection with the announcement of the transaction. Financial data for the relevant transaction was based on publicly available information at the time of announcement of the relevant transaction.

Date Announced	Target	Acquiror	Enterprise Value/ EBITDA Multiple
08/2018	Dun & Bradstreet, Inc.	Consortium of Financial Investors	13.5x
06/2018	Bankers Financial Products Corporation (RateWatch)	S&P Global, Inc.	13.2x
05/2018	Ipreo Holdings LLC	IHS Markit	16.1x
02/2018	Euromoney Global Market Intelligence Division	Caixin & CITIC Capital	10.5x
01/2018	Thomson Reuters Financial & Risk Business	Blackstone, GIC & CPPIB	10.6x
11/2017	Dealogic	ION Investment Group	15.5x
09/2017	eVestment	Nasdaq	16.5x
05/2017	Bureau van Dijk	Moody’s	28.5x
05/2016	Argus Media	General Atlantic	20.0x
03/2016	Markit Group	IHS	12.4x
07/2015	SNL Financial	McGraw Hill	43.6x
10/2014	BoardEx Limited	TheStreet, Inc.	12.0x
11/2013	Mergermarket	BC Partners	13.9x

In connection with its analyses relating to The Deal, Moelis reviewed financial information of the following selected transactions involving target companies that are publishers of business to business media products announced since 2012 and prior to delivery of Moelis’ opinion on December 4, 2018 . Moelis excluded transactions involving target companies with events representing significant revenues given their reduced comparability to companies with predominantly publishing revenues. Moelis generally reviewed announced transaction values for the selected transactions as a multiple, to the extent information was publicly available, of EBITDA for the latest 12 months or that was otherwise referenced in connection with the announcement of the transaction. Financial data for the relevant transaction was based on publicly available information at the time of announcement of the relevant transaction.

Date Announced	Target	Acquiror	Enterprise Value/ EBITDA Multiple
12/2017	Law Business Research	Levine Leichtman	10.5	x
03/2017	Incisive Insight	Infopro Digital	13.3	x
06/2014	ALM Media	Wasserstein	8.0	x
09/2012	The Deal LLC	TheStreet, Inc.	NM	(1)
(1)	The Deal had negative EBITDA at the time of its acquisition by TheStreet, Inc.

The mean and median multiples for the selected transactions used for BoardEx were 17.4x and 13.9x, respectively. The mean and median multiples for the selected transactions used for The Deal (excluding multiples that were negative) were 10.6x and 10.5x, respectively. Moelis noted that the upper bound of its selected range for BoardEx reflected a premium to the multiple implied by the sale of RateWatch announced in June 2018. Moelis then noted that in selecting its multiple range for The Deal, it focused on Wasserstein’s acquisition of ALM Media and Levine Leichtman’s acquisition of Law Business Research and placed less weight on the multiple implied by the sale of Incisive Insight due to its greater product diversity compared to The Deal. Moelis then applied ranges of selected multiples derived from the selected transactions of 13.0x to 15.0x to the Company’s estimate of 2018E EBITDA for BoardEx and 8.0x to 10.5x to the Company’s estimate of 2018E EBITDA for The Deal. Financial data for the Company was based on financial projections and other information and data provided by the Company’s management. This analysis indicated the following implied reference range for the B2B Business, as compared to the $87.3 million of Sale consideration:

Implied Reference Range	Sale Consideration
$24.2 million – $28.4 million	$87.3 million

Discounted Cash Flow Analysis. Moelis performed a discounted cash flow analysis of the B2B Business using financial projections and other information and data provided by the Company’s management to calculate the present value of the estimated future unlevered free cash flows projected to be generated by the Company. In performing the discounted cash flow analysis, Moelis utilized a range of discount rates of 12.0% to 16.0% to calculate estimated present values as of December 31, 2018 of (i) the Company’s estimated after-tax unlevered free cash flows for the fiscal years ending December 31, 2019 through December 31, 2022 and (ii) estimated terminal values derived by applying a range of multiples of 8.5x to 10.5x to the Company’s estimate of EBITDA for the B2B Business in fiscal year ending December 31, 2023. Moelis noted that it selected a terminal multiple range after reviewing blended ten-year average trading multiples for selected publicly traded companies and applying a discount given the B2B Business’ relatively smaller scale. Moelis selected its range of discount rates based on an estimate of the weighted average cost of capital for the B2B Business that reflected a derived cost of equity using (i) the capital asset pricing model and (ii) a size premium based on public companies with equity values similar to the B2B Business. This analysis indicated the following implied reference range for the B2B Business, as compared to the $87.3 million of Sale consideration:

Implied Per Share Reference Range	Sale Consideration
$76.1 million – $103.5 million	$87.3 million

Miscellaneous

This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company or transaction used in the analyses described above is identical to the B2B Business or the Sale. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither the Company, nor Moelis or any other person assumes responsibility if future results are materially different from those projections.

The consideration payable by Euromoney in the Sale was determined through arms’ length negotiations between the Company and Euromoney and was approved by the Board of Directors of the Company. Moelis did not recommend any specific consideration to the Company or its Board of Directors, or that any specific amount or type of consideration constituted the only appropriate consideration for the Sale.

Moelis acted as financial advisor to the Company in connection with the Sale and will receive a fee for its services, currently estimated to be approximately $3.0 million in the aggregate, $200,000 of which became payable upon Moelis’ retention, $1.0 million of which became payable in connection with the delivery of its opinion, regardless of the conclusion reached therein, and the remainder of which is contingent upon the consummation of the Sale. However, payment of a portion of this fee will be deferred while TheStreet continues to review and explore strategic options for the B2C Business in order to maximize value for all stockholders.

Moelis continues to be engaged under its engagement letter as financial advisor to the Company in connection with one or more potential additional transactions involving the Company and its B2C Business. In addition, the Company has agreed to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Moelis’ affiliates, employees, officers and partners may at any time own securities of the Company and Euromoney. Moelis may in the future provide investment banking and other services to the Company and Euromoney unrelated to the Sale and may receive compensation for such services.

The Board of Directors of the Company selected Moelis as its financial advisor in connection with the Sale because Moelis has substantial experience in similar transactions. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Material U.S. Federal Income Tax Consequences of the Sale

The following discussion is a general summary of the anticipated material U.S. federal income tax consequences of the Sale. The following discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, currently applicable and proposed Treasury Regulations under the Code and published rulings and decisions, all as currently in effect as of the date of this proxy statement, and all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws, or federal laws other than those pertaining to income tax, are not addressed in this proxy statement. No rulings have been requested or received from the Internal Revenue Service (the “IRS”) as to the tax consequences of the Sale and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of the Sale discussed below or, if it does challenge the tax treatment, that it will not be successful.

The Sale will be treated for U.S. federal income tax purposes as a taxable sale of assets upon which TheStreet will recognize gain or loss. The amount of gain or loss TheStreet recognizes with respect to the Sale will be measured by the difference between the amount realized by TheStreet on the sale of the assets and TheStreet’s tax basis in those assets. The amount realized by TheStreet on the Sale will include the amount of cash received, the fair market value of any other property received, total liabilities assumed or taken by Euromoney and will be reduced by the amount of selling costs. For purposes of determining the amount realized by TheStreet with respect to specific assets, the total amount realized by TheStreet will generally be allocated among the assets according to the rules set forth in Section 1060(a) of the Code. TheStreet’s basis in its assets is generally equal to their cost, as adjusted for certain items, such as depreciation. The determination of whether TheStreet will recognize gain or loss will be made with respect to each of the assets to be sold. Accordingly, TheStreet may recognize gain on the sale of certain assets and loss on the sale of certain other assets, depending on the amount of consideration allocated to an asset as compared with the basis of that asset. To the extent the Sale results in TheStreet recognizing a net gain for U.S. federal income tax purposes, it is anticipated that TheStreet’s available net operating loss carryforwards will offset all or a substantial part of such gain.

This summary is not a complete description of all of the tax consequences of the Sale that may be relevant to you. Stockholders should consult their own tax advisers for advice regarding the U.S. federal, state, local and other tax consequences if proceeds from the Sale are distributed or paid to stockholders.

Accounting Treatment of the Sale

The Sale will be accounted for as a “sale of a business” by TheStreet, as that term is used under accounting principles generally accepted in the U.S. (“GAAP”), for accounting and financial reporting purposes.

Governmental and Regulatory Approvals

TheStreet and Euromoney have mutually determined that the Sale does not require notification under the HSR Act. They have further determined that no antitrust or competition law approvals are required to be applied for or obtained in any jurisdiction outside the United States.

No Appraisal Rights

Under the DGCL, appraisal rights are not available to any stockholder in connection with the Sale, regardless of whether such stockholder votes for or against the approval of the Sale Proposal, because the Sale does not constitute a merger or consolidation.

Employment Matters

Effective immediately prior to the closing date of the Sale, TheStreet will: (i) transfer the employment of employees providing services exclusively to the B2B Business or otherwise specified as transferring in connection with the Sale (each such employee, a “B2B Business Employee”), who are not currently employees of The Deal, L.L.C. or any of its subsidiaries, along with their employment contracts, to The Deal, L.L.C. or one of its subsidiaries or, as instructed by Euromoney, to Euromoney or a subsidiary of Euromoney; (ii) terminate or transfer the employment of certain employees who are employed by The Deal, L.L.C. or any of its subsidiaries, but who do not perform services exclusively for the B2B Business and who are not otherwise specified as transferring in connection with the Sale, and pay any severance or similar obligations resulting from such termination or transfer; and (iii) assign certain service contracts with TheStreet to The Deal, L.L.C. or one of its subsidiaries, such that such contracts will be fully enforceable by The Deal, L.L.C. or one of its subsidiaries.

For B2B Business Employees who are employed by Euromoney or The Deal, L.L.C. or any of their subsidiaries immediately following the closing date of the Sale (each such employee, a “Continuing Employee”), Euromoney will maintain, (i) for the 12 months immediately following such closing date, at least the same base salary or wage rate, (ii) until December 31, 2019, the same annual cash incentive opportunities as those provided to the Continuing Employees immediately prior to the closing and (iii) for the 12 months immediately following such closing date, employee benefits, which are substantially comparable in the aggregate to those provided to similarly situated employees of Euromoney and its subsidiaries from time to time, subject to certain exceptions. From and after the closing of the Sale, subject to certain exceptions, each Continuing Employee will receive full credit for such Continuing Employee’s service with The Deal, L.L.C., its subsidiaries or any predecessor for purposes of determining eligibility for benefits under employee benefit plans or arrangements maintained by Euromoney or its subsidiaries and for purposes of determining benefit accrual under vacation plans and severance plans maintained by Euromoney or its subsidiaries.

Euromoney will also waive for each Continuing Employee and his or her dependents, any restriction that would prevent immediate or full participation under the applicable welfare plans of Euromoney or any of its subsidiaries to the extent such restriction would not have been applicable to such Continuing Employee under the terms of the welfare plans of The Deal, L.L.C. or any of its subsidiaries. In addition, Euromoney will give full credit to each Continuing Employee and his or her dependents for all co-payments and deductibles satisfied prior to the Closing in the same plan year as the closing of the Sale, and for any lifetime maximums, subject to certain exceptions.

As of immediately prior to the closing of the Sale, the employment of each B2B Business Employee who is not an employee of Deal and is on an approved leave of absence or on short-term or long-term disability, in each case, as of the closing of the Sale will remain employed by TheStreet. In the event that any such employee returns to active employment within six (6) months immediately following the closing date of the Sale (or such longer period as required by applicable law), Euromoney will, or will cause its affiliates to, offer employment to such employee commencing on the date on which such employee is first released to return to active employment. For the avoidance of doubt, TheStreet will be responsible for all obligations, claims and liabilities for such employee arising prior to the date on which such employee becomes employed by Euromoney or its affiliates.

TheStreet will indemnify and hold harmless Euromoney and its subsidiaries for any liability under the WARN Act or similar foreign, state, or local layoff notice law or statute with respect to current or former B2B Business Employees arising from the actions of TheStreet or any of its subsidiaries prior to the closing date of the Sale. TheStreet will also indemnify and hold harmless Euromoney and its affiliates (including The Deal, L.L.C. and its subsidiaries after the closing date) from and against all losses arising from or relating to a benefit plan maintained by TheStreet.

Treatment of B2B Business Employee Stock Options and Restricted Stock Units

TheStreet previously granted equity awards under its 2007 Performance Incentive Plan, as amended from time to time (the “2007 Plan” and equity awards granted thereunder, the “Plan Equity Awards”) or, in certain instances, inducement awards outside the 2007 Plan (together with the Plan Equity Awards, the “Equity Awards”). On December 4, 2018, the Compensation Committee determined to fully accelerate the vesting of all unvested Equity Awards effective as of immediately prior to, and contingent upon, the closing of the Sale so that all employees holding unvested equity awards could participate in the proceeds resulting from the Sale. In making its determination, the Compensation Committee considered (i) the number, and value related to, the

Equity Awards that would remain unvested after taking into account the Sale and any existing accelerated vesting rights, and (ii) whether there would be a negative effect on morale for the employees remaining with TheStreet following the closing of the Sale if those employees did not have the ability to participate in the distribution of the proceeds resulting from the Sale with respect to their unvested Equity Awards on the same basis as the B2B Business Employees, whose awards would be accelerating in connection with the Sale.

Interests of Certain Persons in the Sale

In considering the recommendation of the Board of Directors that TheStreet’s stockholders vote “FOR” the Sale Proposal, you should be aware that TheStreet’s directors and executive officers have financial interests in the Sale that may be in addition to, or different from, their interests as stockholders generally. The Board of Directors was aware of these interests and considered them, among other matters, in approving the Sale. Stockholders should take these benefits into account in deciding whether to vote for the Sale Proposal. As described in more detail below, these interests include:

•	accelerated vesting, upon the effective time of the Sale, of the Equity Awards, held by non-employee directors and executive officers, as described in more detail below under the section captioned “—Accelerated Vesting of Equity Awards”;
•	cash severance payments and benefits under individual Transaction Severance Agreements upon certain types of terminations of employment occurring prior to or following the Sale, as further described below under the section captioned “—Existing Transaction Severance Agreements”;
•	new compensation arrangements for Eric Lundberg and Margaret de Luna that will become effective upon the closing of the Sale, as further described below under the section captioned “—Future Arrangements with TheStreet”;
•	a new employment agreement between Jeffrey Davis and a subsidiary of Euromoney that will become effective upon the closing of the Sale, as further described below under the section captioned “—Future Arrangements with Euromoney”;
•	stay bonuses for certain executive officers of TheStreet, as further described below under the section captioned “—2018 Stay Bonuses”; and
•	the 2018 annual cash bonuses for all the executive officers of TheStreet, as further described below under the section captioned “—2018 Annual Bonuses.”

For further information with respect to the arrangements between TheStreet and its executive officers, directors and affiliates described in this section, as well as other arrangements between TheStreet and its executive officers, directors and affiliates, please see our Definitive Proxy Statement filed pursuant to Regulation 14A on April 16, 2018.

Accelerated Vesting of Equity Awards

On December 4, 2018, the Compensation Committee determined to fully accelerate the vesting of all unvested Equity Awards effective as of immediately prior to, and contingent upon, the closing of the Sale so that all employees holding unvested equity awards could participate in the proceeds resulting from the Sale. In making its determination, the Compensation Committee considered (i) the number, and value related to, the Equity Awards that would remain unvested after taking into account the Sale and any existing accelerated vesting rights, and (ii) whether there would be a negative effect on morale for the employees remaining with TheStreet following the closing of the Sale if those employees did not have the ability to participate in the distribution of the proceeds resulting from the Sale with respect to their unvested Equity Awards on the same basis as the B2B Business Employees, whose awards would be accelerating in connection with the Sale.

The amounts listed in the table below represent (i) the number of unvested stock options and restricted stock units that will be held by each executive officer and director of TheStreet, assuming the Sale closes on January 31, 2019 and (ii) the estimated intrinsic value of each executive officer and director’s unvested stock options and restricted stock units. “Intrinsic value” in the case of unvested stock options refers to the amount equal to (i) the excess of (a) $2.05, the average closing market price of TheStreet’s securities over the first five business days following the first public announcement of the Sale, over (b) the exercise price of the option multiplied by (ii) the number of shares subject to the option. “Intrinsic value” in the case of unvested restricted stock units refers to the amount equal to (i) $2.05, the average closing market price of TheStreet’s securities over the first five business days following the first public announcement of the Sale, multiplied by (ii) the number of restricted stock units.

Name	Unvested Options on 1/31/19	Unvested RSUs on 1/31/19	Intrinsic Value
David Callaway	166,667	166,667	$484,335
Eric Lundberg	—	133,333	$273,067
Jeffrey Davis	55,556	80,000	$223,730
Margaret de Luna	8,334	110,000	$232,014
Lawrence S. Kramer	51,667	55,555	$151,591
James J. Cramer	—	666,667	$1,365,334
Bowers Espy	20,000	33,333	$73,226
Sarah Fay	20,000	33,333	$73,226
Kevin Rendino	10,000	33,333	$70,746
Betsy Morgan	20,000	33,333	$73,226
Stephen Zacharias	20,000	33,333	$73,226

Existing Transaction Severance Agreements

On May 18, 2018, following the Compensation Committee’s annual review of executive severance, the Compensation Committee approved new Transaction Severance Agreements for our executive officers, which provide for the following benefits in the event of a termination without Cause or resignation for Good Reason (each, as defined in the applicable agreement) during a “protective period,” beginning 30 days prior to and ending 18 months following a Transaction (as defined in the applicable agreement): (x) severance payments equal to 18 months of his or her then-current base salary in the case of David Callaway and Eric Lundberg, and 12 months of his or her then-current base salary in the case of Jeffrey Davis and Margaret de Luna; and (y) Company-paid COBRA premiums for up 18 months in the case of Mr. Callaway and Mr. Lundberg, and for up to 12 months in the case of Mr. Davis and Ms. de Luna. In order to receive such severance payments and benefits, each executive officer is required to execute a release of claims and comply with certain post-termination restrictions, which among other things, include complying with certain non-competition, non-solicitation, non-disparagement and confidentiality restrictions. The cash severance payments will be paid in accordance with TheStreet’s then current payroll schedule over the course of 18 to 12 months, as applicable, with the first payment beginning on the first payroll date following the date that the release becomes effective and irrevocable.

Contingent upon and effective as of the consummation of the Sale, David Callaway will be stepping down as TheStreet’s Chief Executive Officer given the reduced size of TheStreet’s operations following the Sale and upon his departure, Mr. Callaway will become entitled to the severance benefits under his Transaction Severance Agreement, subject to him satisfying the conditions described above. In addition, contingent upon and effective as of the consummation of the Sale, Eric Lundberg will forfeit the cash severance rights under his Transaction Severance Agreement for cash retention awards and Margaret de Luna’s benefits under her Transaction Severance Agreement will be modified, in each case, as further described below under the section captioned “—Future Arrangements with TheStreet.” Further, Jeffrey Davis has entered into an employment agreement with a subsidiary of Euromoney, which will become effective upon the consummation of the Sale and provides for severance benefits that will supersede his benefits under his Transaction Severance Agreement.

Future Arrangements with TheStreet

Eric Lundberg

In connection with David Callaway’s departure, Eric Lundberg, TheStreet’s current Chief Financial Officer, will be appointed Chief Executive Officer, contingent upon and effective as of the consummation of the Sale, and will also continue to serve as Chief Financial Officer. In recognition of the increased duties and responsibilities associated with his appointment as Chief Executive Officer, Mr. Lundberg will receive an increase in his annual base salary to $450,000, contingent upon and effective as of the consummation of the Sale. As an incentive for his continued service and dedication to TheStreet following the Sale, Mr. Lundberg will also have the opportunity to earn: (i) a cash award of $300,000 payable in a single lump sum upon the six (6) month anniversary of the closing date of the Sale, subject to his continued employment with TheStreet through such date, (ii) a cash award of $300,000 payable in a single lump sum upon the 12 month anniversary of the closing date of the Sale, subject to his continued employment with TheStreet through the six (6) month anniversary of the closing date of the Sale, and (iii) a cash award of $200,000 payable in 12 monthly installments, with the first installment being made on the first payroll date following the closing date of the Sale, subject to his continued employment with TheStreet through each applicable payment date.

Mr. Lundberg will receive the cash awards described in clauses (i) and (ii) above unless he voluntarily terminates without Good Reason (as defined in his Transaction Severance Agreement) prior to the six (6) month anniversary of the closing date of the Sale. If TheStreet terminates his employment without Cause (as defined in his Transaction Severance Agreement) or if he resigns for Good Reason, Mr. Lundberg will receive any unpaid portion of the cash awards described in clause (iii) above. If any cash bonus is paid to Mr. Lundberg following his termination of employment, payment of such cash bonus will be conditioned upon his execution of a release of claims and complying with certain post-termination restrictions, which among other things, include complying with certain non-competition, non-solicitation, non-disparagement and confidentiality restrictions. Upon Mr. Lundberg’s termination of employment, he will be entitled to the COBRA benefits described in his Transaction Severance Agreement. In consideration for such benefits, Mr. Lundberg will not have the right to resign for Good Reason under his Transaction Severance Agreement as of the closing of the Sale and his right to resign for Good Reason following the consummation of the Sale will be determined based on reference to his authority, duties and responsibilities as in effect immediately following the consummation of the Sale. In addition, Mr. Lundberg will forfeit his right to any severance benefits that are provided for in his Transaction Severance Agreement or any other severance arrangement with TheStreet.

Margaret de Luna

Contingent upon and effective as of the consummation of the Sale, Margaret de Luna, President of TheStreet.com, will be promoted to President and Chief Operating Officer of TheStreet. In recognition of the increased duties and responsibilities associated with her promotion to Chief Operating Officer, Ms. de Luna will receive an increase in her annual base salary to $450,000, contingent upon and effective as of the consummation of the Sale. As an incentive for her continued service and dedication to TheStreet following the Sale, Ms. de Luna will also have the opportunity to earn: (i) a cash award of $50,000 payable in a single lump sum upon the six (6) month anniversary of the closing date of the Sale (the “First Cash Award”) and (ii) a cash award of $50,000 payable in a single lump sum upon the 12 month anniversary of closing date of the Sale (the “Second Cash Award” and together with the First Cash Award, the “Cash Awards”), subject in each case to her continued employment with TheStreet through the applicable payment date.

Payment of the Cash Awards will accelerate upon certain events occurring during the relevant six (6) month period for each Cash Award, including the consummation of the sale or dissolution of TheStreet’s B2C Business, the sale of the premium subscription business, a termination of her employment without Cause or a resignation for Good Reason (each, as defined in her Transaction Service Agreement) and certain other circumstances. Further, if Ms. de Luna becomes entitled to the severance benefits set forth in her Transaction Severance Agreement with TheStreet prior to the payment of her annual cash bonus for fiscal year 2019, in addition to such severance benefits, she will receive a pro-rata annual cash bonus for fiscal year 2019 based on the number of days she is employed in fiscal year 2019 by TheStreet; provided, however, that if her termination of employment occurs after December 31, 2019, then she will instead receive the bonus she would have received for fiscal year 2019, based on actual company performance, provided further that any achievement against her individual performance metric for fiscal year 2019 will not be less than 100% achievement. Ms. de Luna’s severance rights under her Transaction Severance Agreement will become permanent following the closing date of the Sale rather than expire on 18-month anniversary of the closing date of the Sale. In consideration for such benefits, Ms. de Luna will not have the right to resign for Good Reason under her Transaction Severance Agreement and her right to resign for Good Reason following the consummation of the Sale will be determined based on reference to her authority, duties and responsibilities as in effect immediately following the consummation of the Sale.

Future Arrangements with Euromoney

In connection with the Sale, Jeffrey Davis entered into an employment agreement with Institutional Investor LLC, a subsidiary of Euromoney, which will become effective upon the consummation of the Sale. The employment agreement provides for an annual base salary of $475,000 a year and Mr. Davis will be eligible to earn an annual bonus for 2019 of up to 100% of his salary, which will be pro-rated for fiscal 2019. Mr. Davis is also entitled to up to $10,000 in company-paid tax preparation benefits and Institutional Investor LLC will reimburse him for any additional taxes that he incurs during his first 12 months of employment, up to $50,000, by reason of his performance of services in the United Kingdom. In the event that Mr. Davis is terminated without Cause or resigns for Good Reason (each, as defined in his employment agreement), Mr. Davis will receive (x) severance payments equal to six (6) months of his then-current base salary; and (y) company-paid COBRA premiums for up six (6) months. Mr. Davis may also terminate his employment at any time by giving six (6) months’ advance notice and Institutional Investor LLC may elect to pay Mr. Davis his salary through the end of the notice period without requiring Mr. Davis to do any work or come to the office.

Mr. Davis will also be granted a performance-based equity award with an initial value of $237,500 in May 2019 and a performance-based equity award with an initial value of $475,000 in December 2019, which in each case will vest, if at all, following the conclusion of a three-year performance period. The performance conditions are expected to be based on earnings per share and operating margin goals weighed at 75% and 25%, respectively.

2018 Stay Bonuses

In May 2017, TheStreet entered into Stay Bonus Agreements with the executive officers, other than David Callaway, as an incentive for their continued focus and dedication to TheStreet through the closing of a transaction like the Sale. Consequently, each of the executive officers will earn a bonus in the amount set forth in the table below, subject to the applicable executive officer signing and not revoking a release of claims within 60 days following the closing date of the Sale. If TheStreet terminates an executive officer’s employment without “Cause” (as defined in the Stay Bonus Agreement) within 30 days prior to the closing, such executive officer will receive the full amount of the bonus, less applicable withholdings, subject to him or her signing and not revoking a release of claims within 74 days following his or her termination date.

Each executive officer’s bonus will be paid in a single lump sum in cash, less applicable withholdings, on the first payroll date following the date that the release becomes effective and irrevocable, but in no event prior to the closing of the Sale.

Name	Stay Bonus
Eric Lundberg	$250,000
Jeffrey Davis	$250,000
Margaret de Luna	$250,000

2018 Annual Bonuses

On December 4, 2018, the Compensation Committee determined the estimated amount of annual cash bonuses for fiscal year 2018 based on company and individual performance to date (the “FY18 Estimated Bonus Amounts”) and determined that 70% of the FY18 Estimated Bonus Amount is currently payable and that such amounts will paid in a lump sum in December 2018.

Following the close of fiscal year 2018, the Compensation Committee will, with input from management, recalculate the fiscal year 2018 annual cash bonus amounts based on the actual achievement against the company-based financial goals for fiscal year 2018 to determine the final amounts of the cash bonuses for fiscal year 2018 and following the calculation of the final fiscal year 2018 bonus amounts, the Compensation Committee will approve and TheStreet will payout a true-up bonus to each person eligible for a cash bonus in an amount equal to the excess, if any, of the final fiscal year 2018 bonus amount over the initial bonus payment for such person.

The amounts in the table below represent the forecasted full amount of each executive officer’s bonus for fiscal year 2018, as determined based on the estimated company performance as of the date hereof, which include the estimated true-up bonus. The FY18 Estimated Bonus Amounts were based on results for the majority of the year and, therefore, the Company does not anticipate a material difference between the Estimated 2018 Annual Bonuses set forth below and the actual ultimate annual bonuses that will be paid for fiscal year 2018.

Name	Estimated 2018 Annual Bonus
David Callaway	$77,250
Eric Lundberg	$119,574
Jeffrey Davis	$120,684
Margaret de Luna	$54,571

Compensation Related to the Sale or Subsequent Termination

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of our named executive officers that is based on or otherwise relates to the Sale. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. The amounts set forth in the table are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement and in the footnotes to the table. As a result, the actual amounts, if any, that an executive officer receives may materially differ from the amounts set forth in the table.

The table below assumes that (a) the Sale will occur on January 31, 2019, (b) the employment of the executive officer will be terminated upon or immediately following the Sale, entitling the executive officer to receive severance payments and benefits, (c) the executive officer’s equity awards will accelerate on January 31, 2019, (d) no executive officer receives any additional equity grants on or prior to the Sale, and (e) other than with respect to Eric Lundberg, no executive officer enters into any other new agreements or is otherwise legally entitled to, prior to the Sale, additional compensation or benefits. The amounts shown in the table do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would vest pursuant to their terms, on or prior to the assumed date of the Sale, or the value of payments or benefits that are not based on or otherwise related to the Sale. In the footnotes to the amounts shown in the table below, we refer to payments that are conditioned on both the occurrence of the Sale as well as the executive officer’s termination of employment as being payable on a “double-trigger” basis and we refer to payments that are conditioned only upon the occurrence of the Sale as being payable on a “single-trigger” basis. The individuals named below represent the executive officers that would be listed in our annual proxy with respect to the fiscal year ending December 31, 2017.

Name	Cash(1)	Equity(2)	Perquisites/ Benefits(3)	Other(4)(5)(6)	Total
David Callaway	$772,500	$484,335	$36,000	$77,250	$1,370,085
Eric Lundberg	—	$273,067	$36,000	$1,169,574	$1,478,641
Jeffrey Davis	$237,500	$223,730	$12,000	$370,684	$843,914
(1)	In the case of Mr. Callaway, represents cash severance payable pursuant to Mr. Callaway’s Transaction Severance Agreement with TheStreet, the material terms of which are summarized under the heading “Existing Transaction Severance Agreements” above. In the case of Mr. Davis, represents cash severance payable pursuant to Mr. Davis’ new employment agreement with a subsidiary of Euromoney that will become effective upon the closing of the Sale, as further described above under the section captioned “—Future Arrangements with Euromoney.” Such cash severance benefits are payable on a “double trigger” basis. While Mr. Lundberg has severance protection with respect to his cash awards because the full amount of his cash awards is included in the “Other Column,” such amounts are not included here to avoid double counting.
(2)	Represents the estimated intrinsic value of each executive officer and director’s unvested stock options and restricted stock units. “Intrinsic value” in the case of unvested stock options refers to the amount equal to (i) the excess of (a) $2.05, the average closing market price of TheStreet’s securities over the first five business days following the first public announcement of the Sale, over (b) the exercise price of the option multiplied by (ii) the number of shares subject to the option. “Intrinsic value” in the case of unvested restricted stock units refers to the amount equal to (i) $2.05, the average closing market price of TheStreet’s securities over the first five business days following the first public announcement of the Sale, multiplied by (ii) the number of restricted stock units.
(3)	Represents the estimated cost of continued health plan coverage based on an assumed monthly COBRA premium of $2,000 during the applicable severance period that is payable under the terms of the severance arrangements between such executive and TheStreet, or in the case of Mr. Davis, a subsidiary of Euromoney, the material terms of which are summarized under the headings “Existing Transaction Severance Agreements,” “Future Arrangements with TheStreet” and “Future Arrangements with Euromoney” above. Such COBRA benefits are payable on a “double trigger” basis.
(4)	Includes the one-time stay bonuses of $250,000 and $250,000 for Messrs. Lundberg and Davis. The amount and material terms of each executive officer’s bonus payment are summarized under the heading “Stay Bonuses” above. Such bonuses are payable on a “single trigger” basis.

(5)	Includes the estimated full value of 2018 annual cash bonuses payable to Messrs. Callaway, Lundberg and Davis, as described under “2018 Annual Bonuses,” above. The amount and material terms of each executive officer’s bonus is set forth in the table “2018 Bonus Payments,” above. Such bonuses would be not considered either “single trigger” or “double trigger” because they will be paid even if the Sale does not occur and are conditioned on actual performance. They are being included here in an abundance of caution because in connection with the Sale, the decision was made to calculate and pay out 70% of the bonus amounts early and to pay the remainder following the end of the fiscal year.
(6)	Includes the aggregate value of Mr. Lundberg’s cash awards, the amounts and material terms of which are summarized under the heading “Existing Transaction Severance Agreements” above. Mr. Lundberg’s cash awards would be considered “double trigger” in nature in the sense that he would also be paid such awards if the Sale is consummated and he experiences a qualifying termination of employment.

Agreements Related to the Sale

The Purchase Agreement

The following discussion sets forth the material terms of the Purchase Agreement and is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference into this proxy statement. This summary may not contain all of the information about the Purchase Agreement that is important to you. You should refer to the full text of the Purchase Agreement for details of the transaction and the terms and conditions of the Purchase Agreement.

For purposes of the following discussion, we refer to The Deal, L.L.C. and its consolidated subsidiaries collectively as “The Deal,” unless otherwise indicated or the context otherwise requires.

Additionally, the representations, warranties and covenants described in this summary and contained in the Purchase Agreement have been made only for the purpose of the Purchase Agreement and, as such, are intended solely for the benefit of TheStreet and Euromoney. In many cases, these representations, warranties and covenants are subject to limitations agreed upon by the parties and are qualified by certain disclosures exchanged by the parties in connection with the execution of the Purchase Agreement. Furthermore, many of the representations and warranties contained in the Purchase Agreement are the result of a negotiated allocation of contractual risk among the parties and, taken in isolation, do not necessarily reflect facts about TheStreet and Euromoney, their respective subsidiaries and affiliates or any other party. Likewise, any references to materiality contained in the representations and warranties may not correspond to concepts of materiality applicable to investors or stockholders. Finally, information concerning the subject matter of the representations and warranties may have changed since the date of the Purchase Agreement or may change in the future, and these changes may not be fully reflected in the public disclosures made by TheStreet and Euromoney. As a result of the foregoing, you are strongly encouraged not to rely on the representations, warranties and covenants contained in the Purchase Agreement, or any descriptions thereof, as accurate characterizations of the state of facts or condition of TheStreet, Euromoney or any other party. You are likewise cautioned that you are not a third-party beneficiary under the Purchase Agreement and do not have any direct rights or remedies pursuant to the Purchase Agreement.

Purchase and Sale of the B2B Business

Upon the terms and subject to the conditions of the Purchase Agreement, Euromoney will purchase all of the membership interests of The Deal, L.L.C., a wholly owned subsidiary of TheStreet, from TheStreet. By acquiring the membership interests of The Deal, L.L.C., Euromoney will also acquire the subsidiaries of The Deal, L.LC., including Management Diagnostics Limited and its subsidiaries, which comprise the BoardEx business.

Consideration to be Received by TheStreet

Pursuant to the terms of the Purchase Agreement, the Purchase Price consists of $87.3 million in cash, subject to adjustment, including based on the working capital, cash and outstanding indebtedness of the B2B Business as of the closing of the Sale. At the closing of the Sale, approximately $0.6 million of the Purchase Price will be deposited into an escrow account to cover potential Purchase Price adjustment payments, if any, and as security for the performance of our tax indemnification obligations under the Purchase Agreement. The remaining $86.7 million of the Purchase Price will be paid to TheStreet at the closing, subject to adjustment as described in this proxy statement.

Representations and Warranties

The Purchase Agreement contains customary representations and warranties made by TheStreet to Euromoney. Specifically, the representations and warranties of TheStreet regarding it and its subsidiaries (including The Deal) in the Purchase Agreement (many of which are qualified by concepts of knowledge, materiality and/or dollar thresholds and are further modified and limited by confidential disclosure schedules delivered by TheStreet to Euromoney, as may or may not be specifically indicated in the text of the Purchase Agreement) relate to the following subject matters, among other things:

•	the organization, existence and good standing of TheStreet and The Deal and its subsidiaries;
•	TheStreet’s corporate power and authority to enter into the Purchase Agreement and the other transaction agreements and to consummate the transactions contemplated thereby, and the enforceability of the Purchase Agreement;
•	the approval of the Purchase Agreement and the transactions contemplated thereby by the Board of Directors;
•	the absence of conflicts with or defaults under the organizational documents of TheStreet, The Deal or its subsidiaries, material contracts of The Deal, applicable law or required permits or approvals from governmental authorities;
•	consents and approvals by governmental authorities;
•	the capitalization of The Deal and its subsidiaries;
•	certain financial information of The Deal and its subsidiaries;
•	the absence of undisclosed liabilities of The Deal and its subsidiaries;
•	legal proceedings and government orders with respect to The Deal and its subsidiaries;
•	compliance by The Deal and its subsidiaries with applicable laws;
•	material contracts of The Deal and its subsidiaries;
•	employee benefits matters with respect to The Deal and its subsidiaries;
•	employment matters with respect to The Deal and its subsidiaries;
•	tax matters with respect to The Deal and its subsidiaries;
•	broker, finder or other fees and expenses;
•	insurance with respect to The Deal and its subsidiaries;
•	validity of required permits of The Deal and its subsidiaries;
•	title to, or leasehold interest in, and condition of certain assets of The Deal and its subsidiaries, including real property;
•	intellectual property matters with respect to The Deal and its subsidiaries;
•	environmental matters with respect to The Deal and its subsidiaries;
•	the absence of certain changes or events affecting The Deal and its subsidiaries since the date of The Deal’s balance sheet delivered to Euromoney;
•	certain business relationships and related-party transactions regarding The Deal and TheStreet and their respective subsidiaries and affiliates;
•	compliance by The Deal and its subsidiaries with the U.S. Foreign Corrupt Practices Act and other anti-corruption laws, Office of Foreign Assets Control of the U.S. Department of the Treasury and other relevant sanctions authorities and anti-money laundering laws;
•	compliance by The Deal and its subsidiaries with applicable laws and contractual commitments with respect to data protection and data privacy;

•	sufficiency of the assets of The Deal and its subsidiaries to carry on the B2B Business in the manner in which TheStreet has conducted it;
•	the Requisite Stockholder Approval;
•	customers, suppliers and vendors of the B2B Business; and
•	accounts receivable reflected on the balance sheet and other accounting records.

Many of TheStreet’s representations and warranties are qualified by materiality or by exceptions related to the absence of a material adverse effect. Under the Purchase Agreement, “material adverse effect” with respect to The Deal is defined to mean any change, event, effect, circumstance, fact, condition or occurrence that, individually or taken as a whole together with all other changes, events, effects, circumstances, facts, conditions or occurrences that have occurred or are existing prior to the determination of a material adverse effect, (x) has had or would reasonably be expected to have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of The Deal and its subsidiaries, taken as a whole or (y) prevents, delays or impairs or would reasonably be expected to prevent, delay or impair TheStreet or The Deal from consummating the transactions contemplated by the Purchase Agreement; provided, however, that none of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be a material adverse effect on or in respect of The Deal and its subsidiaries:

•	any changes in laws or accounting rules (including GAAP);
•	any change in interest rates or economic, political, business or financial market conditions generally and not specific to The Deal (including any changes in credit, financial, commodities, securities or banking markets);
•	any change generally affecting any of the industries in which any of The Deal or its subsidiaries operates or the economy as a whole;
•	the announcement, pendency or completion of the transactions contemplated by the Purchase Agreement;
•	the compliance with the terms of the Purchase Agreement or any action taken or not taken at the request of Euromoney (provided that any such request is made in writing and prior to the action being taken or not taken, as applicable) or as required or contemplated by the Purchase Agreement;
•	any natural disaster;
•	any acts of terrorism, sabotage, war, the outbreak or escalation of hostilities or change in geopolitical conditions; or
•	any failure of The Deal and its subsidiaries to meet any projections or forecasts;

except, in the case of the first, second, third, sixth and seventh clauses above, to the extent that any such change, event, effect, circumstance, fact, condition or occurrence has a materially disproportionate and adverse effect on the business of The Deal and its subsidiaries relative to other businesses in the industries in which The Deal and its subsidiaries operate.

The Purchase Agreement also contains customary representations and warranties made by Euromoney to TheStreet. Specifically, the representations and warranties of Euromoney in the Purchase Agreement (some of which are qualified by concepts of knowledge and/or materiality) relate to the following subject matters, among other things:

•	organization, existence and good standing;
•	corporate power and authority to enter into the Purchase Agreement and perform its obligations thereunder, and the enforceability of the Purchase Agreement;
•	the absence of conflicts with its organizational documents, other contracts and applicable law;
•	legal proceedings;
•	consents and approvals by governmental authorities;

•	sufficiency of funds;
•	broker, finder or investment banker fees and expenses;
•	Euromoney’s independent investigation, review and analysis of The Deal, its subsidiaries and its and their assets; and
•	Euromoney’s acquisition of the membership interests of The Deal, L.L.C. for investment purposes.

Generally, each party’s representations and warranties in the Purchase Agreement will not survive the closing of the Sale. However, if Euromoney elects to purchase a buyer-side representation and warranty insurance policy, the representations and warranties of TheStreet will survive the closing of the Sale solely for purposes of such representation and warranty insurance policy.

Special Meeting of TheStreet’s Stockholders

TheStreet has agreed to hold a meeting of its stockholders for the purpose of voting upon the approval of the transactions contemplated by the Purchase Agreement as promptly as reasonably practicable after the date of the Purchase Agreement, including mailing this proxy statement to its stockholders, provided that no stockholders’ meeting will be held before January 1, 2019. At the stockholders’ meeting, TheStreet has agreed to recommend to its stockholders the approval of the transactions contemplated by the Purchase Agreement (the “Seller Recommendation”), unless the Board of Directors has made a Change of Recommendation. Unless the Purchase Agreement is validly terminated, TheStreet is required to submit the Purchase Agreement to its stockholders at the stockholders’ meeting even if the Board of Directors has effected a Change of Recommendation.

Indemnification and Insurance

The Purchase Agreement contains indemnification provisions pursuant to which TheStreet has agreed to indemnify and hold harmless Euromoney and its affiliates (including after the closing the Sale, The Deal), from and against certain specified tax matters with respect to the B2B Business. The aggregate liability of TheStreet for indemnification of any tax loss arising under the Purchase Agreement is capped at approximately $0.5 million of the Purchase Price, which amount will be deposited at the closing of the Sale into an escrow account as security for the performance of our tax indemnification obligations under the Purchase Agreement. Any remaining escrowed funds will be released to TheStreet on the first business day following January 31, 2020, subject to any pending tax loss claims.

The Purchase Agreement also contains indemnification provisions pursuant to which TheStreet has agreed to indemnify and hold harmless Euromoney and its affiliates (including after the closing the Sale, The Deal) (i) with respect to any liability under the WARN Act or similar foreign, state or local layoff notice law or statute with respect to current or former employees of the B2B Business arising from the actions of TheStreet or any of its affiliates before the closing date of the Sale and (ii) subject to certain exceptions, from and against all losses arising from or relating to an employee benefit plan of TheStreet in which an employee of the B2B Business participates or is covered.

The Purchase Agreement contains indemnification provisions pursuant to which Euromoney has agreed to cause The Deal and its applicable subsidiary to indemnify and hold harmless each current or former director, manager and officer of The Deal or any of its subsidiaries against any losses, liabilities or costs and expenses (including reasonable attorneys’ fees) arising from any action or omission that occurred in such person’s capacity as a director, manager or officer of The Deal or any of its subsidiaries at or prior to the closing of the Sale, to the fullest extent permitted by the organizational documents of The Deal or the applicable subsidiary and applicable law. The Purchase Agreement also provides that Euromoney will cause The Deal and each of its subsidiaries to maintain provisions in their respective organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of their current and former directors, managers and officers that are no less favorable to those persons than the provisions of such organizational documents in effect as of the date of the Purchase Agreement and not to amend, repeal or otherwise modify such provisions in a manner that would adversely affect the rights of those persons thereunder, except as required by law.

The Purchase Agreement also provides that Euromoney will cause The Deal and each of its subsidiaries to either maintain in effect for a period of six years after the closing the current policies of directors’ and officers’

liability insurance maintained by The Deal or any of its subsidiaries immediately prior to the closing or obtain as of the closing a six-year “tail” directors’ and officers’ liability insurance policy on terms no less favorable than the current coverage for events occurring at or prior to the completion of the Sale.

Except as set forth above, or in the event that Euromoney elects to purchase a buyer-side representation and warranty insurance policy, the Purchase Agreement does not provide for indemnification relating to the representations, warranties and covenants of the parties to the Purchase Agreement. Notwithstanding the foregoing, TheStreet must comply with the terms of certain specified covenants and agreements set forth in the Purchase Agreement that contemplate action following the consummation of the Sale, and, for a period of 60 days following the consummation of the Sale, Euromoney may bring a claim against TheStreet for any breach by TheStreet of its pre-closing covenants and agreements relating to the conduct of the B2B Business between the signing of the Purchase Agreement and the completion of the Sale and the elimination of intercompany items.

Covenants Relating to the Conduct of the B2B Business

TheStreet has undertaken customary covenants in the Purchase Agreement relating to the conduct of the B2B Business prior to the completion of the Sale. In general, TheStreet has agreed, among other things, to use its reasonable best efforts to operate the B2B Business in the ordinary course and in accordance with past practice, to use commercially reasonable efforts, with respect to the B2B Business, to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, vendors, regulators and others having business relationships with The Deal or its subsidiaries and to cause any accounts of The Deal and its subsidiaries denominated in pounds sterling to maintain cash balances of no more than £1,000,000 in the aggregate. In addition, prior to the completion of the Sale, TheStreet has agreed that it will not (and will cause The Deal and its subsidiaries not to) take any of the following actions with respect to the B2B Business and The Deal, subject to specified exceptions, without the prior written consent of Euromoney (which consent shall not be unreasonably conditioned, withheld, delayed or denied):

•	(i) change or amend the certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or any other organizational document of The Deal or any of its subsidiaries, except as otherwise required by law; (ii) authorize for issuance, issue, grant, sell, redeem, deliver, dispose of, pledge or otherwise encumber any equity securities of The Deal or any of its subsidiaries; or (iii) effect any liquidation, dissolution, reorganization, recapitalization, reclassification, stock split or like change in the capitalization of any of The Deal or its subsidiaries;
•	(i) except for dividends or distributions of cash paid in full prior to the closing of the Sale (and provided, in such case, that certain minimum levels of cash are maintained), make, pay, set aside or declare any dividend or distribution, other than a dividend or distribution solely involving The Deal or any of its subsidiaries, or (ii) other than to effect specified cash balances, make, pay, set aside or declare any dividend or distribution solely among The Deal and any of its subsidiaries to the extent any such dividend or distribution would cause cash held in United States dollars immediately prior to such dividend or distribution to be held in British pounds immediately following such dividend or distribution, or vice versa, if done solely for the purpose of benefitting from the exchange rate provided in the Purchase Agreement;
•	make any capital expenditures or acquire or construct any fixed assets in excess of $100,000;
•	except in the ordinary course of business, (i) renew on terms less favorable to The Deal or its subsidiaries (including as to pricing), fail to renew (in the case of an auto-renewing contract), materially adversely modify or terminate (excluding any expiration in accordance with its terms) any material contract of the B2B Business or any material insurance policy of The Deal or its subsidiaries, (ii) enter into any contract in an amount in excess of $100,000, having a term of longer than one year or that if entered into prior to the date of the Purchase Agreement would be a material contract of the B2B Business, or (iii) grant, release, relinquish or waive any material right under any such contract;
•	sell, assign, transfer, convey, lease or otherwise dispose of or exclusively license to a third party any material assets or properties of The Deal or its subsidiaries;

•	except in the ordinary course of business consistent with past practice with respect to non-officer employees of the B2B Business, as required by law or as required by the written terms of any existing benefit plan of The Deal or its subsidiaries, make, grant, promise or enter into any agreement to provide any severance or termination pay or increase in the cash compensation of any employee or service provider of the B2B Business;
•	hire, promote, change the title of, or terminate the employment of any employee of the B2B Business who is an officer;
•	except as required by law, adopt, enter into, terminate or amend any employee benefit plan (or any funding arrangement with respect to any benefit plan) of TheStreet with respect to any employee or service provider of the B2B Business;
•	enter into any labor, collective bargaining or similar agreement with respect to employees of the B2B Business;
•	with respect to any employee or service provider of the B2B Business, make, grant, promise or enter into any agreement to provide any bonus, incentive, retention, change of control or other similar payment;
•	with respect to any employee or service provider of the B2B Business, make, grant, promise or enter into any agreement to provide any equity or equity-based compensation;
•	with respect to any employee or service provider of the B2B Business, except as required by the written terms of any existing employee benefit plan of TheStreet in which an employee or service provider of the B2B Business participates or is covered or applicable law, fund or accelerate the vesting or payment of any compensation or benefits under any existing employee benefit plan;
•	(i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof or (ii) purchase or otherwise acquire (whether by merger or otherwise), or lease or license, any property or assets, in whole or in part, other than de minimis personal property or assets or in the ordinary course of business;
•	make any material loans or material advances of money to any person other than The Deal and its subsidiaries, except for advances to employees or officers of The Deal or any of its subsidiaries for expenses incurred in the ordinary course of business;
•	(i) change any tax election (other than the tax election with respect to BoardEx LLC described below under “—Conditions to the Completion of the Sale”) or amend a material tax return, enter into any settlement of any material claim or assessment in respect of taxes, apply for any extension of time to file any tax return or pay any tax, extend or waive the limitation period applicable to any claim or assessment in respect of taxes, or waive any entitlement to any tax refund or credit, or (ii) except as required or permitted by GAAP, make any change to any accounting principles, methods or practices;
•	make any material change to any of the working capital management practices of The Deal or its subsidiaries, including with respect to cash (except as permitted with respect to distributions as described above), current assets and current liabilities, and materially deviating from or materially altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable or delaying payments of current liabilities as compared to contractual terms;
•	waive, release, assign, settle or compromise any action pending or threatened against The Deal or any of its subsidiaries or any of their respective directors or officers in an amount in excess of $50,000, individually, or $250,000 in the aggregate, or where the settlement of such action would impose restrictions (other than de minimis restrictions, provided that such de minimis restrictions do not include non-compete or similar restrictions) on the operations of, or impose any material equitable relief on, The Deal or any of its subsidiaries;

•	commence any action (other than any internal audit, examination, or formal investigation) by The Deal or any of its subsidiaries, except for the collection of any payment owed to The Deal or any of its subsidiaries or any action in connection with the defense of an action pending against The Deal or any of its subsidiaries;
•	issue any note, bond, or other debt security in a material amount or create, incur, assume, or guarantee any material indebtedness for borrowed money or material capitalized lease obligation, in each case, outside the ordinary course of business; or
•	enter into any agreement, or otherwise become obligated, to take any of the foregoing actions.

Further, prior to the closing of the Sale, TheStreet has agreed that:

•	it will, and will cause its subsidiaries to, settle under and thereafter terminate and eliminate, subject to specified exceptions, all contracts and obligations between The Deal or any of its subsidiaries, on the one hand, and TheStreet or any of its subsidiaries (other than The Deal and its subsidiaries), on the other hand;
•	it will take or cause to be taken such action as is necessary or appropriate to transfer, assign or convey to The Deal or any of its subsidiaries certain specified assets of the B2B Business owned or held by TheStreet or any of its affiliates (other than The Deal or its subsidiaries) and to transfer, assign or convey to TheStreet or any of its affiliates (other than The Deal or its subsidiaries) any assets owned or held by The Deal that are excluded from the B2B Business;
•	it will use commercially reasonable efforts to obtain the assignment to The Deal all rights in certain intellectual property created or developed for use in or by the B2B Business;
•	it will use commercially reasonable efforts to (i) resolve certain specified information technology matters prior to the closing of the Sale and (ii) commence resolution of certain other specified information technology matters with scheduled resolution dates falling after the closing date;
•	it will cause The Deal and its subsidiaries to prepare and file all tax returns for taxable periods ending on or before the closing of the Sale that are due on or before the closing (including applicable extensions) and pay, prior to closing, all taxes shown as due on such tax returns;
•	to the extent not paid in full prior to closing, it will be responsible for the payment of any remaining portion of performance bonuses for employees of the B2B Business in respect of fiscal year 2018 in accordance with the terms of the relevant employee benefit plan; and
•	it will take such action as necessary to (i) transfer the employment of certain B2B Business Employees who are also employees of TheStreet or its affiliates to The Deal or one of its subsidiaries or to Euromoney or one of its affiliates, (ii) terminate or extend offers of employment with TheStreet to all employees of The Deal or any of its subsidiaries other than the B2B Business Employees and pay any severance or similar obligations resulting from such termination or transfer, (iii) assign certain service contracts with TheStreet to The Deal or one of its subsidiaries, such that such contracts will be fully enforceable by The Deal or one of its subsidiaries and (iv) fully vest, effective as of the closing of the Sale, each B2B Business Employee in his or her account balance under any employee benefit plan of TheStreet in which such employee participates or is covered that has a cash or deferred arrangement (including with respect to all employer contributions) and his or her interest under any employee benefit plan that is a non-qualified deferred compensation plan (see also the section above entitled “—Employment Matters”).

Prior to the closing of the Sale, TheStreet will, and will cause The Deal and its subsidiaries to, subject to certain limitations, give Euromoney and its representatives reasonable access to and the right to inspect the offices, properties, books, contracts, commitments, tax returns, records, appropriate employees and personnel, agents, accountants, auditors, officers and other representatives of The Deal and its subsidiaries, and furnish Euromoney and its representatives with all reasonably requested financial and operating data and other information concerning the affairs of The Deal and its subsidiaries. The confidentiality agreement between the parties remains in full force and effect until the closing of the Sale and will apply to all such information shared with Euromoney. For a period of three years from the closing date of the Sale, in respect of confidential information relating to The Deal and the B2B Business, or for such longer period required under applicable law or pursuant to any contract in effect as of the closing, and indefinitely with respect to trade secrets owned by The Deal or its subsidiaries or used exclusively by the B2B Business, TheStreet will, and will cause its subsidiaries and its and their respective representatives to, hold in confidence all confidential information concerning The Deal and its subsidiaries and the B2B Business, subject to customary exceptions.

TheStreet has also agreed to give prompt notice to Euromoney of (a) any notice or other communication from any third party alleging that the consent of such third party is required in connection with the transactions contemplated by the Purchase Agreement (to the extent that the failure to obtain such approval would reasonably be expected to materially interfere with, prevent or materially delay the consummation of the transactions contemplated by the Purchase Agreement), (b) any actions commenced or, to the knowledge of TheStreet, threatened, against TheStreet or The Deal or its subsidiaries, as applicable, that are related to the Purchase Agreement or the transactions contemplated thereby (to the extent that such action would reasonably be expected to materially interfere with, prevent or materially delay the consummation of the transactions contemplated by the Purchase Agreement) or (c) any effect, event, occurrence, circumstance or change that, to the knowledge of TheStreet, would constitute a breach of any representation or warranty or covenant of TheStreet contained in the Purchase Agreement that would reasonably be expected to result in any of the conditions to the closing of the Sale to not be satisfied.

Public Announcements

During the pre-closing period, TheStreet and Euromoney have agreed not to issue any public release or announcement concerning the Purchase Agreement and the transactions contemplated thereby without the prior consent of the other party, other than announcements as may be required to comply with applicable law or the requirements of any applicable stock exchange.

Efforts to Obtain Governmental and Regulatory Consents and Other Third-Party Consents and Approvals

TheStreet and Euromoney have further agreed to use reasonable best efforts to obtain all governmental and regulatory consents and all material consents and approvals of third parties that any of Euromoney, TheStreet or their respective affiliates are required to obtain in order to consummate the transactions contemplated by the Purchase Agreement, and to promptly take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions to closing or otherwise to comply with the Purchase Agreement and to consummate the transaction contemplated thereby as soon as practicable (but in any event prior to the Termination Date). Except as specifically provided for in the Purchase Agreement, TheStreet and Euromoney have agreed to equally share any expense or fee or grant of any concession in connection with obtaining any such consents, authorizations or approvals.

No Solicitation

Subject to certain exceptions described below, prior to the completion of the Sale, TheStreet has agreed that neither it nor any of its subsidiaries will, and will instruct and use its reasonable best efforts to cause its and their respective representatives not to, directly or indirectly:

•	solicit, initiate or knowingly facilitate or encourage any Competing Proposal (as defined below), or the making of any proposal that would reasonably be expected to lead to a Competing Proposal;
•	conduct or participate in any negotiations with, furnish any nonpublic information relating to the B2B Business, The Deal or any of its subsidiaries, afford access to the business, properties, assets, books or records of the B2B Business, The Deal or any of its subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Competing Proposal;
•	engage in discussions with any person with respect to any Competing Proposal;
•	approve or recommend any Competing Proposal;
•	enter into any letter of intent, term sheet, agreement in principle or similar document or any contract, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, option agreement or similar agreement or commitment providing for or relating to any Competing Proposal, or any proposal or offer that would reasonably be expected to lead to a Competing Proposal (an

“Alternative Acquisition Agreement”), or enter into any agreement or agreement in principle requiring TheStreet to abandon, terminate or fail to consummate the transactions contemplated by the Purchase Agreement or breach its obligations thereunder or propose or agree to do any of the foregoing.

Notwithstanding the foregoing limitations, at any time prior to the receipt of the Requisite Stockholder Approval, but not after, if TheStreet receives a bona fide, unsolicited Competing Proposal in writing that a majority of the entire Board of Directors (i) determines in good faith after consultation with TheStreet’s outside legal and financial advisors constitutes, or could reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in, a Superior Proposal (as defined below) and (ii) resolves that the failure to furnish information or participate in discussions or negotiations with the person making such Competing Proposal would be a violation of its fiduciary duties under applicable law, TheStreet may take the following actions: (x) furnish nonpublic information to the third party making such Competing Proposal, if, and only if, prior to so furnishing such information, TheStreet receives from the third party an executed confidentiality agreement having terms not less restrictive on such person than the confidentiality agreement between TheStreet and Euromoney and (y) engage in discussions or negotiations with the third party with respect to the Competing Proposal; provided, however, that TheStreet must provide written notice to Euromoney of such Superior Proposal within 24 hours of receipt of such proposal and as promptly as reasonably practicable following TheStreet taking such actions as described in clauses (x) and (y) above, provide written notice to Euromoney of the determination of the Board of Directors as provided for above.

Under the Purchase Agreement, TheStreet has agreed to include the Seller Recommendation that its stockholders approve the Sale Proposal in the proxy statement for the stockholders’ meeting, provided that TheStreet is not obligated to make such recommendation if the Board of Directors makes a Change of Recommendation (as defined below). Notwithstanding the limitations set forth in the second preceding paragraph, at any time prior to the receipt of the Requisite Stockholder Approval, but not after, the Board of Directors may, on five business days’ prior written notice to Euromoney (which notice includes the forms of agreements pursuant to which the Superior Proposal would be implemented) (the “Superior Proposal Notice Period”), make a Change of Recommendation if (i) TheStreet has otherwise complied with its obligations described in this section, (ii) a majority of the entire Board of Directors has concluded in good faith after consultation with TheStreet’s outside legal and financial advisors that the failure of the Board of Directors to change, qualify, withhold or withdraw the Seller Recommendation would be reasonably likely to be a violation of the directors’ fiduciary duties to TheStreet’s stockholders under applicable law, (iii) TheStreet shall have offered to negotiate in good faith with Euromoney during the Superior Proposal Notice Period, any adjustments in the terms and conditions of the Purchase Agreement proposed by Euromoney so that the Competing Proposal ceases to constitute a Superior Proposal, if TheStreet in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least three business days remain in the Superior Proposal Notice Period subsequent to the time TheStreet notifies Euromoney of any such material revision (it being understood that there may be multiple extensions) and (iv) a majority of the entire Board of Directors shall have resolved, after taking into account the results of such discussions and proposals by Euromoney, if any, that the Competing Proposal remains a Superior Proposal.

Notwithstanding the foregoing limitations, if a majority of the entire Board of Directors has concluded after consultation with TheStreet’s outside legal and financial advisors that a Competing Proposal constitutes a Superior Proposal, and TheStreet has otherwise complied with its obligations described in this section, then the Board of Directors may cause TheStreet or any of its subsidiaries to enter into a binding written agreement with respect to such Superior Proposal and terminate the Purchase Agreement as described below under “—Termination of the Purchase Agreement; Termination Fee.”

TheStreet must promptly notify Euromoney if any proposals, offers or requests for nonpublic information or access to the properties, books or records of The Deal with respect to a Competing Proposal are received by it or any of its representatives and indicate, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and keep Euromoney informed, on a reasonably prompt basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

Nothing set forth in the Purchase Agreement prohibits TheStreet or the Board of Directors from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Board of Directors has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be a violation of its fiduciary duties applicable law; provided, that any such disclosures shall not be a basis, in themselves, for Euromoney to terminate the Purchase Agreement as described below under “—Termination of the Purchase Agreement; Termination Fee” so long as the Board of Directors expressly, and without qualification, reaffirms the Seller Recommendation.

A “Competing Proposal” means any inquiry, proposal or indication of interest in making a proposal or offer by any person or group (other than a proposal or offer by Euromoney or any of its affiliates) for any transaction or series of related transactions involving (i) a merger, consolidation, share exchange, recapitalization, dissolution, business combination or other similar transaction with TheStreet or The Deal or any of its subsidiaries; (ii) the direct or indirect acquisition by any person (other than Euromoney or any of its affiliates) of 15% or more of the fair market value of all of the assets of The Deal and its subsidiaries or of the assets comprising the B2B Business; (iii) the direct or indirect acquisition by any person (other than Euromoney or any of its affiliates) of beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of 15% or more of the outstanding common stock of TheStreet, the membership interests of The Deal or the capital stock of any of The Deal’s subsidiaries; or (iv) any tender offer or exchange offer for 15% or more of the outstanding shares of the common stock of TheStreet or the filing of a registration statement under the Securities Act in connection therewith. Notwithstanding the foregoing, a “Competing Proposal” shall not include any acquisition, sale or analogous transaction for the B2C Business, or any inquiry, proposal or indication of interest in making a proposal or offer with respect thereto.

A “Superior Proposal” means any bona fide, written Competing Proposal made by any person on terms that the Board of Directors determines in good faith, after consultation with its financial and outside legal advisors, are more favorable from a financial point of view to TheStreet’s stockholders than the transactions contemplated by the Purchase Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Competing Proposal, (c) the anticipated timing, conditions and prospects for completion of such Competing Proposal, (d) the other terms and conditions of such Competing Proposal and the implications thereof on TheStreet, including relevant legal, regulatory and other aspects of such Competing Proposal deemed relevant by the Board of Directors; and (e) any revisions to the Purchase Agreement and the transaction proposed by Euromoney during any Superior Proposal Notice Period.

A “Change of Recommendation” means any (i) withdrawal, qualification or modification of the Seller Recommendation in any manner adverse to Euromoney or failure of TheStreet to include the Seller Recommendation in the proxy statement for the stockholders’ meeting, (ii) action or statement by TheStreet or its representatives in connection with the stockholders’ meeting inconsistent with the Seller Recommendation or (iii) failure by the Board of Directors to reaffirm in writing the Seller Recommendation within five business days of a request by Euromoney that they do so.

Conditions to the Completion of the Sale

The obligation of each of TheStreet and Euromoney to complete the Sale is subject to satisfaction of the following conditions:

•	there shall not be in force any law or governmental order entered, promulgated, enforced or issued by any governmental authority or any other legal restraint or prohibition preventing, and no action of any court or other governmental authority of competent jurisdiction seeking to prevent, enjoin or prohibit the consummation of the transactions contemplated by the Purchase Agreement; and
•	the Requisite Stockholder Approval shall have been obtained in accordance with applicable law.

The obligation of Euromoney to complete the Sale is subject to the satisfaction of the following conditions:

•	certain fundamental representations and warranties of TheStreet in the Purchase Agreement shall be true and correct in all but de minimis respects as of the date of the Purchase Agreement and as of the closing date of the Sale, as if made anew at and as of that time (except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date) and all other representations and warranties of TheStreet in the Purchase Agreement shall be true and correct (without giving effect to any qualifications as to materiality or exceptions related to the absence of a material adverse effect) as of the date of the Purchase Agreement and as of the closing date of the Sale, as if made anew at and as of that time (except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date), except for any inaccuracy or omission that does not and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on The Deal;

•	the covenants of TheStreet to be performed at or prior to the closing of the Sale shall have been performed in all material respects;
•	receipt by Euromoney of a certificate signed by an officer of TheStreet, dated the closing date of the Sale, certifying that each of the above two conditions have been fulfilled;
•	since the date of the Purchase Agreement, there shall not have been a material adverse effect of The Deal;
•	TheStreet will have, prior to December 31, 2018, caused the filing of an election to treat BoardEx LLC, a New York limited liability company and wholly owned subsidiary of The Deal, as a disregarded entity for U.S. federal income tax purposes with an effective date that is before December 31, 2018; and
•	receipt by Euromoney of:
○	a payoff letter from each holder of indebtedness of The Deal or its subsidiaries, in form and substance reasonably satisfactory to Euromoney, and an agreement that, if such indebtedness is to be paid to such holder on the closing date of the Sale, such indebtedness shall be repaid in full and that all liens with respect thereto affecting any real or personal property of The Deal or any of its subsidiaries will be released:
○	instruments of conveyance, duly executed in blank, for transfer of all of the membership interests of The Deal, L.L.C. held by TheStreet, free and clear of all liens other than certain permitted liens;
○	a certificate with respect to The Deal’s status as a “United States real property holding corporation”;
○	each of the Intellectual Property Assignment Agreement, the Transition Services Agreement, the Non-Solicitation and Non-Competition Agreement and the Escrow Agreement (see also the sections below entitled “—Transition Services Agreement,” “—Non-Solicitation and Non-Competition Agreement” and “—Escrow Agreement”), duly executed by TheStreet;
○	written resignations by each director or officer of The Deal or any of its subsidiaries designated by Euromoney at least three days prior to the closing of the Sale, provided that any such resignation of an officer shall not apply to the officer’s employment with The Deal or any of its subsidiaries; and
○	all other documents required to be delivered by TheStreet on or prior to the closing of the Sale pursuant to the Purchase Agreement.

The obligation of TheStreet to complete the Sale is subject to the satisfaction of the following conditions:

•	certain fundamental representations and warranties of Euromoney in the Purchase Agreement shall be true and correct in all but de minimis respects as of the date of the Purchase Agreement and as of the closing date of the Sale, as if made anew at and as of that time (except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date) and all other representations and warranties of Euromoney in the Purchase Agreement shall be true and correct (without giving effect to any qualifications as to materiality or exceptions related to the absence of a material adverse effect) as of the date of the Purchase Agreement and as of the closing date of the Sale, as if made anew at and as of that time (except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date), except for any inaccuracy or omission that does not and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Euromoney;

•	the covenants of Euromoney to be performed at or prior to the closing of the Sale shall have been performed in all material respects;
•	receipt by TheStreet of a certificate signed by an officer of Euromoney, dated the closing date of the Sale, certifying that each of the above two conditions have been fulfilled;
•	Euromoney shall have delivered to (i) TheStreet cash in the amount of the Purchase Price (prior to adjustment pursuant to the Purchase Agreement), less the approximately $0.6 million of the Purchase Price to be deposited in the escrow account pursuant to the Escrow Agreement (the “Escrow Amount”), and (ii) the Escrow Agent cash in the amount of the Escrow Amount;
•	receipt by TheStreet of each of the Intellectual Property Assignment Agreement, the Transition Services Agreement, a deed of adherence relating to Euromoney’s compliance with certain data protection policies following the closing of the Sale and the Escrow Agreement, duly executed by Euromoney;
•	Euromoney shall have repaid, or cause to be repaid, on behalf of The Deal, the estimated amount of indebtedness of The Deal that is to be repaid on the closing date of the Sale and the estimated amount of Transaction Expenses (as defined below), in each case to the extent unpaid as of immediately prior to the closing of the Sale; and
•	all other documents required to be delivered by Euromoney on or prior to the closing of the Sale pursuant to the Purchase Agreement.

“Transaction Expenses” means the fees, costs and expenses of legal counsel, investment bankers, brokers or other third-party representatives incurred or otherwise payable by or on behalf of TheStreet or The Deal or any of its subsidiaries in connection with or relating to the transactions contemplated by the Purchase Agreement, in each case that remain unpaid as of immediately prior to the closing of the Sale, including (a) any fees, costs and expenses of Orrick, Herrington & Sutcliffe LLP (or any of its affiliated firms) and Moelis (or any of its affiliated firms) and any other advisors to TheStreet or The Deal or its subsidiaries, (b) any fees, costs and expenses payable by TheStreet pursuant to the Purchase Agreement and (c) 50% of the fees and expenses payable to the Escrow Agent in connection with the Escrow Agreement; provided that the term “Transaction Expenses” excludes The Deal’s current liabilities, indebtedness and any liabilities under certain severance agreements and transaction bonus agreements. For the avoidance of doubt, “Transaction Expenses” excludes all fees, costs, charges, expenses and obligations that are incurred by Euromoney and its affiliates.

Termination of the Purchase Agreement; Termination Fees

The Purchase Agreement may be terminated and the transactions contemplated by the Purchase Agreement abandoned prior to the completion of the Sale:

•	by the mutual written consent of TheStreet and Euromoney;
•	by written notice to TheStreet from Euromoney if:
○	there is any material breach of any representation, warranty, covenant or agreement on the part of TheStreet set forth in the Purchase Agreement, which has prevented or would prevent the satisfaction of any closing condition, except that, if such breach is curable by TheStreet through the exercise of its reasonable best efforts, then, for a period of up to thirty days after receipt by TheStreet of notice from Euromoney of such breach, but only as long as TheStreet continues to use its reasonable best efforts to cure such breach, such termination shall not be effective, and such termination shall become effective only if such breach is not cured within the applicable period;
○	the closing of the Sale does not occur by the Termination Date, unless Euromoney’s willful breach is the primary reason for the closing not occurring on or before such date; or
○	the consummation of any of the transactions contemplated by the Purchase Agreement is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order of a court of competent jurisdiction, unless Euromoney’s breach of any representation, warranty, covenant or agreement set forth in the Purchase Agreement has been the cause of, or resulted in, the issuance, promulgation or enforcement of such order;

•	by written notice to Euromoney from TheStreet if:
○	there is any material breach of any representation, warranty, covenant or agreement on the part of Euromoney set forth in the Purchase Agreement, which has prevented or would prevent the satisfaction of any closing condition, except that, if such breach is curable by Euromoney through the exercise of its reasonable best efforts, then, for a period of up to thirty days after receipt by Euromoney of notice from TheStreet of such breach, but only as long as Euromoney continues to exercise such reasonable best efforts to cure such breach, such termination shall not be effective, and such termination shall become effective only if such breach is not cured within the applicable period;
○	all of the conditions to the obligations of Euromoney to effect the closing have been satisfied (other than those conditions which by their nature are to be satisfied at the closing) as of the date on which the closing otherwise should have occurred and Euromoney has failed to consummate the closing within three business days following the date on which the closing otherwise should have occurred;
○	the closing of the Sale does not occur by the Termination Date, unless TheStreet’s willful breach is the primary reason for the closing not occurring on or before such date; or
○	the consummation of any of the transactions contemplated by the Purchase Agreement is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order of a court of competent jurisdiction, unless TheStreet’s breach of any representation, warranty, covenant or agreement set forth in the Purchase Agreement has been the cause of, or resulted in, the issuance, promulgation or enforcement of such order;
•	by written notice to TheStreet or Euromoney from the other party if the Requisite Stockholder Approval shall not have been obtained by reason of the failure to obtain such Requisite Stockholder Approval at the Special Meeting or at any adjournment or postponement thereof;
•	by written notice to Euromoney from TheStreet, and subject to the provisions of the Purchase Agreement described above in the third paragraph under “—No Solicitation,” if (i) a majority of the entire Board of Directors has concluded in good faith, after consultation with TheStreet’s outside legal and financial advisors, that a Competing Proposal is a Superior Proposal and authorizes TheStreet to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (ii) concurrently with the termination of the Purchase Agreement, TheStreet enters into an Alternative Acquisition Agreement with respect to a Superior Proposal and (iii) TheStreet, prior to or concurrently with such termination, pays to Euromoney in immediately available funds any fees required to be paid as described below; or
•	by written notice to TheStreet from Euromoney if the Board of Directors makes a Change of Recommendation or TheStreet recommends a Competing Proposal to its stockholders.

TheStreet will be required to pay Euromoney a termination fee of approximately $2.6 million if either:

•	all three of the following events occur:
○	prior to the termination of the Purchase Agreement, any Competing Proposal is publicly proposed or publicly disclosed prior to, and, in each case, not publicly withdrawn at the time of the Special Meeting;
○	the Purchase Agreement has been terminated (i) by TheStreet because the closing has not occurred on or before the Termination Date (but only if at such time Euromoney would not be prohibited from terminating the Purchase Agreement because its willful breach is the primary reason for the closing not occurring on or before such date), (ii) by Euromoney because of TheStreet’s incurable breach of the Purchase Agreement or because the closing has not occurred on or before the

Termination Date (but only if at such time Euromoney’s willful breach is not the primary reason for the closing not occurring on or before such date) or (iii) by either TheStreet or Euromoney because the Requisite Stockholder Approval has not been obtained at the Special Meeting or at any adjournment or postponement thereof; and

○	within 12 months after such termination, any definitive agreement providing for a Qualifying Transaction (as defined below) has been entered into and consummated;
•	TheStreet terminates the Purchase Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; or
•	Euromoney terminates the Purchase Agreement because the Board of Directors made a Change of Recommendation or TheStreet recommended a Competing Proposal to its stockholders.

Such termination fee shall be Euromoney’s sole and exclusive remedy for such termination.

A “Qualifying Transaction” means any transaction or series of related transactions involving (i) a merger, consolidation, share exchange, recapitalization, dissolution, business combination or other similar transaction with TheStreet or The Deal or any of its subsidiaries; (ii) the direct or indirect acquisition by any person (other than Euromoney or any of its affiliates) of 50% or more of the fair market value of all of the assets of The Deal or of the assets comprising the B2B Business; (iii) the direct or indirect acquisition by any person (other than Euromoney or any of its affiliates) of beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of 50% or more of the outstanding common stock of TheStreet, the membership interests of The Deal or the capital stock of any of The Deal’s subsidiaries; or (iv) any tender offer or exchange offer for 50% or more of the outstanding shares of TheStreet’s common stock or the filing of a registration statement under the Securities Act in connection therewith. Notwithstanding the foregoing, a “Qualifying Transaction” shall not include any acquisition, sale or analogous transaction for the B2C Business, or any proposal with respect thereto.

Amendment and Waiver

The Purchase Agreement may be amended or modified in whole or in part only by a duly authorized agreement in writing duly executed in the same manner as the Purchase Agreement and which makes reference to the Purchase Agreement. Either TheStreet or Euromoney may, at any time prior to the closing of the Sale, by duly authorized action waive any of the terms or conditions of the Purchase Agreement by a duly executed agreement in writing. No waiver by any of the parties to the Purchase Agreement of any default, misrepresentation or breach of representation, warranty, covenant or other agreement thereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant thereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the parties to the Purchase Agreement of any of the provisions thereof will be effective unless explicitly set forth in writing and duly executed by the party sought to be charged with such waiver.

Specific Performance

The parties agree that if any provision of the Purchase Agreement were not performed in accordance with the terms thereof or were otherwise breached, irreparable damage may occur for which monetary damages, even if available, would not be an adequate remedy. Accordingly, the parties agree that each party will be entitled to an injunction or injunctions to prevent breaches of the Purchase Agreement and to specifically enforce the terms and provisions of the Purchase Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity.

Expenses

The parties have agreed to allocate certain agreed costs in the Purchase Agreement and, except as otherwise expressly provided in the Purchase Agreement, each party will bear its own expenses incurred in connection with the Purchase Agreement and the transactions contemplated thereby whether or not such transactions are consummated.

Governing Law

The Purchase Agreement, and all claims or causes of action based upon, arising out of, or related to the Purchase Agreement or the transactions contemplated thereby, will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Non-Solicitation and Non-Competition Agreement

In connection with the Purchase Agreement, TheStreet and Euromoney intend to enter into a non-solicitation and non-competition agreement (the “Non-Solicitation and Non-Competition Agreement”) prior to or on the closing date of the Sale. The Non-Solicitation and Non-Competition Agreement provides that until the second anniversary of the closing of the Sale, TheStreet will not, and will cause its subsidiaries (and, with respect to the second bullet below, its affiliates) not to:

•	directly or indirectly solicit or hire (or cause to be directly or indirectly solicited or hired) any Continuing Employee; provided that, the foregoing restriction shall not apply to (i) generalized searches by use of advertising or recruiting efforts (including the use of search firms) that are not specifically targeted at such Continuing Employees or hiring any individual who responds to any such general solicitation, (ii) soliciting or hiring any such Continuing Employee who is no longer employed by Euromoney or any of its affiliates and has not been so employed by Euromoney or its affiliates for at least 120 days (provided, that such 120-day period will not apply with respect to any such Continuing Employee who is no longer employed by Euromoney or its affiliates as a result of broad-based terminations or layoffs of such Continuing Employees) or (iii) soliciting or hiring any such Continuing Employee who contacts TheStreet or any of its subsidiaries on his or her own initiative regarding employment without any solicitation or encouragement from TheStreet or its subsidiaries; provided, however, that the exceptions described in clauses (i) and (iii) above will not apply to certain specified individuals to the extent such individuals are Continuing Employees;
•	directly or indirectly solicit or hire (or cause to be directly or indirectly solicited or hired) any of Jeffrey Davis, Eric Shakun or Cameron Ireland, and the foregoing obligations shall continue to apply to TheStreet’s subsidiaries and affiliates following a sale or transfer of all or part of the outstanding equity interests of, or all or substantially all of the assets of, such subsidiary or affiliate, and in the event of such sale or transfer, TheStreet shall cause the buyer of any such equity interests or assets to enter into an agreement to be bound by the terms of this item and shall grant Euromoney the right to enforce the agreement as a third party beneficiary; or
•	engage in any Competitive Activity (as defined below); provided, however, that the foregoing shall not restrict TheStreet or any of its subsidiaries from acquiring or owning, solely as a passive investment, directly or indirectly, securities or any indebtedness of any company traded on any public or national securities exchange that is engaged in any Competitive Activity if TheStreet or such subsidiary is not a controlling person of, or a member of a group that controls such company and does not, directly or indirectly, beneficially own in the aggregate more than 5% of the outstanding securities or indebtedness of such company. In the event TheStreet or any of its subsidiaries acquires any business or person, the acquisition of which would violate the foregoing restrictions (but for this sentence), TheStreet or such subsidiary shall not be in violation of such restrictions if as soon as practicable, but in any event within 90 days after the closing of such acquisition, TheStreet or such subsidiary commences efforts to divest, and within 12 months after the closing of such acquisition, TheStreet or such subsidiary consummates such divestiture of, the portion of such acquired person or business required in order to comply with such restrictions (but for this sentence).

A “Competitive Activity” means the business of (i) providing coverage to institutional investors, lawyers and other customers on changes in corporate control, including mergers and acquisitions, private equity, corporate activism and restructuring, and related services and including products and services as available as at the date of the Non-Solicitation and Non-Competition Agreement through the service currently known as “The Deal” and (ii) providing relationship capital management services and director, officer and deal-maker data and related services and including products and services as available at the date of the Non-Solicitation and Non-Competition Agreement through the service currently known as “BoardEx.” Under no circumstances shall the following businesses of TheStreet or its subsidiaries be considered a “Competitive Activity”: the business of providing financial news and information, including coverage of the financial markets, economy, industry trends, investment and financial planning, targeted to varying segments of the retail investing public, and related events, which TheStreet refers to as its “Business to Consumer” business, which is led by TheStreet’s namesake website

“TheStreet.com” and includes the activities engaged in by James. J. Cramer as part of his employment with TheStreet, as well as free content and premium subscription products targeting various segments of the retail investing public, as described in TheStreet’s most recent Annual Report on Form 10-K under “Item 1. Business—Our Products and Services—Business-to-Consumer.”

Transition Services Agreement

In connection with the Purchase Agreement, TheStreet and Euromoney intend to enter into a transition services agreement (the “Transition Services Agreement”) prior to or on the closing date of the Sale, pursuant to which TheStreet will provide, or cause to be provided, certain services with respect to the B2B Business to Euromoney, its affiliates and third-party service providers acting on behalf of Euromoney on a transitional basis during the periods and at the prices set forth in the schedule to the Transition Services Agreement.

The Escrow Agreement

In connection with the Purchase Agreement, TheStreet, Euromoney and Citibank, National Association, as escrow agent (the “Escrow Agent”), intend to enter into an escrow agreement (the “Escrow Agreement”) prior to or on the closing date of the Sale, pursuant to which approximately $0.6 million of the Purchase Price will be deposited with the Escrow Agent on the closing date of the Sale into two distinct escrow accounts: (i) $0.1 million to cover potential Purchase Price adjustment payments in Euromoney’s favor under the Purchase Agreement, if any, and (ii) approximately $0.5 million as security for Euromoney’s right to indemnification under the Purchase Agreement for any tax loss. Any remaining escrowed funds of the tax escrow amount will be released to TheStreet on the first business day following January 31, 2020, subject to any pending tax loss claims.

Stockholder Approval of the Sale Proposal

While the B2B Business comprises approximately half of TheStreet’s current revenues and assets, given the magnitude of the purchase price relative to TheStreet’s current market capitalization, the Sale may constitute a sale of substantially all of TheStreet’s property and assets under Section 271 of the DGCL, and we are therefore asking our stockholders to approve the Sale by adopting the following resolution:

“WHEREAS, the Board of Directors has determined that it is expedient and in the best interests of TheStreet and its stockholders for TheStreet to sell the B2B Business on the terms and subject to the conditions set forth in that certain Membership Interest Purchase Agreement, by and between TheStreet and Euromoney Institutional Investor PLC, dated as of December 6, 2018 (the “Purchase Agreement”).

RESOLVED, that the sale of the B2B Business of TheStreet on the terms and subject to the conditions set forth in the Purchase Agreement is hereby approved, authorized and adopted in all respects.”

Required Vote; Recommendation of the Board of Directors

Approval of the Sale Proposal requires the affirmative vote of the holders of a majority of the outstanding common stock of TheStreet entitled to vote on the matter at the Special Meeting (meaning that of the shares of common stock outstanding on the record date for the Special Meeting, a majority of them must be voted “FOR” the Sale Proposal for it to be approved). For purposes of the vote on this Sale Proposal, an abstention, a broker non-vote or a failure to submit a proxy card or vote by telephone, over the Internet or in person at the Special Meeting will have the same effect as voting “AGAINST” the Sale Proposal. The Sale is not contingent upon approval of the other Proposals by TheStreet’s stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE “FOR” THE SALE PROPOSAL.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements are intended to show how the Sale might have affected TheStreet’s historical financial statements if the Sale had been completed at an earlier time. The following unaudited pro forma condensed consolidated financial statements also reflect the recording of the net proceeds from our previous sale of the RateWatch business (“RateWatch”) on June 20, 2018.

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2018, eliminates the B2B Business from TheStreet’s historical assets and liabilities and reflects TheStreet’s financial position as if the Sale of the B2B Business had occurred on September 30, 2018.

The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2018, and the years ended December 31, 2017 and 2016, assume that the sales of the B2B Business and RateWatch were effective as of the beginning of each such period and eliminate the B2B Business and RateWatch from TheStreet’s historical results for each of those periods.

The unaudited pro forma condensed consolidated financial information is presented for informational purposes only and is based upon estimates by TheStreet’s management, which are based upon available information and certain assumptions that TheStreet’s management believes are reasonable as of the date of this proxy statement. The unaudited pro forma condensed consolidated financial information is not necessarily indicative of the condensed consolidated financial position or results of operations that would have been realized had the dispositions of the B2B Business and RateWatch occurred as of the dates indicated, nor is it meant to be indicative of any anticipated condensed consolidated financial position or future results of operations that TheStreet’s B2C Business will experience after the disposition of the B2B Business. In addition, the accompanying unaudited pro forma condensed consolidated statement of operations does not include any expected cost savings or restructuring actions which may be undertaken or achievable subsequent to the disposition of the B2B Business or the effect of any non-recurring activity and one-time transaction related costs. Actual amounts could differ materially from these estimates.

This unaudited pro forma condensed consolidated financial information should be read in conjunction with the accompanying notes and assumptions as well as the following information:

•	Unaudited Condensed Consolidated Financial Statements of TheStreet, and the notes thereto, as of and for the nine months ending September 30, 2018, included in TheStreet’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2018, which is incorporated herein by reference;
•	Audited Consolidated Financial Statements of TheStreet, and the notes thereto, as of and for the year ended December 31, 2017, included in TheStreet’s Annual Report on Form 10-K filed with the SEC on March 13, 2018, which is incorporated herein by reference; and
•	Unaudited Pro Forma Condensed Consolidated Financial Statements of TheStreet giving effect to the disposition of RateWatch, and the notes thereto, as of and for the three months ended March 31, 2018, and for the year ended December 31, 2017, included in TheStreet’s Current Report on Form 8-K filed with the SEC on June 22, 2018.

THESTREET, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	As of September 30, 2018
	Historical	Disposition of B2B Business (2a)	Other Adjustments		Pro forma
ASSETS
Current Assets:
Cash and cash equivalents	$40,833,954	$—	$82,047,693	2(b)	$122,881,647
Accounts receivable, net of allowance for doubtful accounts	4,572,216	2,664,457	—		1,907,759
Other receivables	3,616,486	45,639	—		3,570,847
Prepaid expenses and other current assets	1,615,839	565,048	—		1,050,791
Total current assets	50,638,495	3,275,144	82,047,693		129,411,044
Noncurrent Assets:
Property and equipment, net of accumulated depreciation and amortization	1,602,024	876,837	—		725,187
Marketable securities	1,833,535	—	—		1,833,535
Other assets	1,123,862	1,078,766	—		45,096
Goodwill	23,515,608	2,049,426	—		21,466,182
Other intangibles, net of accumulated amortization	12,608,512	9,813,182	—		2,795,330
Deferred tax asset	1,514,854	1,514,854	—		—
Restricted cash	500,000	—	—		500,000
Total assets	$93,336,890	$18,608,209	$82,047,693		$156,776,374

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,867,612	$436,413	$—		$1,431,199
Accrued expenses	3,999,779	1,174,018	—		2,825,761
Deferred revenue	21,863,890	11,808,745	—		10,055,145
Income taxes payable	—	—	1,732,011	2(c)	1,732,011
Other current liabilities	793,794	112,258	—		681,536
Total current liabilities	28,525,075	13,531,434	1,732,011		16,725,652
Noncurrent Liabilities:
Deferred tax liability	1,046,387	53,579	—		992,808
Other liabilities	1,744,652	218,743	—		1,525,909
Total liabilities	31,316,114	13,803,756	1,732,011		19,244,369

Stockholders’ Equity:
Common stock; $0.01 par value; 100,000,000 shares authorized; 57,330,389 shares issued and 49,609,152 shares outstanding at September 30, 2018	573,304	—	—		573,304
Additional paid-in capital	261,281,003	—	—		261,281,003
Accumulated other comprehensive loss	(5,264,875)	—	—		(5,264,875)
Treasury stock at cost; 7,721,237 shares at September 30, 2018	(13,503,567)	—	—		(13,503,567)
Accumulated deficit	(181,065,089)	—	75,511,229	2(d)	(105,553,860)
Total stockholders’ equity	62,020,776	—	75,511,229		137,532,005
Total liabilities and stockholders’ equity	$93,336,890	$13,803,756	$77,243,240		$156,776,374

See the accompanying notes which are an integral part of these unaudited pro forma condensed consolidated financial statements.

THESTREET, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	For the Nine Months Ended September 30, 2018
	Historical	Disposition of B2B Business (4)	Pro forma
Revenue:
Business to business	$18,866,397	$18,866,397	$—
Business to consumer	20,305,251	—	20,305,251
Total revenue	39,171,648	18,866,397	20,305,251

Operating expense:
Cost of services	16,977,154	6,455,127	10,522,027
Sales and marketing	11,017,781	4,396,837	6,620,944
General and administrative	12,687,396	4,702,000	7,985,396
Depreciation and amortization	3,424,630	2,048,121	1,376,509
Total operating expense	44,106,961	17,602,085	26,504,876
Operating (loss) income	(4,935,313)	1,264,312	(6,199,625)
Net interest income	81,167	18,216	62,951
Net loss before discontinued operations and income taxes	(4,854,146)	1,282,528	(6,136,674)
Income from discontinued operations	1,725,646	11,074	1,714,572
Gain on sale of business, net of tax	27,067,071	173,836	26,893,235
Income before income tax	23,938,571	1,467,438	22,471,133
Benefit (provision) for income taxes	1,083,763	(622,896)	1,706,659
Net income attributable to common stockholders	$25,022,334	$844,542	$24,177,792

Basic net (loss) income per share:
Continuing operations	$(0.08)		$(0.10)
Discontinued operations	0.59		0.59
Basic net income per share	$0.51		$0.49

Diluted net (loss) income per share:
Continuing operations	$(0.08)		$(0.09)
Discontinued operations	0.57		0.57
Diluted net income per share	$0.49		$0.48

Weighted average basic shares outstanding	49,362,018		49,362,018
Weighted average diluted shares outstanding	50,695,450		50,695,450

See the accompanying notes which are an integral part of these unaudited pro forma condensed consolidated financial statements.

THESTREET, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2017
	Historical	Disposition of Prior Business (3)	Disposition of B2B Business (4)	Pro forma
Revenue:
Business to business	$31,450,697	$7,674,549	$23,776,148	$—
Business to consumer	31,018,693	—	—	31,018,693
Total revenue	62,469,390	7,674,549	23,776,148	31,018,693

Operating expense:
Cost of services	27,115,500	1,808,448	7,885,807	17,421,245
Sales and marketing	13,559,393	1,333,105	5,274,233	6,952,055
General and administrative	15,494,219	663,136	5,504,894	9,326,189
Depreciation and amortization	5,132,259	781,545	3,024,580	1,326,134
Restructuring and other charges	470,299	31,035	137,501	301,763
Total operating expense	61,771,670	4,617,269	21,827,015	35,327,386
Operating income (loss)	697,720	3,057,280	1,949,133	(4,308,693)
Net interest income (expense)	46,807	9,514	(13,877)	51,170
Income (loss) before income taxes	744,527	3,066,794	1,935,256	(4,257,523)
Benefit for income taxes	2,808,162	79,836	1,778,429	949,897
Net income (loss)	3,552,689	3,146,630	3,713,685	(3,307,626)
Capital contribution attributable to preferred stockholders	22,367,520	—	—	22,367,520
Net income attributable to common stockholders	$25,920,209	$3,146,630	$3,713,685	$19,059,894

Basic net income per share:
Basic net income per share	$0.69			$0.51

Diluted net income per share:
Diluted net income per share	$0.68			$0.50

Weighted average basic shares outstanding	37,624,103			37,624,103
Weighted average diluted shares outstanding	37,842,479			37,842,479

See the accompanying notes which are an integral part of these unaudited pro forma condensed consolidated financial statements.

THESTREET, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In December 2018, the Company’s Board of Directors approved a plan to sell the B2B Business and the Company signed a definitive agreement to sell the B2B Business for $87.3 million, subject to adjustment, including based on the working capital, cash and the outstanding indebtedness of the B2B Business as of the close. The table below classifies the results of the B2B Business and our RateWatch business (“Prior Business”) sold in June 2018 as discontinued operations in our unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2016.

	For The Year Ended December 31, 2016
	Historical	Disposition of Prior Business(3)	Disposition of B2B Business(4)	Pro forma
Net revenue:
Business to business	$29,323,401	$7,192,707	$22,130,694	$—
Business to consumer	34,176,130	—	—	34,176,130
Total net revenue	63,499,531	7,192,707	22,130,694	34,176,130

Operating expense:
Cost of services	32,440,598	1,981,276	9,351,946	21,107,376
Sales and marketing	15,697,065	1,281,840	5,549,069	8,866,156
General and administrative	16,157,151	903,094	2,306,720	12,947,337
Depreciation and amortization	5,681,563	834,822	3,310,983	1,535,758
Impairment of Goodwill	11,583,000	—	11,583,000	—
Change in fair value of contingent consideration	(1,807,945)	—	(1,893,970)	86,025
Restructuring and other charges	959,686	180,515	—	779,171
Total operating expense	80,711,118	5,181,547	30,207,748	45,321,823
Operating loss	(17,211,587)	2,011,160	(8,077,054)	(11,145,693)
Net interest (expense) income	(34,121)	—	(90,866)	56,745
Loss before income taxes	(17,245,708)	2,011,160	(8,167,920)	(11,088,948)
Provision for income taxes	(269,007)	(6,978)	369,179	(631,208)
Net loss	(17,514,715)	2,004,182	(7,798,741)	(11,720,156)
Preferred stock cash dividends	—	—	—	—
Net loss attributable to common stockholders	$(17,514,715)	$2,004,182	$(7,798,741)	$(11,720,156)

Basic net loss per share:	$(0.50)			$(0.33)

Diluted net loss per share:	$(0.50)			$(0.33)

Weighted average basic shares outstanding	35,236,113			35,236,113
Weighted average diluted shares outstanding	35,236,113			35,236,113

See the accompanying notes which are an integral part of these unaudited pro forma condensed consolidated financial statements.

THESTREET, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Sales Transaction

On December 6, 2018, TheStreet, Inc. (“TST” or “the Company”) and Euromoney Institutional Investors PLC (“Purchaser”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”). Under the Purchase Agreement, Purchaser will acquire, upon the terms and subject to the conditions of the Purchase Agreement, all of the Company’s institutional business units, which include The Deal and BoardEx (the “B2B Business”), for cash consideration of $87.3 million, subject to adjustment, including based on the working capital, cash and the outstanding indebtedness of the B2B Business as of the close (the “Sale Transaction”).

2.	Unaudited Pro Forma Adjustments

The following notes describe the basis for and/or assumptions regarding the pro forma adjustments included in the Company’s unaudited pro forma statements.

(a)	Recording of the disposition of the B2B Business. The amounts include the assets and liabilities attributable to the B2B Business being sold.
(b)	Recording of the sale proceeds, net of estimated transaction related expenses.
Pro Forma Adjustment
Cash proceeds of the sale	$87,300,000
Less: Estimated transaction costs*	5,252,307
Total cash proceeds less transaction costs	$82,047,693
*	Within the estimated transaction costs are approximately $1.9 million of bonus expense to certain employees contingent upon the closing of the transaction.
(c)	The table below represents the tax expense and related taxes payable associated with the sale of TST’s B2B Business.
Income tax expense at statutory rates	$20,457,696
Book tax difference	(3,353,749)
Benefit from net operating loss utilization	(15,371,936)
Total income tax payable	$1,732,011

The Company used a combined federal and state rate of 26.45% which represents the stand-alone tax associated with the B2B Business adjusted for the impact of the book tax differences and utilization of the net operating loss carryforwards.

The Company estimates the taxable income of $64.6 million with respect to the gain on sale of certain assets and liabilities of the B2B Business to be fully offset by federal net operating losses. The Company has approximately $173 million of federal net operating losses as of December 31, 2017. The Company estimates that after utilizing state and local net operating losses they will incur state and local income, capital and minimum taxes of approximately $1.7 million. The Company has historically provided for a full valuation allowance against the aforementioned tax attributes. The corresponding release of the valuation allowance as a result of the utilization of such tax attributes will result in an estimated federal and state and local deferred income tax effect of zero.

(d)	The estimated gain on the sale of the B2B Business if we had completed the sale as of September 30, 2018 is as follows:
Net cash proceeds (Note b)	$82,047,693
Net assets sold	4,804,453
Pre-tax gain on sale	77,243,240
Tax expense	1,732,011
After-tax gain on sale	$75,511,229

This estimated gain has not been reflected in the pro forma condensed consolidated statement of operations as it is considered to be nonrecurring in nature and is reflected within equity on the balance sheet for the period ended September 30, 2018. No adjustment has been made to the sale proceeds to give effect to any potential post-closing adjustments under the terms of the Sale Transaction.

3.	Disposition of Prior Business

Represents results of operations for the fiscal year ended December 31, 2017 of RateWatch which was sold by the Company on June 20, 2018. The sale of RateWatch was previously reported in a current report on Form 8-K filed June 22, 2018, and the Form 8-K report included unaudited pro forma financial statement information giving effect to the sale. Tax effects have been determined based on the effective tax rates for RateWatch in effect during the periods presented.

4.	Discontinued Operations

The financial results of the B2B Business and corporate adjustments, net of income taxes, have been removed to reflect the effects of the disposition and the retrospective presentation as discontinued operations in future filings.

The following table presents the financial results for the B2B Business for the periods ended September 30, 2018 and December 31, 2017:

(Unaudited)	For the Year Ended December 31, 2017	For the Nine Months Ended September 30, 2018
Revenue	$23,776,148	$18,866,397
Operating expense:
Cost of services	7,885,807	6,455,127
Sales and marketing	5,274,233	4,396,837
General and administrative	5,504,894	4,702,000
Depreciation and amortization	3,024,580	2,048,121
Restructuring and other charges	137,501	—
Total operating expense	21,827,015	17,602,085
Operating income	1,949,133	1,264,312
Net interest (expense) income	(13,877)	18,216
Net income before income taxes	1,935,256	1,282,528
Benefit (provision) for income taxes	1,778,429	(622,896)
Net income	$3,713,685	$659,632

In addition to the above operating results, the Disposition of the B2B Business as of September 30, 2018 includes pro forma adjustments of $11,074 and $173,836 to income from discontinued operations and gain on sale of business, respectively. These adjustments reflect the impact of the Disposition of the B2B Business on the intraperiod tax allocation computed on historical results as of September 30, 2018.

UNAUDITED COMBINED FINANCIAL STATEMENTS OF THE B2B BUSINESS

The accompanying unaudited combined financial statements of TheStreet’s B2B Business, consisting of The Deal and BoardEx (or “The Deal/BoardEx”) business products, include only the assets and liabilities of the B2B Business which are being acquired and assumed by Euromoney as a result of the Sale and the revenue and expenses which are related to those specific assets and liabilities.

The accompanying unaudited combined financial statements have been prepared from TheStreet’s historical accounting records and do not purport to reflect the revenue and expenses that would have resulted if the B2B Business had been a separate, standalone business during the periods presented. Although management has estimated allocations of certain corporate administrative and public company costs to the B2B Business, such allocations are not necessarily indicative of the actual costs that the B2B Business would have incurred had it been a standalone entity.

As a product line of TheStreet, the B2B Business is dependent upon TheStreet for all of its working capital and financing requirements.

The unaudited combined financial statements of the B2B Business consist of:

•	Unaudited Combined Balance Sheets as of September 30, 2018, and December 31, 2017 and 2016;
•	Unaudited Combined Statements of Operations for the nine months ended September 30, 2018 and 2017, and the years ended December 31, 2017 and 2016;
•	Unaudited Combined Statements of Comprehensive Income (Loss) for the nine months ended September 30, 2018 and 2017, and for the years ended December 31, 2017 and 2016;
•	Unaudited Combined Statements of Stockholders’ Equity for the nine months ended September 30, 2018, and for the years ended December 31, 2017 and 2016; and
•	Unaudited Combined Statements of Cash Flows for the nine months ended September 30, 2018 and 2017, and the years ended December 31, 2017 and 2016.

The unaudited combined financial statements of the B2B Business should be read in conjunction with the accompanying notes and assumptions as well as the following information:

•	Unaudited Condensed Consolidated Financial Statements of TheStreet, and the notes thereto, as of and for the nine months ending September 30, 2018, included in TheStreet’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2018, which is incorporated herein by reference; and
•	Audited Consolidated Financial Statements of TheStreet, and the notes thereto, as of and for the year ended December 31, 2017, included in TheStreet’s Annual Report on Form 10-K filed with the SEC on March 13, 2018, which is incorporated herein by reference.

THE DEAL/BOARDEX
UNAUDITED COMBINED BALANCE SHEETS

	September 30, 2018	December 31, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$6,580,130	$5,652,245	$4,760,032
Accounts receivable, net of allowance for doubtful accounts of $95,017 at September 30, 2018, $82,271 at December 31, 2017 and $100,943 at December 31, 2016	2,664,457	2,164,687	2,313,222
Other receivables	45,639	84,901	98,193
Prepaid expenses and other current assets	565,048	395,850	208,843
Total current assets	9,855,274	8,297,683	7,380,290
Noncurrent Assets:
Property and equipment, net of accumulated depreciation and amortization of $634,183 at September 30, 2018, $551,327 at December 31, 2017 and $303,596 at December 31, 2016	876,837	1,117,676	1,430,858
Other assets	1,078,766	273,705	250,887
Goodwill	2,049,426	2,102,290	1,865,909
Other intangibles, net of accumulated amortization of $9,364,443 at September 30, 2018, $8,404,002 at December 31, 2017 and $6,136,379 at December 31, 2016	9,813,182	10,451,036	11,337,780
Deferred tax asset	1,514,854	1,865,453	—
Total assets	$25,188,339	$24,107,843	$22,265,724
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$436,413	$295,482	$220,524
Accrued expenses	1,174,018	1,093,657	1,452,987
Deferred revenue	11,808,745	10,306,325	9,519,404
Other current liabilities	112,258	129,861	152,930
Total current liabilities	13,531,434	11,825,325	11,345,845
Noncurrent Liabilities:
Deferred tax liability	53,579	—	—
Other liabilities	218,743	51,154	70,882
Total liabilities	13,803,756	11,876,479	11,416,727
Stockholders’ Equity:
Total stockholders’ equity	11,384,583	12,231,364	10,848,997
Total liabilities and stockholders’ equity	$25,188,339	$24,107,843	$22,265,724

See the accompanying notes which are an integral part of these unaudited combined financial statements.

THE DEAL/BOARDEX
UNAUDITED COMBINED STATEMENTS OF OPERATIONS

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2018	2017	2017	2016
Net revenue:
The Deal	$8,892,360	$8,828,422	$11,992,963	$12,373,896
BoardEx	9,974,037	8,589,831	11,783,186	9,756,799
Total net revenue	18,866,397	17,418,253	23,776,149	22,130,695
Operating expense:
Cost of services	7,023,059	6,771,359	9,073,783	11,231,012
Sales and marketing	4,999,420	4,066,305	5,509,290	5,696,221
General and administrative	6,590,151	5,728,479	7,410,726	7,182,719
Depreciation and amortization	2,074,181	2,196,578	2,896,542	3,046,018
Restructuring and other charges (gain)	—	—	137,501	(1,893,970)
Asset impairment	—	—	—	11,582,999
Total operating expense	20,686,811	18,762,721	25,027,842	36,844,999
Operating loss	(1,820,414)	(1,344,468)	(1,251,693)	(14,714,304)
Net interest (expense) income	37,688	(9,281)	(1,375)	(90,867)
Loss before income taxes	(1,782,726)	(1,353,749)	(1,253,068)	(14,805,171)
Benefit (provision) for income taxes	(443,144)	(41,097)	1,778,429	369,179
Net income (loss)	$(2,225,870)	$(1,394,846)	$525,361	$(14,435,992)

See the accompanying notes which are an integral part of these unaudited combined financial statements.

THE DEAL/BOARDEX
UNAUDITED COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	For the Year Ended December 31,		For the Nine Months Ended September 30,
	2017	2016	2018	2017
Net income (loss)	$525,361	$(14,435,992)	$(2,225,870)	$(1,394,846)
Foreign currency translation gain (loss)	922,655	(3,859,279)	(572,760)	842,265
Comprehensive income (loss)	$1,448,016	$(18,295,271)	$(2,798,630)	$(552,581)

See the accompanying notes which are an integral part of these unaudited combined financial statements.

THE DEAL/BOARDEX
UNAUDITED COMBINED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Parent Company Net Investment	Accumulated Other Comprehensive Loss	Total
Balance at January 1, 2016	$30,503,035	$(1,739,026)	$28,764,009
Net loss	(14,435,992)	—	(14,435,992)
Net transfer from Parent	380,259	—	380,259
Other comprehensive loss	—	(3,859,279)	(3,859,279)
Balance at December 31, 2016	16,447,302	(5,598,305)	10,848,997
Net income	525,361	—	525,361
Net transfer to Parent	(65,649)	—	(65,649)
Other comprehensive income	—	922,655	922,655
Balance at December 31, 2017	16,907,014	(4,675,650)	12,231,364
Net loss	(2,225,870)	—	(2,225,870)
Net transfer from Parent	1,951,849	—	1,951,849
Other comprehensive loss	—	(572,760)	(572,760)
Balance at September 30, 2018	$16,632,993	$(5,248,410)	$11,384,583

See the accompanying notes which are an integral part of these unaudited combined financial statements.

THE DEAL/BOARDEX
UNAUDITED COMBINED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,		For the Nine Months Ended September 30,
	2017	2016	2018	2017
Cash Flows from Operating Activities:
Net income (loss)	$525,361	$(14,435,992)	$(2,225,870)	$(1,394,846)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation expense	58,774	85,193	178,404	46,785
Provision for doubtful accounts	(22,602)	16,874	13,167	(292)
Depreciation and amortization	2,896,542	3,046,018	2,074,181	2,196,578
Impairment charges	—	11,582,999	—	—
Deferred taxes	(1,966,355)	(507,995)	332,215	—
Deferred rent	(15,756)	(18,470)	140,747	(14,308)
Changes in operating assets and liabilities:
Accounts receivable	243,124	539,470	(540,857)	(350,057)
Other receivables	14,278	200,018	39,262	49,554
Prepaid expenses and other current assets	(62,971)	(5,596)	(302,155)	(176,315)
Other assets	(4,889)	51,449	(343,724)	(4,889)
Accounts payable	52,769	(4,528)	166,745	59,142
Accrued expenses	(433,368)	680,583	126,182	(566,674)
Deferred revenue	455,822	468,736	1,631,919	1,034,285
Other current liabilities	(39,739)	(122,535)	(711)	(36,522)
Other liabilities	—	—	109,299	—
Net cash provided by operating activities	1,700,990	1,576,224	1,398,804	842,441
Cash Flows from Investing Activities:
Capital expenditures	(998,963)	(1,628,584)	(1,340,277)	(825,222)
Net cash used in investing activities	(998,963)	(1,628,584)	(1,340,277)	(825,222)
Cash Flows from Financing Activities:
Net advancement from Parent	131,310	2,323,962	1,009,568	207,741
Net cash provided by financing activities	131,310	2,323,962	1,009,568	207,741
Effect of exchange rate changes on cash and cash equivalents	58,876	(811,112)	(140,210)	140,843
Net increase in cash and cash equivalents	892,213	1,460,490	927,885	365,803
Cash and cash equivalents, beginning of period	4,760,032	3,299,542	5,652,245	4,760,032
Cash and cash equivalents, end of period	$5,652,245	$4,760,032	$6,580,130	$5,125,835

See the accompanying notes which are an integral part of these unaudited combined financial statements.

THE DEAL/BOARDEX
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS

(1)   Organization, Nature of Business and Summary of Operations and Significant Accounting Policies

The Deal/BoardEx (the “Subsidiary”) business products provide an indispensable source of business intelligence for both high net worth individuals and executives in the top firms in the world. The Deal delivers sophisticated news and analysis on changes in corporate control including mergers and acquisitions, private equity, corporate activism and restructuring. BoardEx is an institutional relationship capital management database and platform which holds in-depth profiles of over 1 million of the world’s most important business leaders. Our Subsidiary business derives revenue primarily from subscription products, events/conferences and information services. The Subsidiary business is a wholly owned subsidiary of TheStreet, Inc. (the “Parent”).

Unaudited Interim Financial Statements

The combined financial statements as of and for the years ended December 31, 2017 and 2016, and the interim periods ended September 30, 2018 and 2017 are unaudited. The unaudited interim financial statements have been prepared on a basis consistent with the Subsidiary’s annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments necessary to state fairly the financial position of the Subsidiary, its results of combined operations and cash flows. The financial data and other financial information disclosed in the notes to the financial statements related to these periods are also unaudited. The results of operations for the nine months ended September 30, 2018 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2018 or for any other future annual or interim period.

There have been no material changes in the significant accounting policies from those that were disclosed in the Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on March 13, 2018.

Standalone financial statements have not been historically prepared for The Deal/BoardEx business. The accompanying combined financial statements have been prepared from the Parent’s historical accounting records and are presented on a “carve out” basis to include the historical financial position, results of operations and cash flows applicable to the Subsidiary business.

The Statements of Operations include all revenues and costs directly attributable to the Subsidiary business as well as an allocation of expenses related to functions and services performed by the centralized Parent organization. These corporate expenses have been allocated to the Subsidiary business based on direct usage or benefit, where identifiable, with the remainder allocated on a pro rata basis of revenues, headcount, or other measures as determined appropriate. The Combined Statements of Cash Flows present these corporate expenses that are cash in nature as cash flows from operating activities, as this is the nature of these costs at the Parent. Non-cash expenses allocated from the Parent include corporate depreciation and amortization and stock-based compensation included as add-back adjustments to reconcile net income (loss) to net cash provided by operating activities.

All of the allocations and estimates in the combined financial statements are based on assumptions that management believes are reasonable. However, the combined financial statements included herein may not be indicative of the financial position, results of operations and cash flows of the Subsidiary business in the future or if the Subsidiary business had been a separate, standalone entity during the years presented.

Organization and Nature of Business

Our Subsidiary’s products have helped diversify our business from primarily serving retail investors to also providing an indispensable source of business intelligence for both high net worth individuals and executives in the top firms in the world. The Deal delivers sophisticated news and analysis on changes in corporate control including mergers and acquisitions, private equity, corporate activism and restructuring. BoardEx is an institutional relationship capital management database and platform which holds in-depth profiles of over 1 million of the world’s most important business leaders.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the combined financial statements in the period they are deemed to be necessary. Significant estimates made in the accompanying combined financial statements include, but are not limited to, the following:

•	useful lives of intangible assets,
•	useful lives of property and equipment,
•	the carrying value of goodwill and intangible assets,
•	allowances for doubtful accounts and deferred tax assets,
•	accrued expense estimates,
•	certain estimates and assumptions used in the allocation of expenses from the Parent to the Subsidiary,
•	reserves for deferred tax assets, and
•	restructuring charges.

Revenue Recognition

Business to business revenue is primarily comprised of subscriptions that provide access to director and officer profiles, relationship capital management services and transactional information pertaining to the mergers and acquisitions environment as well as events/conferences, information services and other miscellaneous revenue.

Subscriptions are generally billed to corporate subscribers, and are generally billed in advance on a quarterly or annual basis. The Subsidiary calculates net subscription revenue by deducting from gross revenue an estimate of potential refunds from cancelled subscriptions as well as chargebacks of disputed credit card charges. Net subscription revenue is recognized ratably over the subscription periods. Deferred revenue relates to payments for subscription fees for which revenue has not been recognized because services have not yet been provided.

Subscription revenue is subject to estimation and variability due to the fact that, in the normal course of business, subscribers may for various reasons contact us to request a refund or other adjustment for a previously purchased subscription.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets. The estimated useful life of computer equipment, computer software and telephone equipment is three years and of furniture and fixtures is five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the respective lease term or the estimated useful life of the asset. If the useful lives of the assets differ materially from the estimates contained herein, additional costs could be incurred, which could have an adverse impact on the Subsidiary’s expenses.

Capitalized Software and Website Development Costs

The Subsidiary expenses all costs incurred in the preliminary project stage for software developed for internal use and capitalizes all external direct costs of materials and services consumed in developing or obtaining internal-use computer software in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles – Goodwill and Other (“ASC 350”). In addition, for employees who are directly associated with and who devote time to internal-use computer software projects, to the extent of the time spent directly on the project, the Subsidiary capitalizes payroll and payroll-related costs of such employees incurred once the development has reached the applications development stage. For the years ended December 31, 2017 and 2016, the Subsidiary capitalized software development costs totaling approximately $186 thousand and $96 thousand, respectively. For the nine months ended September 30, 2018 and 2017, the Subsidiary capitalized software development costs totaling approximately $514 thousand and $99 thousand, respectively. All costs incurred for upgrades, maintenance and enhancements that do not result in additional functionality are expensed.

The Subsidiary also accounts for its Website development costs under ASC 350, which provides guidance on the accounting for the costs of development of company Websites, dividing the Website development costs into five stages: (1) the planning stage, during which the business and/or project plan is formulated and functionalities, necessary hardware and technology are determined, (2) the Website application and infrastructure development stage, which involves acquiring or developing hardware and software to operate the Website, (3) the graphics development stage, during which the initial graphics and layout of each page are designed and coded, (4) the content development stage, during which the information to be presented on the Website, which may be either textual or graphical in nature, is developed, and (5) the operating stage, during which training, administration, maintenance and other costs to operate the existing Website are incurred. The costs incurred in the Website application and infrastructure stage, the graphics development stage and the content development stage are capitalized; all other costs are expensed as incurred. Amortization of capitalized costs will not commence until the project is completed and placed into service. For the years ended December 31, 2017 and 2016, the Subsidiary capitalized Website development costs totaling approximately $108 thousand and $105 thousand, respectively. For the nine months ended September 30, 2018 and 2017, the Subsidiary capitalized Website development costs totaling approximately $178 thousand and $73 thousand, respectively.

Capitalized software and Website development costs are amortized using the straight-line method over the estimated useful life of the software or Website, which varies based upon the project. For the years ended December 31, 2017 and 2016, amortization expense was approximately $183 thousand and $253 thousand, respectively. For the nine months ended September 30, 2018 and 2017, amortization expense was approximately $288 thousand and $117 thousand, respectively.

Goodwill and Indefinite Lived Intangible Assets

Goodwill represents the excess of purchase price over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Under the provisions of ASC 350, goodwill and indefinite lived intangible assets are required to be tested for impairment on an annual basis and between annual tests whenever circumstances arise that indicate a possible impairment might exist. The Subsidiary performs its annual impairment tests as of October 1 each year. Impairment exists when the carrying amount of goodwill or indefinite lived intangible assets of a reporting unit exceed their implied fair value, resulting in an impairment charge for this excess.

The Subsidiary tests goodwill using a quantitative analysis consisting of a two-step approach. The first step in the quantitative analysis consists of a comparison of the carrying value of each of our reporting units, including goodwill, to the estimated fair value of each of our reporting units using both a market approach and an income approach. The Subsidiary also performed an income approach to confirm the reasonableness of these results using the discounted cash flow methodology. If step one resulted in the carrying value of the reporting unit exceeding the fair value of such reporting unit, we would then proceed to step two which would require us to calculate the amount of impairment loss, if any, that we would record. The calculation of the impairment loss in step two would be equivalent to the reporting unit’s carrying value of goodwill less the implied fair value of such goodwill.

As discussed below, we also used a discounted cash flow methodology, or DCF. Our use of a DCF methodology includes estimates of future revenue based upon budget projections and growth rates which take into account estimated inflation rates. We also develop estimates for future levels of gross and operating profits and projected capital expenditures. Our methodology also includes the use of estimated discount rates based upon industry and competitor analysis as well as other factors. The estimates that we use in our DCF methodology involve many assumptions by management that are based upon future growth projections.

Based upon the annual impairment test performed as of October 1, 2017, the Subsidiary concluded that The Deal/BoardEx estimated fair value exceeded its carrying value by approximately 93%.

Additionally, the Subsidiary evaluates the remaining useful lives of intangible assets each year to determine whether events or circumstances continue to support their useful life. There have been no changes in useful lives of intangible assets for each period presented.

Long-Lived Assets

The Subsidiary evaluates long-lived assets, including amortizable identifiable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Upon such an occurrence, recoverability of assets is measured by comparing the carrying amount of an asset to forecasted undiscounted net cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Management does not believe that there was any impairment of long-lived assets as of September 30, 2018, December 31, 2017 or December 31, 2016.

Income Taxes

The Subsidiary accounts for its income taxes in accordance with ASC 740-10, Income Taxes (“ASC 740-10”). Under ASC 740-10, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases. ASC 740-10 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some or all of the deferred tax assets will not be realized based on all available positive and negative evidence. The Subsidiary released its U.K. valuation allowance as this entity has cumulative income over the last three years and Management believes it is more likely than not that the deferred tax asset will be utilized. As of September 30, 2018, December 31, 2017 and December 31, 2016, the Subsidiary maintains a full valuation allowance against its U.S. deferred tax assets due to its history of pre-tax losses and uncertainty about the timing of and ability to generate taxable income in the future and its assessment that the realization of the deferred tax assets did not meet the “more likely than not” criterion under ASC 740-10. The Subsidiary expects to continue to maintain a full valuation allowance until, or unless, it can sustain a level of profitability that demonstrates its ability to utilize these assets.

ASC 740-10 also prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. Differences between tax positions taken or expected to be taken in a tax return and the benefit recognized and measured pursuant to the interpretation are referred to as “unrecognized benefits.” A liability is recognized for an unrecognized tax benefit because it represents an enterprise’s potential future obligation to the taxing authority for a tax position that was not recognized as a result of applying the provisions of ASC 740-10. As of September 30, 2018, December 31, 2017, September 30, 2017 and December 31, 2016, no liability for unrecognized tax benefits was required to be recorded. Interest costs related to unrecognized tax benefits would be classified within “Net interest expense” in the combined statements of operations. Penalties would be recognized as a component of “General and administrative” expense. There is no interest expense or penalty related to tax uncertainties reported in the combined statements of operations for the periods ended September 30, 2018, December 31, 2017, September 30, 2017 or December 31, 2016.

The Subsidiary files income tax returns in the United States (federal), and in various state and local jurisdictions, as well as in the United Kingdom and India. In most instances, the Subsidiary is no longer subject to federal, state and local income tax examinations by tax authorities for years prior to 2014, and is not currently under examination by any federal, state or local jurisdiction which Management believes could have a material impact on the financial statements. It is not anticipated that unrecognized tax benefits will significantly change in the next twelve months.

Fair Value of Financial Instruments

The carrying amounts of accounts and other receivables, accounts payable, accrued expenses and deferred revenue approximate fair value due to the short-term maturities of these instruments.

Business Concentrations and Credit Risk

Financial instruments that subject the Subsidiary to concentrations of credit risk consist primarily of cash and cash equivalents. The Subsidiary maintains all of its cash and cash equivalents in federally insured financial institutions, and performs periodic evaluations of the relative credit standing of these institutions. As of September 30, 2018, and December 31, 2017 and 2016, the Subsidiary’s cash and cash equivalents primarily consisted of checking accounts and money market funds.

For the nine months ended September 30, 2018, the year ended December 31, 2017, the nine months ended September 30, 2017 and the year ended December 31, 2016, no individual client accounted for 10% or more of combined revenue. As of September 30, 2018, one individual client accounted for more than 10% of our gross accounts receivable balance. As of December 31, 2017 and 2016, no individual clients accounted for more than 10% of our gross accounts receivable balance.

The Subsidiary’s customers are primarily concentrated in the United States and Europe, and we carry accounts receivable balances. The Subsidiary performs ongoing credit evaluations, generally does not require collateral, and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. To date, actual losses have been within management’s expectations.

Foreign Currency

The functional currency of the Subsidiary’s international subsidiaries is the local currency. The financial statements of these subsidiaries are translated into U.S. dollars using period-end rates of exchange for assets and liabilities, historical rates of exchange for equity, and monthly average rates of exchange for the period for revenue and expense. Translation gains (losses) are recorded in accumulated other comprehensive loss as a component of stockholders’ equity. Gains and losses resulting from currency transactions are included in earnings.

Stock-Based Compensation

The Parent maintains certain stock compensation plans for the benefit of certain of its officers, directors and employees, including grants of employee stock options and restricted awards. These combined financial statements include certain expenses of the Parent that were allocated to the Subsidiary business for stock-based compensation. The stock-based compensation expense is recognized over the requisite service period, based on the grant date fair value of the awards and the number of the awards expected to be vested based on service conditions, net of forfeitures. The Subsidiary business’ Combined Balance Sheets do not include any Parent outstanding equity related to these stock-based compensation programs.

Stock-based compensation expense recognized for the nine months ended September 30, 2018, the year ended December 31, 2017, the nine months ended September 30, 2017 and the year ended December 31, 2016 was approximately $178 thousand, $59 thousand, $47 thousand and $85 thousand, respectively.

Basis of Allocation

The Combined Statements of Operations include all revenues and costs directly attributable to the Subsidiary business as well as an allocation of expenses related to functions and services performed by centralized Parent organizations. These corporate expenses have been allocated to the Subsidiary business based on direct usage or benefit, where identifiable, with the remainder allocated on a pro rata basis of revenues, headcount, or other measures as determined appropriate. The Combined Statements of Cash Flows present these corporate expenses that are cash in nature as cash flows from operating activities, as this is the nature of these costs at the Parent. Non-cash expenses allocated from the Parent include corporate depreciation and amortization and stock-based compensation included as add-back adjustments to reconcile net income (loss) to net cash provided by operating activities. Current and deferred income taxes and related tax expense have been determined based on the standalone results of the Subsidiary business by applying Accounting Standards Codification No. 740, Income Taxes (“ASC 740”), to the Subsidiary business’ operations in each country as if it were a separate taxpayer (i.e. following the separate return methodology).

Subsequent Events

The Subsidiary has evaluated subsequent events for recognition or disclosure.

New Accounting Pronouncements

Accounting Pronouncements Adopted

In January 2017, the FASB issued ASU No. 2017-04, Intangibles — Goodwill and Other Simplifying the Test for goodwill Impairment (“ASU 2017-04”). ASU 2017-04 simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. In computing the implied fair value of goodwill under Step 2, an entity had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities (including unrecognized assets and liabilities) following the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Instead, under ASU 2017-04, an entity would perform its goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity would recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. This guidance is effective for annual or interim goodwill impairment tests in fiscal years beginning after December 31, 2019, with early adoption permitted for interim or annual goodwill impairment tests performed after January 1, 2017. The Parent adopted ASU 2017-04 upon the preparation of its annual goodwill impairment test in the fourth quarter of 2017. The adoption of this standard did not have a material impact on the Subsidiary’s combined financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). ASU 2016-15 is intended to add or clarify guidance on the classification of certain cash receipts and payments in the statement of cash flows and to eliminate the diversity in practice related to such classifications. The guidance in ASU 2016-15 is required for annual reporting periods beginning after December 31, 2017, with early adoption permitted. The Parent adopted ASU 2016-15 as of December 31, 2017. The adoption of this standard did not have a material impact on the Subsidiary’s combined financial statements.

In May 2017, the FASB issued ASU No. 2017-09, Compensation – Stock Compensation (“ASU 2017-09”). ASU 2017-09 provides an accounting framework applicable to modifications of share-based payments, and defines a modification as “a change in any of the terms or conditions of a share-based payment award.” The guidance in ASU 2017-09 is required for annual or interim reporting periods beginning after December 31, 2017, with early adoption permitted. The Parent adopted ASU 2017-09 as of December 31, 2017. The adoption of this standard did not have a material impact on the Subsidiary’s combined financial statements.

Recently Issued Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”), which supersedes nearly all existing revenue recognition guidance under GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing GAAP. In addition, this guidance requires new or expanded disclosures related to the judgments made by companies when following this framework and additional quantitative disclosures regarding contract balances and remaining performance obligations. ASU No. 2014-09 may be applied using either a full retrospective approach, under which all years included in the financial statements will be presented under the revised guidance, or a modified retrospective approach, under which financial statements will be prepared under the revised guidance for the year of adoption, but not for prior years. Under the latter method, entities will recognize a cumulative catch-up adjustment to the opening balance of retained earnings at the effective date for contracts that still require performance by the entity.

ASU No. 2014-09 is effective for annual reporting periods beginning after December 15, 2017, including interim periods within those annual reporting periods. The Parent developed an implementation plan to adopt this new guidance, which included an assessment of the impact of the new guidance on its financial position and results of operations. The Parent has substantially completed its assessment and has determined that this standard will have no impact on its financial position or results of operations, except enhanced disclosure regarding revenue recognition, including disclosures of revenue streams, performance obligations, variable consideration and the related judgments and estimates necessary to apply the new standard. On January 1, 2018, the Parent adopted the new accounting standard ASC 606, Revenue from Contracts with Customers and for all open contracts and related amendments as of January 1, 2018 using the modified retrospective method. Results for reporting periods beginning after January 1, 2018 will be presented under ASC 606, while the comparative information will not be restated and will continue to be reported under the accounting standards in effect for those periods.

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02”). ASU 2016-02 establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Parent is in the process of evaluating the effect the standard will have on its financial statements, however the Subsidiary does not lease any office equipment and its office space leases are the only leases with a term longer than 12 months.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”). ASU 2016-13 requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019, with early adoption permitted for interim and annual reporting periods beginning after December 15, 2018. ASU 2016-13 is required to be adopted using the modified retrospective basis, with a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. Based upon the level and makeup of the Parent’s financial receivables, past loss activity and current known activity regarding our outstanding receivables, the Parent does not expect that the adoption of this new standard will have a material impact on the Subsidiary’s combined financial statements.

(2)   Revenues

Adoption of ASC Topic 606, “Revenue from Contracts with Customers”

On January 1, 2018, the Parent adopted Topic 606 using the modified retrospective method applied to those contracts which were not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting under Topic 605.

The Subsidiary recorded an adjustment to opening accumulated deficit of approximately $774 thousand due to the cumulative impact of adopting Topic 606, with the impact primarily related to sales commissions.

Nature of our Services

Business to business subscription revenue is primarily comprised of subscriptions that provide access to director and officer profiles, relationship capital management services and transactional information pertaining to the mergers and acquisitions environment. Other revenue is primarily composed of events/conferences, information services and other miscellaneous revenue.

We provide subscription and advertising services on a global basis to a broad range of clients. Our principal source of revenue is derived from fees for subscription services that is sold on an annual or monthly basis. We measure revenue based upon the consideration specified in the client arrangement, and revenue is recognized when the performance obligations in the client arrangement are satisfied. A performance obligation is a promise in a contract to transfer a distinct service to the customer. The transaction price of a contract is allocated to each distinct performance obligation and recognized as revenue when or as, the customer receives the benefit of the performance obligation. Clients typically receive the benefit of our services as they are performed. Under ASC 606, revenue is recognized when a customer obtains control of promised services in an amount that reflects the consideration we expect to receive in exchange for those services. To achieve this core principal, the Subsidiary applies the following five steps:

1)	Identify the contract with a customer

A contract with a customer exists when (i) the Subsidiary enters into an enforceable contract with a customer that defines each party’s rights regarding the services to be transferred and identifies the payment terms related to these services, (ii) the contract has commercial substance and, (iii) the Subsidiary determines that collection of substantially all consideration for services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. The Subsidiary applies judgment in determining the customer’s ability and intention to pay, which is based on a variety of factors including the customer’s historical payment experience or, in the case of a new customer, published credit and financial information pertaining to the customer.

2)	Identify the performance obligations in the contract

Performance obligations promised in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from the Subsidiary, and are distinct in the context of the contract, whereby the transfer of the services is separately identifiable from other promises in the contract. To the extent a contract includes multiple promised services, the Subsidiary must apply judgment to determine whether promised services are capable of being distinct in the context of the contract. If these criteria are not met the promised services are accounted for as a combined performance obligation.

3)	Determine the transaction price

The transaction price is determined based on the consideration to which the Subsidiary will be entitled in exchange for transferring services to the customer.

4)	Allocate the transaction price to performance obligations in the contract

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. However, if a series of distinct services that are substantially the same qualifies as a single performance obligation in a contract with variable consideration, the Subsidiary must determine if the variable consideration is attributable to the entire contract or to a specific part of the contract. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price basis unless the transaction price is variable and meets the criteria to be allocated entirely to a performance obligation or to a distinct service that forms part of a single performance obligation. The Subsidiary determines standalone selling price based on the price at which the performance obligation is sold separately. If the standalone selling price is not observable through past transactions, the Subsidiary estimates the standalone selling price taking into account available information such as market conditions and internally approved pricing guidelines related to the performance obligations.

5)	Recognize revenue when or as the Subsidiary satisfies a performance obligation

The Subsidiary satisfies performance obligations either over time or at a point in time. Revenue is recognized at the time the related performance obligation is satisfied by transferring a promised service to a customer.

Substantially all of our revenue is recognized over time, as the services are performed. For subscriptions, revenue is recognized ratably over the subscription period.

The following table presents our revenues disaggregated by revenue discipline.

	For the Year Ended December 31,		For the Nine Months Ended September 30,
	2017	2016	2018	2017
Subscription	$21,946,080	$20,484,716	$17,623,318	$16,209,226
Events	1,181,603	1,188,236	915,495	712,409
Other	648,466	457,743	327,584	496,618
	$23,776,149	$22,130,695	$18,866,397	$17,418,253

Deferred Revenues

We record deferred revenues when cash payments are received in advance of our performance, primarily for subscription revenues.

Contract Costs

As of September 30, 2018, the Subsidiary has a total of $998 thousand in assets relating to costs incurred to obtain or fulfill contracts, consisting predominantly of prepaid commissions. Prepaid commissions are amortized over the average customer relationship period. The amortization expense recognized during the nine months ended September 30, 2018 was $102 thousand. There was no impairment loss recognized during the period.

Practical Expedients and Exemptions

The Subsidiary did not apply any practical expedients during the adoption of ASC 606. The Subsidiary elected to use the portfolio method in the calculation of the deferred contract costs.

(3)   Cash and Cash Equivalents

The Subsidiary’s cash and cash equivalents primarily consist of checking accounts and money market funds.

	September 30, 2018	December 31, 2017	December 31, 2016
Total cash and cash equivalents	$6,580,130	$5,652,245	$4,760,032

(4)   Fair Value Measurements

The Subsidiary measures the fair value of its financial instruments in accordance with ASC 820-10, which refines the definition of fair value, provides a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The statement establishes consistency and comparability by providing a fair value hierarchy that prioritizes the inputs to valuation techniques into three broad levels, which are described below:

•	Level 1: Inputs are quoted market prices in active markets for identical assets or liabilities (these are observable market inputs).
•	Level 2: Inputs other than quoted market prices included within Level 1 that are observable for the asset or liability (includes quoted market prices for similar assets or identical or similar assets in markets in which there are few transactions, prices that are not current or vary substantially).
•	Level 3: Inputs are unobservable inputs that reflect the entity’s own assumptions in pricing the asset or liability (used when little or no market data is available).

Financial assets and liabilities included in the Subsidiary’s financial statements and measured at fair value are classified based on the valuation technique level in the table below:

	As of September 30, 2018
	Total	Level 1	Level 2	Level 3
Description:
Cash and cash equivalents(1)	$6,580,130	$6,580,130	$—	$—
Total at fair value	$6,580,130	$6,580,130	$—	$—
	As of December 31, 2017
	Total	Level 1	Level 2	Level 3
Description:
Cash and cash equivalents(1)	$5,652,245	$5,652,245	$—	$—
Total at fair value	$5,652,245	$5,652,245	$—	$—
	As of December 31, 2016
	Total	Level 1	Level 2	Level 3
Description:
Cash and cash equivalents(1)	$4,760,032	$4,760,032	$—	$—
Total at fair value	$4,760,032	$4,760,032	$—	$—
(1)	Cash and cash equivalents, totaling approximately $6.6 million, $5.7 million and $4.8 million as of September 30, 2018, December 31, 2017 and December 31, 2016, respectively, consist primarily of checking accounts and money market funds for which we determine fair value through quoted market prices.

(5)   Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets. The estimated useful life of computer equipment, computer software and telephone equipment is three years and of furniture and fixtures is five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the respective lease term or the estimated useful life of the asset. If the useful lives of the assets differ materially from the estimates contained herein, additional costs could be incurred, which could have an adverse impact on the Subsidiary’s expenses.

Property and equipment as of September 30, 2018, December 31, 2017 and December 31, 2016 consists of the following:

	September 30, 2018	December 31, 2017	December 31, 2016
Computer equipment and software	$575,657	$491,820	$538,866
Furniture and fixtures and telephone equipment	160,015	150,646	146,798
Leasehold improvements	775,348	1,026,537	1,048,790
	1,511,020	1,669,003	1,734,454
Less accumulated depreciation and amortization	634,183	551,327	303,596
Property and equipment, net	$876,837	$1,117,676	$1,430,858

Depreciation and amortization expense for the above noted property and equipment was approximately $677 thousand and $907 thousand for the years ended December 31, 2017 and 2016, respectively. Depreciation and amortization expense for the above noted property and equipment was approximately $243 thousand and $459 thousand for the nine months ended September 30, 2018 and 2017, respectively. The Subsidiary does not include depreciation and amortization expense in cost of services, sales and marketing or general and administrative expense.

(6)   Goodwill and Intangible Assets

The changes in the carrying amount of goodwill were as follows:

Balance as of December 31, 2015	$20,752,851
Reallocation of goodwill	(4,751,414)
Impairment	(11,582,999)
Exchange rate impact	(2,552,529)
Balance as of December 31, 2016	1,865,909
Exchange rate impact	236,381
Balance as of December 31, 2017	2,102,290
Exchange rate impact	(52,864)
Balance September 30, 2018	$2,049,426

The above goodwill rollforward has been adjusted to provide for the reallocation of goodwill among the segments and reporting units, which was completed during 2016.

The Subsidiary’s goodwill and intangible assets and related accumulated amortization as of September 30, 2018, December 31, 2017 and December 31, 2016 consist of the following:

	September 30, 2018	December 31, 2017	December 31, 2016
Total goodwill	$2,049,426	$2,102,290	$1,865,909
Intangible assets subject to amortization:
Customer relationships	$6,918,552	$7,025,465	$6,760,455
Software models	685,000	685,000	685,000
Product databases	9,238,160	9,453,096	8,471,166

	September 30, 2018	December 31, 2017	December 31, 2016
Trade names	732,439	741,470	719,085
Capitalized website and software development	1,603,474	950,007	838,453
Total intangible assets subject to amortization	19,177,625	18,855,038	17,474,159
Less accumulated amortization	(9,364,443)	(8,404,002)	(6,136,379)
Net intangible assets subject to amortization	9,813,182	10,451,036	11,337,780
Total intangible assets	$11,862,608	$12,553,326	$13,203,689

Intangible assets were established through business acquisitions and internally developed capitalized website and software development costs. Definite-lived intangible assets are amortized on a straight-line basis over a weighted-average period of approximately 9.7 years for customer relationships, 5.0 years for software models, 10.0 years for product databases and 8.6 years for trade names. Amortization expense for the nine months ended September 30, 2018 and 2017 totaled $1.7 million and $1.7 million, respectively. Amortization expense for the year ended December 31, 2017 and 2016 totaled $2.2 million and $2.1 million, respectively.

(7)   Accrued Expenses

Accrued expenses as of September 30, 2018, December 31, 2017 and December 31, 2016 consist of the following:

	September 30, 2018	December 31, 2017	December 31, 2016
Payroll and related	$768,238	$532,551	$823,709
Professional fees	50,212	34,403	69,757
Tax related	73,141	190,924	224,766
Retirement plan	170,030	137,703	10,873
All other	112,397	198,076	323,882
Total accrued expenses	$1,174,018	$1,093,657	$1,452,987

(8)   Income Taxes

The Tax Cuts and Jobs Act (the “Tax Act”) was enacted on December 22, 2017. The income tax effects of changes in tax laws are recognized in the period when enacted. The Tax Act provides for significant tax law changes and modifications with varying effective dates, which include reducing the U.S. federal corporate income tax rate from 35% to 21%, creating a territorial tax system (with a one-time mandatory repatriation tax on previously deferred foreign earnings), and allowing for immediate capital expensing of certain qualified property acquired and placed in service after September 27, 2017 and before January 1, 2023.

In response to the enactment of the Tax Act in late 2017, the U.S. Securities and Exchange Commission issued Staff Accounting Bulletin No. 118 (“SAB 118”) to address situations where the accounting is incomplete for certain income tax effects of the Tax Act upon issuance of an entity’s financial statements for the reporting period in which the Tax Act was enacted. Under SAB 118, a company may record provisional amounts during a measurement period for specific income tax effects of the Tax Act for which the accounting is incomplete but a reasonable estimate can be determined, and when unable to determine a reasonable estimate for any income tax effects, report provisional amounts in the first reporting period in which a reasonable estimate can be determined. The Subsidiary has recorded the impact of the tax effects of the Tax Act, relying on reasonable estimates where the accounting is incomplete as of December 31, 2017. As guidance and technical corrections are issued in the upcoming quarters, the Subsidiary will record updates to its original provisional estimates.

The Subsidiary remeasured certain U.S. deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21%.

The Tax Act includes a transition tax on the deemed distribution of previously untaxed accumulated and current earnings and profits of certain of foreign subsidiaries. To determine the amount of the transition tax, the Subsidiary must determine, in addition to other factors, the amount of post-1986 earnings and profits of relevant subsidiaries, as well as the amount of non-U.S. income taxes paid on such earnings. The amount of post-1986 undistributed net earnings and profits of the Subsidiary’s foreign subsidiaries is approximately $0.9 million at December 31, 2017. The Subsidiary will offset this income utilizing tax losses and record a reduction to the valuation allowance to offset this expense.

The Subsidiary accounts for its income taxes in accordance with ASC 740-10. Under ASC 740-10, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases. ASC 740-10 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some or all of the deferred tax assets will not be realized based on all available positive and negative evidence. The Subsidiary has determined that it files U.S. Federal, State and Foreign tax returns and has determined that its major tax jurisdictions are the United States, India and the United Kingdom. Tax years through 2017 remain open due to net operating loss carryforwards and are subject to examination by appropriate taxing authorities.

The Subsidiary is using the separate-return approach to allocate taxes among members of a group that file a combined tax return. In the separate financial statements of the group member the deferred tax asset should be realized on the basis of available evidence related to only that group member. Based on a review of 2012 through 2017 separate company operations, the Subsidiary has a cumulative loss in recent years which is significant negative evidence. Based on all available evidence a full valuation allowance is being applied against the Subsidiary’s US deferred tax assets. The Subsidiary is a disregarded entity for US federal income tax purposes that comprises part of a combined income tax filing group. The U.S. NOL’s of $34.1 million will remain at the parent company level when the reporting company is sold.

The Subsidiary has approximately $10.5 million in U.K. NOLs as of December 31, 2017, which has no expiration. During the fourth quarter ended December 31, 2017, the Subsidiary released its U.K. valuation allowance as it was concluded that this entity has cumulative income over the last three years and Management believes it is more likely than not that the deferred tax asset will be utilized.

The Subsidiary is subject to federal, state and local corporate income taxes. The components of the provision for income taxes reflected on the combined statements of operations are set forth below:

	2017	2016
Current taxes:
Foreign	$197,050	$138,815
Total current tax expense	$197,050	$138,815

Deferred taxes:
U.S. federal	$—	$(154,928)
State and local	—	(353,066)
Foreign	(1,975,479)	—
Total deferred tax benefit	$(1,975,479)	$(507,994)

Total tax benefit	$(1,778,429)	$(369,179)

A reconciliation of the statutory U.S. federal income tax rate to the Subsidiary’s effective income tax rate is set forth below:

	For the Years Ended December 31,
	2017	2016
U.S. statutory federal income tax rate	34.0%	34.0%
Impact of federal rate change	(255.9)%	—
Foreign repatriation	(11.2)%	—
State income taxes, net of federal tax benefit	(96.2)%	4.7%
Foreign tax rate differential	(53.3)%	9.4%
Change to valuation allowance	524.5%	(49.0)%
Naked credit reversal for impairment	—	3.4%
Effective income tax rate	141.9%	2.5%

As a result of the U.S. Tax Cuts and Jobs Act, the Subsidiary included $0.9 million of accumulated earnings of BoardEx in the calculation of 2017 taxable income. The Subsidiary has not provided for foreign withholding taxes on approximately $0.9 million of undistributed earnings from BoardEx as of December 31, 2017 because such earnings are intended to be reinvested indefinitely outside of the United States. If these earnings were distributed, foreign withholding tax of approximately $155 thousand may become due. The foreign earnings that the Subsidiary may repatriate to the United States in any year is limited to the amount of current year foreign earnings and are not made out of historic undistributed accumulated earnings. The amount of current year foreign earnings that are available for repatriation is determined after consideration of all foreign cash requirements including working capital needs, potential requirements for litigation and regulatory matters, and merger and acquisition activities, among others.

Deferred income taxes reflect the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. Significant components of the Subsidiary’s net deferred tax assets and liabilities are set forth below:

	As of December 31,
	2017	2016
Deferred tax assets:
Operating loss carryforward	$12,280,583	$14,480,090
Goodwill	1,918,671	—
Intangible assets	—	3,089,848
Accrued expenses	15,537	16,445
Depreciation	374,366	588,786
Other	45,858	—
Total deferred tax assets	14,635,015	18,175,169

Deferred revenue	—	(8,506)
Intangible assets	(785,034)	(1,144,107)
Total deferred tax liabilities	(785,034)	(1,152,613)
Less: valuation allowance	(11,984,528)	(17,022,556)
Net deferred tax asset	$1,865,453	$—

The Subsidiary has no uncertain tax positions pursuant to ASC 740-10 for the years ended December 31, 2017 and 2016.

For the nine months ended September 30, 2018 the Subsidiary has an effective tax rate of 20.3%. The Subsidiary computed its income tax expense by using an annual estimated effective income tax rate. The U.S. has been excluded from the effective tax rate computation since they have a valuation allowance. In the fourth quarter of 2017 the valuation allowance in the U.K. was reversed, as such the quarterly income tax provision has been computed based on India and U.K. operations.

For the nine months ended September 30, 2017 the Subsidiary has an effective tax rate of 27.6%. The Subsidiary computed its income tax expense by using an annual estimated effective income tax rate. The U.S. and U.K. have been excluded from the effective tax rate computation since both jurisdictions have valuation allowances. The quarterly income tax provision has been computed based on India operations only.

(9)   Stockholders’ Equity

Stock Options

The Parent maintains a number of stock-based compensation programs at the corporate level in which the Subsidiary business’ employees participate. All awards granted under the programs relate to the Parent’s common stock. Accordingly, the amounts presented are not necessarily indicative of future performance and do not necessarily reflect the results that the Subsidiary business would have experienced as an independent, publicly-traded company for the years presented.

The stock-based compensation expense recorded by the Subsidiary business, in the years presented, includes the expense associated with the employees historically attributable to the Subsidiary business’ operations.

Restricted Awards

The Parent is authorized to issue equity incentive awards in the form of Restricted Awards, including Restricted Units and Restricted Stock. Unvested Restricted Awards may not be sold, transferred or assigned. The fair value of the Restricted Awards is measured based upon the market price of the underlying common stock as of the date of grant, reduced by the purchase price of $0.001 per share of the awards. The Restricted Awards generally are subject to vesting over a period of two to four years, and may have opportunities for acceleration for achievement of defined goals. Parent also issued certain Restricted Awards with vesting solely dependent on the achievement of specified performance targets. The fair value of the Restricted Awards is amortized to expense over the awards’ applicable requisite service periods using the straight-line method. In the event that the employee’s employment terminates, or in the case of awards with only performance goals, if those goals are not met, any unvested shares are forfeited and revert to the Parent.

The following table presents stock-based compensation expense included in the Subsidiary business’ Combined Statements of Operations related to the Parent’s stock-based compensation programs which are described in more detail further below:

	For the Year Ended		For the Nine Months Ended
	December 2017	December 2016	September 2018	September 2017
Cost of Services	$10,511	$19,717	$40,844	$8,186
Sales and Marketing	39,318	36,283	120,958	30,514
General and Administrative	8,945	29,193	16,602	8,085
Total	$58,774	$85,193	$178,404	$46,785

(10)   Relationship with Parent and Related Entities

Historically, the Subsidiary business has been managed and operated in the normal course of business consistent with other affiliates of the Parent. Accordingly, certain shared costs have been allocated to the Subsidiary business and reflected as expenses in the standalone combined financial statements. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the historical Parent expenses attributable to Subsidiary for purposes of the standalone financial statements. However, the expenses reflected in the combined financial statements may not be indicative of the actual expenses that would have been incurred during the years presented if the Subsidiary business historically operated as a separate, standalone entity. In addition, the expenses reflected in the combined financial statements may not be indicative of related expenses that will be incurred in the future by the Subsidiary business.

(a)	General Corporate Overhead Allocation

The Parent provides facilities, information services and certain corporate and administrative services to the Subsidiary business. Expenses relating to these services have been allocated to the Subsidiary business and are reflected in the combined financial statements. Where direct assignment is not possible or practical, these costs were allocated on a pro rata basis of revenues, headcount or other measures. The following table summarizes the components of general allocated corporate expenses for the years ended December 31, 2017 and 2016, and for the nine months ended September 2018 and 2017:

	For the Year Ended		For the Nine Months Ended
	December 2017	December 2016	September 2018	September 2017
Cost of Services	$1,453,244	$1,879,066	$1,017,732	$1,208,358
Sales and Marketing	235,057	147,152	620,336	392,207
General and Administrative	4,138,586	4,378,902	4,377,407	3,700,508
Total	$5,826,887	$6,405,120	$6,015,475	$5,301,073

(b)	Cash Management and Financing

The Deal participates in the Parent’s centralized cash management and financing programs. Disbursements are made through centralized accounts payable systems, which are operated by the Parent. Cash receipts are deposited in one centralized account which is maintained by the Parent.

(c)	Intercompany Receivables/Payables

All significant intercompany transactions between the Subsidiary business and the Parent have been included in these combined financial statements and are considered to be effectively settled for cash at the time the transaction is recorded.

(11)   Commitments and Contingencies

Operating Leases and Employment Agreements

The Subsidiary is committed under operating leases, principally for office space, which expire at various dates through January 2026. Certain leases contain escalation clauses relating to increases in property taxes and maintenance costs. Rent expense was approximately $883 thousand and $838 thousand for the years ended December 31, 2017 and 2016, respectively. Rent expense was approximately $813 thousand and $666 thousand for the nine months ended September 30, 2018 and 2017, respectively. As of December 31, 2017, total future minimum cash payments are as follows:

	Payments Due by Year
	Total	3 Months 2018	2019	2020	2021	2022	After 2022
Contractual Obligations:
Operating leases	$1,853,764	$155,761	$344,406	$292,231	$315,488	$336,065	$409,813
Total contractual cash obligations	$1,853,764	$155,761	$344,406	$292,231	$315,488	$336,065	$409,813

Legal Proceedings

The Subsidiary is party to legal proceedings arising in the ordinary course of business or otherwise, none of which is deemed material.

(12)   Restructuring and Other Charges

During the year ended December 31, 2017, the Subsidiary implemented a targeted reduction in force which resulted in restructuring and other charges of approximately $138 thousand.

In August 2015, The Deal received a one-year notice of termination under which the landlord elected to terminate The Deal’s office space lease. As a result, The Deal was no longer obligated to fulfill the original full lease term and recorded an adjustment to its restructuring reserve totaling approximately $1.2 million, which resulted in a restructuring and other charges credit on the Subsidiary’s combined Statements of Operations during the year ended December 31, 2016. Additionally, in August 2016 The Deal received the lease termination fee from the landlord when the office space was vacated resulting in a reduction to restructuring and other charges of approximately $655 thousand.

(13)   Other Liabilities

Other liabilities consist of the following:

	September 30, 2018	December 31, 2017	December 31, 2016
Deferred revenue	$83,404	$59,753	$60,369
Deferred rent	135,339	(8,599)	10,513
	$218,743	$51,154	$70,882

PROPOSAL NO. 2:

THE REVERSE STOCK SPLIT PROPOSAL

We are seeking stockholder approval for a proposal to adopt an amendment to our restated certificate of incorporation to effect a reverse stock split of our issued common stock by a ratio of not less than 1-for-[•] and not more than 1-for-[•], and a proportionate reduction in the number of authorized shares of common stock (the stock split together with the reduction are referred to herein as the “Reverse Stock Split”), such ratio and the implementation and timing of such Reverse Stock Split to be determined in the discretion of the Board of Directors. If the Sale Proposal is not approved or if the Sale does not close, the Board of Directors will abandon the Reverse Stock Split and it will not be implemented. As described elsewhere in this proxy statement, if the Sale is completed, TheStreet expects that a substantial portion of the net proceeds from the Sale, along with a portion of its current cash on hand, will be distributed to TheStreet’s stockholders. Although the Board of Directors has not made any final determination with respect to the timing and amount of such distribution, a distribution to TheStreet’s stockholders will likely have an adverse effect on the market price of TheStreet’s common stock following such distribution. In such an event, TheStreet may not be able to meet the $1.00 minimum bid price requirement of the Nasdaq Capital Market unless we effect a reverse stock split to increase the per share market price of our common stock. Therefore, if this proposal is approved, the Board of Directors may determine to effect the Reverse Stock Split at any time prior to December 31, 2019, in order to maintain our listing on the Nasdaq Capital Market.

The form of the amendment to our restated certificate of incorporation to effect the Reverse Stock Split is attached as Annex C to this proxy statement. Approval of the proposal would permit (but not require) the Board of Directors to effect the Reverse Stock Split by a ratio of not less than 1-for-[•] and not more than 1-for-[•] with the exact ratio to be set within this range as determined by the Board of Directors in its sole discretion, provided that the Sale closes, the Board of Directors must determine to effect the Reverse Stock Split and such amendment must be filed with the Secretary of State of the State of Delaware no later than December 31, 2019. The exact ratio of the Reverse Stock Split will be determined by the Board of Directors prior to the effective time of the Reverse Stock Split and will be publicly announced by us prior to such effective time. We believe that enabling the Board of Directors to set the ratio of the Reverse Stock Split within the stated range will provide us with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for our stockholders. In determining a ratio of the Reverse Stock Split, if any, following the receipt of stockholder approval, the Board of Directors may consider, among other things, factors such as:

•	the historical trading prices and trading volume of our common stock;
•	the status of our common stock listing on the Nasdaq Capital Market and its continued listing standards;
•	the number of shares of our common stock outstanding;
•	the then-prevailing trading price and trading volume of our common stock and the anticipated or actual effect of the Reverse Stock Split on the trading price and trading volume for our common stock;
•	the anticipated effect of a particular ratio on our ability to reduce administrative and transactional costs; and
•	prevailing general market and economic conditions.

The Board of Directors reserves the right to elect to not effect a Reverse Stock Split, including any or all proposed ratios for the Reverse Stock Split, if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of TheStreet and our stockholders.

The Reverse Stock Split would also proportionately reduce the number of authorized shares of common stock. The Reverse Stock Split will not change the number of authorized shares of preferred stock. The Reverse Stock Split will not change the par value of the common stock or the preferred stock.

Background and Reasons for the Reverse Stock Split; Potential Consequences of the Reverse Stock Split

Our common stock is currently quoted on the Nasdaq Capital Market under the symbol “TST.” The standards of the Nasdaq Capital Market require us to maintain, among other things, a $1.00 per share minimum bid price in order to stay in compliance with the continued listing requirements. Although we currently are in compliance, we have in the past failed to comply with the minimum $1.00 per share closing bid price requirement for continued listing on the Nasdaq Capital Market. As described elsewhere in this proxy statement, if the Sale is completed, TheStreet expects that a substantial portion of the net proceeds from the Sale, along with a portion of its current cash on hand, will be distributed to TheStreet’s stockholders. Although the Board of Directors has not made any final determination with respect to the timing and amount of such distribution, a distribution to TheStreet’s stockholders will likely have an adverse effect on the market price of TheStreet’s common stock following such distribution. In such an event, TheStreet may not be able to meet the $1.00 minimum bid price requirement of the Nasdaq Capital Market unless we effect a reverse stock split to increase the per share market price of our common stock. Therefore, if this proposal is approved, the Board of Directors may determine to effect the Reverse Stock Split in order to maintain our listing on the Nasdaq Capital Market if a distribution to TheStreet’s stockholders following the completion of the Sale adversely affects the market price of TheStreet’s common stock and it remains below a level sufficient to maintain compliance with the Nasdaq Capital Market continued listing standards through market trading.

Reducing the number of outstanding shares of our common stock through the Reverse Stock Split would be intended, absent other factors, to increase the per-share market price of our common stock. However, other factors, such as our financial results, market conditions and the market perception of our business, including following the completion of the Sale and any distribution to stockholders, may adversely affect the market price of our common stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the Reverse Stock Split in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split or that the market price of our common stock will not decrease in the future. Accordingly, the total market capitalization of our common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

The Reverse Stock Split would also proportionately reduce the number of shares of common stock that the Board of Directors is authorized to issue under our restated certificate of incorporation.

Procedure for Implementing the Reverse Stock Split

The Reverse Stock Split would become effective upon the filing of a certificate of amendment to our restated certificate of incorporation with the Secretary of State of the State of Delaware. The exact timing of the filing of the certificate of amendment that will effect the Reverse Stock Split will be determined by the Board of Directors, in its sole discretion, provided that in no event shall the filing of the certificate of amendment effecting the Reverse Stock Split occur after December 31, 2019.

Reservation of Right to Abandon Reverse Stock Split

The Board of Directors reserves the right, notwithstanding stockholder approval of this Reverse Stock Split Proposal and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the amendment to our restated certificate of incorporation to effect the Reverse Stock Split, or, in the event that the amendment is not effective until a later time, such later time, the Board of Directors, in its sole discretion, determines that it is no longer in TheStreet’s best interests and the best interests of our stockholders to proceed with the Reverse Stock Split. If a certificate of amendment effecting the Reverse Stock Split has not been filed with the Secretary of State of the State of Delaware on or before December 31, 2019, the Board of Directors will be deemed to have abandoned the Reverse Stock Split. In addition, if the Sale Proposal is not approved or if the Sale does not close, the Board of Directors will abandon the Reverse Stock Split and it will not be implemented.

Effect of the Reverse Stock Split on Holders of Outstanding Common Stock

Depending on the ratio for the Reverse Stock Split determined by the Board of Directors, a minimum of every [•] and a maximum of every [•] shares of issued common stock will be combined into one new share of common stock. Based on [•] shares of common stock outstanding as of [•], 2019, the record date for the Special Meeting, immediately following the Reverse Stock Split we would have approximately [•] shares of common stock issued and outstanding if the ratio for the Reverse Stock Split is 1-for-[•], and approximately [•] shares of common stock issued and outstanding if the ratio for the Reverse Stock Split is 1-for-[•]. Any other ratio selected within such range would result in a number of shares of common stock outstanding of between [•] and [•] shares.

The Reverse Stock Split would also proportionately reduce the number of shares of common stock that the Board of Directors is authorized to issue under our restated certificate of incorporation. If the Reverse Stock Split is effected, it will reduce the total number of shares of common stock that the Board of Directors is authorized to issue from the current 100,000,000 authorized shares of common stock to approximately [•] shares of common stock if the ratio for the Reverse Stock Split is 1-for-[•], and approximately [•] shares of common stock if the ratio for the Reverse Stock Split is 1-for-[•]. Any other ratio for the Reverse Stock Split selected within such range would result in a number of authorized shares of common stock of between [•] and [•] shares.

The actual number of shares authorized, issued and outstanding after giving effect to the Reverse Stock Split, if implemented, will depend on the ratio for the Reverse Stock Split that is ultimately determined by the Board of Directors.

The Reverse Stock Split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in TheStreet, except that, as described below under “—Fractional Shares,” record holders of common stock otherwise entitled to a fractional share as a result of the Reverse Stock Split will receive cash in lieu of such fractional share. In addition, the Reverse Stock Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots may be higher than the costs of transactions in “round lots” of even multiples of 100 shares.

After the effective time of the Reverse Stock Split, our common stock will have a new Committee on Uniform Securities Identification Procedures (“CUSIP”) number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below. After the Reverse Stock Split, we will continue to be subject to the periodic reporting and other requirements of the Exchange Act.

Beneficial Holders of Common Stock (i.e., stockholders who hold in street name)

For purposes of implementing the Reverse Stock Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. Stockholders who hold shares of our common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e., stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with our transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a periodic statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with our transfer agent will not need to take further action to receive whole shares of post-Reverse Stock Split common stock, because the exchange will be automatic.

Exchange of Stock Certificates

If the Reverse Stock Split is effected, stockholders holding certificated shares (i.e., shares represented by one or more physical stock certificates) will be requested to exchange their old stock certificates (“Old Certificates”) for shares held in book-entry form through the Depository Trust Company’s Direct Registration System representing the appropriate number of whole shares of our common stock resulting from the Reverse Stock Split. Stockholders of record upon the effective time of the Reverse Stock Split will be furnished the necessary materials and instructions for the surrender and exchange of their Old Certificates at the appropriate time by our transfer agent, American Stock Transfer & Trust Company, LLC. Stockholders will not have to pay any transfer fee or other fee in connection with such exchange. As soon as practicable after the effective time of the Reverse Stock Split, our transfer agent will send a transmittal letter to each stockholder advising such holder of the procedure for surrendering Old Certificates in exchange for new shares held in book-entry form. Your Old Certificates representing pre-split shares cannot be used for either transfers or deliveries. Accordingly, you must exchange any Old Certificates in order to effect transfers or deliveries of your shares.

YOU SHOULD NOT SEND YOUR OLD CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE A LETTER OF TRANSMITTAL FROM OUR TRANSFER AGENT.

As soon as practicable after the surrender to our transfer agent of any Old Certificates, together with a properly completed and duly executed transmittal letter and any other documents our transfer agent may specify, our transfer agent will have its records adjusted to reflect that the shares represented by such Old Certificates are held in book-entry form in the name of such person.

Until surrendered as contemplated herein, a stockholder’s Old Certificates shall be deemed at and after the effective time of the Reverse Stock Split to represent the number of whole shares of our common stock resulting from the Reverse Stock Split.

Any stockholder whose Old Certificates have been lost, destroyed or stolen will be entitled to new shares in book-entry form only after complying with the requirements that we and our transfer agent, customarily apply in connection with lost, stolen or destroyed certificates.

No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any Old Certificate, except that if any book-entry shares are to be issued in a name other than that in which the Old Certificate is registered, it will be a condition of such issuance that (1) the person requesting such issuance must pay to us any applicable transfer taxes or establish to our satisfaction that such taxes have been paid or are not payable, (2) the transfer complies with all applicable federal and state securities laws and (3) the surrendered Old Certificate is properly endorsed and otherwise in proper form for transfer.

Any stockholder who wants to continue holding certificated shares may request new certificates from our transfer agent.

Fractional Shares

Fractional shares will not be issued in connection with the Reverse Stock Split. Stockholders of record and stockholders who hold their shares through a bank, broker, custodian or other nominee who would otherwise hold fractional shares of our common stock as a result of the Reverse Stock Split will be entitled to receive cash (without interest and subject to applicable withholding taxes) in lieu of such fractional shares. Each such stockholder will be entitled to receive an amount in cash equal to the fraction of one share to which such stockholder would otherwise be entitled multiplied by the closing price of our common stock on the date immediately preceding the effective time of the Reverse Stock Split as reported on the Nasdaq Capital Market.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests resulting from the Reverse Stock Split that are not timely claimed after the effective time in accordance with applicable law may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Effect of the Reverse Stock Split on Equity Incentive Plans and Awards

Pursuant to the various instruments governing our then-outstanding equity awards, in connection with any Reverse Stock Split, the Board of Directors will reduce the number of shares of common stock issuable upon the exercise of such awards in proportion to the ratio of the Reverse Stock Split and, as applicable, proportionately increase the exercise price of such awards. In connection with such proportionate adjustments, the number of shares of common stock issuable upon exercise or conversion of outstanding awards will be rounded down to the nearest whole share and the exercise prices will be rounded up to the nearest cent, and no cash payment will be made in respect of such rounding.

Accounting Matters

The amendment to our restated certificate of incorporation will not affect the par value of our common stock per share, which will remain $0.01 par value per share. As a result, as of the effective time of the Reverse Stock Split, the stated capital attributable to common stock and the additional paid-in capital on our balance sheet will, in total, not change due to the Reverse Stock Split. However, the allocation between the stated capital attributable to common stock and the additional paid-in capital on our balance sheet will change because there will be fewer shares of common stock outstanding. The stated capital attributable to common stock will decrease and, in turn, the stated capital attributable to additional paid-in capital will increase. Further, reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a general summary of the anticipated material U.S. federal income tax consequences of the proposed Reverse Stock Split to U.S. Holders of our common stock. The following discussion is based upon the Code its legislative history, currently applicable and proposed Treasury Regulations under the Code and published rulings and decisions, all as currently in effect as of the date of this proxy statement, and all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws, or federal laws other than those pertaining to income tax, are not addressed in this proxy statement. No rulings have been requested or received from the IRS as to the tax consequences of the proposed Reverse Stock Split and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the proposed Reverse Stock Split.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our common stock that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust if (1) its administration is subject to the primary supervision of a court within the United States and all of its substantial decisions are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

This discussion is limited to U.S. Holders who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to the particular circumstances of a U.S. Holder. In addition, it does not address consequences relevant to U.S. Holders that are subject to special rules, including, without limitation:

•	financial institutions;
•	insurance companies;
•	real estate investment trusts;
•	regulated investment companies;
•	grantor trusts;
•	tax-exempt organizations;
•	dealers or traders in securities or currencies;
•	stockholders who hold common stock as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or U.S. Holders that have a functional currency other than the U.S. dollar; or
•	stockholders who actually or constructively own 10% or more of our voting stock.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Accordingly, partnerships (and other entities treated as partnerships for U.S. federal income tax purposes) holding our common stock and the partners in such entities should consult their own tax advisors regarding the U.S. federal income tax consequences of the proposed Reverse Stock Split to them.

In addition, the following discussion does not address the U.S. federal estate and gift tax or state, local and non-U.S. tax law consequences of the proposed Reverse Stock Split. Furthermore, the following discussion does not address any tax consequences of transactions effectuated before, after or at the same time as the proposed Reverse Stock Split, whether or not they are in connection with the proposed Reverse Stock Split.

STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PROPOSED REVERSE STOCK SPLIT ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

The proposed Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes pursuant to Section 368(a)(1)(E) of the Code. As a result, a U.S. Holder generally should not recognize gain or loss upon the proposed Reverse Stock Split for U.S. federal income tax purposes, except with respect to cash received in lieu of a fractional share of our common stock, as discussed below. A U.S. Holder’s aggregate adjusted tax basis in the shares of our common stock held immediately after the proposed Reverse Stock Split should equal the aggregate adjusted tax basis of the shares of our common stock held immediately before the Reverse Stock Split (reduced by the amount of such basis that is allocated to any fractional share of our common stock). The U.S. Holder’s holding period in the shares of our common stock held immediately after the Reverse Stock Split should include the holding period in the shares of our common stock held immediately before the Reverse Stock Split. U.S. Treasury Regulations provide detailed rules for allocating the tax basis and holding period among shares of common stock which were acquired by a stockholder on different dates and at different prices. U.S. Holders of shares of our common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period among such shares.

A U.S. Holder that, pursuant to the proposed Reverse Stock Split, receives cash in lieu of a fractional share of our common stock should recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the portion of the U.S. Holder’s aggregate adjusted tax basis in the shares of our common stock surrendered that is allocated to such fractional share. Such capital gain or loss will be short term if the pre-reverse split shares were held for one year or less at the effective time of the Reverse Stock Split and long term if held for more than one year.

Payments of cash made in lieu of a fractional share of our common stock may, under certain circumstances, be subject to information reporting and backup withholding. To avoid backup withholding, each holder of our common stock that does not otherwise establish an exemption should furnish, on applicable IRS form, its taxpayer identification number and comply with the applicable certification procedures. Backup withholding is not an additional tax and amounts withheld will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Holders of our common stock should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Required Vote; Recommendation of the Board of Directors

Approval of the Reverse Stock Split Proposal requires the affirmative vote of the holders of a majority of the outstanding common stock of TheStreet entitled to vote on the matter at the Special Meeting (meaning that of the shares of common stock outstanding on the record date for the Special Meeting, a majority of them must be voted “FOR” the Reverse Stock Split Proposal for it to be approved). For purposes of the vote on this Reverse Stock Split Proposal, an abstention, a broker non-vote or a failure to submit a proxy card or vote by telephone, over the Internet or in person at the Special Meeting will have the same effect as voting “AGAINST” the Reverse Stock Split Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE “FOR” THE REVERSE STOCK SPLIT PROPOSAL.

PROPOSAL NO. 3:

The Sale-Related Compensation Proposal

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to certain of TheStreet’s named executive officers as a result of the consummation of the Sale, including the agreements and understandings pursuant to which such compensation may be paid or become payable. As required by Section 14A of the Exchange Act, we are asking our stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to certain of TheStreet’s named executive officers as a result of the consummation of the Sale and the agreements and understandings pursuant to which such compensation may be paid or become payable, as disclosed in the table entitled “Compensation Related to the Sale or Subsequent Termination” in the section entitled “Proposal No. 1: The Sale Proposal—Interests of Certain Persons in the Sale,” including the associated narrative discussion and footnotes, of TheStreet’s proxy statement, dated [•], 2019, is hereby APPROVED.”

Stockholders should note that this non-binding proposal regarding certain Sale-related executive compensation arrangements is merely an advisory vote which will not be binding on TheStreet, the Board of Directors or Euromoney. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Sale is completed and other conditions are satisfied, certain of our named executive officers will be eligible to receive the various payments in accordance with the terms or conditions applicable to those payments.

Required Vote; Recommendation of the Board of Directors

Approval of the Sale-Related Compensation Proposal requires the affirmative vote of the holders of a majority of TheStreet’s common stock present in person or by proxy and entitled to vote on the matter at the Special Meeting (meaning that of the shares of common stock represented at the Special Meeting and entitled to vote, a majority of them must be voted “FOR” the Sale-Related Compensation Proposal for it to be approved). For purposes of the vote on this Sale-Related Compensation Proposal, an abstention will have the same effect as voting “AGAINST” the Sale-Related Compensation Proposal, but the failure to sign and return your proxy card or vote by telephone, over the Internet or in person at the Special Meeting will have no effect on the outcome of the proposal. Broker non-votes will also have no effect on the outcome of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE “FOR” THE SALE-RELATED COMPENSATION PROPOSAL.

PROPOSAL NO. 4:

The Adjournment Proposal

If the number of shares of common stock present in person or represented by proxy at the Special Meeting and voting in favor of the proposal to approve the Sale is insufficient to approve the Sale at the time of the Special Meeting, we intend to move to adjourn the Special Meeting, if necessary or appropriate (as determined in good faith by our Board of Directors) to a later time or date, from time to time, in order to enable the Board of Directors to solicit additional proxies in respect of the Sale Proposal.

In the Adjournment Proposal, we are asking you to authorize the holder of any proxy solicited by the Board of Directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Special Meeting to another time and place for the purpose of soliciting additional proxies. If our stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted.

Required Vote; Recommendation of the Board of Directors

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of TheStreet’s common stock present in person or by proxy and entitled to vote on the matter at the Special Meeting (meaning that of the shares of common stock represented at the Special Meeting and entitled to vote, a majority of them must be voted “FOR” the Adjournment Proposal for it to be approved). For purposes of the vote on this Adjournment Proposal, an abstention will have the same effect as voting “AGAINST” the Adjournment Proposal, but the failure to sign and return your proxy card or vote by telephone, over the Internet or in person at the Special Meeting will have no effect on the outcome of the proposal. Broker non-votes will also have no effect on the outcome of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE “FOR” THE ADJOURNMENT PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 18, 2018 (except as otherwise noted) by (i) each person who is known by us to beneficially own more than 5% of our outstanding common stock, (ii) each of the Company’s directors, (iii) each of the Company’s named executive officers and (iv) all of the Company’s current directors and executive officers as a group. Unless otherwise indicated, the address of each listed stockholder is c/o TheStreet, Inc., 14 Wall Street, New York, New York 10005. With respect to the beneficial owners of 5% or more of the Company’s common stock, we have relied upon their beneficial ownership reports as filed with the SEC and internal Company records.

The amounts and percentage of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The SEC has defined “beneficial” ownership of a security to mean, generally, the possession, including shared possession, directly or indirectly, of voting power or investment power. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities as to which they have no economic interest. Unless otherwise indicated, we believe that each of the listed stockholders has sole voting and investment power with respect to their beneficially owned shares of our common stock.

The percentages reflect beneficial ownership as of December 18, 2018, as determined under Rule 13d-3 under the Exchange Act and are based on 49,613,694 shares of our common stock outstanding as of that date. In addition, any options exercisable or RSU vesting within 60 days of December 18, 2018 are included in the beneficial ownership of the holder of such option, and the percentage ownership for that holder is calculated by adding the aggregate number of options exercisable or RSUs vesting within 60 days of December 18, 2018 to both the number of shares held by that specific stockholder and the total number of shares outstanding. The information as to beneficial ownership presented in the table below does not take into account any accelerated vesting that may occur in connection with the closing of the Sale. For additional information, see the section entitled “Proposal No. 1: The Sale Proposal—Interests of Certain Persons in the Sale” beginning on page 44.

Unless otherwise indicated, all ownership interests or voting power referenced herein, either in percentage terms or number of shares, in respect of the Company’s outstanding shares, have been calculated in accordance with Rule 13d-3 under the Exchange Act.

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percent
Five Percent Stockholders:
180 Degree Capital Corp.(1)	8,136,363	16.4%
Cannell Capital LLC(2)	5,620,407	11.3%
James J. Cramer(3)	4,443,750	9.0%

Directors and Executive Officers:
James J. Cramer(3)	4,443,750	9.0%
Larry S. Kramer(4)	1,305,497	2.6%
Sarah Fay(5)	450,131	*
Eric F. Lundberg(6)	765,804	1.5%
Stephen Zacharias(7)	398,162	*
Bowers W. Espy(8)	193,196	*
Betsy L. Morgan(9)	148,669	*
Kevin Rendino(10)	8,236,630	16.6%
Jeffrey Davis(11)	190,000	*
David Callaway(12)	968,444	1.9%
All current directors and executive officers as a group (10 persons)(13)	17,100,283	32.8%
*	Represents beneficial ownership of less than 1%.
(1)	Based solely on information contained in a Schedule 13D filed with the SEC on November 14, 2017, includes (i) 4,636,363 shares held of record by 180 Degree Capital Corp. and (ii) 3,500,000 shares held of record by TheStreet SPV Series, a series of 180 Degree Capital Management (“TST SPV”). 180 Degree Capital Corp., as the sole managing member and investment manager of TST SPV, may be deemed to have the shared power to dispose or direct the disposition of the shares of common stock held by TST SPV and have the shared power to direct the vote of such shares. Messrs. Kevin M. Rendino and Daniel B. Wolfe, as Chief Executive Officer and Portfolio Manager and President and Portfolio Manager, respectively, of 180 Degree Capital Corp., may be deemed to have the shared power to dispose or direct the disposition of the shares of common stock held by 180 Degree Capital Corp. and TST SPV and have the shared power to direct the vote of such shares. The principal business address of 180 Degree Capital Corp. and each person or entity listed in this note is 7 N. Willow Street, Suite 4B, Montclair, New Jersey 07042.
(2)	Based solely on information contained in a Form 4 filed with the SEC on December 14, 2018, and a Schedule 13G filed with the SEC on October 23, 2018, in each case by Cannell Capital LLC. Tonga Partners, LP, Cuttyhunk II Fund, Tristan Partners, LP, Tristan Offshore Fund, Ltd. and several separately managed accounts (collectively, the “Cannell Investment Vehicles”) owned in the aggregate 5,620,407 shares of common stock. Cannell Capital LLC acts as the investment sub-adviser to the Cuttyhunk II Fund, the investment advisor to Tristan Offshore Fund, Ltd. and the several separately managed accounts, and serves as the general partner of and investment adviser to Tonga Partners, LP and Tristan Partners, LP. J. Carlo Cannell is the sole managing member of Cannell Capital LLC and, in such capacity, Mr. Cannell possesses sole power to vote and direct the disposition of the above-reported shares held by the Cannell Investment Vehicles. The principal business address of Mr. Cannell and Cannell Capital LLC is 245 Meriwether Circle, Alta, Wyoming 83414.
(3)	Includes 3,886,900 shares of common stock owned directly by Mr. Cramer and 556,850 shares of common stock owned indirectly by Mr. Cramer through Cramer Partners, LLC. Mr. Cramer has the sole power to vote and the sole power to direct the disposition of the shares of which he is the record owner. Cramer Partners, LLC has the sole power to vote and the sole power to direct the disposition of the shares of which it is the record owner.
(4)	Includes 8,652 shares of common stock held directly by Mr. Kramer, 769,379 shares of common stock held indirectly by Mr. Kramer through Lawrence Kramer and Myla Lerner Revocable Trust and 527,466 shares issuable upon exercise of stock options, which are exercisable within 60 days of December 18, 2018.
(5)	Includes 72,663 shares of common stock issuable upon exercise of stock options, which are exercisable within 60 days of December 18, 2018.
(6)	Includes 650,000 shares of common stock issuable upon exercise of stock options, which are exercisable, and 66,666 shares of common stock issuable upon the vesting of RSUs, both within 60 days of December 18, 2018.
(7)	Includes 46,157 shares of common stock issuable upon exercise of stock options, which are exercisable within 60 days of December 18, 2018.
(8)	Includes 36,231 shares of common stock issuable upon exercise of stock options, which are exercisable within 60 days of December 18, 2018.
(9)	Includes 33,033 shares of common stock issuable upon exercise of stock options, which are exercisable within 60 days of December 18, 2018.
(10)	Includes (i) the shares listed in footnote (1) above, which are held of record by 180 Degree Capital Corp. and TheStreet SPV Series, (ii) 3,333 shares of common stock issuable upon exercise of stock options, which are exercisable within 60 days of December 18, 2018.

(11)	Includes 150,000 shares of common stock issuable upon exercise of stock options, which are exercisable, and 40,000 shares of common stock issuable upon the vesting of RSUs, both within 60 days of December 18, 2018.
(12)	Includes 861,111 shares of common stock issuable upon exercise of stock options, which are exercisable, and 83,333 shares of common stock issuable upon the vesting of RSUs, both within 60 days of December 18, 2018.
(13)	Includes a total of 2,569,993 shares of common stock issuable upon either the exercise of stock options, which are exercisable, or upon the vesting of RSUs, both within 60 days of December 18, 2018.

STOCKHOLDER PROPOSALS For 2019 Annual Meeting

Stockholders may submit proposals on matters appropriate for stockholder action at an annual meeting of stockholders of the Company consistent with rules promulgated under the Exchange Act, which in certain circumstances may call for the inclusion of qualifying proposals in the Company’s proxy statement for such annual meeting. For such proposals to be considered for inclusion in the proxy statement and proxy relating to the Company’s Annual Meeting of Stockholders in 2019, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must have been received by the Company no later than, December 17, 2018. Such proposals should be directed to TheStreet, Inc., Attention: Secretary, 14 Wall Street, 15th Floor, New York, New York 10005.

Except in the case of proposals made in accordance with Rule 14a-8, the Company’s By-laws require that stockholders desiring to bring any business before the Company’s Annual Meeting of Stockholders in 2019 deliver written notice thereof to the Company no earlier than January 18, 2019, and no later than February 17, 2019, and comply with all other applicable requirements of the By-laws. However, in the event that the Annual Meeting of Stockholders in 2019 is called for a date that is more than thirty days before or after the anniversary date of the Annual Meeting of Stockholders in 2018, notice by the stockholder in order to be timely must be received not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the date on which notice of the date of the Annual Meeting of Stockholders in 2019 was mailed to stockholders or made public. In order for a proposal made outside of the requirements of Rule 14a-8 to be “timely” within the meaning of Rule 14a-4©, such proposal must be received by the Company in accordance with the time limits set forth in the foregoing advance notice By-law provision.

The advance notice by stockholders must include the stockholder’s name and address; a description of the class and number of shares of capital stock of the Company owned beneficially or of record by the stockholder; a representation that the stockholder is a holder of record of the Company’s common stock entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for such stockholder notice, a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the date of such meeting) and intends to appear in person or by proxy at such meeting to propose such business; a brief description of the proposed business and the reason for conducting such business at the annual meeting; and a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposed business and any material interest of such stockholder in the proposed business. In the case of nominations for election to the Board of Directors, certain information regarding the nominee must also be provided.

OTHER MATTERS

At this time, we know of no other matters to be submitted to our stockholders at the Special Meeting. If any other matters properly come before the Special Meeting or any adjournment or postponement thereof in which your proxy has provided discretionary authority, your shares of common stock will be voted in accordance with the discretion of the persons named on the enclosed proxy card.

Delivery of Documents to Stockholders Sharing an Address

A number of brokers with account holders who are stockholders of the Company will be “householding” the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders of the Company sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker, or direct your written request to TheStreet, Inc., 14 Wall Street, 15th Floor, New York, New York 10005, Attention: Investor Relations, or by telephone at (212) 321-5000 and we will promptly deliver such separate copy. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their broker. In addition, upon written or oral request to the address or telephone number set forth above, we will promptly deliver a separate copy of the proxy materials to any stockholder of the Company at a shared address to which a single copy of the documents was delivered.

Where You Can Find More Information; Incorporation by Reference

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding issuers, including the Company, who file electronically with the SEC. The reports and other information filed by us with the SEC are also available at our website. The address of the site is www.thestreet.com. The web addresses of the SEC and the Company have been included as inactive textual references only. The information contained on those websites is specifically not incorporated by reference into this proxy statement.

In addition, the SEC allows us to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement, except for any information that is superseded by information included directly in this proxy statement or incorporated by reference subsequent to the date of this proxy statement as described below.

This proxy statement incorporates by reference the documents listed below that we have previously filed with the SEC (provided, however, that we are not incorporating, in each case, any documents or information deemed to have been “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information deemed to have been “furnished” and not filed in accordance with SEC rules). These documents contain important information about the Company and its financial condition.

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 13, 2018;
•	the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2018, June 30, 2018, and September 30, 2018, filed with the SEC on May 14, 2018, August 10, 2018, and November 14, 2018, respectively; and
•	the Company’s Current Reports on Form 8-K filed with the SEC on May 18, 2018, June 22, 2018, and December 6, 2018.

In addition, the Company incorporates by reference any future filing it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (provided, however, that we are not incorporating, in each case, any documents or information deemed to have been “furnished” and not filed in accordance with SEC rules) after the date of this proxy statement and prior to the date of the Special Meeting. Such documents are considered to be a part of this proxy statement, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the other documents of the Company listed above through the SEC’s website at the address described above or from us directly, at no cost, excluding any exhibits to those documents (unless the exhibit is specifically incorporated by reference into those documents), by requesting them in writing or by telephone at the following address and telephone number:

TheStreet, Inc.
14 Wall Street, 15th Floor
New York, New York 10005
Attention: Investor Relations
(212) 321-5000

You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitor at the following address and telephone number:

Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Phone number for banks and brokerage firms: (203) 658-9400
Phone number for shareholders: (800) 662-5200
Email: tst.info@morrowsodali.com

If you are a stockholder of the Company and would like to request documents, please do so by 5:00 p.m., Eastern Standard Time, [•], 2019, in order to receive them before the Special Meeting.

This document is a proxy statement of the Company for the Special Meeting. We have not authorized anyone to give any information or make any representation about the Sale, the Company or the B2B Business that is different from, or in addition to, the information or representations contained in this proxy statement or in any of the materials that we have incorporated by reference into this proxy statement. Therefore, if anyone does give you information or representations of this sort, you should not rely on it or them. The information contained in this proxy statement speaks only as of the date of this document unless the information specifically indicates that another date applies.

Information on the Company’s website or the website of any subsidiary or affiliate of the Company is not a part of this document and you should not rely on that information in deciding whether to approve the proposals described in the proxy statement, unless that information is also in this document or in a document that is incorporated by reference in this document.

***

By Order of the Board of Directors,

Heather Mars
Secretary of the Company
 New York, New York
[•], 2019

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE YOUR SHARES THROUGH THE INTERNET, BY TELEPHONE OR BY SIGNING AND RETURNING THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE TO MAKE SURE THAT YOUR SHARES OF COMMON STOCK ARE REPRESENTED AT THE SPECIAL MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE SPECIAL MEETING. THANK YOU FOR YOUR ATTENTION IN THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE SPECIAL MEETING.

Annex A

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

dated as of

December 6, 2018

by and between

EUROMONEY INSTITUTIONAL INVESTOR PLC

and

THESTREET, INC.

TABLE OF TABLE

Page
ARTICLE I CERTAIN DEFINITIONS		A-6
1.1	Definitions	A-6
1.2	Construction.	A-15
1.3	Knowledge	A-16
ARTICLE II PURCHASE AND SALE OF INTERESTS		A-16
2.1	Purchase and Sale of Interests	A-16
2.2	Purchase Price	A-16
2.3	Estimated Net Working Capital Adjustment Amount; Estimated Closing Date Funded Debt; Estimated Closing Date Cash; Estimated Closing Date Transaction Expenses	A-16
2.4	Adjustment Amount.	A-16
2.5	Withholding	A-19
2.6	Purchase Price Allocation	A-19
ARTICLE III CLOSING		A-19
3.1	Closing	A-19
3.2	Seller Closing Deliveries	A-20
3.3	Buyer Closing Deliveries	A-20
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER		A-21
4.1	Organization of the Company	A-21
4.2	Subsidiaries	A-21
4.3	Organization of Seller; Due Authorization	A-21
4.4	No Conflict	A-22
4.5	Governmental Consents	A-22
4.6	Capitalization of the Company.	A-22
4.7	Capitalization of Subsidiaries	A-22
4.8	Financial Statements	A-23
4.9	Undisclosed Liabilities	A-23
4.10	Litigation and Proceedings	A-23
4.11	Legal Compliance	A-24
4.12	Contracts; No Defaults.	A-24
4.13	Company Benefit Plans.	A-25
4.14	Labor Relations	A-28
4.15	Taxes.	A-29
4.16	Brokers’ Fees	A-31
4.17	Insurance	A-31
4.18	Licenses, Permits and Authorizations	A-31
4.19	Equipment and Other Tangible Personal Property	A-32
4.20	Real Property	A-32
4.21	Intellectual Property	A-32
4.22	Environmental Matters	A-34
4.23	Absence of Changes	A-34
4.24	Affiliate Matters	A-34
4.25	Data Privacy & Other Regulatory Considerations	A-34
4.26	Entire Business; Sufficiency of Assets	A-35
4.27	Vote Required	A-35
4.28	Customers; Suppliers	A-35
4.29	Accounts Receivable	A-36
4.30	No Additional Representation or Warranties	A-36

Schedules

Schedule 1.1(a)	Business Assets
Schedule 1.1(b)	Business Employees
Schedule 1.1(c)	Excluded Assets
Schedule 1.1(d)	Permitted Liens
Schedule 1.1(e)	Seller Marks and Logos
Schedule 1.3(a)	Knowledge of Seller
Schedule 1.3(b)	Knowledge of Buyer
Schedule 2.4(a)	Sample Working Capital Statement
Schedule 4.2	Subsidiaries
Schedule 4.4	No Conflict
Schedule 4.5	Governmental Consents
Schedule 4.6(b)	Agreements with respect to Voting, Registration or Transfer
Schedule 4.7	Capitalization of Subsidiaries
Schedule 4.8	Financial Statements
Schedule 4.12	Contracts
Schedule 4.13	Company Benefit Plans
Schedule 4.14	Labor Relations
Schedule 4.15	Taxes
Schedule 4.17	Insurance
Schedule 4.20	Real Property
Schedule 4.21	Intellectual Property
Schedule 4.25	Data Privacy
Schedule 4.26	Services
Schedule 4.28	Customers and Suppliers
Schedule 5.3	No Conflict
Schedule 5.5	Governmental Consents
Schedule 5.7	Brokers’ Fees
Schedule 6.1	Conduct of Business
Schedule 6.5	Related Party Obligations
Schedule 6.6	Abandoned Trademark
Schedule 6.9	Intellectual Property Persons
Schedule 6.11	IT Security Obligations
Schedule 7.1(b)	D&O Policy
Schedule 7.2	Employment Matters
Schedule 8.3(f)	Tax Indemnity
Schedule 8.5(a)	Lease to be Terminated
Schedule 8.5(b)	Excluded Leases

Annexes

Annex A	Form of FIRPTA Certificate
Annex B	Form of IP Assignment Agreement
Annex C	Form of Transition Services Agreement
Annex D	Form of Non-Competition Agreement
Annex E	Form of Deed of Adherence
Annex F	Form of Escrow Agreement

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of December 6, 2018, is entered into by and between Euromoney Institutional Investor PLC, a public limited company organized under the laws of England and Wales (“Buyer”), and TheStreet, Inc., a Delaware corporation (“Seller”).

RECITALS

WHEREAS, Seller is the direct owner of all of the issued and outstanding limited liability company membership interests (the “Company Interests”) of The Deal, L.L.C., a Delaware limited liability company (the “Company”);

WHEREAS, the Company and its Subsidiaries (as defined below), including Management Diagnostics Limited, a private company limited by shares registered in England (“MDL”), are engaged in the operation of the Business (as defined below);

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all of the Company Interests on the terms and conditions set forth in this Agreement;

WHEREAS, the boards of directors of Buyer and Seller have approved and declared advisable the transactions contemplated by this Agreement upon the terms and subject to the conditions of this Agreement and have determined that the transactions contemplated by this Agreement are in furtherance of and consistent with their respective business strategies and are in the best interest of their respective stockholders; and

WHEREAS, concurrently with the Closing, Seller will assign the Transferred Intellectual Property (as defined below) to the Company pursuant to the IP Assignment Agreement (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Buyer and Seller agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1	Definitions. As used herein, the following terms shall have the following meanings:

“AAA” has the meaning specified in Section 2.4(b).

“Abandoned Trademark” has the meaning specified in Section 6.6.

“Action” means any claim, examination, action, lawsuit, audit, charge, complaint, demand, petition, suit, formal investigation, litigation, arbitration, legal proceeding or administrative proceeding at law or in equity, in each case, by or before any Governmental Authority or arbitrator.

“Adjustment Amount” has the meaning specified in Section 2.4(c).

“Adjustment Escrow Account” means the account into which the Escrow Agent has deposited the Adjustment Escrow Amount in accordance with the Escrow Agreement.

“Adjustment Escrow Amount” means an amount equal to $100,000.

“Adjustment Escrow Funds” means, at any given time after the Closing, the funds remaining in the Adjustment Escrow Account.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For the avoidance of doubt, following the Closing, Affiliates of Buyer shall include the Company and its Subsidiaries.

“Agreement” has the meaning specified in the preamble hereto.

“Allocation” has the meaning specified in Section 2.6.

“Alternative Acquisition Agreement” has the meaning specified in Section 6.4(a).

“Annual Financial Statements” has the meaning specified in Section 4.8.

“Anti-Bribery Laws” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. §78-dd-1, et seq., as amended), the UK Bribery Act, as well as all other applicable anti-bribery Laws, anti-corruption Laws, conflict of interest Laws, or other Laws of similar purpose and effect in any relevant jurisdiction.

“Anti-Money Laundering Law” means any applicable anti-money laundering Laws, including, to the extent applicable, those of the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), as amended by the USA PATRIOT Act, the rules and regulations thereunder and any similar rules, regulations or guidelines issued, administered or enforced by any United States Governmental Authority.

“Auditor” has the meaning specified in Section 2.4(b).

“Balance Sheet” has the meaning specified in Section 4.8.

“Balance Sheet Date” has the meaning specified in Section 4.8.

“Base Purchase Price” has the meaning specified in Section 2.2.

“Benefit Plan” has the meaning specified in Section 4.13(a).

“BoardEx” means BoardEx LLC, a limited liability company organized under the laws of the State of New York.

“Business” means the Company’s and its Subsidiaries’ business of (i) providing coverage to institutional investors, lawyers and other customers on changes in corporate control, including mergers and acquisitions, private equity, corporate activism and restructuring, and related services, which Seller refers to as its “The Deal” business and (ii) providing relationship capital management services and director, officer and deal-maker data and related services, which Seller refers to as its “BoardEx” business; provided that the Business shall exclude the Retained Business.

“Business Assets” means the properties and other rights of Seller and its Subsidiaries (other than the Company Group) set forth or described on Schedule 1.1(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which the commercial banks of New York or London are closed.

“Business Employee” means each employee of Seller or its Subsidiaries who, as of the date hereof, performs services exclusively for the Business (each such person in the United States and the United Kingdom being listed on Schedule 1.1(b)) or who is otherwise listed on Schedule 1.1(b).

“Business Service Provider” has the meaning specified in Section 4.14(b).

“Buyer” has the meaning specified in the preamble hereto.

“Buyer Cure Period” has the meaning specified in Section 10.1(c).

“Buyer Tax Indemnitees” has the meaning specified in Section 8.3(f).

“Cash” of any Person, means, as of the time of determination and without duplication, the sum of the fair market value (expressed in U.S. dollars) of the cash and cash equivalents (including marketable securities, bank deposits and short-term investments) of such Person and its Subsidiaries, less (a) any outstanding (uncleared) checks, drafts and wire transfers issued by such Person and its Subsidiaries prior to such time, plus (b) any checks, drafts and wire transfers received by such Person and its Subsidiaries but not posted prior to such time (when due to agreement with a third party they are recorded as receivables, in which case such checks, drafts and wire transfers shall be treated as Current Assets). With respect to the Company Group, (i) in no event shall the amount of Cash be reduced by any trapped or restricted Cash, with the exception of any Cash in excess of $450,000 held by The Deal India Private Limited (excluding, for purposes of such calculation, the amounts described in clause (ii) below) and (ii) in no event shall the amount of Cash include (A) the funded portion of the pension / gratuity plan liabilities with respect to the Company Group’s operations in India, (B) any amount held in escrow with respect to India tax liabilities of the Company Group or (C) the deposit held in respect of the lease set forth on Schedule 8.5(a).

“Change of Recommendation” means any (i) withdrawal, qualification or modification of the Seller Recommendation in any manner adverse to Buyer or failure of Seller to include the Seller Recommendation in the Proxy Statement, (ii) action or statement by Seller or its representatives in connection with the Stockholders’ Meeting inconsistent with the Seller Recommendation, or (iii) failure by the Board of Directors of Seller to reaffirm in writing the Seller Recommendation within five Business Days of a request by Buyer that they do so.

“Closing” has the meaning specified in Section 3.1.

“Closing Balance Sheet” has the meaning specified in Section 2.4(a).

“Closing Date” has the meaning specified in Section 3.1.

“Closing Date Cash” has the meaning specified in Section 2.4(a).

“Closing Date Funded Debt” has the meaning specified in Section 2.4(a).

“Closing Date Net Working Capital” has the meaning specified in Section 2.4(a).

“Closing Date Transaction Expenses” has the meaning specified in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the Recitals hereto.

“Company Benefit Plan” means any Benefit Plan which is (i) sponsored or maintained solely by the Company and/or its Subsidiaries, (ii) entered into solely between any member of the Company Group and any Business Employee or Business Service Provider, or (iii) that is maintained by Seller or its Affiliates solely for the benefit of any Business Employee or Business Service Provider.

“Company Consolidated Tax Group” means any consolidated, combined, affiliated, unitary or other group existing under applicable Tax Law for purposes of any Tax, of which the Company or any of its Subsidiaries is (or has been at any time) a member.

“Company Group” means the Company and its Subsidiaries.

“Company Interests” has the meaning specified in the Recitals hereto.

“Company IP” has the meaning specified in Section 4.21(a).

“Company IT Systems” has the meaning specified in Section 4.21(e).

“Competing Proposal” means any inquiry, proposal or indication of interest in making a proposal or offer by any Person or group (other than a proposal or offer by Buyer or any of its Affiliates) for any transaction or series of related transactions involving (i) a merger, consolidation, share exchange, recapitalization, dissolution, business combination or other similar transaction with Seller or any member of the Company Group; (ii) the direct or indirect acquisition by any Person (other than Buyer or any of its Affiliates) of 15% or more of the fair market value of all of the assets of the Company and its Subsidiaries or of the assets comprising the Business; (iii) the direct or indirect acquisition by any Person (other than Buyer or any of its Affiliates) of beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of 15% or more of the outstanding Seller Common Stock, Company Interests or the capital stock of any member of the Company Group; or (iv) any tender offer or exchange offer for 15% or more of the outstanding shares of Seller Common Stock or the filing of a registration statement under the Securities Act in connection therewith. Notwithstanding the foregoing, a “Competing Proposal” shall not include any acquisition, sale or analogous transaction for the Retained Business, or any inquiry, proposal or indication of interest in making a proposal or offer with respect thereto.

“Confidentiality Agreement” has the meaning specified in Section 11.10.

“Continuing Employees” has the meaning specified in Section 7.2(b).

“Contract” means any written, or enforceable oral, contract, arrangement, agreement, instrument, subcontract, lease, sublease, and purchase order (including all amendments, supplements and modifications thereto).

“Current Assets” means all current assets of the Company Group, determined in accordance with the Sample Working Capital Statement (and comprised of the accounts set forth therein). Notwithstanding the previous sentence, Current Assets shall exclude Cash, current and deferred Tax assets and intercompany receivables.

“Current Liabilities” means all current liabilities of the Company Group, determined in accordance with the Sample Working Capital Statement (and comprised of the accounts set forth therein). Notwithstanding the previous sentence, Current Liabilities shall exclude (1) current U.S. federal income Tax liabilities, (2) intercompany liabilities, (3) self-insurance provisions, (4) short-term restructuring provisions, (5) Transaction Expenses, (6) Funded Debt and Funded Debt Exclusions, (7) any liabilities under the Severance Agreements and Transaction Bonus Agreements, (8) any accruals or other liabilities for employee bonuses in respect of fiscal year 2019 and (9) any pension/gratuity plan liabilities with respect to the Company Group’s operations in India.

“Damages” means all losses, damages and other costs and expenses (including reasonable attorneys’ fees), but shall not include special or punitive damages of any kind, whether or not foreseeable and whether or not based on contract, tort, warranty claims or otherwise (unless such damages are awarded to a third party).

“Data Privacy Requirements” has the meaning specified in Section 4.25(b).

“DCIA” means the agreements listed in Schedule 6.5.

“Deed of Adherence” means the deed in the form attached at Annex E to be entered into by Buyer in accordance with the provisions of this Agreement.

“Deferred Revenue Liability” has the meaning specified in Section 8.3(c)(iv).

“Deficit Amount” has the meaning specified in Section 2.4(d).

“Designated Person” has the meaning specified in Section 11.17(a).

“Determination Date” has the meaning specified in Section 2.4(b).

“Environmental Laws” means any and all applicable foreign or domestic, national, state or local laws, statutes, ordinances, rules, or regulations relating to Hazardous Materials or the protection of the environment, natural resources or human health, as in effect on and as interpreted as of the date hereof.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means with respect to any Person, each business or entity which is a member of a “controlled group of corporations,” under “common control” or a member of an “affiliated service group” with such Person within the meaning of Sections 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA, or required to be aggregated with such Person under Section 414(o) of the Code, or under “common control” with such Person within the meaning of Section 4001(a)(14) of ERISA, and, in each case, the regulations issued thereunder.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the escrow agreement entered into on the Closing Date by and among Seller, Buyer and Escrow Agent, substantially in the form attached hereto as Annex F.

“Escrow Amount” means the sum of the Adjustment Escrow Amount and the Tax Escrow Amount.

“Escrow Funds” means, collectively, the Adjustment Escrow Funds and the Tax Escrow Funds.

“Estimated Closing Date Cash” has the meaning specified in Section 2.3.

“Estimated Closing Date Funded Debt” has the meaning specified in Section 2.3.

“Estimated Closing Date Net Working Capital” has the meaning specified in Section 2.3.

“Estimated Closing Date Transaction Expenses” has the meaning specified in Section 2.3.

“Estimated Net Working Capital Adjustment Amount” means the amount, which may be positive or negative, equal to (i) if Estimated Closing Date Net Working Capital exceeds the Working Capital Upper Target, the amount of Estimated Closing Date Net Working Capital minus the Working Capital Upper Target, or (ii) if Estimated Closing Date Net Working Capital is less than the Working Capital Lower Target, then the amount of Estimated Closing Date Net Working Capital minus the Working Capital Lower Target.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means the properties and other rights of the Company Group set forth or described on Schedule 1.1(c), which property is not to be transferred to Buyer hereunder.

“Existing Representation” has the meaning specified in Section 11.17(a).

“Financial Statements” has the meaning specified in Section 4.8.

“Foreign Plan” has the meaning specified in Section 4.13(g).

“Funded Debt” of any Person as of the time of determination and without duplication, means (i) all indebtedness of such Person and its consolidated Subsidiaries for borrowed money, together with accrued and unpaid interest thereon and any premium with respect thereto, or cost or premium associated with prepaying or purchasing such indebtedness, required to be reflected as indebtedness on a balance sheet of such Person and its consolidated Subsidiaries as of such time, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security (in the case of clauses (i) and (ii), whether incurred, assumed, secured or unsecured), (iii) obligations with respect to acceptances, letters of credit, guarantees, surety bonds or similar arrangements, (iv) overdrafts, (v) amounts payable under any “stay” bonus in connection with the sale of the Company Group, (vi) the unfunded portion of liabilities related to deferred pension obligations, (vii) obligations with respect to hedging, swap or similar arrangements and associated settlement or “breakage” costs and (viii) all capitalized lease obligations, in each case, of such Person and its consolidated Subsidiaries as of such time, and in each case, prepared in accordance with Section 2.4(a); provided, however, that Funded Debt shall not include (t) any current or deferred Tax liabilities, (u) any liabilities under the Severance Agreements or Transaction Bonus Agreements, (v) any pension/gratuity plan liabilities with respect to the Company Group’s operations in India, (w) any Current Liabilities or Transaction Expenses, (x) undrawn letters of credit and reimbursement obligations in respect of undrawn letters of credit, (y) any liabilities related to inter-company debt between the Company and one or more of its Subsidiaries or (z) any redemption premium, prepayment penalty or similar payment with respect to leases included in Funded Debt to the extent such leases are not required by their terms to be repaid in full at the Closing (clauses (t) through (z) collectively, the “Funded Debt Exclusions”).

“Funded Debt Exclusions” has the meaning specified in the definition of “Funded Debt”.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“GDPR” has the meaning specified in Section 4.25(b).

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, or any other official body, quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any waste, pollutant, contaminant, or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or material that is listed or classified by a Governmental Authority as a “toxic substance”, “hazardous substance”, “hazardous material” or words of similar meaning or effect, or that is otherwise regulated pursuant to Environmental Law.

“Inactive Employee” has the meaning specified in Section 7.2(h).

“Increase Amount” has the meaning specified in Section 2.4(d).

“Indemnified Person” has the meaning specified in Section 7.1(c).

“Intellectual Property” means any of the following: (i) patents and patent applications; (ii) registered and unregistered trademarks, service marks and trade names, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks; (iii) registered and unregistered copyrights, and applications for registration of copyright; (iv) internet domain names; (v) trade secrets, know-how and other proprietary rights with respect to information, (vi) rights in computer software and (vii) any other form of intellectual property rights.

“Interim Financial Statements” has the meaning specified in Section 4.8.

“IP Assignment Agreement” has the meaning specified in Section 3.2(e).

“IT Item” means each item set forth on Schedule 6.11.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, and any binding judicial or administrative interpretation of any of the foregoing.

“Lease Guaranty” means that certain Guaranty, dated as of September 4, 2018, made by Eric Lundberg, on behalf of Seller in favor of Badger47, LLC with respect to the Office Lease (and accompanying Office Lease Terms), dated as of October 15, 2018, between Badger47, LLC and the Company (the “Wisconsin Lease”).

“Leased Real Property” means all real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, lien, claim, charge, lease, covenant, easement, option, right of others, conditional sale or other restriction of any kind (whether on voting, sale, transfer, disposition, or otherwise), whether imposed by Contract, understanding or Law, except, in the case of the Company Interests, for any restrictions on transfer generally arising under any applicable federal or state securities Law.

“Marketing Permissions” has the meaning set forth in Section 4.25(f).

“Material Adverse Effect” means, (i) with respect to the Company, any change, event, effect, circumstance, fact, condition or occurrence that, individually or taken as a whole together with all other changes, events, effects, circumstances, facts, conditions or occurrences that have occurred or are existing prior to the determination of a Material Adverse Effect, (x) has had or would reasonably be expected to have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (y) prevents, delays or impairs or would reasonably be expected to prevent, delay or impair Seller or the Company from consummating the transactions contemplated hereby; provided, however, that, for purposes of clause (i) only, in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on or in respect of the Company and its Subsidiaries: (A) any change in Law, regulatory policies, accounting standards or principles (including GAAP), (B) any change in interest rates or economic, political, business or financial market conditions generally and not specific to the Company or its Subsidiaries (including any changes in credit, financial, commodities, securities or banking markets), (C) any change generally affecting any of the industries in which any of the Company or its Subsidiaries operates or the economy as a whole, (D) the announcement or the execution of this Agreement, the pendency or consummation of the transactions contemplated hereby or the performance of this Agreement, (E) the compliance with the terms of this Agreement or any action taken or not taken at the request of Buyer (provided that any such request is made in writing and prior to the action being taken or not taken, as applicable) or as required or contemplated by this Agreement, (F) any natural disaster, (G) any acts of terrorism, sabotage, war, the outbreak or escalation of hostilities or change in geopolitical conditions, (H) any failure of the Company and its Subsidiaries to meet any projections or forecasts, provided that this clause (H) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); except, in the case of clauses (A), (B), (C), (F) and (G) above, to the extent that any such change, event, effect, circumstance, fact, condition or occurrence has a materially disproportionate and adverse effect on the business of the Company and its Subsidiaries relative to other businesses in the industries in which the Company and its Subsidiaries operate; and (ii) with respect to Buyer, a material adverse effect that would prevent, delay or impair, or would reasonably be expected to prevent, delay or impair, Buyer from consummating the transactions contemplated hereby.

“MDL” has the meaning specified in the Recitals hereto.

“Net Working Capital” has the meaning specified in Section 2.4(a).

“Net Working Capital Adjustment Amount” means the amount, which may be positive or negative, equal to (i) if Closing Date Net Working Capital exceeds the Working Capital Upper Target, the amount of Closing Date Net Working Capital, minus the Working Capital Upper Target, or (ii) if Closing Date Net Working Capital is less than the Working Capital Lower Target, then the amount of Closing Date Net Working Capital minus the Working Capital Lower Target.

“Non-Competition Agreement” has the meaning specified in Section 3.2(g).

“Omitted Asset” has the meaning specified in Section 8.2.

“Open Source Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software or open source software, or pursuant to similar licensing or distribution models.

“Pending Tax Loss Claim” has the meaning specified in Section 8.3(f).

“Permitted Liens” means (i) mechanics, materialmen’s, carriers’, warehouseman’s, landlord’s and similar Liens incurred in the ordinary course of the Business with respect to any amounts not yet due or which are being contested in good faith by appropriate Action, (ii) Liens for Taxes not yet delinquent or which are being contested in good faith and (if then appropriate) by appropriate Action, (iii) Liens on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially interfere with the present use of such real property for the operation of the Business, (iv) other immaterial Liens arising in the ordinary course of business that were not incurred in connection with the borrowing of money or the advance of credit and that do not interfere with the conduct of the business conducted by the Company and its Subsidiaries and (v) Liens described on Schedule 1.1(d).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Post-Closing Matter” has the meaning specified in Section 11.17(a).

“Post-Closing Representations” has the meaning specified in Section 11.17(a).

“Pre-Closing Designated Persons” has the meaning specified in Section 11.17(b).

“Pre-Closing Privileges” has the meaning specified in Section 11.17(b).

“Pre-Closing Tax Periods” has the meaning specified in Section 8.3(c)(i).

“Prior Company Counsel” has the meaning specified in Section 11.17(a).

“Product Software” means all software that is both owned by and maintained or distributed by the Company Group and is exclusively used in or held exclusively for use in connection with the Products.

“Products” means any and all products and services developed, marketed, distributed or sold by the Company Group, including Seller’s “The Deal” and “BoardEx” suites of products.

“Proxy Statement” has the meaning specified in Section 8.4(a).

“Purchase Price” has the meaning specified in Section 2.2.

“Purchase Price Allocation” has the meaning specified in Section 2.6.

“Qualifying Transaction” means any transaction or series of related transactions involving (i) a merger, consolidation, share exchange, recapitalization, dissolution, business combination or other similar transaction with Seller or any member of the Company Group; (ii) the direct or indirect acquisition by any Person (other than Buyer or any of its Affiliates) of 50% or more of the fair market value of all of the assets of the Company and its Subsidiaries or of the assets comprising the Business; (iii) the direct or indirect acquisition by any Person (other than Buyer or any of its Affiliates) of beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of 50% or more of the outstanding Seller Common Stock, Company Interests or the capital stock of any member of the Company Group; or (iv) any tender offer or exchange offer for 50% or more of the outstanding shares of Seller Common Stock or the filing of a registration statement under the Securities Act in connection therewith. Notwithstanding the foregoing, a “Qualifying Transaction” shall not include any acquisition, sale or analogous transaction for the Retained Business, or any proposal with respect thereto.

“Real Property Leases” has the meaning specified in Section 4.20(b).

“Related Party Contract” has the meaning specified in Section 4.12(a)(x).

“Related Party Obligations” has the meaning specified in Section 6.5.

“Remedies Exception” has the meaning specified in Section 4.3.

“Requisite Stockholder Approval” has the meaning specified in Section 4.27.

“Resolve” shall mean to remediate an IT Item in substantially the manner described on Schedule 6.11; and “Resolved” and “Resolution” shall be construed accordingly.

“Retained Business” means Seller’s business-to-consumer, or B2C, business of providing financial news and information, including coverage of the financial markets, economy, industry trends, investment and financial planning, targeted to varying segments of the retail investing public, and related events, which Seller refers to as its “Business to Consumer” business. The Retained Business is led by Seller’s namesake website “TheStreet.com” and includes the activities engaged in by James J. Cramer as part of his employment with Seller, as well as free content and premium subscription products targeting various segments of the retail investing public, as described in Seller’s most recent Annual Report on Form 10-K under “Item 1. Business—Our Products and Services—Business-to-Consumer” (https://www.sec.gov/Archives/edgar/data/1080056/000161577418001857/s109163_10k.htm).

“Sample Working Capital Statement” has the meaning specified in Section 2.4(a).

“Sanctions” means, collectively, any sanctions issued, administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sanctions Laws” means, collectively, any applicable Laws relating to: (i) Sanctions; (ii) export controls; (iii) anti-boycott requirements; or (iv) any other applicable Law of similar effect or that relates to international trade.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning specified in the preamble hereto.

“Seller Benefit Plan” means any Benefit Plan that is not a Company Benefit Plan.

“Seller Common Stock” means the common stock, par value $0.01 per share, of Seller.

“Seller Cure Period” has the meaning specified in Section 10.1(b).

“Seller Marks and Logos” means the names and marks and any names (including internet domain names) or marks containing or comprising the names and marks listed in Schedule 1.1(e) or related thereto, including any names or marks (including internet domain names) confusingly similar thereto or dilutive thereof, and the logos depicted on Schedule 1.1(e) and any logos containing or comprising such logo or related thereto, including any logos confusingly similar thereto or dilutive thereof.

“Seller Recommendation” has the meaning specified in Section 6.3.

“Severance Agreements” has the meaning specified in Section 7.2(f).

“Special Policy” has the meaning specified in Section 7.7.

“Stockholders’ Meeting” has the meaning specified in Section 6.3.

“Straddle Periods” has the meaning specified in Section 8.3(c)(ii).

“Subsidiary” means, with respect to a Person, (a) a corporation or other entity of which more than 50% or more of the voting power of the equity securities or equity interests is, as of the time of determination, owned, directly or indirectly, by such Person and (b) any partnership, joint venture, association, or other entity in which such Person, directly or indirectly, owns 50% or more of the equity economic interest thereof or has the power to elect or direct the election of more than 50% of the members of the governing body of such entity.

“Superior Proposal” means any bona fide, written Competing Proposal made by any Person on terms that the Board of Directors of Seller determines in good faith, after consultation with its financial and outside legal advisors, are more favorable from a financial point of view to Seller’s stockholders than the transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Competing Proposal, (c) the anticipated timing, conditions and prospects for completion of such Competing Proposal, (d) the other terms and conditions of such Competing Proposal and the implications thereof on Seller, including relevant legal, regulatory and other aspects of such Competing Proposal deemed relevant by the Board of Directors of Seller; and (e) any revisions to this Agreement and the transaction proposed by Buyer pursuant to Section 6.4(c).

“Superior Proposal Notice Period” has the meaning specified in Section 6.4(c).

“Tax Escrow Account” means the account into which the Escrow Agent has deposited the Tax Escrow Amount in accordance with the Escrow Agreement.

“Tax Escrow Amount” means an amount equal to $520,000.

“Tax Escrow Funds” means, at any given time after the Closing, the funds remaining in the Tax Escrow Account.

“Tax Loss” has the meaning specified in Section 8.3(f).

“Tax Loss Inquiry” has the meaning specified in Section 8.3(f).

“Tax Loss Notice” has the meaning specified in Section 8.3(f).

“Tax Referee” has the meaning specified in Section 2.6.

“Tax Returns” means any return, declaration, report, statement or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, local, foreign or other tax and unclaimed property or escheat payments, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum or estimated tax, and including any interest, penalty, or addition thereto, in each case, imposed by a Governmental Authority.

“Terminating Buyer Breach” has the meaning specified in Section 10.1(c).

“Terminating Seller Breach” has the meaning specified in Section 10.1(b).

“Termination Date” has the meaning specified in Section 10.1(b).

“Termination Fee” has the meaning specified in Section 10.3(a).

“The Deal India Private Limited” means The Deal India Private Limited, a private company limited by shares incorporated under the laws of India.

“Transaction Bonus Agreements” means the cash award agreements entered into by Seller with Jeffrey Davis on May 18, 2018, with Cameron Ireland on June 8, 2018 (but only with respect to any Cash Award, Termination Payment, or, with respect to a termination prior to the Closing Date, enhanced redundancy payable thereunder), with Eric Shakun on May 18, 2018, with Dominick Sutton on June 8, 2018, with Neil Davies on June 8, 2018, and with Janice Gordine on June 8, 2018 (but only with respect to any Cash Award, Termination Payment or, with respect to a termination prior to the Closing Date, enhanced redundancy payable thereunder), and any other Benefit Plan which provides for payment or benefits based solely upon the consummation of the transactions contemplated by this Agreement.

“Transaction Expenses” means the fees, costs and expenses of legal counsel, investment bankers, brokers or other third-party representatives incurred or otherwise payable by or on behalf of Seller or any member of the Company Group in connection with or relating to the transactions contemplated by this Agreement, in each case that remain unpaid as of immediately prior to Closing, including (a) any fees, costs and expenses of Prior Company Counsel (or any of its affiliated firms) and Moelis & Company (or any of its affiliated firms) and any other advisors to Seller or the Company Group, (b) any fees, costs and expenses payable by Seller pursuant to this Agreement, including pursuant to Section 7.7 (Special Policy), Section 8.1 (Support of Transaction), Section 8.3(c)(i) (Tax Returns) and Section 8.3(d) (Transfer Taxes) and (c) 50% of the fees and expenses payable to the Escrow Agent in connection with the Escrow Agreement; provided that the term “Transaction Expenses” excludes Current Liabilities, Funded Debt and any liabilities under the Severance Agreements and Transaction Bonus Agreements. For the avoidance of doubt, Transaction Expenses shall exclude all fees, costs, charges, expenses and obligations that are incurred by Buyer and its Affiliates.

“Transfer Taxes” means all transfer, sales, use, documentary, gains, stock transfer, value-added and stamp Taxes, all conveyance fees and recording charges and all other similar Taxes, fees and charges (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement.

“Transferred Intellectual Property” means the Intellectual Property listed on Annex B.

“Transition Services Agreement” has the meaning specified in Section 3.2(f).

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, as well as analogous applicable foreign, state and local laws.

“Wisconsin Lease” has the meaning specified in the definition of “Lease Guaranty”.

“Working Capital Lower Target” means negative $10,918,000.

“Working Capital Upper Target” means negative $10,282,000.

1.2	Construction.
(a)	Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article”, “Section”, “Schedule” or “Annex” refer to the specified Article or Section of, or Schedule or Annex to, this Agreement; (v) the word “including” shall mean “including, without limitation,” and (vi) the word “or” shall be disjunctive but not exclusive.
(b)	Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(c)	Unless the context of this Agreement otherwise requires, references to statutes shall include all rules and regulations promulgated thereunder.
(d)	The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(e)	Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(f)	The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.
(g)	All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(h)	Whenever this Agreement refers to sums of money, such references are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars.
(i)	In determining the amount of Cash, Funded Debt and Net Working Capital, foreign currency conversions shall be made using the following exchange rates: USD/GBP = $1.25-$1.35/£1 (with the understanding that the USD/GBP exchange rate to be used will be based on the prevailing exchange rate between such currencies set forth in The Wall Street Journal, Eastern Edition, on the last Business Day immediately preceding the time of determination, but shall in no event fall outside the foregoing range); INR/GBP = INR 90/£1.

1.3	Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge of, (a) in the case of Seller, the individuals identified on Schedule 1.3(a), and (b) in the case of Buyer, the individuals identified on Schedule 1.3(b), in each case, with such additional knowledge as each such individual would acquire after having undertaken reasonable inquiry of his or her direct reports who such individual reasonably expects to have relevant knowledge of the matter at issue.

ARTICLE II
PURCHASE AND SALE OF INTERESTS

2.1	Purchase and Sale of Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Buyer, and Buyer shall purchase and accept from Seller, all of the Company Interests owned by Seller, free and clear of all Liens other than Permitted Liens.
2.2	Purchase Price. Subject to the adjustments set forth in Section 2.4, the “Purchase Price” shall consist of $87,300,000 in cash (the “Base Purchase Price”), plus (i) the Estimated Net Working Capital Adjustment Amount, less (ii) Estimated Closing Date Funded Debt, plus (iii) Estimated Closing Date Cash, less (iv) Estimated Closing Date Transaction Expenses, less (v) the Escrow Amount.
2.3	Estimated Net Working Capital Adjustment Amount; Estimated Closing Date Funded Debt; Estimated Closing Date Cash; Estimated Closing Date Transaction Expenses. Not less than two Business Days prior to the Closing Date and in no event more than ten Business Days prior to the Closing Date, Seller shall deliver to Buyer a written statement setting forth (a) its good faith estimate of (i) Closing Date Net Working Capital (“Estimated Closing Date Net Working Capital”), (ii) Closing Date Funded Debt (“Estimated Closing Date Funded Debt”), (iii) Closing Date Cash (“Estimated Closing Date Cash”) and (iv) Closing Date Transaction Expenses (“Estimated Closing Date Transaction Expenses”) and (b) Seller’s calculation of the Estimated Net Working Capital Adjustment Amount.
2.4	Adjustment Amount.
(a)	As soon as reasonably practicable following the Closing Date, and in any event within 75 calendar days thereof, Buyer shall prepare and deliver to Seller (i) an unaudited consolidated balance sheet of the Company and its Subsidiaries (the “Closing Balance Sheet”), (ii) a calculation of Net Working Capital (“Closing Date Net Working Capital”), (iii) a calculation of the aggregate amount of all Funded Debt of the Company Group (“Closing Date Funded Debt”), (iv) a calculation of Cash of the Company Group (“Closing Date Cash”) and (v) a calculation of Transaction Expenses (the “Closing Date Transaction Expenses”), in each case, calculated as of the close of business on the Business Day immediately prior to the Closing Date consistent (except as provided in this Section 2.4(a) or the definitions of the defined terms used in this Section 2.4(a)) with the Closing Balance Sheet. The Closing Balance Sheet shall be prepared in accordance with GAAP, consistently applied without modification of the accounting principles used in the preparation thereof throughout the periods presented, except to the extent modified by the illustrative calculation of Net Working Capital and the notes thereto set forth on Schedule 2.4(a) (the “Sample Working Capital Statement”), with the further understanding that (I) the Closing Balance Sheet shall reflect no changes in reserves (regardless of whether any such reserve is recorded as an offset to a Current Asset’s carrying value or is included as an accrued liability in the Closing Balance Sheet) from amounts contained in the Balance Sheet, other than changes therein attributable to changes in facts and circumstances occurring after the date of the Balance Sheet, (II) except as set forth in the following clause (III), the Closing Balance Sheet shall not give effect to the consummation of the transactions contemplated by this Agreement, including any incurrence by Buyer or its Affiliates (including, after the Closing, the Company Group) of Funded Debt or other financing transactions in connection therewith, payments of cash in respect of the Purchase Price or, after the Closing, any other action or omission by Buyer or the Company Group that is not in the ordinary course of business consistent with past practice, (III) the Closing Balance Sheet shall not reflect any expense for which Buyer is responsible under this

Agreement, and (IV) the treatment of leases as capital leases or operating leases shall be identical to their treatment in the Balance Sheet. Following the Closing, Buyer shall, upon reasonable advance notice, provide Seller and its representatives reasonable access during normal business hours to the records, personnel and (subject to the execution of customary work paper access letters if requested) work papers prepared by auditors of the Company Group relating to the preparation of the Closing Balance Sheet and shall cause the personnel of the Company and its Subsidiaries involved in the preparation of the Closing Balance Sheet to cooperate with Seller in connection with its review of the Closing Balance Sheet; provided that such access shall be in a manner that does not interfere in any material respect with the normal business operations of Buyer or the Company Group. “Net Working Capital” as of any time shall mean (i) the consolidated Current Assets of the Company and its Subsidiaries as of such time, minus (ii) the consolidated Current Liabilities of the Company and its Subsidiaries as of such time, in each case, as calculated in accordance with this Section (b) and in a manner consistent with the definitions of the terms Current Assets and Current Liabilities and provided that “Net Working Capital” shall be calculated excluding the impact of intercompany accruals, receivables, accounts or other balances owed by or to one or more members of the Company Group, on the one hand, and one or more of Seller or any of its Affiliates (other than a member of the Company Group), on the other hand.

(b)	If Seller shall disagree with the calculation of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and/or Closing Date Transaction Expenses, it shall notify Buyer of such disagreement in writing, setting forth in reasonable detail the components of the Closing Balance Sheet or other calculations pursuant to Section 2.4(a) that are being disputed, within 30 days after its receipt of the Closing Balance Sheet. In the event that Seller does not provide a notice of disagreement within such 30-day period, Seller and Buyer shall be deemed to have agreed to the Closing Balance Sheet and the calculation of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing Date Transaction Expenses delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Buyer and Seller shall cooperate in good faith for a period of 30 days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and/or and Closing Date Transaction Expenses and, if the same are so resolved within such 30 day period, the Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and/or Closing Date Transaction Expenses with such changes as may have been previously agreed in writing by Buyer and Seller shall be deemed to be final, binding and conclusive. If, at the end of such period, they are unable to resolve such disagreements, then any such remaining disagreements shall be resolved by the dispute resolution group of an independent accounting or financial consulting firm of recognized national standing as may be mutually selected and jointly appointed by Buyer and Seller (such firm, subject to the following proviso, the “Auditor”); provided, that if Seller and Buyer cannot agree on the Auditor, either party may request that the American Arbitration Association (the “AAA”) choose the Auditor, in which case the AAA’s choice of the Auditor will be binding and the expenses of the AAA will be shared and paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Each of Buyer and Seller shall promptly provide their assertions regarding (i) the Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and/or Closing Date Transaction Expenses, (ii) the Closing Balance Sheet and (iii) the applicable definitions comprising the Purchase Price contained in this Agreement in writing to the Auditor and to each other. Each party shall afford the other party and its representatives the opportunity to participate in all communications with the Auditor. The Auditor shall be instructed to render its determination in writing with respect to such disagreements within 60 days following its retention. The Auditor shall consider only those items and amounts in Buyer’s and Seller’s respective calculations of the Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and/or Closing Date Transaction Expenses that are identified as being items and amounts to which Buyer and Seller have been unable to agree. In resolving any disputed item, the Auditor may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Auditor shall base its determination solely on (i) the written submissions of the parties and shall not conduct an independent investigation and (ii) the extent (if any) to which the Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and/or Closing Date Transaction Expenses require adjustment (only with respect to the remaining disagreements submitted to the Auditor) in order to be determined in accordance with Section 2.4(a) (including the definitions of the defined terms used in Section 2.4(a)). The Auditor shall act as an expert and not as an arbitrator and the agreement to submit a dispute under this Section 2.4(b) to the Auditor, and the determination of the Auditor, shall be governed by Article 76 of the New York Civil Practice Law and Rules (or such other article as may, from time to time, govern expert determination therein). The Auditor shall not hold any hearings or be entitled to take or order the taking of depositions or other testimony under oath or otherwise, and shall not consider custom, usage or other extrinsic factors (including parol evidence), whether or not contained in the parties’ written submissions. The determination of the Auditor shall be final, conclusive and binding on the parties, absent fraud, bad faith or manifest error. The date on which Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and/or Closing Date Transaction Expenses are finally determined in accordance with this Section 2.4 is hereinafter referred to as the “Determination Date.” All fees and expenses of the Auditor relating to the work, if any, to be performed by the Auditor hereunder shall be borne pro rata as between Buyer, on the one hand, and Seller, on the other, in proportion to the allocation of the dollar value of the amounts in dispute as between Buyer and Seller (set forth in the written submissions to the Auditor) made by the Auditor such that the party prevailing on the greater dollar value of such disputes pays the lesser proportion of the fees and expenses. For example, if Seller challenges items underlying the calculations of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and/or Closing Date Transaction Expenses in the net amount of $1,000,000, and the Auditor determines that Seller has a valid claim for $400,000 of the $1,000,000, Seller shall bear 60% of the fees and expenses of the Auditor and Buyer shall bear the remaining 40% of the fees and expenses of the Auditor.

(c)	The “Adjustment Amount,” which may be positive or negative, shall mean (i) the Net Working Capital Adjustment Amount, minus the Estimated Net Working Capital Adjustment Amount (as finally determined in accordance with Section 2.4 and the relevant definitions thereto), plus (ii) Estimated Closing Date Funded Debt, minus Closing Date Funded Debt (as finally determined in accordance with Section 2.4 and the relevant definitions thereto), plus (iii) Closing Date Cash (as finally determined in accordance with Section 2.4 and the relevant definitions thereto), minus Estimated Closing Date Cash, plus (iv) Estimated Closing Date Transaction Expenses, minus the Closing Date Transaction Expenses. If the Adjustment Amount is a positive number, then the Purchase Price shall be increased by the Adjustment Amount, and if the Adjustment Amount is a negative number, the Purchase Price shall be decreased by the absolute value of the Adjustment Amount. The Adjustment Amount shall be paid in accordance with Section 2.4(d).
(d)	If the Adjustment Amount is a positive number (such amount, the “Increase Amount”), then, promptly following the Determination Date, and in any event within five Business Days of the Determination Date, (i) Buyer and Seller shall cause the Escrow Agent to release the Adjustment Escrow Funds in their entirety to Seller or its designee and (ii) Buyer shall pay to Seller or its designee an amount in cash equal to the Increase Amount by wire transfer of immediately available funds to the account designated by Sellers. If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then, promptly following the Determination Date, and in any event within five Business Days of the Determination Date, Buyer and Seller shall cause the Escrow Agent to (i) pay the Deficit Amount (up to the full Adjustment Escrow Amount) to Buyer from the Adjustment Escrow Funds and (ii) release any remaining Adjustment Escrow Funds to Seller. Notwithstanding any such payment, if the Deficit Amount exceeds the Adjustment Escrow Amount, Seller shall pay to Buyer the amount of such excess within five Business Days of the Determination Date by wire transfer of immediately available funds to the account designated by Buyer. All payments made pursuant to this Section 2.4(d) shall be treated by all parties hereto for Tax purposes as adjustments to the Purchase Price, unless otherwise required by a change in Law occurring after the date hereof, a closing agreement with an applicable Tax authority or a final non-appealable judgment of a court of competent jurisdiction.

2.5	Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise paid or deliverable to Seller in connection with the purchase of the Company Interests such amounts that Buyer is required to deduct and withhold under the Code or any other provision of Tax Law; provided, however, that Buyer shall provide written notice to Seller at least five Business Days prior to making any such deduction or withholding (which notice shall include a reasonable description of the legal authority and the calculation method for the expected deduction or withholding) and shall use reasonable efforts to cooperate with Seller upon Seller’s request to minimize the amount of any such deduction or withholding; provided, further, that absent a change in Law following the date of this Agreement and that the representation in Section 4.15(a)(iii) is accurate as of the Closing Date, no amounts will be withheld from any payments in respect of Company Interests so long as Seller delivers (or causes to be delivered) a properly completed and executed Internal Revenue Service Form W-9 at or within five Business Days prior to the Closing. To the extent that amounts are so withheld in accordance with this Section 2.5, and duly and timely deposited with the appropriate Governmental Authority by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
2.6	Purchase Price Allocation. The parties hereto agree to treat the purchase and sale of the Company Interests, only for U.S. federal and, to the extent permitted by law, applicable state income tax purposes, as a purchase and sale of the assets owned by the Company. No later than 120 days after the Determination Date, Buyer shall deliver to Seller an allocation of the sum of the Purchase Price and the Company Group’s liabilities (to the extent properly taken into account as consideration for U.S. federal and other applicable income tax purposes) among such assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Allocation”). If within 30 days after receipt of the Allocation, Seller notifies Buyer in writing that it does not agree with the Allocation, Buyer and Seller will negotiate in good faith to resolve such dispute. If Buyer and Seller fail to resolve such dispute within 30 days, a nationally recognized law or accounting firm with no material relationship with Buyer, Seller or their respective Affiliates, chosen by and mutually acceptable to both Buyer and Seller (the “Tax Referee”), shall resolve any disputes and appropriately revise the Allocation (with the fees and expenses of the Tax Referee to be borne 50% by Seller and 50% by Buyer). If Seller does not respond within 30 days, or upon resolution of the disputed items, the Allocation (as such may have been adjusted) shall be the “Purchase Price Allocation” and shall be binding on the parties hereto. If the Purchase Price is subsequently adjusted pursuant to Section 2.4 or otherwise, the parties shall cooperate in good faith to make appropriate updates to the Purchase Price Allocation, consistent with the original Purchase Price Allocation and taking into account the circumstances giving rise to the adjustment. The Purchase Price Allocation shall be prepared in a manner that is in accordance with the treatment of Deferred Revenue Liabilities set forth in Section 8.3(c)(iv). The parties hereto shall, and shall cause their Affiliates to, file all Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) consistently with the Purchase Price Allocation; provided, that nothing contained herein shall prevent any party or its Affiliates from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation, and no party or its Affiliates shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such Purchase Price Allocation. Each of Buyer and Seller shall notify the other party in the event of an examination, audit or other proceeding regarding the Allocation.

ARTICLE III
CLOSING

3.1	Closing. Subject to the terms and conditions of this Agreement, the consummation of the purchase and sale of the Company Interests and the other transactions contemplated hereby (the “Closing”) shall take place by teleconference and the exchange of deliverables (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile, on the date that is two Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) or such other time and place as Buyer and Seller may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” The Closing shall be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date.

3.2	Seller Closing Deliveries. At the Closing, Seller shall deliver (or cause to be delivered) to Buyer all of the following:
(a)	a payoff letter from each holder of Funded Debt, in form and substance reasonably satisfactory to Buyer, evidencing the aggregate amount of such indebtedness outstanding as of the Closing Date (including any interest accrued thereon and any prepayment or similar penalties and expenses required to be paid to such holder in connection with the prepayment of such indebtedness on the Closing Date) and an agreement that, if such aggregate amount so identified is paid to such holder on the Closing Date, such indebtedness shall be repaid in full and that all Liens with respect thereto affecting any real or personal property of the Company or any of its Subsidiaries will be released;
(b)	the certificate referenced in Section 9.2(c);
(c)	instruments of conveyance, duly executed in blank, for transfer of all of the Company Interests held by Seller, free and clear of all Liens other than Permitted Liens;
(d)	a certificate in the form of Annex A;
(e)	a copy of the Intellectual Property Assignment Agreement in the form attached hereto as Annex B (the “IP Assignment Agreement”), duly executed by Seller;
(f)	a copy of the Transition Services Agreement in the form attached hereto as Annex C (the “Transition Services Agreement”), duly executed by Seller;
(g)	a copy of the Non-Competition Agreement in the form attached hereto as Annex D (the “Non-Competition Agreement”), duly executed by Seller;
(h)	a copy of the Escrow Agreement, duly executed by Seller;
(i)	written resignations of each director or officer of the Company or any of its Subsidiaries designated by Buyer at least three days prior to Closing, provided that any such resignation of an officer shall not apply to the officer’s employment with the Company or any of its Subsidiaries; and
(j)	all other documents required to be delivered by Seller on or prior to the Closing Date pursuant to this Agreement.
3.3	Buyer Closing Deliveries. At the Closing, Buyer shall:
(a)	deliver (or cause to be delivered) to Seller or its designee, by wire transfer of immediately available funds in accordance with wire instructions provided to Buyer by Seller at least two Business Days prior to the Closing, an amount equal to the Purchase Price (prior to adjustment as set forth in Section 2.4);
(b)	deliver (or cause to be delivered) to the Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount;
(c)	deliver (or cause to be delivered) to Seller or its designee, the certificate referenced in Section 9.3(c);
(d)	deliver (or cause to be delivered) to Seller or its designee, a copy of the IP Assignment Agreement, duly executed by Buyer;
(e)	deliver (or cause to be delivered) to Seller or its designee, a copy of the Transition Services Agreement, duly executed by Buyer;
(f)	deliver (or cause to be delivered) to Seller or its designee, a copy of the Deed of Adherence, duly executed by Buyer;
(g)	deliver (or cause to be delivered) to Seller or its designee, a copy of the Escrow Agreement, duly executed by Buyer;
(h)	repay, or cause to be repaid, on behalf of the Company, the Estimated Closing Date Funded Debt, to the extent unpaid as of immediately prior to the Closing;

(i)	pay, or cause to be paid, on behalf of the Company, the Estimated Closing Date Transaction Expenses, to the extent unpaid as of immediately prior to the Closing; and
(j)	all other documents required to be delivered by Buyer on or prior to the Closing Date pursuant to this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Schedules to this Agreement, Seller represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows:

4.1	Organization of the Company.
(a)	The Company has been duly formed and is validly existing as a limited liability company in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, license, lease or operate its properties and assets and to conduct its business as it is now being conducted.
(b)	The copies of the certificate of formation and limited liability company agreement of the Company, as currently in effect, previously made available by the Company to Buyer or its representatives are true, correct and complete. The Company is duly licensed or qualified to do business and (where applicable) in good standing as a foreign limited liability company in each jurisdiction in which the ownership, license, lease or operation of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on the Company.
4.2	Subsidiaries.
(a)	The Subsidiaries of the Company and their jurisdiction of incorporation or organization are set forth on Schedule 4.2. Each of the Subsidiaries of the Company have been duly formed or organized and are validly existing under the laws of their respective jurisdictions of incorporation or organization and have all requisite power and authority to own or lease their respective properties and assets and to conduct their respective businesses as now being conducted.
(b)	The Company has previously provided to Buyer true, correct and complete copies of the organizational documents of its Subsidiaries as currently in effect. Each Subsidiary of the Company is duly licensed or qualified to do business and (where applicable) in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which the ownership or use of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on the Company.
4.3	Organization of Seller; Due Authorization. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to execute and deliver this Agreement and the other transaction agreements contemplated hereby to which it is a party, perform its obligations hereunder and thereunder and (subject to the Requisite Stockholder Approval and the consents, approvals, authorizations and other requirements described in Section 4.5) to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Seller, the performance of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Seller, and no other proceeding on the part of Seller is necessary to authorize this Agreement, other than the receipt of the Requisite Stockholder Approval. This Agreement has been duly and validly executed and delivered by Seller and (assuming this Agreement constitutes a legal, valid and binding obligation of Buyer) constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).

4.4	No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth on Schedule 4.4, in Section 4.5 or on Schedule 4.5, the execution and delivery of this Agreement by Seller, the performance of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby do not and will not, as of the Closing, directly or indirectly (a) violate any provision of, or result in the breach of, any applicable Law to which the Company or any of its Subsidiaries is subject or by which any property or asset of the Company or any of its Subsidiaries is bound, (b) conflict with the certificate of incorporation, the certificate of formation, the limited liability company agreement or other organizational documents, or any resolution adopted by the board of directors or the stockholders, of Seller, the Company or its Subsidiaries, (c) violate any provision of or result in a breach of, or require a consent or notice under, any Contract listed on Schedule 4.12 or any other material Contract to which Seller, the Company or its Subsidiaries are a party or terminate or result in the termination of any such Contract, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or (d) result in a violation or revocation of any required license, permit or approval from any Governmental Authority, except to the extent that the occurrence of any of the foregoing would not reasonably be expected to (x) have a material adverse effect on the ability of Seller to enter into and perform its obligations under this Agreement or the other transaction agreements contemplated hereby to which it is a party, (y) have a Material Adverse Effect on the Company or (z) prevent or materially delay consummation of the transactions contemplated by this Agreement or by the other transaction documents contemplated hereby.
4.5	Governmental Consents. Assuming the truth and completeness of the representations and warranties of Buyer in Article V, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Seller or the Company with respect to Seller’s execution or delivery of this Agreement, the performance of its obligations hereunder or the consummation by Seller of the transactions contemplated hereby, except for (a) any consents, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to (x) have a material adverse effect on the ability of Seller to enter into and perform its obligations under this agreement (y) have a Material Adverse Effect on the Company; (b) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities Laws; and (c) as otherwise disclosed on Schedule 4.5.
4.6	Capitalization of the Company.
(a)	The authorized membership interests of the Company consist solely of the Company Interests. All of the issued and outstanding Company Interests have been duly authorized and validly issued.
(b)	(i) Seller owns, of record and beneficially, all of the issued and outstanding limited liability company membership interests of the Company, (ii) Seller has good and valid title to the Company Interests, free and clear of all Liens, (iii) other than the Company Interests, Seller does not own any other equity interests of the Company and has no right or obligation to purchase or acquire any other equity interests of the Company, and (iv) except as set forth on Schedule 4.6(b), there is no voting trust or other agreement or understanding to which Seller is a party or is bound with respect to the voting, registration or transfer of the Company Interests.
(c)	There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for Company Interests, or any other commitments or agreements providing for the issuance of additional limited liability company membership interests or for the repurchase or redemption of Company Interests, and there are no agreements of any kind which may obligate the Company to encumber, issue, purchase, redeem or otherwise acquire any of its authorized capital.
4.7	Capitalization of Subsidiaries. The outstanding membership interests (or other equity interests) of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable (where such concepts are recognized in the relevant jurisdiction). Except as set forth on Schedule 4.7, the Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding membership interests (or other equity interests) of the

Company’s Subsidiaries free and clear of any Liens. Except as set forth on Schedule 4.7, there is no voting trust or other agreement or understanding to which Seller or the Company is a party or is bound with respect to the voting, registration or transfer of the outstanding membership interests (or other equity interests) of each of the Company’s Subsidiaries. There are no outstanding options, warrants, rights or other securities convertible or exercisable or exchangeable for any membership interests (or other equity interests) of such Subsidiaries, any other commitments or agreements providing for the issuance of additional shares or other equity interests, the sale of treasury shares or for the repurchase or redemption of shares of such Subsidiaries’ capital stock (or other equity interests), or any agreements of any kind which may obligate any Subsidiary of the Company to encumber, issue, purchase, register for sale, redeem or otherwise acquire any of its membership interests (or other equity interests). Except for the equity interests of the Subsidiaries set forth on Schedule 4.7, neither the Company nor any of its Subsidiaries owns any equity interest in any other Person.

4.8	Financial Statements. Schedule 4.8 includes copies of (a) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2017, and the related unaudited consolidated statement of income, of the Company and its Subsidiaries for the year then ended (such unaudited statements, including the related notes and schedules thereto, the “Annual Financial Statements”) and (b) the unaudited consolidated balance sheet of the Company and its Subsidiaries (the “Balance Sheet”) as of September 30, 2018 (the “Balance Sheet Date”), and the related unaudited consolidated statement of income, of the Company and its Subsidiaries for the nine months then ended (such unaudited statements, the “Interim Financial Statements” and together with the Annual Financial Statements, are referred to herein as the “Financial Statements”). Each of the Financial Statements has been prepared in accordance with GAAP consistently applied without modification of the accounting principles used in the preparation thereof throughout the periods presented (except as may be stated in the notes thereto) and presents fairly in all material respects the consolidated financial position and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated (subject, in the case of the Interim Financial Statements, to any normal year-end adjustments which are not in the aggregate material and subject, in the case of all Financial Statements, to the absence of footnotes required by GAAP), it being understood that (i) the Company and its Subsidiaries have been consolidated into the financial statements of Seller and have had transactions and relationships with Seller and its Affiliates; (ii) it is possible that the terms of these transactions and relationships are not the same as those that would have existed among wholly unrelated parties; (iii) the Company and its Subsidiaries have relied on Seller and its Affiliates for a portion of its administrative support for which the costs have been allocated on a basis that Seller believes appropriate under the circumstances; (iv) the amounts recorded for these allocations are not necessarily representative of the amounts that would have been reflected in the Financial Statements had the Company and its Subsidiaries been operated independently of Seller; and (v) all of such administrative and financial support, together with any associated assets or personnel, are not necessarily being transferred pursuant to this Agreement.
4.9	Undisclosed Liabilities. There is no liability, debt or obligation of the Company or any of its Subsidiaries, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the Balance Sheet Date in the ordinary course of the operation of business of the Company and its Subsidiaries consistent with past practice, (c) that have arisen in connection with the authorization, preparation, negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, (d) that are reflected in the calculation of the Closing Date Net Working Capital as finally determined pursuant to Section 2.4, or (e) which would not reasonably be expected to be material, individually or in the aggregate, to the Business.
4.10	Litigation and Proceedings. Except Actions under Environmental Law (as to which certain representations and warranties are made pursuant to Section 4.22), there are no pending or, to the knowledge of Seller, threatened, Actions (i) by or against the Company or any of its Subsidiaries or affecting any of its or their properties or assets that, if resolved adversely to the Company or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect on the Company or (ii) by or against Seller, the Company or any of its Subsidiaries that challenges, or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or that would have a material adverse effect on the ability of Seller to enter into and perform its obligations under this

Agreement. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties, awards or open injunctions binding upon the Company or any of its Subsidiaries or any of its or their properties or assets which would reasonably be expected to have a Material Adverse Effect on the Company.

4.11	Legal Compliance. Except with respect to compliance with Laws related to employment of labor (as to which certain representations and warranties are made pursuant to Section 4.14) and compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.22), the Company and its Subsidiaries have complied at all times since January 1, 2015 and are in compliance with all applicable Laws, except where the failure to be in compliance with such Laws would not reasonably be expected to have a Material Adverse Effect on the Company. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law at any time since January 1, 2015 that would reasonably be expected to have a Material Adverse Effect on the Company.
4.12	Contracts; No Defaults.
(a)	Schedule 4.12 contains a listing of all Contracts described in clauses (i) through (xi) below to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party (other than Contracts relating to insurance policies set forth on Schedule 4.17, Contracts for labor and employment matters set forth on Schedule 4.14 and Company Benefit Plans). True, correct and complete copies of the Contracts listed on Schedule 4.12 (and any amendment and supplement thereto) have been delivered to or made available to Buyer or its agents or representatives.
(i)	Each Contract (other than (x) purchase orders with customers, suppliers or vendors entered into in the ordinary course of business and (y) Contracts of the type (without giving effect to dollar thresholds) described in other clauses of this Section 4.12(a)) that the Company reasonably anticipates will involve, with respect to customers of the Business, annual payments to the Company or any of its Subsidiaries of more than $50,000, and with respect to suppliers or vendors of the Business, annual consideration furnished by the Company or any of its Subsidiaries of more than $25,000, in each case, which are not cancelable (without penalty, cost or other liability) by giving notice of 90 or fewer days;
(ii)	Each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of its Subsidiaries, in each case, having an outstanding principal amount in excess of $100,000, other than any such Contracts between or among the Company and any of its wholly owned Subsidiaries;
(iii)	Each Contract for the acquisition of any Person or any business unit, division or capital stock thereof, whether by merger, sale or purchase of stock, sale or purchase of assets, or otherwise, the disposition of or the grant of any preferential right to purchase any material assets or property of the Company or any of its Subsidiaries (other than in the ordinary course of business), in each case, involving payments in excess of $100,000, other than Contracts in which any applicable acquisition or disposition has been consummated and there are no actual or contingent material obligations ongoing;
(iv)	Each (A) Real Property Lease and (B) lease, rental agreement, installment and conditional sale agreement or other Contract that, in each case, in this clause B, (x) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any personal property and (y) involves annual payments in excess of $50,000;
(v)	Each joint venture Contract, partnership agreement, collaboration agreement or similar limited liability company agreement with a third party (in each case, other than with respect to wholly owned Subsidiaries of the Company);
(vi)	Each Contract containing covenants expressly limiting in any material respect the freedom of the Company or any of its Subsidiaries to compete with any Person in a product line or line of business or operate in any geographic area;

(vii)	Each Contract pursuant to which the Company or any of its Subsidiaries licenses material Intellectual Property to or from a third party, other than (A) non-disclosure agreements, (B) employee invention assignment agreements, (C) independent contractor agreements, (D) click-wrap, shrink-wrap and commercial off-the-shelf software licenses and any other commercial software licenses that are available on standard terms to the public generally with license, maintenance, support and other fees less than $25,000 per year, and (E) non-exclusive licenses granted to customers of the Business in the ordinary course of business;
(viii)	Each Contract that grants a Lien (other than a Permitted Lien) on any material asset of the Business or on the Company or any of its Subsidiaries (other than a Lien that will be released as of the Closing Date);
(ix)	Each settlement, conciliation, or similar Contract with any Governmental Authority pursuant to which, after the date hereof, the Business will be required to satisfy any obligation;
(x)	Except the Company Benefit Plans, Contracts relating to labor and employment matters set forth on Schedule 4.13 and Schedule 4.14, and Contracts between or among the Company and any of its Subsidiaries, any Contract (A) with respect to the Business whereby Seller or any of its Subsidiaries or Affiliates (other than the members of the Company Group), or any of its or their officers, directors or key employees, directly or indirectly (x) owns any property, interest or right of any kind, whether tangible or intangible in any material asset or property that is owned or held by any member of the Company Group or is used in the conduct of the Business, (y) has any material claim or cause of action against any member of the Company Group or (z) owes any money to, or is owed any money by, any member of the Company Group (other than intercompany amounts that will be satisfied prior to the Closing), (B) between a member of the Company Group, on the one hand, and Seller, any Affiliate of Seller (other than a member of the Company Group) or any of its or their officers, directors or key employees, on the other hand, or (C) between a member of the Company Group, on the one hand, and an officer, director or key employee of the Company or any of its Subsidiaries, on the other hand (such Contracts listed in clauses (A), (B) and (C) the “Related Party Contracts”); and
(xi)	Each Contract which is related primarily to the operation of the Business under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of Seller or any Affiliate of Seller (including any member of the Company Group) or (B) Seller or any Affiliate of Seller (including any member of the Company Group) has guaranteed any liabilities or obligations of any other Person.
(b)	All of the Contracts listed pursuant to Section 4.12(a) are (i) in full force and effect, subject to the Remedies Exception, and (ii) represent the valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of Seller, represent the valid and binding obligations of the other parties thereto. Except where the occurrence of such breach or default would not reasonably be expected to have a Material Adverse Effect on the Company, (x) neither the Company, any of its Subsidiaries nor, to the knowledge of Seller, any other party thereto is in breach of or default under any such Contract, (y) neither the Company nor any of its Subsidiaries has received any claim or notice of material breach of or material default under any such Contract, and (z) to the knowledge of Seller, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under, or a termination of, any such Contract (in each case, with or without notice or lapse of time or both).
4.13	Company Benefit Plans.
(a)	Schedule 4.13(a) sets forth a complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each other employment, consulting, independent contractor, compensation, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock option, stock appreciation right, stock purchase, phantom stock or other equity or equity-based compensation, performance, retirement, thrift, savings, employee loan, stock bonus, excess benefit, supplemental unemployment, paid time off, vacation, personal days, floating holidays, perquisite, tuition reimbursement, outplacement, fringe benefit, sabbatical, sick leave, change of control, retention, severance, termination, redundancy, workers’ compensation, retirement, cafeteria, disability, death benefit, hospitalization, medical, dental, life insurance, accident benefit, housing, transport, welfare benefit or other compensation or benefit plan, policy, program, contract or agreement (including any plan maintained by a Governmental Authority, or any plan, agreement, or arrangement that is otherwise required to be maintained or provided by applicable Law), in each case, whether or not reduced to writing, whether funded or unfunded, whether or not tax-qualified and whether or not subject to ERISA, in which any current or former director, officer, employee, consultant, contractor, contingent worker or other service provider (or the dependents of any of the foregoing) of the Company or any of its Subsidiaries participates or is covered, in each case, which is, or is required to be, maintained, sponsored, entered into or contributed to by Seller or any of its Subsidiaries (including any member of the Company Group) or any ERISA Affiliate of Seller or with respect to which the Company or any of its Subsidiaries has or may have any liability (each, a “Benefit Plan”) and separately identifies each Company Benefit Plan; provided that no employment, independent contractor or consulting agreement need be set forth on Schedule 4.13(a) if such agreement (A) relates to an employee whose salary and bonus during the fiscal year ended December 31, 2017 did not exceed $100,000 in the aggregate or (B) is in all material respects in a form that is identified on Schedule 4.13(a) and does not provide any severance or a notice period in excess of 90 days. With respect to each Company Benefit Plan, Seller has delivered or made available to Buyer true, correct and complete copies of: (i) where such plan has been reduced to writing, the current plan documents (including all amendments and modifications thereof); (ii) where such plan has not been reduced to writing, a written summary of the material terms thereof, (iii) where applicable, any trust agreements or other funding arrangements and all other related documents, (iv) the most recent summary plan description; (v) the most recent U.S. Internal Revenue Service determination, opinion or advisory letter or other governmental determination that such plan is tax-qualified in the applicable jurisdiction; (vi) the three (3) most recent Form 5500 filings applicable to such plan and/or, as applicable, any annual reports required to be filed with a Governmental Authority in a non-U.S. jurisdiction with respect to such plan, in each case, together with all schedules and financial statements attached thereto; (vii) where applicable, actuarial, consulting or other reports related to any plan with respect to the most recently completed plan year; (viii) the most recently completed annual compliance tests for Code Sections 401(k)(3), 401(m)(2), 401(a)(4), 410(b), 415 and 416 or, as applicable, as required by a non-U.S. jurisdiction; and (ix) all material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or any other Governmental Authority relating to any action, claim, proceeding or investigation of any nature with respect to such plan.

(b)	Each Company Benefit Plan (and each related trust, insurance contract or fund) (i) has been established, maintained, contributed to, funded, operated and administered in all material respects in accordance with its terms and all applicable Laws, including, but not limited to, ERISA and the Code, (ii) no breach of fiduciary duty has occurred with respect to any Company Benefit Plan for which the Company or any of its Subsidiaries could have any liability, and (iii) no non-exempt prohibited transaction (within the meaning of Section 4975(c) of the Code or Section 406 of ERISA) has occurred with respect to any Company Benefit Plan for which the Company or any of its Subsidiaries could have any liability. Each individual who is or was classified as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan. The Company and each of its Subsidiaries are in compliance with the applicable requirements of the Patient Protection and Affordable Care Act, as amended and including any guidance issued thereunder.
(c)	Each Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualification upon which Seller, its Subsidiaries and/or the Company or its Subsidiaries may rely on and each trust related thereto is tax exempt. To the knowledge of Seller, no such determination or opinion letter or exempt status has been adversely affected or revoked and no such action has been threatened and no fact exists indicating that (i) any such determination or opinion letter or exempt status could be adversely affected or revoked, or (ii) could result in a liability to the Company or any of its Subsidiaries relating to the qualified status of any Benefit Plan.

(d)	Neither the Company, its Subsidiaries nor any ERISA Affiliate thereof has ever sponsored, established, maintained, participated in, or contributed to, or has or has had any direct, indirect or contingent liability with respect to (i) any “multiemployer plan”, as that term is defined in Section 3(37) or 4001(a)(3) of ERISA; (ii) any “defined benefit plan” (as defined in Section 3(35) of ERISA), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, or any other plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA, or Section 412 of the Code; or (iii) any “multiple employer plan” as defined in ERISA or the Code. No Benefit Plan provides, the Company and each of its Subsidiaries do not have any liability to provide, and neither the Company nor any of its Subsidiaries has represented, promised or contracted to provide, post-termination benefits or post-retirement health or life insurance beyond those required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or other similar applicable Law. Neither the Company nor any of its Subsidiaries has any liability (whether or not assessed) under Section 4980D or 4980H of the Code.
(e)	With respect to each Company Benefit Plan, (i) no action, suit or claim (other than routine claims for benefits in the ordinary course) is pending or, to the knowledge of Seller, threatened, and (ii) to the knowledge of Seller, no facts or circumstances exist that would reasonably be expected to give rise to any such action, suit or claim. No Company Benefit Plan has been the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority. No Company Benefit Plan has been subject to any audit, investigation or examination by any Governmental Authority and no such actions are pending or, to the knowledge of Seller, threatened with respect to any Company Benefit Plan.
(f)	Except as set forth on Schedule 4.13(f), solely with respect to any Business Employee or Business Service Provider, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) could (i) give rise to any liability under any Benefit Plan or result in any payment becoming due to any Business Employee or Business Service Provider; (ii) accelerate the time of payment or vesting of any benefits under any Benefit Plan; (iii) increase the amount of compensation or benefits due under any Benefit Plan; (iv) result in the acceleration of, trigger or increase the funding obligation under any Benefit Plan; (v) result in any loan forgiveness; (vi) result in the payment or provision of any amount or benefit that could constitute an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code; or (vii) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Benefit Plan. Seller has made available true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the consummation of the transactions contemplated hereby.
(g)	With respect to each Benefit Plan that is subject to the applicable Law of a jurisdiction other than the United States (whether or not United States Law also applies) or primarily for the benefit of Business Employee or Business Service Providers who reside or work primarily outside of the United States (each, a “Foreign Plan”): (a) each Foreign Plan required to be registered or intended to meet certain regulatory or requirements for favorable tax treatment has been timely and properly registered and has been maintained in good standing with the applicable regulatory authorities and requirements; (b) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA); (c) each Foreign Plan that is required to be funded is funded in accordance with the requirements of applicable Law; and (d) the Company is not proposing to and is not under an obligation to introduce or vary any Foreign Plan. The Company is in compliance in all material respects with the terms and conditions of all registrations, licenses, permissions and approvals required by the applicable employment laws, including without limitation, those under the Contract Labour (Regulation and Abolition) Act, 1970 and the Employees Provident Funds & Miscellaneous Provisions Act, 1952, Minimum Wages Act, 1948, Payment of Bonus Act, 1965 and the Payment of Gratuity Act, 1970.

(h)	Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. No payment to be made under any Benefit Plan is or, to the knowledge of Seller, will be, subject to the penalties of Section 409A(a)(1) of the Code. The Company and each of its Subsidiaries do not have any obligation to “gross-up” or otherwise indemnify any individual for the imposition of the excise tax under Section 4999 of the Code or under Section 409A of the Code.
4.14	Labor Relations.
(a)	Except as set forth on Schedule 4.14(a), neither the Company nor any of its Subsidiaries is a party to, has any liability with respect to, or is otherwise subject to, any collective bargaining agreement or other agreement with any union, works council, employee association or similar organization. The Business Employees are not, and in the past six years have not been, represented by any union, works council, employee association or similar organization. Within the past six years, no strike, slowdown, lockout, picketing, organizational effort, work stoppage or other manner of labor unrest has occurred or is pending or threatened with respect to current or former employees of the Company or any of its Subsidiaries. Within the past six years, no group of Business Employees has sought to organize for purposes of collective bargaining, made a demand for recognition or certification, sought to bargain collectively with Seller or any of its Subsidiaries or any member of the Company Group or filed a petition for recognition with any Governmental Authority. Neither Seller nor any of its Subsidiaries nor any member of the Company Group has received any written notice or, to the knowledge of Seller, oral notice threatening any such organizational effort by or on behalf of any labor union, works council, employee association or similar organization with respect to Business Employees.
(b)	The Company and each of its Subsidiaries, and with respect to any Business Employee or any other current or former director, officer, employee, consultant, contractor, contingent worker or other service provider who is providing or has provided services to any member of the Company Group (each such current or former director, officer, employee consultant, contractor, contingent worker or other service provider, a “Business Service Provider”), Seller and each of its Subsidiaries, are and have been in compliance in all material respects with all applicable Laws relating to employment, labor, and employment practices, including all applicable Laws relating to terms and conditions of employment, hiring, promotion, assignment, termination, vacation pay, immigration, harassment, human rights, employee privacy, layoffs, reductions in force, affirmative action, family, medical and other leaves, wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes. Within the past six years there has been no unfair labor practice charge, labor arbitration, lawsuit, grievance, investigation, hearing, action, claim, proceeding, complaint or other dispute pending, unresolved or, to the knowledge of Seller, threatened, before any court, arbitrator, the National Labor Relations Board or any other Governmental Authority relating to any Business Employee or Business Service Provider or alleging violations of any federal, foreign, state, local or other Laws relating to labor and employment. No member of the Company Group nor, with respect to any Business Employee or Business Service Provider, Seller or any of its Subsidiaries, has implemented any employee layoff that was not in compliance with WARN or incurred any liability under WARN or any similar foreign, state, or local layoff notice law that remains unsatisfied.

(c)	Except as set forth on Schedule 4.14(c), (i) no officer of the Business has been terminated for any reason in the past twelve (12) months; and (ii) to the knowledge of Seller, no officer of the Business has provided written notice of intent to terminate his or her employment within the twelve (12) months following the Closing Date.
(d)	Each person or entity classified by any member of the Company Group or, with respect to any Business Employee or Business Service Provider, by Seller or any of its Subsidiaries, as an “independent contractor,” volunteer, subcontractor, “temp,” leased employee, or other contingent worker, is and has been properly classified under all governing Laws, and each member of the Company Group and Seller and each of its Subsidiaries has fully and accurately reported all payments to all independent contractors, volunteers, subcontractors, temps, leased employees, and other contingent workers on Internal Revenue Service Form 1099s or as otherwise required by applicable Laws and have satisfied all applicable withholding tax obligations. Each employee classified by any member of the Company Group or, with respect to any Business Employee or Business Service Provider, by Seller or any of its Subsidiaries, as “exempt” from overtime under the Fair Labor Standards Act and/or any foreign, state, local or other Laws governing wages, hours, and overtime pay, has been properly classified as such, and the members of the Company Group and, with respect to any Business Employee or Business Service Provider, Seller and each of its Subsidiaries, have not incurred any liability under the Fair Labor Standards Act or any foreign, state, local or other laws governing wages, hours, and overtime pay.
(e)	Schedule 4.14(e) sets forth a list, to the extent applicable, for each Business Employee and each Business Service Provider who currently provides services to the Business, of his or her: (i) name; (ii) title; (iii) employer; (iv) location; (v) date of hire; (vi) exempt/non-exempt status for wage and hour purposes; (vii) employment status (i.e., whether full-time, temporary, leased, etc.); (viii) active or inactive status (including type of leave and estimated duration, if any); (ix) average number of hours worked per week; (x) accrued but unused vacation; (xi) annual base salary or hourly wage rate (or other compensation arrangement) and target bonus/commission for the current year and (xii) equity, incentive or other similar compensation.
(f)	(i) Except as set forth on Schedule 4.14(f)(i), all Business Employees who provide services within the United States are “employees at will” and no such employee is subject to any employment contract with any member of the Company Group or Seller or any of its Subsidiaries.
(ii)	All Contracts of employment or for services with any Business Employee who is employed in the United Kingdom can be terminated on no more than thirteen (13) weeks’ notice. All Contracts of employment or for services with any other Business Employee who provides services outside the United States can be terminated without notice at any time, other than as mandated by applicable Law or by the terms of employment Contracts with the relevant employees made available to Buyer.
(iii)	The Company has not, in the past twelve (12) months, been a party to any automatic transfers under any applicable Law.
(iv)	Except for the obligation to make severance payments under the Severance Agreements or the written terms of any Benefit Plan, in either case, as set forth on Schedule 4.14(f)(iv), neither Buyer nor any of its Affiliates (including after the Closing, each member of the Company Group) will incur any liability or obligation in connection with the termination of any Business Employee, other than (i) payment of accrued and unpaid base salary and accrued benefits, as applicable, as of the date of termination, (ii) with respect to Business Employees who provide services outside the United States, as mandated by local Law and (iii) any arrangements put in place by Buyer or an Affiliate thereof (including a member of the Company Group) following the Closing.
4.15	Taxes.
(a)	Except as set forth on Schedule 4.15 or has not had and would not reasonably be expected to have a Material Adverse Effect on the Company:
(i)	Each member of the Company Group, and each Company Consolidated Tax Group, has filed or caused to be filed all Tax Returns required to be filed by such member or group and such Tax Returns are correct and complete. All Taxes of any member of the Company Group or imposed in respect of any Company Consolidated Tax Group which were due and payable have been paid. All Taxes which any member of the Company Group was required by law to withhold or collect have been duly withheld or collected in accordance with applicable Law and, to the extent required thereunder, have been paid over to the proper Governmental Authorities or are held in separate bank accounts for such purpose.

(ii)	There are no Liens for Taxes upon any of the assets of the Company Group other than Permitted Liens. There is no Action concerning any Tax liability of the Company Group or concerning any Company Consolidated Tax Group ongoing with or proposed by any Governmental Authority, in each case for which the applicable member of the Company Group has received written notice thereof.
(iii)	For U.S. federal income Tax purposes, the Company is and at all times since its formation has been treated as a disregarded entity, and each Subsidiary of the Company is and at all times since its formation has been treated as set forth on Schedule 4.15.
(iv)	No member of the Company Group has been party within the past two years to a transaction that was intended to qualify under Section 355 of the Code.
(b)	No member of the Company Group, and no member of the Company Consolidated Tax Group, has engaged in any listed transaction within the meaning of Treasury Regulation 1.6011-4(b)(2). Neither the Company nor any Subsidiary of the Company, nor any other member of any Company Consolidated Tax Group, is treated or has been treated for Tax purposes as a resident in a country other than the country of its organization and neither the Company nor any Subsidiary of the Company has, or has had, a branch, agency or permanent establishment for Tax purposes in a country other than the country of its organization.
(c)	No extension or waiver exists or has been given of a limitations period with respect to the assessment of any Tax or the examination of any Tax Return of the Company, any of its Subsidiaries or any Company Consolidated Tax Group (other than an extension of a limitations period which, taking into account such extension, has expired). Schedule 4.15 sets forth all closing agreements with, and Tax rulings and Tax holidays requested or received from, any Governmental Authority with respect to the Company or any of its Subsidiaries. No issue has been raised by a Governmental Authority in connection with an audit or examination of any Tax Return that, if raised with regard to any other Tax Return not so audited or examined, would reasonably be expected to result in a proposed Tax deficiency with respect to the period covered by the Tax Return.
(d)	Neither the Company nor any of its Subsidiaries has been a member of a consolidated, affiliated, combined, unitary or other Tax group for purposes of any Tax (other than a group the common parent of which is Seller, the Company or MDL). Neither the Company nor any of its Subsidiaries is obligated to pay the Taxes of another Person by contract, as a transferee, as a successor, or otherwise (other than an agreement (such as a lease) the principal purpose of which is not the sharing or allocation of Tax).
(e)	Except as set forth on Schedule 4.15, the Company, each of its Subsidiaries and each Company Consolidated Tax Group has complied in all material respects with all applicable Laws with respect to transfer pricing, and appropriate intercompany agreements and concurrent and supporting documentation (including transfer pricing studies) have been maintained in all material respects in compliance with such applicable Laws.
(f)	Neither the Company nor any of its Subsidiaries, nor any Company Consolidated Tax Group, will be required for Tax purposes to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting made prior to the Closing; (B) use of an improper method of accounting prior to the Closing; (C) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S.

Tax law) executed prior to the Closing; (D) installment sale or open transaction made or entered into prior to the Closing; (E) prepaid amount received prior to the Closing; (F) election under Section 108(i) of the Code made prior to the Closing; or (G) election made prior to the Closing pursuant to Section 965(h) of the Code.

(g)	None of the assets of the Company or any of its Subsidiaries are (i) tax exempt use property under Section 168(h) of the Code; (ii) tax-exempt bond financed property under Section 168(g) of the Code; (iii) limited use property under Revenue Procedure 2001-28; or (iv) treated as owned by any other person under Section 168 of the Code. Neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.
(h)	Since December 1, 2007, Seller has not undergone an “ownership change” under Sections 382 of the Code.
(i)	Neither the Company nor any of its Subsidiaries, nor any Company Consolidated Tax Group has utilized or intends to utilize in the United States any loss subject to the dual consolidated loss provisions of Section 1503(d) of the Code and the Treasury Regulations thereunder.
(j)	Prior to entering into this Agreement, there has not been a major change in the nature or conduct of trade carried on by MDL within the meaning of U.K. Corporation Tax Act 2010 section 673(2).
(k)	None of the Company or any of its Subsidiaries, nor any Company Consolidated Tax Group, has had any discussions with its auditors regarding the establishment of a reserve for financial accounting purposes or any “uncertain tax position” filing in respect of any tax position in connection with the transactions contemplated by this Agreement.
(l)	Notwithstanding anything to the contrary, the representations and warranties in this Section 4.15, and, insofar as such representations and warranties relate to Tax matters, Section 4.13, are the sole and exclusive representations and warranties of Seller concerning Tax matters.
4.16	Brokers’ Fees. No broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage fee, finder’s fee, financial advisor’s fee or other similar commission, for which Buyer or the Company Group would be liable in connection with the transactions contemplated by this Agreement and by the other transaction agreements contemplated hereby based upon arrangements made by or on behalf of Seller or any of its Affiliates.
4.17	Insurance. Schedule 4.17 contains a list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies (or, to the extent such policies are not available, policy binders) have been made available to Buyer or its representatives and such policies are in full force and effect. Neither the Company nor any of its Subsidiaries has received any written notice from any insurer under any such insurance policies, canceling or materially adversely amending any such policy or denying renewal of coverage thereunder, and all premiums on such insurance policies due and payable have been paid. There are no claims related to the Business or any member of the Company Group pending under any such insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.
4.18	Licenses, Permits and Authorizations. Except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.22), the Company and its Subsidiaries have obtained, and are in compliance with, all of the material licenses, approvals, consents, registrations and permits necessary under applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the businesses of the Company and its Subsidiaries as currently conducted, except where the absence of, or failure to be in compliance with, any such license, approval, consent, registration or permit would not reasonably be expected to have a Material Adverse Effect on the Company. All such material licenses, approvals, consents, registrations and permits are valid and in full force and effect.

4.19	Equipment and Other Tangible Personal Property. The Company or one of its Subsidiaries owns and has good and valid title to all equipment and other tangible personal property purported to be owned or leased by the Company Group or reflected on the books of the Company Group as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to materially and adversely affect the ability of the Company or its Subsidiaries to operate their respective businesses in the ordinary course. Any such assets, equipment and other tangible personal property are in good operating condition and repair in all material respects (subject to normal wear-and-tear).
4.20	Real Property.
(a)	The Company Group does not own and has not at any time since October 31, 2014 owned any real property.
(b)	Schedule 4.20 contains a true and complete list of all Leased Real Property and the leases, subleases and occupancy agreements (together with any amendments thereto) pursuant to which such Leased Real Property is leased, subleased or licensed (the “Real Property Leases”). The Real Property Leases are in full force and effect, and the Company or one of its Subsidiaries has a valid and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject to the Remedies Exception and any Permitted Liens. Neither the Company nor any of its Subsidiaries has received any written notice of any breach or default under any Real Property Lease. None of the Company, any of its Subsidiaries or, to the knowledge of Seller, any other party to any Real Property Lease, is in breach or default of the applicable Real Property Lease, nor, to the knowledge of Seller, is there any event or circumstance that, with notice or lapse of time, or both, would constitute a default by any party to any Real Property Lease. All Leased Real Property (including, all buildings, structures, fixtures and building systems included therein) is in good operating condition and repair and is suitable for the conduct of the Business, in each case, in all material respects. Neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof. Except as set forth on Schedule 4.20, the consummation of the purchase and sale of the Company Interests and the other transactions contemplated hereby do not require the consent of any other party to any Real Property Lease, will not result in a material breach of or default under such Real Property Lease. Neither the Company nor any of its Subsidiaries owes any brokerage commission or finder’s fees with respect to any Real Property Lease.
4.21	Intellectual Property.
(a)	Schedule 4.21 lists the material Intellectual Property owned by the Company or any of its Subsidiaries as of the date of this Agreement or included in the Transferred Intellectual Property (the “Company IP”). The Company or one of its Subsidiaries is, or subject to the transaction contemplated in the IP Assignment Agreement, will be, the sole and exclusive owner of all right, title and interest in and to the Company IP, free and clear of all Liens. Except as set forth on Schedule 4.21, as provided pursuant to the Transition Services Agreement or as listed as an Excluded Asset, and subject to the transaction contemplated in the IP Assignment Agreement, to the knowledge of Seller, the Company or one of its Subsidiaries owns or has the right to use pursuant to a license, sublicense, agreement or permission, all Intellectual Property used in the operation of the business of the Company Group as currently conducted.
(b)	Except as set forth on Schedule 4.21, (i) the Company and its Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating any Intellectual Property of any Person (provided that the foregoing representation in this subsection (i) is made only to the knowledge of Seller with respect to patents), (ii) the Company and its Subsidiaries have not received from any Person in the past twelve months any written notice, charge, complaint, claim or other written assertion of any present, impending or threatened infringement or violation by or misappropriation of, or other conflict with, any Intellectual Property of any Person, and (iii) to the knowledge of Seller, none of the Company IP is infringed or misappropriated by any other Person.

(c)	The Company IP is not subject to (i) any outstanding judgment, injunction, order, decree or agreement, or (ii) any pending or, to the knowledge of Seller, threatened Action by others challenging the ownership or other rights, validity, enforceability, scope or use thereof by Seller and its Affiliates, including the Company Group.
(d)	The Company Group have implemented policies and procedures reasonably designed to establish and preserve the confidentiality and ownership of or exclusive rights in Intellectual Property created or developed by or on behalf of the Company or its Subsidiaries, including requiring all employees, consultants, agents and contractors of the Company Group who are or were involved in, or who have contributed to, the creation or development of any material Intellectual Property in the course of their service to the Company or its Subsidiaries to: (i) assign to the Company or its relevant Subsidiary all such Intellectual Property and, where applicable, acknowledge that works to which they contributed are “works made for hire,” and (ii) agree to maintain the confidentiality of any source code, proprietary know-how, trade secrets or other confidential Intellectual Property of the Company Group. No current or former director, officer, employee or consultant, has, as a result of his, her or its development, any right or interest in any Intellectual Property material to the conduct of the business of the Company Group as currently conducted.
(e)	The Company Group owns or has a valid right to access and use all material computer systems, networks, hardware, software, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the business of the Company Group as presently conducted and as proposed to be conducted in the future (the “Company IT Systems”). Except as set forth on Schedule 4.21, the Company IT Systems (i) are in satisfactory working order, substantially free from reproducible programming errors or defects, and are scalable to meet current and reasonably anticipated capacity; (ii) have reasonably appropriate security, back-ups, disaster recovery arrangements, and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure, or security breach occurring; and (iii) are configured and maintained in accordance with accepted business practices to minimize the effects of viruses and, to Seller’s knowledge, do not contain viruses or other malicious code, faults or other errors or effects that disrupt or adversely affect in any material respect their functionality.
(f)	Except as set forth on Schedule 4.21, provided pursuant to the Transition Services Agreement or listed as an Excluded Asset, immediately subsequent to the Closing Date, neither Seller nor any of its Affiliates (other than the Company Group) will own, license or has any right, title or interest in any Company IP, the Company IT Systems or any other material Intellectual Property currently used in the conduct of the Business of the Company Group.
(g)	Except as set forth on Schedule 4.21, the computer, information technology and data processing systems, owned by the Company or any of its Subsidiaries have not experienced any breakdowns or outages within the past twelve months.
(h)	Schedule 4.21 lists all Open Source Software used by the Company or any Subsidiary in the development of any of the Product Software, including the license under which such code was obtained and to which it is subject. No Product Software contains, incorporates or is derived from Open Source Software in a manner that would impose an open source obligation on the Product Software in any material respect. Neither the Company nor any Subsidiary has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Persons of the source code for the Product Software.

This Section 4.21 provides the sole and exclusive representations and warranties of Seller in respect of intellectual property matters.

4.22	Environmental Matters. The Company and its Subsidiaries are and at all times since January 1, 2015 have been in compliance in all material respects with all Environmental Laws. The Company and its Subsidiaries hold and are in material compliance with, all material permits required under applicable Environmental Laws to permit the Company and its Subsidiaries to operate their assets in a manner in which they are now operated and maintained and to conduct the business of the Company Group as currently conducted. There are no written claims or notices of violation pending against, issued to, or, to the knowledge of Seller, threatened against the Company or any of its Subsidiaries alleging violations of or liability under any Environmental Law. This Section 4.22 provides the sole and exclusive representations and warranties of Seller in respect of environmental matters, including any and all matters arising under Environmental Laws or relating to Hazardous Materials.
4.23	Absence of Changes.
(a)	Since December 31, 2017 to the date of this Agreement, there has not been any Material Adverse Effect on the Company.
(b)	Since the Balance Sheet Date to the date of this Agreement, (i) the Company and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice and (ii) the Company and its Subsidiaries have not taken any of the actions restricted or prohibited by Section 6.1(a).
4.24	Affiliate Matters. Except (a) the Company Benefit Plans, (b) Contracts relating to labor and employment matters set forth on Schedule 4.13 and Schedule 4.14, (c) the Contracts listed in Schedule 4.12(a)(x) and (d) Contracts between or among the Company and any of its Subsidiaries, neither the Company nor any of its Subsidiaries is party to any Related Party Contract.
4.25	Data Privacy & Other Regulatory Considerations.
(a)	Each of the Company and its Subsidiaries is conducting its business in compliance in all material respects with applicable Sanctions Laws, Anti-Bribery Laws, and Anti-Money Laundering Laws. Since January 1, 2015, neither the Company nor any of its Subsidiaries has engaged in or is now engaged in any activity that would cause the Company or any Subsidiary to be in violation in any material respect of applicable Sanctions Laws, Anti-Bribery Laws, or Anti-Money Laundering Laws.
(b)	The Company and its Subsidiaries have, at all times since January 1, 2015, materially complied with applicable Data Privacy Requirements. “Data Privacy Requirements” shall mean, in relation to the Company or any of its Subsidiaries: (i) all applicable Laws relating to data protection, data privacy, the monitoring or interception of communications and/or data security, including but not limited to (as applicable) the General Data Protection Regulation (EU) 2016/679 (“GDPR”), the Data Protection Act 1998, the Privacy and Electronic Communications (EC Directive) Regulations 2003, and Part I of the Investigatory Powers Act 2016; and (ii) contractual and other legally binding commitments made by the Company or any of its Subsidiaries to any customer or any other Person in relation to data protection, data privacy, the monitoring or interception of communications, and/or data security that are enforceable under applicable Law.
(c)	With respect to all personal data collected by the Company and any of its Subsidiaries in the course of the operation of their businesses (including all “personal data,” “personal information,” “personally identifiable information,” “sensitive personal information,” or “special categories of personal information” or other data as defined using comparable terminology as defined in any applicable data protection or data privacy Law or imposed by other Data Privacy Requirements): (i) the Company and each of its Subsidiaries have taken commercially reasonable efforts to ensure that if they collect and process such data, such collection and processing is in accordance with the Data Privacy Requirements, and that such data is adequately protected (to the extent required by the Data Privacy Requirements) against loss and or unauthorized access, use, modification, or disclosure or other misuse; and (ii) other than as disclosed in Schedule 4.25 there has been no loss or unauthorized access, use, modification, or disclosure to or other misuse of such data since

January 1, 2015. The Company and its Subsidiaries have taken commercially reasonable efforts to implement and follow in all material respects the policies and procedures consistent with standard industry practices for companies of a similar size and profile and designed to material comply with the Data Privacy Requirements.

(d)	Neither the Company nor any of its Subsidiaries has received: (i) any written complaint from a Governmental Authority, monetary penalty, enforcement or information notice (or related notice of intent), or any equivalent or similar notice relating to the Data Privacy Requirements; (ii) any written communication from any data protection or privacy authority with competent authority over the Company or its Subsidiaries’ data processing activities indicating that it is investigating an allegation that the Company or its Subsidiaries are in breach of applicable Data Privacy Requirements or that it is considering taking enforcement action under the same; or (iii) any written communication from any other person complaining about the Company’s or any of its Subsidiaries’ use of information about that person, any breach of the Data Privacy Requirements, or alleging loss or unauthorized improper access, use, modification, or disclosure or other misuse of personal data by the Company or any of its Subsidiaries.
(e)	To the knowledge of Seller, no material personal data breach (as defined in the GDPR) or other material incident involving unauthorized loss, disclosure, corruption, impairment or other prejudice to the security of any personal data or confidential or proprietary information in the possession or under the control of the Company has occurred since January 1, 2015.
(f)	To the extent necessary to comply with the Data Privacy Requirements, the Company and its Subsidiaries have in place (and have since May 25, 2018, had in place) a record, which is complete and accurate in all material respects, of each objection (including by exercise of opt-out) or consent received by the Company from any individual whose details are (or were at the relevant time) held in its contact and/or marketing databases with respect to the processing of personal data for direct marketing purposes and/or the sending of direct marketing communications, including a record of the scope and wording of that objection or consent and the supporting information provided to the relevant individual (the “Marketing Permissions”).
(g)	To the extent necessary to comply with Data Privacy Requirements, the Company and its Subsidiaries have at all times conducted their direct marketing activities in a way that is consistent with the Marketing Permissions in all material respects.
4.26	Entire Business; Sufficiency of Assets. Assuming Buyer (or one or more of its Affiliates) has the ability to provide to the Business all corporate-level services currently provided to the Business by Seller set forth on Schedule 4.26, the assets of the Company Group (following the consummation of the transactions contemplated by the IP Assignment Agreement), together with the full performance of Seller’s agreements hereunder (including the services to be provided under the Transition Services Agreement), are adequate to conduct the Business immediately following the Closing in all material respects as in substantially the same manner as has been conducted as of and in the twelve (12) months prior to the date hereof.
4.27	Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Seller Common Stock (the “Requisite Stockholder Approval”) is the only vote of holders of securities of Seller that is necessary to approve the transactions contemplated hereby.
4.28	Customers; Suppliers.
(a)	Schedule 4.28 sets forth a true, correct and complete list of the (i) twenty (20) largest customers and (ii) twenty (20) largest suppliers or vendors of each of the BoardEx and The Deal businesses of the Business (excluding vendors whose Contracts are listed as Excluded Assets or with respect to which the underlying services will be provided pursuant to the Transition Services Agreement), in each case, as of September 30, 2018, based on the metrics set forth in Schedule 4.28.
(b)	Since December 31, 2017, no such customer, supplier or vendor has notified the Company or any of its Subsidiaries that it intends to discontinue or materially and adversely change its relationship with the Company or any of its Subsidiaries.

4.29	Accounts Receivable. The accounts receivable reflected on the Balance Sheet and that, as of the date hereof, remain outstanding, and the accounts receivable arising after the Balance Sheet Date and to be included in the computation of Net Working Capital (a) have arisen from bona fide transactions entered into by the Company and its Subsidiaries involving the sale of goods or the rendering of services in the ordinary course of business and (b) constitute only valid, undisputed claims of the Company and its Subsidiaries not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business and the Remedies Exception (it being understood, for the avoidance of doubt, that this Section 4.29 is not a guarantee of collection of accounts receivable). The reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date and to be included in the computation of Net Working Capital, on the accounting records of the Company and its Subsidiaries, have been determined in accordance with GAAP consistently applied (subject to any normal year-end adjustments and to the absence of footnotes required by GAAP that, if presented, would not differ materially from those presented in the Annual Financial Statements).
4.30	No Additional Representation or Warranties. Except as provided in this Article IV, neither Seller nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Buyer or its Affiliates, directors, officers, employees, stockholders, partners, members or representatives. Notwithstanding anything contained in this Article IV or any other provision hereof, Seller further acknowledges and agrees that neither Buyer nor any of its Affiliates, nor any of its or their respective agents or representatives, has made, or is making, any representation or warranty whatsoever, express or implied (and Seller has not relied on any representation, warranty or statement of any kind by Buyer or any of its Affiliates or any of their respective agents or representatives), beyond those expressly given in Article V.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth on the Schedules to this Agreement, Buyer represents and warrants to Seller as of the date of this Agreement and as of the Closing Date as follows:

5.1	Corporate Organization. Buyer has been duly incorporated and is validly existing as a public limited company incorporated under the laws of England and Wales and has all requisite power and authority to own or lease its properties and assets and to conduct its business as it is now being conducted. Buyer is duly licensed or qualified and (where applicable) in good standing as a foreign corporation in each jurisdiction in which the ownership or use of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on Buyer.
5.2	Due Authorization. Buyer has all requisite power and authority to execute and deliver this Agreement (subject to the consents, approvals, authorizations and other requirements described in Section 5.5) and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Buyer, and no other corporate proceeding on the part of Buyer is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Buyer and (assuming this Agreement constitutes a legal, valid and binding obligation of Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against each of Buyer in accordance with its terms, subject to the Remedies Exception.
5.3	No Conflict. Except as set forth on Schedule 5.3, the execution and delivery of this Agreement by Buyer, the performance of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby do not and will not, as of the Closing, (a) violate any provision of, or result in the breach of, any applicable Law to which Buyer is subject or by which any property or asset of Buyer is bound, (b) conflict with the articles of association or other organizational documents, or any resolution adopted by the board of directors or the stockholders, of Buyer, or (c) violate any provision of or result in a breach of any material agreement, indenture or other instrument to which Buyer is a party or by which Buyer may be bound, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of Buyer or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien under any such agreement, indenture or instrument, except to the extent that the occurrence of the foregoing items would not reasonably be expected to have a Material Adverse Effect on Buyer.

5.4	Litigation and Proceedings. There are no Actions pending before or by any Governmental Authority or, to the knowledge of Buyer, threatened, by or against Buyer which, if resolved adversely to Buyer, would reasonably be expected to have a Material Adverse Effect on Buyer. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties, awards or open injunctions binding upon Buyer or any of its properties or assets which would reasonably be expected to have a Material Adverse Effect on Buyer.
5.5	Governmental Consents. Assuming the truth and completeness of the representations and warranties of Seller in Article IV, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Buyer with respect to its execution or delivery of this Agreement, the performance of its obligations hereunder or the consummation of the transactions contemplated hereby, except for (a) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities Laws; (b) any consents, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have a Material Adverse Effect on Buyer; and (c) as otherwise disclosed on Schedule 5.5.
5.6	Financial Ability. Buyer has, and will have at the Closing, cash on hand and/or undrawn amounts immediately available under existing credit facilities necessary to consummate the transactions contemplated by this Agreement, and to satisfy all of the obligations of Buyer under this Agreement, including (a) paying the Purchase Price at Closing, (b) effecting the repayment or payment, on behalf of the Company, of the Estimated Closing Date Funded Debt and the Estimated Closing Date Transaction Expenses as of the Closing Date and (c) paying all Buyer’s fees and expenses related to the transactions contemplated hereby. Buyer has not incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case which would reasonably be expected to impair or adversely affect such obligations in the foregoing clauses (a), (b) and (c) above.
5.7	Brokers’ Fees. Except fees described on Schedule 5.7 (which fees shall be the sole responsibility of Buyer), no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage fee, finder’s fee, financial advisor’s fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its Affiliates.
5.8	No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, Buyer acknowledges and agrees that it, together with its advisors, has made its own investigation of the Company Group and is not relying on any implied warranties or upon any representation or warranty whatsoever as to the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company Group as conducted after the Closing, as contained in any materials provided by Seller or any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise. Notwithstanding anything contained in this Article V or any other provision hereof, Buyer further acknowledges and agrees that neither Seller nor any of its Affiliates, nor any of its or their respective agents or representatives, has made, or is making, any representation or warranty whatsoever, express or implied (and Buyer has not relied on any representation, warranty or statement of any kind by Seller or any of its Affiliates or any of their respective agents or representatives), beyond those expressly given in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Buyer or any of its Affiliates, agents or representatives pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Buyer or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of Seller, and no representation or warranty is made as to the accuracy or completeness of any such cost estimates, projections, predictions, information, documents, materials or management presentations, except as expressly set forth in this Agreement. Except as otherwise expressly set forth in this Agreement, Buyer understands and agrees that any inventory, equipment, vehicles, assets, properties and business of the Company Group are furnished “as is”, “where is” and subject to the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

5.9	Acquisition of Interests for Investment. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated hereby. Buyer confirms that Seller has made available to Buyer and its agents and representatives the opportunity to ask questions of the officers and management employees of the Company Group as well as access to the documents, information and records of the Company Group and to acquire additional information about the business and financial condition of the Company Group, and Buyer confirms that it has made an independent investigation, analysis and evaluation of the Company Group and their respective properties, assets, business, financial condition, documents, information and records. Buyer is acquiring the Company Interests for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Company Interests. Buyer understands and agrees that the Company Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under such Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.
5.10	No Additional Representation or Warranties. Except as provided in this Article V, neither Buyer nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever, express or implied, to Seller or its Affiliates, directors, officers, employees, stockholders, partners, members or representatives and Buyer hereby disclaims any representation or warranty not contained in this Article V.

ARTICLE VI
COVENANTS OF SELLER

6.1	Conduct of Business.
(a)	From the date of this Agreement through the Closing, Seller shall, and shall cause the Company and its Subsidiaries to, except as would constitute a violation of applicable Law, as set forth on Schedule 6.1, as expressly contemplated by this Agreement or as consented to by Buyer in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (x) use its reasonable best efforts to operate the Business in the ordinary course and in accordance with past practice and (y) use commercially reasonable efforts, with respect to the Business, to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, vendors, regulators and others having business relationships with the Company and its Subsidiaries. Without limiting the generality of the foregoing, Seller shall cause any accounts of the Company Group denominated in pounds sterling to maintain Cash balances of no more than £1,000,000, in the aggregate. Without limiting the generality of the foregoing, except as would constitute a violation of applicable Law, as set forth on Schedule 6.1 or as consented to by Buyer in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), with respect to the Business and the Company Group, Seller shall not, and shall cause the Company and its Subsidiaries not to, except as otherwise contemplated by this Agreement:
(i)	(A) change or amend the certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, except as otherwise required by Law, (B) authorize for issuance, issue, grant, sell, redeem, deliver, dispose of, pledge or otherwise encumber any equity securities of the Company or any of its Subsidiaries (including the Company Interests) or (C) effect any liquidation, dissolution, reorganization, recapitalization, reclassification, stock split or like change in the capitalization of any member of the Company Group;

(ii)	(A) except for dividends or distributions of Cash paid in full prior to the Closing (and provided, in such case, that the following minimum levels of Cash remain in the applicable member of the Company Group: the Company ($1,000,000), MDL ($500,000), The Deal India Private Limited ($200,000) and BoardEx ($300,000)), make, pay, set aside or declare any dividend or distribution (except solely to the extent involving members of the Company Group), or (B) other than to effect the Cash balances described in Section 6.1(a), make, pay, set aside or declare any dividend or distribution solely among members of the Company Group to the extent any such divided or distribution would cause Cash held in USD immediately prior to such dividend or distribution to be held in GBP immediately following such dividend or distribution, or vice versa (provided that the actions set forth in this clause (B) shall be prohibited only if done solely for the purpose of benefitting from the exchange rate set forth in Section 1.2(i));
(iii)	make any capital expenditures or acquire or construct any fixed assets in excess of $100,000;
(iv)	except in the ordinary course of business, (A) renew on terms less favorable to the Company Group (including as to pricing), fail to renew (in the case of an auto-renewing Contract), materially adversely modify or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 4.12 or any material insurance policy listed on Schedule 4.17, (B) enter into any Contract (x) in an amount in excess of US$100,000, (y) having a term of longer than one year or (z) that if entered into prior to the date hereof would be required to be listed on Schedule 4.12 or (C) grant, release, relinquish or waive any material right under any such Contract;
(v)	sell, assign, transfer, convey, lease or otherwise dispose of, or exclusively license to a third party, any material assets or properties of any member of the Company Group;
(vi)	except (A) in the ordinary course of business consistent with past practice with respect to non-officer Business Employees, (B) as required by Law or (C) as required by the written terms of any existing Company Benefit Plan, make, grant, promise or enter into any agreement to provide any (I) severance or termination pay or (II) increase in the cash compensation of any Business Employee or Business Service Provider;
(vii)	hire, promote, change the title of, or terminate the employment of any Business Employee who is an officer;
(viii)	except as required by Law, adopt, enter into, terminate or amend any Benefit Plan (or any funding arrangement with respect to any Benefit Plan) with respect to any Business Employee or Business Service Provider;
(ix)	enter into any labor, collective bargaining or similar agreement with respect to Business Employees;
(x)	with respect to any Business Employee or Business Service Provider, make, grant, promise or enter into any agreement to provide any bonus, incentive, retention, change of control or other similar payment;
(xi)	with respect to any Business Employee or Business Service Provider, make, grant, promise or enter into any agreement to provide any equity or equity-based compensation;
(xii)	with respect to any Business Employee or Business Service Provider, except as required by the written terms of any existing Benefit Plan or applicable Law, fund or accelerate the vesting or payment of any compensation or benefits under any existing Benefit Plan;
(xiii)	(A) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof or (B) purchase or otherwise acquire (whether by merger or otherwise), or lease or license, any property or assets, in whole or in part, other than, in the case of (B) only, (1) de minimis personal property or assets or (2) in the ordinary course of business;

(xiv)	make any material loans or material advances of money to any Person (other than the Company and its Subsidiaries), except for advances to employees or officers of the Company or any of its Subsidiaries for expenses incurred in the ordinary course of business;
(xv)	(A) change any Tax election (other than the Tax election contemplated by Section 9.2(f)) or amend a material Tax Return, enter into any settlement of any material claim or assessment in respect of Taxes, apply for any extension of time to file any Tax Return or pay any Tax, extend or waive the limitation period applicable to any claim or assessment in respect of Taxes, or waive any entitlement to any Tax refund or credit, or (B) except as required or permitted by GAAP, make any change to any accounting principles, methods or practices;
(xvi)	make any material change to any of the working capital management practices of the Company Group, including with respect to Cash (except as permitted under subsection (ii) above), Current Assets and Current Liabilities, and materially deviating from or materially altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable or delaying payments of Current Liabilities as compared to contractual terms;
(xvii)	waive, release, assign, settle or compromise any Action pending or threatened against any member of the Company Group or any of their respective directors or officers (A) in an amount in excess of US$50,000, individually, or US$250,000 in the aggregate, or (B) where the settlement of such Action would impose restrictions (other than de minimis restrictions provided that such de minimis restrictions do include non-compete or similar restrictions) on the operations of, or impose any material equitable relief on, any member of the Company Group;
(xviii)	commence any Action (other than any internal audit, examination, or formal investigation) by any member of the Company Group, except for (A) the collection of any payment owed to any member of the Company Group or (B) any Action in connection with the defense of an Action pending against any member of the Company Group;
(xix)	issue any note, bond, or other debt security in a material amount or create, incur, assume, or guarantee any material indebtedness for borrowed money or material capitalized lease obligation, in each case, outside the ordinary course of business; or
(xx)	enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 6.1.
6.2	Inspection. Subject to (i) applicable Law, (ii) confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time and (iii) Seller’s and/or its Affiliates’ obligations under applicable Data Privacy Requirements, and except for any information that is subject to attorney-client privilege from disclosure, Seller shall, and shall cause the Company and its Subsidiaries to, afford to Buyer and its Affiliates and its or their accountants, counsel and other representatives reasonable access, during normal business hours, in such manner as to not interfere with the normal operation of Seller and its Subsidiaries, to their respective offices, properties, books, Contracts, commitments, Tax Returns, records, appropriate employees and personnel, agents, accountants, auditors, officers and other representatives of the Company and its Subsidiaries, and shall furnish as promptly as practicable such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries, in each case, as such representatives may reasonably request; provided, that (x) such investigation shall only be upon reasonable notice and shall be at Buyer’s sole cost and expense and (y) Buyer and its representatives shall not be permitted to perform any environmental sampling at any Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions; and (z) Seller and its Subsidiaries may withhold any information relating to the sale process for the Business and information and analysis (including financial analysis) relating thereto. Seller shall have the right to have a representative present at all times during any such inspections, interviews and examinations. All information obtained by Buyer and its representatives shall be subject to the Confidentiality Agreement.

6.3	Stockholders’ Meetings. Subject to Section 6.4, Seller shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of voting upon the approval of the transactions contemplated hereby (the “Stockholders’ Meeting”), and Seller shall hold the Stockholders’ Meeting, provided that no such Stockholders’ Meeting shall be held prior to January 1, 2019. At such Stockholders’ Meeting, Seller shall recommend to its stockholders the approval of the transactions contemplated hereby (the “Seller Recommendation”); provided, however, that Seller shall not be obligated to recommend to its stockholders the approval of the transactions contemplated hereby at the Stockholders’ Meeting if the Board of Directors of Seller makes a Change of Recommendation. For the avoidance of doubt, this Agreement shall be submitted to the holders of Seller Common Stock notwithstanding any Change of Recommendation. The written consent of Buyer, which consent will not be unreasonably withheld, will be required to adjourn or postpone the Stockholders’ Meeting; provided, that, in the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Stockholder Approval, Seller will not adjourn or postpone the Stockholders’ Meeting unless Seller is advised by counsel that failure to do so would result in a breach of the U.S. federal securities Laws. If on the date of the Stockholders’ Meeting or any subsequent adjournment thereof pursuant to this Section 6.3, Seller has not received proxies representing a sufficient number of shares of Seller Common Stock to approve the transaction, Seller shall have the right to postpone or adjourn the Stockholders’ Meeting for purposes of soliciting additional proxies that, in Seller’s reasonable judgment, are necessary to obtain the Requisite Stockholder Approval.
6.4	No Solicitation of Competing Proposal.
(a)	From and after the date of this Agreement until the earlier of the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Section 10.1, and except as otherwise provided for in this Section 6.4, Seller agrees that neither it nor any of its Subsidiaries shall, and that it shall instruct and use its reasonable best efforts to cause its and their respective representatives not to, directly or indirectly: (i) solicit, initiate or knowingly facilitate or encourage any Competing Proposal or the making of any proposal that would reasonably be expected to lead to a Competing Proposal, (ii) conduct or participate in any negotiations with, furnish any nonpublic information relating to the Business, the Company or any of its Subsidiaries, afford access to the business, properties, assets, books or records of the Business, the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Competing Proposal, (iii) engage in discussions with any person with respect to any Competing Proposal, (iv) approve or recommend any Competing Proposal or (v) enter into any letter of intent, term sheet, agreement in principle or similar document or any Contract, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, option agreement or similar agreement or commitment providing for or relating to any Competing Proposal, or any proposal or offer that would reasonably be expected to lead to a Competing Proposal (an “Alternative Acquisition Agreement”), or enter into any agreement or agreement in principle requiring Seller to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. Except as expressly permitted by this Section 6.4, the Board of Directors of Seller shall not effect a Change of Recommendation. Seller shall, and shall cause its Subsidiaries to, cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Competing Proposal and shall request that any third party (or its agents or advisors) in possession of non-public information in respect of the Business, the Company or any of its Subsidiaries that was furnished by or on behalf of Seller to return or destroy (and confirm destruction of) all such information, to the extent Seller is entitled to have such information returned or destroyed.

(b)	Notwithstanding the limitations set forth in Section 6.4(a), at any time prior to the receipt of the Requisite Stockholder Approval, but not after, if Seller receives a bona fide, unsolicited Competing Proposal in writing that a majority of the entire Board of Directors of Seller (i) determines in good faith after consultation with Seller’s outside legal and financial advisors constitutes, or could reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below in, a Superior Proposal and (ii) resolves that the failure to furnish information or participate in discussions or negotiations with the person making such Competing Proposal would be a violation of its fiduciary duties under applicable Law, Seller may take the following actions: (x) furnish nonpublic information to the third party making such Competing Proposal, if, and only if, prior to so furnishing such information, Seller receives from the third party an executed confidentiality agreement having terms not less restrictive on such Person than the Confidentiality Agreement and (y) engage in discussions or negotiations with the third party with respect to the Competing Proposal; provided, however, that Seller shall provide written notice to Buyer of such Superior Proposal within 24 hours of receipt of such proposal and as promptly as reasonably practicable following Seller taking such actions as described in clauses (x) and (y) above, provide written notice to Buyer of the determination of the Board of Directors of Seller as provided for above.
(c)	Notwithstanding the limitations set forth in Section 6.4(a), at any time prior to the receipt of the Requisite Stockholder Approval, but not after, the Board of Directors of Seller may, on five Business Days prior written notice to Buyer (which notice includes the forms of agreements pursuant to which the Superior Proposal would be implemented) (the “Superior Proposal Notice Period”), make a Change of Recommendation if (i) Seller has otherwise complied with its obligations pursuant to this Section 6.4, (ii) a majority of the entire Board of Directors of Seller has concluded in good faith after consultation with Seller’s outside legal and financial advisors that the failure of the Board of Directors of Seller to change, qualify, withhold or withdraw the Seller Recommendation would be reasonably likely to be a violation of the directors’ fiduciary duties to the holders of Seller Common Stock under applicable Law, (iii) Seller shall have offered to negotiate in good faith with Buyer during the Superior Proposal Notice Period, any adjustments in the terms and conditions of this Agreement proposed by Buyer so that the Competing Proposal ceases to constitute a Superior Proposal, if Seller in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least three Business Days remains in the Superior Proposal Notice Period subsequent to the time the Company notifies Seller of any such material revision (it being understood that there may be multiple extensions)) and (iv) a majority of the entire Board of Directors of Seller shall have resolved, after taking into account the results of such discussions and proposals by Buyer, if any, that the Competing Proposal remains a Superior Proposal.
(d)	Notwithstanding the limitations set forth in Section 6.4(a), if a majority of the entire Board of Directors of Seller has concluded after consultation with Seller’s outside legal and financial advisors that a Competing Proposal constitutes a Superior Proposal, and Seller has otherwise complied with its obligations pursuant to this Section 6.4, then the Board of Directors of Seller may cause Seller or any of its Subsidiaries to enter into a binding written agreement with respect to such Superior Proposal and terminate this Agreement in accordance with Section 10.1(e).
(e)	Nothing contained in this Agreement shall prohibit Seller or the Board of Directors of Seller from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Board of Directors of Seller has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be a violation of its fiduciary duties under applicable Law; provided, that disclosures under this Section 6.4(e) shall not be a basis, in themselves, for Buyer to terminate this Agreement so long as the Board of Directors of Seller expressly, and without qualification, reaffirms the Seller Recommendation.

(f)	Seller agrees that it will promptly (and in any event within 48 hours of receipt) notify Buyer if any proposals, offers or requests for nonpublic information or access to the properties, books or records of any member of the Company Group with respect to a Competing Proposal are received by it or any of its representatives and shall indicate, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter Seller shall keep Buyer informed, on a reasonably prompt basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.
6.5	Elimination of Intercompany Items. Effective as of the Closing, Seller shall, and shall cause its Subsidiaries to, (i) settle all outstanding rights, liabilities and other obligations (including with respect to the payment of any outstanding payables and receivables) under, and thereafter terminate and eliminate all Related Party Contracts and other obligations (including all licenses under or to any Intellectual Property, except for licenses granted under the Transition Services Agreement) between a member of the Company Group, on the one hand, and Seller and any of its Subsidiaries (other than the Company Group), on the other hand (“Related Party Obligations”), except (a) for the arrangements described on Schedule 6.5 and (b) to the extent expressly provided for herein, and (ii) deliver to Buyer evidence of the termination of such Related Party Contracts and Related Party Obligations in form and substance reasonably acceptable to Buyer (all such terminations of which shall contain a release of claims with respect thereto in favor of the Company Group and their respective Affiliates), it being understood and agreed that from and after Closing no member of the Company Group shall have any ongoing liabilities or obligations of any nature whatsoever with respect to such Related Party Contracts and Related Party Obligations. The foregoing shall not apply to any Contracts or other obligations or arrangements between a third party, on the one hand, and one or more of Seller and any of its Affiliates, on the other hand, such as enterprise-wide licenses or similar arrangements.
6.6	Business Assets. Except as otherwise provided herein, prior to the Closing, Seller shall take or cause to be taken, such action as is necessary or appropriate to (a) transfer, assign or convey to the applicable member of the Company Group any Business Assets owned or held by Seller or any of its Affiliates (other than the Company Group) and to (b) transfer, assign or convey to Seller or any of its Affiliates (other than the Company Group) any Excluded Assets owned or held by a member of the Company Group. Seller shall (i) be responsible for all costs and expenses arising out of or related to any such action, (ii) consult in good faith with Buyer and its representatives in connection with any such action, (iii) make any material changes reasonably requested by Buyer and its representatives in connection with any such action prior to implementing the same and (iv) keep Buyer reasonably informed with respect to the status of any such action. For the avoidance of doubt, Seller shall not convey, and Buyer shall not purchase, any of Seller’s (or any of its Affiliates’) right, title or interest in any Excluded Asset pursuant to this Agreement or any of the transactions contemplated herein. Additionally, Seller hereby agrees to affirmatively abandon and to not use the trademark listed on Schedule 6.6 (“Abandoned Trademark”) following the Closing, and Buyer understands and agrees that neither Buyer nor any of its Affiliates (including, following the Closing, the Company Group) shall acquire or have any rights to the ownership or use of the Abandoned Trademark.
6.7	Notice of Certain Events. Seller shall give prompt notice to Buyer of (a) any notice or other communication from any third party alleging that the consent of such third party is required in connection with the transactions contemplated hereby (to the extent that the failure to obtain such approval would reasonably be expected to materially interfere with, prevent or materially delay the consummation of the transactions contemplated hereby), (b) any Actions commenced or, to the knowledge of Seller, threatened, against Seller or any member of the Company Group, as applicable, that are related to this Agreement or the transactions contemplated hereby (to the extent that such Action would reasonably be expected to materially interfere with, prevent or materially delay the consummation of the transactions contemplated hereby) or (c) any effect, event, occurrence, circumstance or change that, to the knowledge of Seller, would constitute a breach of any representation or warranty or covenant of Seller contained in this Agreement that would reasonably be expected to cause any of the conditions set forth in Section 9.2(a) or Section 9.2(b) not to be satisfied. In no event shall (i) the delivery of any notice by Seller pursuant to this Section 6.7 limit or otherwise affect the rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or (ii) the disclosure by Seller be deemed to amend or supplement the Schedules to this Agreement or constitute an exception to any representation or warranty.

6.8	Confidentiality. For a period of three years from the Closing Date, in respect of confidential information relating to the Company Group and the Business, or for such longer period required under applicable Law or pursuant to any Contract in effect as of the Closing, and indefinitely with respect to trade secrets owned by the Company Group or used exclusively by the Business, Seller shall, and shall cause its Subsidiaries and its and their respective representatives to hold in confidence all confidential information concerning the Company Group and the Business, except to the extent that (i) any such information is or becomes generally available to the public other than through the fault of Seller or its Subsidiaries or representatives in breach of this Section, (ii) any such information is required by applicable Law, a Governmental Authority or the rules of any applicable stock exchange to be disclosed (including any report, statement, testimony or other submission to such Governmental Authority), (iii) any such information was or becomes available to Seller or its Subsidiaries or representatives on a non-confidential basis and from a source (other than a party to this Agreement or any Affiliate or representative of such party) that is not, to the knowledge of such party, bound by an obligation of confidentiality with respect to such information. If Seller or its Subsidiaries are required to disclose any such information pursuant to clause (ii) hereof, Seller or its Subsidiaries, as applicable, shall, to the extent reasonably practicable and permitted by applicable Law, notify Buyer prior to such disclosure and shall disclose only that portion of such information which Seller or its Subsidiaries, as applicable, is advised by counsel is legally required to be disclosed; provided that Seller or its Subsidiaries, as applicable, shall use commercially reasonable efforts, at Buyer’s cost, to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be afforded such information. Nothing in this Section shall affect, limit or restrict the rights and obligations of either Seller or any of its Subsidiaries under this Agreement or any of the other agreements contemplated herein. The Confidentiality Agreement shall terminate as of the Closing.
6.9	Intellectual Property. Prior to the Closing, Seller shall use commercially reasonable efforts to obtain from all Persons set forth on Schedule 6.9 executed agreements to assign to the Company or its relevant Subsidiary all rights in Intellectual Property created or developed by such Persons on behalf of, or for use in or by, the Business and, where applicable, acknowledge that works to which they contributed are “works made for hire.”
6.10	Employee Bonuses. To the extent not paid in full prior to Closing, Seller shall be responsible for the payment of any remaining portion of Business Employee performance bonuses in respect of fiscal year 2018 in accordance with the terms of the relevant Seller Benefit Plan.
6.11	IT Security Obligations. Seller shall (a) use commercially reasonable efforts to Resolve all IT Items set forth on Schedule 6.11 by the date specified adjacent to each IT Item, to the extent such date is prior to Closing, and (b) use commercially reasonable efforts to commence, prior to Closing, Resolution of the IT Items with Resolution dates falling after the Closing to the extent reasonably necessary to achieve Resolution by the specified date. Seller shall (i) consult in good faith with Buyer and its representatives in connection with any such Resolution, (ii) consider in good faith any material changes reasonably requested by Buyer and its representatives in connection with any such Resolution prior to implementing the same and (iii) keep Buyer reasonably informed on a no less than weekly basis with respect to the status and expected timing for completion of any such Resolution. Notwithstanding the foregoing, Buyer and Seller acknowledge and agree that nothing in this Section 6.11 shall be deemed to modify or limit in any respect Seller’s representations and warranties under Article IV. In the event that the transaction contemplated by this Agreement does not proceed to Closing as a result of a failure to obtain the Requisite Stockholder Approval, Buyer shall promptly reimburse Seller in an amount up to $20,000, for its labor and other costs incurred in connection with the implementation of IT Items 6, 7, 8 and 19 on Schedule 6.11.

ARTICLE VII
COVENANTS OF BUYER

7.1	Indemnification and Insurance.
(a)	From and after the Closing, Buyer agrees that it shall cause the Company and any applicable Subsidiary of the Company to indemnify and hold harmless each present and former director, manager and officer of the Company or any of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred in such Person’s capacity as a director, manager or officer of the Company or any of its Subsidiaries, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that any of the Company or its Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective limited liability company agreement, certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such person (including promptly advancing expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Buyer shall cause the Company and each of its Subsidiaries, for a period of not less than six years from the Closing, (i) to maintain provisions in its limited liability company agreement, certificate of incorporation, bylaws or other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ former and current officers, managers and directors that are no less favorable to those Persons than the provisions of the limited liability company agreements, the certificates of incorporation, bylaws or other organizational documents of any of the Company and its Subsidiaries, as applicable, in each case, as of the date of this Agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.
(b)	For a period of six years from the Closing, Buyer shall cause the Company and its Subsidiaries to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) Buyer or the Company or its Subsidiaries may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining at or prior to the Closing a prepaid, non-cancelable six-year “tail” policy containing terms not less favorable than the terms of such current insurance coverage with respect to matters existing or occurring at or prior to the Closing and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.1 shall be continued in respect of such claim until the final disposition thereof; and provided further that in no event shall the Company or its Subsidiaries be required to expend more than an amount per year equal to 250% of current annual premiums paid by the Company for such insurance, which amount is set forth in Schedule 7.1(b).
(c)	The rights of indemnification and to receive advancement of expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which any Person entitled to indemnification under this Section 7.1 (an “Indemnified Person”) may at any time be entitled. No right or remedy herein conferred by this Agreement is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at Law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion of any other right or remedy. Buyer hereby acknowledges that the Indemnified Persons have or may, in the future, have certain rights to indemnification, advancement of expenses and/or insurance provided by other Persons.
(d)	Notwithstanding anything contained in this Agreement to the contrary, this Section 7.1 shall survive the Closing and shall be binding on all successors and assigns of the applicable member of the Company Group. In the event that the applicable member of the Company Group or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of such member of the Company Group, as the case may be, shall succeed to the obligations set forth in this Section 7.1.

(e)	Buyer shall cause the Company and its Subsidiaries to honor each of the covenants in this Section 7.1.
7.2	Employment Matters.
(a)	Seller shall, (i) with respect to each Business Employee who, as of immediately prior to the Closing Date, is an employee of Seller or a Subsidiary of Seller, but not employed by the Company or a Subsidiary of the Company, transfer the employment of such employee to the Company or a Subsidiary of the Company or, as instructed by Buyer, to Buyer or an affiliate of Buyer effective immediately prior to the Closing Date, including the valid transfer of employment agreements, agreements containing restrictive covenants, and other Contracts with such employees such that such agreements and Contracts shall be fully enforceable by the Company and/or its Subsidiaries; (ii) with respect to any individual not identified as a Business Employee on Schedule 1.1(c) who is employed by the Company or a Subsidiary of the Company, but who does not perform services exclusively for the Business, terminate the employment of such employee or transfer the employment of such employee to Seller or its Subsidiaries (other than a member of the Company Group) effective immediately prior to the Closing Date and pay any severance or similar obligations in respect of any such termination or transfer; and (iii) take such action as necessary with respect to any non-employee Business Service Provider listed on Schedule 7.2(a)(iii), to assign any Contract entered into by such Business Service Provider with Seller or any of its Subsidiaries (other than the Company Group) to the Company or a Subsidiary of the Company immediately prior to the Closing Date (each such Contract being listed on Schedule 7.2(a)(iii)), such that such Contracts shall be fully enforceable by the Company and/or its Subsidiaries.
(b)	With effect as of the Closing Date, after taking into account the provisions of Section 7.2(a), Buyer shall or shall cause the Company and its Subsidiaries to maintain for Business Employees who are employed by Buyer or the Company or any of their respective Subsidiaries immediately following the Closing Date (“Continuing Employees”) for the twelve months immediately following the Closing Date, (i) at least the same base salary or wage rate and, until December 31, 2019, the same annual cash incentive opportunities as those provided to the Continuing Employees immediately prior to the Closing and (ii) employee benefits (excluding defined benefit pension, retiree medical, equity or equity-based, long-term incentive, deferred compensation, retention, change of control, and other similar compensation, pay or benefits) which are substantially comparable in the aggregate to those provided to similarly situated employees of Buyer and its Subsidiaries (other than Continuing Employees) from time to time. No provision of this Agreement shall be construed as a guarantee of continued employment of any Continuing Employee and this Agreement shall not be construed so as to prohibit Buyer or any of its Subsidiaries from having the right to terminate the employment of any Continuing Employee.
(c)	From and after the Closing, Buyer shall give or cause to be given to each Continuing Employee full credit for purposes of eligibility to participate, level of benefits, early retirement eligibility and early retirement subsidies and vesting under any employee benefit plans or arrangements, and for purposes of determining benefit accrual under any vacation plans and severance plans provided, sponsored, maintained or contributed to by Buyer or any of its Subsidiaries for such Continuing Employee’s service with the Company or any of its Subsidiaries, and with any predecessor employer, to the same extent recognized by the Company or any of its Subsidiaries as of immediately prior to the Closing Date, except to the extent such credit would result in the duplication of benefits for the same period of service or where such service was not credited under the analogous Benefit Plan prior to the Closing Date.

(d)	Buyer shall (i) waive or cause to be waived for each Continuing Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of Buyer or any of its Subsidiaries applicable to such Continuing Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Continuing Employee under the terms of the welfare plans of the Company and its Subsidiaries, and (ii) give full credit under the welfare plans of Buyer and its Subsidiaries applicable to each Continuing Employee and his or her dependents for all co-payments and deductibles satisfied prior to the Closing in the same plan year as the Closing, and for any lifetime maximums, as if there had been a single continuous employer, in each case, to the extent permitted by Law and the terms of the welfare plans of Buyer and its Subsidiaries.
(e)	Seller shall indemnify and hold harmless the Buyer and its Affiliates with respect to any liability under the WARN Act or similar foreign, state, or local layoff notice law or statute with respect to current or former Business Employees arising from the actions of Seller or any of its Affiliates prior to the Closing Date.
(f)	Buyer understands and agrees that the agreements set forth in Schedule 7.2(f) (the “Severance Agreements”), only to the extent relating to a Continuing Employee, will be assigned by Seller to the Company or one of its Subsidiaries at or prior to the Closing, and Buyer shall and shall cause the Company Group to be responsible for and honor the obligations set forth therein.
(g)	As of immediately prior to the Closing, Seller shall, or shall cause its Subsidiaries to, fully vest each Business Employee in (i) his or her account balance under any Benefit Plan that has a cash or deferred arrangement (e.g., any defined contribution plan) (including with respect to all employer contributions) and (ii) his or her interest under any Benefit Plan that is a non-qualified deferred compensation plan, in each case, effective as of the Closing Date.
(h)	As of immediately prior to the Closing, the employment of each Business Employee who is not an employee of the Company Group and who is on an approved leave of absence or on short-term or long-term disability, in each case, as of the Closing (an “Inactive Employee”) shall remain with Seller or one of its Subsidiaries (other than the Company Group). In the event that any Inactive Employee returns to active employment within six (6) months immediately following the Closing Date (or such longer period as required by applicable Law), Buyer shall, or shall cause its Affiliates (including the Company Group) to, offer employment to such Inactive Employee commencing on the date on which such Inactive Employee is first released to return to active employment and if such Inactive Employee accepts the offer of employment from Buyer or its Affiliates, as applicable, such Inactive Employee shall be considered a Business Employee for purposes of this Section 7.2 as of the date such employee commences employment with Buyer or its Affiliates. For the avoidance of doubt, Seller shall be responsible for all obligations, claims and liabilities with respect to each Inactive Employee arising prior to the date on which such Inactive Employee becomes employed by Buyer or its Affiliates hereunder (including, for the avoidance of doubt, any amounts payable in respect of an Inactive Employee under any Benefit Plan as a result of any obligations, claims and liabilities arising prior to such date and any amounts payable in respect of such Inactive Employee’s termination of employment with Seller and its Subsidiaries).
(i)	Seller and its Affiliates shall indemnify and hold harmless Buyer and its Affiliates (including the Company and its Subsidiaries after the Closing Date) from and against all Losses arising from or relating to a Seller Benefit Plan. For purposes of this Section 7.2(i), “Seller Benefit Plan” shall not include the plans lists on Schedule 7.2(i).
(j)	Seller acknowledges that it shall honor its obligations under the Transaction Bonus Agreements.
(k)	Nothing in this Section 7.2 shall (i) be construed as an amendment or other modification of any Company Benefit Plan, (ii) give any third party any right to enforce the provisions of this Agreement or (iii) limit the right of Buyer or its Subsidiaries to amend, terminate or otherwise modify any Company Benefit Plan in accordance with the terms thereof.

7.3	Contact with Employees, Customers and Suppliers. Until the Closing Date, Buyer shall not, and shall cause its representatives not to, contact or communicate with the employees (other than the appropriate officers, employees and personnel of the Company and its Subsidiaries pursuant to Section 6.2), customers, potential customers, suppliers, distributors or licensors of the Company or its Subsidiaries, or any other Persons having a business relationship with the Company or its Subsidiaries, concerning the transactions contemplated hereby without the prior written consent of Seller.
7.4	Retention of Books and Records. Buyer shall cause the Company and its Subsidiaries to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Company and its Subsidiaries in existence at the Closing that are required to be retained under current retention policies for a period of three years from the Closing Date (or, with respect to Tax Returns and other material financial and tax-related books and records, seven years from the Closing Date), and to make the same available after the Closing for inspection and copying by Seller or its representatives for legitimate tax or business purposes at Seller’s expense, during regular business hours and upon reasonable request and upon reasonable advance notice.
7.5	Use of Seller Marks and Logos. Nothing in this Agreement gives Buyer or its Affiliates (including, following the Closing, the Company Group) any rights to the ownership or use of the Seller Marks and Logos.
7.6	Data Protection. Buyer and its Affiliates (including, following the Closing, the Company Group) shall comply at all times with the DCIA.
7.7	Special Policy. Buyer may obtain a buyer-side representation and warranty insurance policy from an insurance provider (the “Special Policy”). All fees, costs, expenses and premiums payable to the insurer or the insurance broker under the Special Policy shall be borne by Buyer.

ARTICLE VIII
JOINT COVENANTS

8.1	Support of Transaction. Without limiting any covenant contained in Article VI, Article VII or Article VIII, Buyer and Seller shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Buyer, Seller, or their respective Affiliates are required to obtain in order to consummate the transactions contemplated by this Agreement, and (c) promptly take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transaction contemplated hereby as soon as practicable (but in any event prior to the Termination Date). Except as otherwise specifically provided herein, any expense or fee or grant of any concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the transactions contemplated by this Agreement shall be borne and paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Buyer furthermore shall use its reasonable best efforts (including by substituting an equivalent guaranty and/or a letter of credit of Buyer or an Affiliate thereof) to cooperate with Seller to obtain as soon as practicable following the date hereof (and to be effective from and following the Closing) the full and irrevocable release of Seller from all of its liabilities and obligations under and with respect to the Lease Guaranty with respect to matters first arising or occurring after the Closing, subject to the term of, and only to the extent contemplated by, the Lease Guaranty; provided, however, that notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, (a) such release of Seller with respect to the Lease Guaranty shall not be a condition of Seller’s obligation to consummate the Closing, and (b) in the event such release of Seller is not obtained prior to the Closing, Buyer shall, from and after the Closing, indemnify Seller with respect to Damages that Seller may incur or suffer directly in respect of a claim by the landlord under the Lease Guaranty which is caused by a breach or default under the Wisconsin Lease first arising or occurring after the Closing Date as a direct result of the actions of Buyer or an Affiliate thereof (including a member of the Company Group).

8.2	Further Assurances. Each party hereto agrees that, from time to time after the Closing Date, it will execute and deliver or cause its respective Affiliates to execute and deliver such further instruments, and take (or cause their respective Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement and to give effect to the transactions contemplated by this Agreement. From and after Closing, if either Buyer or Seller becomes aware that any of the Business Assets has not been transferred, directly or indirectly, to Buyer or its Affiliates (including a member of the Company Group) or that any of the Excluded Assets has been transferred, directly or indirectly, to Buyer or its Affiliates, it shall promptly notify the other and the parties hereto shall, as soon as reasonably practicable, ensure that such property is transferred, at Seller’s expense and with any necessary prior third-party consent or approval, to: (a) Buyer, in the case of any Business Asset which was not transferred to Buyer or its Affiliates at Closing; or (b) Seller, in the case of any Excluded Asset which was transferred to Buyer or its Affiliates at Closing. Additionally, for a period of six months from and after the Closing, if Buyer identifies one or more material assets or any Contract with a supplier or vendor having annual consideration of less than $25,000, in each case, retained by Seller or a Subsidiary thereof (outside of the Company Group) that was primarily used by the Business prior to Closing and that Buyer believes in good faith should have been included as a Business Asset (each, an “Omitted Asset”), then Buyer shall promptly notify Seller thereof in writing. Following such notification, senior officers of Seller and Buyer shall promptly meet to negotiate in good faith whether or not such Omitted Asset should be transferred to the Company Group and shall use commercially reasonable efforts to resolve such dispute within ten Business Days of the matter being submitted to them. If, at the end of such time, the senior officers are unable to resolve the dispute amicably, then nothing in this Section 8.2 shall prevent a party from seeking to adjudicate this dispute pursuant to Section 11.14 hereof. Promptly following any agreement by the parties as to an Omitted Asset or the resolution of any dispute with respect to an Omitted Asset, if such agreement or resolution provides for the transfer of the relevant Omitted Asset to a member of the Company Group, then Seller shall (or shall cause its relevant Subsidiary to, as applicable) use commercially reasonable efforts to promptly transfer, or cause to be transferred, at Seller’s sole cost and expense, the applicable Omitted Asset to a member of the Company Group. Notwithstanding the foregoing, in no event shall an Excluded Asset or any asset the benefit of which is or was provided pursuant to the Transition Services Agreement constitute an Omitted Asset.
8.3	Tax Matters.
(a)	Buyer and Seller shall cooperate fully, and shall cause their respective Affiliates to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns and the conduct of any Action regarding Taxes of, or with respect to, the Company or any other member of the Company Group. Such cooperation shall include (upon the other party’s request) the provision of, and ability to inspect and copy, books and records and information reasonably relevant to any such Tax Return or Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(b)	Without the prior written consent of Seller, which consent will not be unreasonably withheld, delayed or conditioned, Buyer shall not, and from and after the Closing shall cause the Company Group not to, (i) amend any Tax Return of any member of the Company Group for any taxable period (or portion thereof) that ends on or before or includes the Closing Date, (ii) make any Tax election relating to any taxable period (or portion thereof) that ends on or before or includes the Closing Date, except that Buyer shall be permitted to make elections under Section 38(g) of the Code (and any similar provision of state, local or foreign Law) with respect to any Subsidiary of the Company treated as a foreign corporation for U.S. federal income tax purposes, or (iii) make any voluntary disclosure, amnesty or similar filing relating to any taxable period (or portion thereof) that ends on or before or includes the Closing Date.
(c)	Tax Returns.
(i)	Seller shall (A) cause the Company and the other members of the Company Group to prepare and file all Tax Returns of the Company and the other members of the Company Group for taxable periods ending on or before the Closing Date (“Pre-Closing Tax

Periods”) that are due on or before the Closing Date (including applicable extensions) and (B) pay, prior to the Closing Date, all Taxes shown as due on such Tax Returns. In addition, for the avoidance of doubt, Seller shall prepare or cause to be prepared all Tax Returns of Company Consolidated Tax Groups the parent of which is Seller or an Affiliate of Seller (other than a member of the Company Group).

(ii)	Buyer shall cause the Company and the other members of the Company Group to prepare and file all Tax Returns of the Company and the other members of the Company Group that are not described in Section 8.3(c)(i) and are for (i) Pre-Closing Tax Periods due after the Closing Date, or (ii) taxable periods that include but do not end on the Closing Date (“Straddle Periods”). Such Tax Returns shall be prepared in a manner consistent with the past practice of the Company and the other members of the Company Group, except as otherwise required by Law. Buyer will provide a copy of such Tax Return to Seller for its review and comment at least ten Business Days prior to filing and shall reasonably and in good faith consider such revisions to such Tax Returns as are requested by Seller.
(iii)	For purposes of this Section 8.3, in the case of any Taxes that are imposed for a Straddle Period, the portion of such Tax allocable to the portion of such Tax period ending on (and including) the Closing Date shall (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any gross receipts, sales or use Tax and any Tax based upon or related to income, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date. For purposes of determining the amount of Taxes allocable to the portion of a Straddle Period that ends on (and includes) the Closing Date, when calculating the portion of any Tax arising under Section 951 or 951A of the Code or any Tax imposed with respect to income or gains of any Subsidiary of the Company which is fiscally transparent for Tax purposes, the taxable period of the applicable controlled foreign corporation or fiscally transparent entity shall be deemed to end on the Closing Date using a “closing of the books” method.
(iv)	Without limiting the foregoing, Seller and Buyer shall, and shall cause their Affiliates to, file their Tax Returns as follows: (1) Seller shall include in its taxable income all amounts received on or before the Closing Date with respect to any deferred revenue liability (a “Deferred Revenue Liability”) of the Company or any of the Company’s Subsidiaries that is treated as a disregarded entity for U.S. federal income tax purposes; and (2) the parties agree to treat, and to cause their Affiliates to treat, any such Deferred Revenue Liability for U.S. income tax purposes in a manner that will provide Buyer the opportunity to increase its tax basis in the acquired (or deemed acquired) assets of the Company or such Subsidiary as Buyer fulfills (or causes to be fulfilled) the underlying obligation associated with any such Deferred Revenue Liability.
(d)	Transfer Taxes. All Transfer Taxes shall be borne and paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Buyer shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes, and, if required by applicable Law, Seller shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Each party hereto shall use its commercially reasonable efforts to minimize the amount of such Transfer Taxes and to cooperate in the preparation, execution and filing of all Tax Returns and other documents required in connection with such Transfer Taxes.
(e)	Seller shall not be entitled to any funds currently held in escrow with respect to India tax liabilities of the Company Group, which shall remain the property of the Company Group following the consummation of the transactions contemplated by this Agreement (subject to any related Tax liabilities, which shall likewise remain the responsibility of the Company Group following the consummation of the transactions contemplated by this Agreement, and any obligation under the applicable escrow agreement to release any portion of such escrow to the former shareholders of MDL).

(f)	Tax Indemnity.
(i)	From and after the Closing Date, Seller shall indemnify and hold harmless Buyer and its Affiliates (including for avoidance of doubt, the Company and its Subsidiaries) (the “Buyer Tax Indemnitees”) from and against the matters set forth in Schedule 8.3(f) (being referred to herein as a “Tax Loss”). Notwithstanding anything to the contrary in this Agreement, this Section 8.3(f) shall be the sole provision of this Agreement providing indemnification in respect of Tax matters.
(ii)	Following the Closing, Buyer shall have the sole right to control, defend, settle, compromise or contest any Tax inquiry relating to any Tax Loss (a “Tax Loss Inquiry”), provided, however, that if Seller would be required to indemnify the Buyer Tax Indemnitees for any Tax Losses, (A) Buyer shall promptly notify Seller of the commencement of any Tax Loss Inquiry (such notice to Seller, a “Tax Loss Notice”), (B) Seller, at the sole expense of Seller, shall have the right to participate in any such Tax Loss Inquiry, and (C) Buyer shall not settle, consent to, compromise or resolve such Tax Loss Inquiry without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed). Buyer shall not initiate discussions with or otherwise affirmatively approach or otherwise contact the relevant Tax authority with respect to any potential Tax Loss. Buyer shall take commercially reasonable steps to mitigate any Tax Losses arising out of any Tax Loss Inquiry.
(iii)	The amount of indemnification to which a Buyer Tax Indemnitee shall be entitled under this Section 8.3(f) shall be determined (A) by written agreement between Buyer and Seller or (B) by a final judgment, order or decree of any court of competent jurisdiction. The judgment, order or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. Any amount determined to be payable to a Buyer Tax Indemnitee for a Tax Loss pursuant to this Section 8.3(f) shall be satisfied solely from the Tax Escrow Funds.
(iv)	The funds that comprise the Tax Escrow Amount, at any given time, shall be the sole and exclusive source of recovery with respect to any Tax Loss, and no Buyer Tax Indemnitee shall have any recourse directly to Seller for any such Tax Losses, it being understood and agreed that when the Tax Escrow Funds are exhausted or otherwise released from the Tax Escrow Account pursuant to the terms hereof and the terms of the Escrow Agreement, the right of the Buyer Tax Indemnitees to be indemnified for any Tax Losses shall terminate.
(v)	The Tax Escrow Funds shall be released to Seller or its designee on the first Business Day following January 31, 2020; provided, however, that if any claim for Tax Losses pursuant to this Section 8.3(f) shall have been asserted in writing by the applicable Tax authority and shall have been properly asserted by a Buyer Indemnitee in accordance with this Agreement pursuant to the delivery of a Tax Loss Notice on or prior to January 31, 2020 and shall remain pending on such date (any such claim, a “Pending Tax Loss Claim”), (A) the Tax Escrow Funds released to Seller or its designee shall be the amount of Tax Escrow Funds then held by the Escrow Agent, minus the aggregate amount of such Pending Tax Loss Claim, and (B) any Tax Escrow Funds that remain in the Tax Escrow Account following January 31, 2020 in respect of a Pending Tax Loss Claim shall be released to Seller or its designee promptly upon resolution or (if applicable) satisfaction of such Pending Tax Loss Claim. Except in the event of a Pending Tax Loss Claim, the right of the Buyer Tax Indemnitees to be indemnified for any Tax Loss shall expire on January 31, 2020.

(vi)	In each case in which this Section 8.3(f) provides for the payment or release of Tax Escrow Funds, each of Buyer and Seller shall promptly submit joint written instructions to the Escrow Agent instructing the escrow agent to distribute the Tax Escrow Funds in accordance with this Section 8.3(f) and the Escrow Agreement.
(vii)	All amounts paid with respect to Tax Losses under this Agreement shall be treated by the parties hereto for all Tax purposes as adjustments to the Purchase Price, except as otherwise required by Law.
(g)	All refunds (or credits against Taxes otherwise currently due) of Taxes (including for the avoidance of doubt any refunds or credit of interest, penalties or other payments made with respect thereto) attributable to the currently ongoing New York State sales and use Tax audit or examination of the Company Group shall be for the benefit of Seller. Buyer shall promptly pay over an amount equal to such refund or credit (net of any Taxes in respect of the accrual or receipt of such refund or credit or the making of the payment required under this sentence) to Seller. Buyer (and its Affiliates) shall reasonably diligently pursue and conduct such refund, utilizing to the extent reasonable the legacy team of BDO USA LLP at Seller’s expense, and shall consult in good faith with Seller in connection with the conduct of such audit or examination to the extent reasonably requested by Seller from time to time. Notwithstanding the foregoing, the aggregate amount of such Tax refunds or credits (including interest, penalties and other payments made with respect thereto) shall in no event exceed $300,000.
8.4	Proxy Statement.
(a)	Covenants of Seller with Respect to the Proxy Statement. As promptly as reasonably practicable following the date of this Agreement (but in any event within 15 Business Days of the date hereof), Seller shall prepare and shall cause to be filed with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to the Stockholders’ Meeting to be held to consider the approval of the transactions contemplated hereby. Subject to Seller’s right to effect a Change of Recommendation as set forth in Section 6.4, Seller shall include in the Proxy Statement the Seller Recommendation. Seller acknowledges and agrees that none of the information with respect to Seller or any of its Subsidiaries to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.
(b)	Covenants of Buyer with Respect to the Proxy Statement. Buyer covenants and agrees that none of the information provided by it with respect to Buyer, any of its Subsidiaries or any financing to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(c)	Cooperation with Respect to the Proxy Statement. Seller and Buyer shall cooperate and consult with each other in preparation of the Proxy Statement, and Seller shall provide Buyer with a reasonable opportunity for review and comment on the Proxy Statement (including each amendment or supplement thereto) and shall consider in good faith the views of Buyer in connection therewith. Without limiting the generality of the foregoing, Buyer shall furnish to Seller the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. Each of Seller and Buyer shall promptly (i) notify the other of the receipt of any comments from the SEC with respect to the Proxy Statement and of any request by the SEC for amendments of, or supplements to, the Proxy Statement, and (ii) provide the other with copies of all filings made with the SEC and all correspondence between Seller and the SEC with respect to the Proxy Statement. Each of Seller and Buyer shall use its reasonable best efforts to resolve all comments from the SEC with respect to the Proxy Statement as promptly as practicable.

(d)	Mailing of Proxy Statement; Amendments. As promptly as reasonably practicable after the Proxy Statement has been cleared by the SEC, Seller shall mail the Proxy Statement to the holders of Seller Common Stock as of the record date established for the Stockholders’ Meeting. If at any time prior to the Stockholders’ Meeting any event or circumstance relating to Seller or Buyer or any of either Seller’s or Buyer’s Subsidiaries, or their respective officers or directors, should be discovered by Seller or Buyer, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the other. Each of Seller and Buyer agree to correct any information provided by it for use in the Proxy Statement that shall have become false or misleading. All documents that each of Seller and Buyer is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply as to form in all material respects with, and will be distributed to Seller’s stockholders in compliance with the applicable requirements of the Exchange Act.
8.5	Leased Real Property. With respect to the lease set forth on Schedule 8.5(a), the parties agree that notice of termination of such lease shall be provided to the landlord under such lease within two (2) Business Days following the Closing. The parties acknowledge that, in addition to the Leased Real Property, the Business currently uses real property leased by Seller pursuant to the leases set forth on Schedule 8.5(b), which will not be assigned, transferred or conveyed to Buyer.

ARTICLE IX
CONDITIONS TO OBLIGATIONS

9.1	Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, any one or more of which may be waived (where permissible under applicable Law) in writing by all of such parties:
(a)	There shall not be in force any Law or Governmental Order entered, promulgated, enforced or issued by any Governmental Authority or any other legal restraint or prohibition preventing, and no pending Action of any court or other Governmental Authority of competent jurisdiction seeking to prevent, enjoin or prohibit, the consummation of the transactions contemplated by this Agreement.
(b)	The Requisite Stockholder Approval shall have been obtained in accordance with applicable Law.
9.2	Conditions to Obligations of Buyer. The obligations of Buyer to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions, any one or more of which may be waived (where permissible under applicable Law) in writing by Buyer:
(a)	(i) The representations and warranties of Seller set forth in Section 4.1 (Organization of the Company), Section 4.2 (Subsidiaries), Section 4.3 (Organization of Seller; Due Authorization), Section 4.6 (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries) and Section 4.16 (Brokers’ Fees) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that time (except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date) and (ii) except as provided in (i), each of the representations and warranties of Seller contained in Article IV shall be true and correct (without giving effect to any limitation indicated by the words “Material Adverse Effect”, “in all material respects”, “material”, “materially” or other similar qualifiers) as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that time (except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date), except for any inaccuracy or omission that does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)	The covenants of Seller to be performed at or prior to the Closing shall have been performed in all material respects.
(c)	Seller shall have delivered to Buyer a certificate signed by an officer of Seller, dated the Closing Date, certifying that each of the conditions specified in Sections 9.2(a) and 9.2(b) have been fulfilled.
(d)	Since the date of this Agreement, there shall not have been a Material Adverse Effect of the Company.
(e)	Seller shall have made (or caused to be made) the deliveries set forth in Section 3.2.
(f)	Seller shall have, prior to December 31, 2018, caused BoardEx to file with the U.S. Internal Revenue Service a valid election under Treasury Regulation Section 301.7701-3(c) (on Internal Revenue Service Form 8832) to treat BoardEx as a disregarded entity for U.S. federal income tax purposes with an effective date that is before December 31, 2018.
9.3	Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, any one or more of which may be waived (where permissible under applicable Law) in writing by Seller:
(a)	(i) The representations and warranties of Buyer set forth in Section 5.1 (Corporate Organization), Section 5.2 (Due Authorization) and Section 5.7 (Brokers’ Fees) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that time (except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date) and (ii) except as provided in (i), each of the representations and warranties of Buyer contained in Article V shall be true and correct (without giving effect to any limitation indicated by the words “Material Adverse Effect”, “in all material respects”, “material”, “materially” or other similar qualifiers) as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that time (except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date), except for any inaccuracy or omission that does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.
(b)	The covenants of Buyer to be performed at or prior to the Closing shall have been performed in all material respects.
(c)	Buyer shall have delivered to Seller a certificate signed by an officer of Buyer, dated the Closing Date, certifying that the conditions specified in Sections 9.3(a) and 9.3(b) have been fulfilled.
(d)	Buyer shall have made (or caused to be made) the deliveries set forth in Section 3.3.

ARTICLE X
TERMINATION/EFFECTIVENESS

10.1	Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned prior to the Closing:
(a)	by written consent of Seller and Buyer;
(b)	by written notice to Seller from Buyer if:
(i)	there is any material breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, such that the conditions specified in Sections 9.2(a) or 9.2(b) would not be satisfied at the Closing (a “Terminating Seller Breach”), except that, if such Terminating Seller Breach is curable by Seller through the exercise of its reasonable best efforts, then, for a period of up to thirty days after receipt by Seller of notice from Buyer of such breach, but only as long as Seller continues to use its reasonable best efforts to cure such Terminating Seller Breach (the “Seller Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Seller Breach is not cured within the Seller Cure Period;

(ii)	the Closing has not occurred on or before June 5, 2019 (subject to Section 11.15, the “Termination Date”), provided that Buyer shall not be permitted to terminate this Agreement pursuant to this Section 10.1(b)(ii) if Buyer’s willful breach is the primary reason for the Closing not occurring on or before such date; or
(iii)	the consummation of any of the transactions contemplated hereby is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order of a court of competent jurisdiction, unless Buyer’s breach or any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation or enforcement of such order;
(c)	by written notice to Buyer from Seller if:
(i)	(A) there is any material breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, such that the conditions specified in Sections 9.3(a) or 9.3(b) would not be satisfied at the Closing (a “Terminating Buyer Breach”), except that, if any such Terminating Buyer Breach is curable by Buyer through the exercise of its reasonable best efforts, then, for a period of up to thirty days after receipt by Buyer of notice from Seller of such breach, but only as long as Buyer continues to exercise such reasonable best efforts to cure such Terminating Buyer Breach (the “Buyer Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Buyer Breach is not cured within the Buyer Cure Period or (B) (1) all of the conditions set forth in Sections 9.1 and 9.2 have been satisfied (other than those conditions which by their nature are to be satisfied at the Closing) as of the date the Closing should have occurred pursuant to Section 3.1 and (2) Buyer has failed to consummate the transactions contemplated by this Agreement within three Business Days following the date the Closing should have occurred pursuant to Section 3.1;
(ii)	the Closing has not occurred on or before the Termination Date, provided that Seller shall not be permitted to terminate this Agreement pursuant to this Section 10.1(c)(ii) if Seller’s willful breach is the primary reason for the Closing not occurring on or before such date; or
(iii)	the consummation of any of the transactions contemplated hereby is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order of a court of competent jurisdiction, unless Seller’s breach or any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation or enforcement of such order;
(d)	by written notice to Seller or Buyer from the other party if the Requisite Stockholder Approval shall not have been obtained by reason of the failure to obtain such Requisite Stockholder Approval at a duly held Stockholders’ Meeting or at any adjournment or postponement thereof;
(e)	by written notice to Buyer from Seller, and subject to the provisions of Section 6.4(c), if (i) a majority of the entire Board of Directors of Seller has concluded in good faith, after consultation with Seller’s outside legal and financial advisors, that a Competing Proposal is a Superior Proposal and authorizes Seller to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (ii) concurrently with the termination of this Agreement Seller enters into an Alternative Acquisition Agreement with respect to a Superior Proposal and (iii) Seller prior to or concurrently with such termination pays to Buyer in immediately available funds any fees required to be paid pursuant to Section 10.3; or
(f)	by written notice to Seller from Buyer if Seller shall have made a Change of Recommendation pursuant to Section 6.4(c), or shall have recommended to the holders of Seller Common Stock a Competing Proposal.
10.2	Effect of Termination. Except as otherwise set forth in this Section 10.2 or in Section 10.3, in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, employees, directors or members, other than liability of Seller or Buyer, as the case may be, for any intentional and willful breach of this Agreement occurring prior to such termination or to the extent such liability was the result of fraud; provided, however, that, a failure of Buyer to consummate the transactions contemplated by this Agreement in breach of this Agreement shall be deemed to be intentional and willful whether or not Buyer had sufficient funds available. The provisions of Section 10.2, Section 10.3, Article XI (except for Section 11.12) and the Confidentiality Agreement, shall survive any termination of this Agreement.

10.3	Termination Fee.
(a)	In the event that (i) (A) prior to the termination of this Agreement, any Competing Proposal is publicly proposed or publicly disclosed prior to, and, in each case, not publicly withdrawn at the time of the Stockholders’ Meeting, and (B) this Agreement is terminated by Seller pursuant to Section 10.1(c)(ii) (but only if at such time Buyer would not be prohibited from terminating this Agreement by application of Section 10.1(b)(ii)), by Buyer pursuant to Section 10.1(b)(i) or Section 10.1(b)(ii), by Buyer or Seller pursuant to Section 10.1(d), and (C) within twelve months after such termination, any definitive agreement providing for a Qualifying Transaction shall have been entered into and consummated, (ii) this Agreement is terminated by Seller pursuant to Section 10.1(e), or (iii) this Agreement is terminated by Buyer pursuant to Section 10.1(f), Seller shall pay Buyer a non-refundable termination fee, without offset or reduction of any kind, in an amount of $2,619,000 (the “Termination Fee”), such payment to be made in the case of (x) Section 10.3(a)(i) upon consummation of a Qualifying Transaction, (y) Section 10.3(a)(iii), within two Business Days of such termination, or (z) Section 10.3(a)(ii), within two Business Days of such termination; provided that such termination shall be deemed to have occurred only upon the expiration of the five Business Day notice period provided for in Section 6.4(c), it being understood that in no event shall Seller be required to pay the fee referred to in this Section 10.3(a) on more than one occasion. Any Termination Fee payable pursuant to this Section 10.3(a) shall be paid by wire transfer of immediately available funds to one or more accounts specified by Buyer in writing to Seller.
(b)	Notwithstanding anything to the contrary in this Agreement, in the event that the Termination Fee is paid by Seller pursuant to Section 10.3(a), Seller shall not have any liability of any nature whatsoever to Buyer with respect to any breach of this Agreement or failure of the Closing to occur, other than liability for any intentional and willful breach of this Agreement occurring prior to the termination of this Agreement or to the extent such liability was the result of fraud.
(c)	Seller and Buyer acknowledge and agree that the agreements contained in Section 10.2 and this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Buyer nor Seller would have entered into this Agreement; accordingly if Seller fails to promptly pay the amounts due pursuant to Section 10.3, and in order to obtain such payment, Buyer commences a suit that results in a judgement against Seller for the amounts set forth in Section 10.3, or any portion thereof, Seller shall pay Buyer its costs and expenses (including reasonable attorneys’ fees) in connection with such a suit, together with interest on the amount or such portion thereof as the U.S. prime rate as shown at the end of the trading day on Bloomberg screen BTMM or PRIME INDEX HP, whichever is higher, on the date such payment was required to be made through the date of such payment.

ARTICLE XI
MISCELLANEOUS

11.1	Survival; Limitation of Damages. This Article XI and the agreements of the parties contained in Section 2.4 (Adjustment Amount), Section 2.5 (Withholding), Section 2.6 (Purchase Price Allocation), the last sentence of Section 6.6 (Business Assets), Section 6.8 (Confidentiality), Section 6.10 (Employee Bonuses), Section 7.1 (Indemnification and Insurance), Section 7.2 (Employment Matters), Section 7.4 (Retention of Books and Records), Section 7.5 (Use of Seller Marks and Logos), Section 7.6 (Data Protection), the last sentence of Section 8.1 (Support of Transaction), Section 8.2 (Further Assurances), Section 8.3 (Tax Matters), Section 8.5 (Leased Real Property) and Section 10.2 (Effect of Termination) shall survive the consummation of the transactions contemplated hereby; provided, that the right of a party hereto to make a claim in respect of a breach of the agreements of the parties contained in Section 6.1 (Conduct of Business) and Section 6.5 (Elimination of Intercompany Items) shall survive until sixty (60) days after the Closing. This Article XI (except for Section 11.12) and the agreements of the parties contained in Section 10.2 (Effect of Termination) and Section 10.3 (Termination Fee) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the transactions contemplated hereby or the termination of this Agreement, and neither party shall have any liability to the other party after the Closing for any breach thereof, other than liability that was the result of fraud as would be determined pursuant to New York common law. Notwithstanding the foregoing, any claims asserted prior to the expiration date of the applicable period shall not thereafter be barred by the expiration of the relevant covenant and such claims shall survive until finally resolved. UNDER NO CIRCUMSTANCES SHALL ANY PARTY HERETO HAVE ANY LIABILITY TO ANOTHER PARTY HERETO OR ANY OF ITS RESPECTIVE AFFILIATES UNDER THIS AGREEMENT FOR, AND NO PARTY NOR ANY AFFILIATES OF ANY PARTY SHALL HAVE THE RIGHT TO CLAIM OR RECOVER FROM ANOTHER PARTY FOR, ANY EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES.

11.2	Waiver. Any party to this Agreement may, at any time prior to the Closing, by duly authorized action waive any of the terms or conditions of this Agreement or (without limiting this Section 11.2) agree to an amendment or modification to this Agreement by an agreement in writing duly executed in the same manner (but not necessarily by the same Persons) as this Agreement. No waiver by any of the parties hereto of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and duly executed by the party sought to be charged with such waiver.
11.3	Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed), addressed as follows:
(a)	If to Buyer, to:
Euromoney Institutional Investor PLC
8 Bouverie Street
London EC4Y 8AX
Attention: Tim Bratton, General Counsel & Company Secretary and Steve D’Souza, Corporate Development
with a copy to (which shall not constitute notice):

Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Attention: Kevin Lehpamer
(b)	If to Seller, to:
TheStreet, Inc.
14 Wall Street, 15th Floor
New York, NY 10005
Attn: Eric Lundberg, CFO; Heather Mars, General Counsel

with a copy to (which shall not constitute notice):

Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, CA 94105
Attn: Karen Dempsey; Richard Vernon Smith

or to such other address or addresses as the parties may from time to time designate in writing in a notice delivered in accordance with this Section 11.3.

11.4	Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party; provided, however, that each party may assign any or all of its rights or obligations hereunder to any of its Affiliates, in each case without the prior written consent of the other party; provided, further, however, that notwithstanding any such assignment, Seller or Buyer, as applicable, shall not be relieved of any of its obligations hereunder unless and only to the extent that such obligations are fulfilled by such assignee. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
11.5	Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (i) in the event the Closing occurs, the Indemnified Persons (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.1, (ii) the Buyer Tax Indemnitees are intended third party beneficiaries of, and may enforce Section 8.3(f), (iii) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16, and (iv) the Designated Persons and Prior Company Counsel are intended third-party beneficiaries of, and may enforce, Section 11.17.
11.6	Expenses. Except as provided in Section 7.7 (Special Policy), Section 8.1 (Support of Transaction), Section 8.3(c) (Tax Returns) and Section 8.3(d) (Transfer Taxes), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated; provided, however, that the fees and expenses of the Auditor and the AAA, if any, shall be paid in accordance with Section 2.4, the fees and expenses of the Tax Referee, if any, shall be paid in accordance with Section 2.6 and each party shall pay 50% of the fees and expenses payable to the Escrow Agent in connection with the Escrow Agreement; provided, further, that, in the event that the transactions contemplated hereby are not consummated, Buyer shall pay all fees and expenses in connection with any financing arrangements entered into by Buyer or its Affiliates in connection with the transaction.
11.7	Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
11.8	Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
11.9	Schedules and Annexes. The Schedules and Annexes referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in its Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which the relevance of such disclosure is reasonably apparent. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
11.10	Entire Agreement. This Agreement (together with the Schedules and Annexes to this Agreement), the IP Assignment Agreement, the Transition Services Agreement, the Deed of Adherence, the Non-Competition Agreement and that certain Confidentiality Agreement dated as of June 7, 2018 between Buyer and Seller (the “Confidentiality Agreement”) constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement, the IP Assignment Agreement, the Transition Services Agreement, the Non-Competition Agreement, the Deed of Adherence and the Confidentiality Agreement.

11.11	Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by the parties to this Agreement and which makes reference to this Agreement.
11.12	Publicity. Seller and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any party without the prior consent of the other party, except that each of Seller and Buyer may make announcements as may be required to comply with applicable Law or the requirements of any applicable stock exchange, in which case the party required to make the public release or announcement shall, to the extent practicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Seller and Buyer agree to keep the terms of this Agreement confidential, except to the extent and to the Persons to whom disclosure is required by applicable Law or for purposes of compliance with SEC, financial or Tax reporting obligations, and except to the extent that this Agreement is publicly filed by Seller with the SEC pursuant to its obligations under the Exchange Act; provided, that the parties may disclose such terms to their respective employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to, or are bound by contract or professional or fiduciary obligations to, keep the terms of this Agreement confidential and so long as the parties shall be responsible to the other parties hereto for breach of this Section 11.12 or such confidentiality obligations by the recipients of its disclosure).
11.13	Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
11.14	Jurisdiction; Waiver of Jury Trial.
(a)	Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any federal court of the United States of America sitting in the State of Delaware) and, in each case, appellate courts therefrom, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 11.14.
(b)	Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action arising, directly or indirectly, out of this Agreement or the transactions contemplated hereby, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Action, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have considered the implications of such waiver and been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 11.14(b). Each party to this Agreement hereby agrees and consents that any Action shall be decided by court trial without a jury and that the parties to this Agreement may file a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

11.15	Enforcement. The parties hereto agree that irreparable damage may occur for which monetary damages, even if available, would not be an adequate remedy, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. To the extent any party hereto brings an Action to enforce specifically the performance of the terms and provisions of this Agreement (other than an Action to enforce specifically any provision that by its terms requires performance after the Closing or expressly survives termination of this Agreement), the Termination Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such Action or (ii) such other time period established by the court presiding over such Action.
11.16	Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Seller or Buyer under this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
11.17	Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.
(a)	Conflicts of Interest. Buyer acknowledges that Orrick, Herrington & Sutcliffe LLP (“Prior Company Counsel”) have, on or prior to the Closing Date, represented one or more of Seller and the Company and their respective Subsidiaries and other Affiliates, and their respective officers, employees and directors (each such Person, other than the Company Group, a “Designated Person”) in one or more matters relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related a litigation, claim or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) (each, an “Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) and (y) in which Buyer or any of its Affiliates (including the Company Group), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), the Designated Persons reasonably anticipate that Prior Company Counsel will represent them in connection with such matters. Accordingly, Buyer (including on behalf of the Company Group, post-Closing) hereby (i) waives and shall not assert, and agrees after the Closing to cause its Affiliates (including the Company Group) to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more Prior Company Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representations”), and (ii) agrees that, in the event that a Post-Closing Matter arises, Prior Company Counsel may represent one or more Designated Persons in Post-Closing Matter even though the interests of such Person(s) may be directly adverse to Buyer or any of its Affiliates (including the Company Group), and even though Prior Company Counsel may (i) have represented the Company and/or one or more of its Subsidiaries in a matter substantially related to such dispute or (ii) be currently representing Buyer or any of its Affiliates.

(b)	Attorney-Client Privilege. Buyer (on behalf of itself and its Affiliates, including the Company Group) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between any Prior Company Counsel, on the one hand, and any Designated Person or the Company Group (collectively, the “Pre-Closing Designated Persons”), or any advice given to any Pre-Closing Designated Person by any Prior Company Counsel, occurring during one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and Buyer and/or one or more of its Affiliates, it being the intention of the parties hereto that all rights to such Pre-Closing Privileges, and all rights to waiver or otherwise control such Pre-Closing Privilege, shall be retained by Seller, and shall not pass to or be claimed or used by Buyer or the Company Group.
(c)	Miscellaneous. Buyer hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates, including the Company Group) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Company Counsel. This Section 11.17 shall be irrevocable, and no term of this Section 11.17 may be amended, waived or modified, without the prior written consent of Seller and each Prior Company Counsel affected thereby.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

EUROMONEY INSTITUTIONAL INVESTOR PLC

By:	/s/ Tim Bratton
Name:	Tim Bratton
Title:	Company Secretary

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

THESTREET, INC.

By:	/s/ Eric F. Lundberg
Name:	Eric F. Lundberg
Title:	Chief Financial Officer

Annex B

M O E L I S & C O M P A N Y	399 Park Avenue, 5th Floor New York, NY 10022

December 4, 2018

TheStreet, Inc.
14 Wall Street, 15th Floor
New York, NY 10005
Attention: Board of Directors

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to TheStreet, Inc. (the “Company”) of the Consideration (as defined below) to be received by the Company pursuant to the Membership Interest Purchase Agreement (the “Agreement”) to be entered into by and between the Company and Euromoney Institutional Investor PLC (the “Acquiror”). As more fully described in the Agreement, the Company will sell to the Acquiror (the “Transaction”) all of the issued and outstanding limited liability company membership interests of The Deal, L.L.C. (the “Business”) for an aggregate consideration of $87,300,000 in cash (the “Consideration”), subject to adjustments and escrow as specified in the Agreement (as to which we express no opinion). As contemplated in the Agreement, the Business refers to the Company’s business, other than the Retained Business (as defined in the Agreement), of (i) providing coverage to institutional investors, lawyers and other customers on changes in corporate control, including mergers and acquisitions, private equity, corporate activism and restructuring, and related services, and (ii) providing relationship capital management services and director, officer and deal-maker data and related services.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Business; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Business furnished to us by the Company, including financial forecasts provided to or discussed with us by the management of the Company; (iii) conducted discussions with members of the senior management and representatives of the Company concerning the information described in clauses (i) and (ii) of this paragraph, as well as the business and prospects of the Business generally; (iv) reviewed publicly available financial and stock market data of certain companies in lines of business that we deemed relevant; (v) to the extent publicly available, reviewed the financial terms of certain other transactions that we deemed relevant; (vi) reviewed a draft, dated December 3, 2018, of the Agreement; (vii) participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their respective advisors; and (viii) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have, with your consent, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not assumed any responsibility for, and did not undertake any, independent verification of any of such information. With your consent, we have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Business. We express no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not address any legal, regulatory, tax or accounting matters. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction, except for the fairness of the Consideration to be received in the Transaction from a financial point of view to the Company. In that regard, our opinion does not address the

B-1

value, business, earnings, cash flow, assets, liabilities or prospects of the Company after giving effect to the consummation of the Transaction (“RemainCo”), or any aspect or implication of the Transaction relating to or affecting RemainCo, whether as a consequence of any effects resulting from the Transaction that may adversely affect the value of RemainCo or otherwise, any potential impact on any price that may be achieved in any future sale transaction involving the Company or any allocation of the Consideration among the assets to be sold in the Transaction and any other assets of the Company. We are not expressing any opinion as to fair value or the solvency of the Company following the closing of the Transaction. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, that the Transaction will be consummated in accordance with its terms without any waiver or modification that could be material to our analysis, and that the parties to the Agreement will comply with all the material terms of the Agreement. We have assumed, with your consent, that all governmental, regulatory or other consents or approvals necessary for the completion of the Transaction will be obtained, except to the extent that could not be material to our analysis.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Company, the Business or the Transaction,

We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transaction. We have also received an initial retainer fee upon commencement of our engagement and will also receive a fee upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and the Acquiror. We may in the future provide investment banking and other services to the Company and the Acquiror unrelated to the Transaction and may receive compensation for such services.

This opinion is for the use and benefit of the Board of Directors of the Company (solely in its capacity as such) in its evaluation of the Transaction. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company. In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be received by the Company in the Transaction is fair from a financial point of view to the Company.

Very truly yours,

MOELIS & COMPANY LLC

B-2

Annex C

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
THESTREET, INC.

TheStreet, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

(1)	Upon the effectiveness of this Certificate of Amendment, Article FOURTH of the Restated Certificate of Incorporation is hereby amended by deleting Section (a) of Article FOURTH in its entirety and replacing it with the following:
“(a)	Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is [•] shares of capital stock, consisting of (i) [•] shares of common stock, par value $0.01 per share (the “Common Stock”) and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

Effective upon the filing of this Certificate of Amendment to the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware first setting forth this sentence (the “Effective Time”), a one-for-[•] reverse stock split of the Common Stock shall become effective, pursuant to which each [•] shares of Common Stock issued or outstanding (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and nonassessable share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.01 par value per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction of a share of Common Stock to which such holder would otherwise be entitled multiplied by the fair value per share of the Common Stock immediately prior to the Effective Time as determined by the Board of Directors of the Corporation.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued or outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time); provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.”

(2)	That the foregoing amendment to the Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of Delaware by the Board of Directors of the Corporation and holders of a majority of the outstanding shares of Common Stock of the Corporation entitled to vote thereon.

C-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Restated Certificate of Incorporation to be executed on its behalf by a duly authorized officer this [•] day of [•], 2019.

THESTREET, INC.

By:
Name:
Title:

C-2

PRELIMINARY PROXY CARD – SUBJECT TO COMPLETION
DATED DECEMBER 28, 2018

THESTREET, INC. 14 WALL STREET, 15TH FLOOR NEW YORK, NY 10005
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E54545-S80014	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THESTREET, INC.

The Board of Directors recommends you vote FOR proposals 1, 2, 3 and 4.
			For	Against	Abstain
1.
To approve the sale by TheStreet, Inc. of all of the membership interests of The Deal, L.L.C. on the terms and subject to the conditions set forth in the Membership Interest Purchase Agreement, dated as of December 6, 2018, by and between TheStreet, Inc. and Euromoney Institutional Investor PLC, for $87.3 million in cash, subject to adjustment as specified therein (the “Sale”).
			☐	☐	☐

2.
To approve an amendment to TheStreet, Inc.’s restated certificate of incorporation to effect a reverse stock split of TheStreet, Inc.’s common stock, by a ratio of not less than 1-for-[TBD] and not more than 1-for-[TBD], and a proportionate reduction in the number of authorized shares of common stock, such ratio and the implementation and timing of such reverse stock split to be determined in the discretion of the Board of Directors of TheStreet, Inc.
			☐	☐	☐

3.
To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to certain of TheStreet, Inc.’s named executive officers as a result of the consummation of the transactions contemplated by the Membership Interest Purchase Agreement, including the agreements and understanding pursuant to which such compensation may be paid or become payable.
			☐	☐	☐

4.	To approve an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal to approve the Sale.		☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion upon any other matters that may properly come before the special meeting or any adjournment or postponement thereof.

The shares represented by this proxy when properly executed will be voted in the matter instructed herein by the undersigned stockholder(s). If no instruction is made, this proxy will be voted FOR Proposals 1, 2, 3 and 4.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer

	Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com

E54546-S80014

THESTREET, INC. Special Meeting of Stockholders [TBD], 2019 This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of TheStreet, Inc. (the “Company”) hereby appoint(s) David Callaway, Eric Lundberg and Heather Mars with power to act without the other and with full power of substitution and resubstitution, as Proxies to represent and to vote all shares of Common Stock, $0.01 par value, of the Company standing in the name of the undersigned, at the Special Meeting of Stockholders (the “Special Meeting”) to be held on [TBD], 2019, at [TBD] Eastern Standard Time at the offices of Orrick, Herrington & Sutcliffe LLP, 51 West 52nd Street, New York, New York 10019, upon such business as may properly come before the Special Meeting or any adjournment or postponement thereof, including the matters set forth on the reverse side. You are encouraged to specify your choice by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote these shares unless you sign and return this card. Unless a contrary direction is indicated this Proxy will be voted “FOR” Proposals 1, 2, 3 and 4, and in accordance with the judgment of the proxyholder upon any other business as may properly come before the Special Meeting. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

(Continued and to be signed on reverse side)